      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 1997

                                                      REGISTRATION NO. 333-23419
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 3

                                       to
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                       IRIDIUM WORLD COMMUNICATIONS LTD.
             (Exact name of Registrant as specified in its charter)

              BERMUDA                               4812                             52-2025291
    (State or other jurisdiction        (Primary Standard Industrial              (I.R.S. Employer
 of incorporation or organization)      Classification Code Number)             Identification No.)


           CLARENDON HOUSE, 2 CHURCH STREET, HAMILTON HM 11, BERMUDA

                                 (441) 295-5950
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------


                                  IRIDIUM LLC


             (Exact name of Registrant as specified in its charter)



              DELAWARE                              4800                             52-1984342
    (State or other jurisdiction        (Primary Standard Industrial              (I.R.S. Employer
 of incorporation or organization)      Classification Code Number)             Identification No.)



                 1575 EYE STREET, N.W., WASHINGTON, D.C. 20006


                                 (202) 408-3800


  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             ---------------------

                             F. THOMAS TUTTLE, ESQ.

IRIDIUM WORLD COMMUNICATIONS LTD., 1575 EYE STREET, N.W., WASHINGTON, D.C. 20006


                                 (202) 408-3800

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                with copies to:

                  JOHN P. MEAD, ESQ.                                TIMOTHY E. PETERSON, ESQ.
                 SULLIVAN & CROMWELL                                  FRIED, FRANK, HARRIS,
                   125 BROAD STREET                                     SHRIVER & JACOBSON
               NEW YORK, NEW YORK 10004                                 ONE NEW YORK PLAZA
                    (212) 558-4000                                   NEW YORK, NEW YORK 10004
                                                                          (212) 859-8000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM  PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                             AMOUNT TO BE     OFFERING PRICE  AGGREGATE OFFERING     AMOUNT OF
SECURITIES TO BE REGISTERED                       REGISTERED(1)      PER SHARE(2)        PRICE(2)      REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Shares of Class A Common Stock, par value $.01
 per share......................................     11,500,000         $21.00         $241,500,000     $73,181.82(3)
========================================================================================================================

(1) Includes 1,500,000 shares issuable upon exercise of options granted to the Underwriters to cover over-allotments, if any.
(2) Estimated solely for purposes of determining the registration fee.
(3) Previously paid.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE


     THIS REGISTRATION STATEMENT CONTAINS TWO SEPARATE PROSPECTUSES. THE FIRST PROSPECTUS RELATES TO A PUBLIC OFFERING OF SHARES OF CLASS A COMMON STOCK OF IRIDIUM WORLD COMMUNICATIONS LTD., PAR VALUE $.01 PER SHARE (THE "CLASS A COMMON STOCK"), IN THE UNITED STATES AND CANADA (THE "U.S. OFFERING"). THE SECOND PROSPECTUS RELATES TO A CONCURRENT OFFERING OF CLASS A COMMON STOCK OUTSIDE THE UNITED STATES AND CANADA (THE "INTERNATIONAL OFFERING"). THE PROSPECTUSES FOR THE U.S. OFFERING AND THE INTERNATIONAL OFFERING WILL BE IDENTICAL IN ALL RESPECTS, OTHER THAN THE FRONT COVER PAGE, THE "UNDERWRITING" SECTION AND THE BACK COVER PAGE RELATING TO THE INTERNATIONAL OFFERING. SUCH ALTERNATE PAGES APPEAR IN THIS REGISTRATION STATEMENT IMMEDIATELY FOLLOWING THE COMPLETE PROSPECTUS FOR THE U.S. OFFERING.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION

                    PRELIMINARY PROSPECTUS DATED MAY 9, 1997


PROSPECTUS

                               10,000,000 SHARES

                       IRIDIUM WORLD COMMUNICATIONS LTD.
                              CLASS A COMMON STOCK
                             ---------------------


     Of the 10,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Iridium World Communications Ltd., a Bermuda company (the "Company"), being offered hereby, 8,000,000 shares are being offered in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and 2,000,000 shares are being offered in a concurrent offering outside the United States and Canada by the International Managers (the "International Offering" and, together with the U.S. Offering, the "Offerings"). The public offering price and the underwriting discount per share are identical for both Offerings. Of the 10,000,000 shares being offered in the Offerings, up to 1,000,000 shares are being reserved for sale to eligible employees of the Company and Iridium and persons having business relationships with Iridium. See "Underwriting." Upon consummation of the Offerings and application of the net proceeds therefrom to purchase membership interests in Iridium LLC, a Delaware (U.S.A.) limited liability company ("Iridium"), the Company will be admitted as a member of Iridium. Pursuant to the rules promulgated under the Securities Act of 1933, as amended (the "Securities Act"), Iridium is a co-registrant on the registration statement of which this Prospectus forms a part.



     Prior to the Offerings, there has been no public market for the Class A Common Stock. It is currently anticipated that the initial public offering price will be between $19 and $21 per share. See "Underwriting" for a discussion of factors considered in determining the initial public offering price. The Class A Common Stock has been approved for quotation on the Nasdaq National Market System ("NNMS") under the symbol "IRIDF," subject to official notice of issuance.



     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

                             ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

======================================================================================================
                                             PRICE TO           UNDERWRITING          PROCEEDS TO
                                              PUBLIC             DISCOUNT(1)          COMPANY(2)
------------------------------------------------------------------------------------------------------
Per Share..............................           $                   $                    $
------------------------------------------------------------------------------------------------------
Total(3)...............................           $                   $                    $
======================================================================================================


(1) The Company and Iridium have agreed to indemnify the several Underwriters against certain liabilities under the Securities Act. See "Underwriting."



(2) Expenses of the Offerings are estimated to be $2,000,000 and are payable by Iridium. See "Underwriting."


(3) The Company has granted the U.S. Underwriters and the International Managers options, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 1,200,000 and 300,000 shares of Class A Common Stock, respectively, on the same terms as set forth above, to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $          , $          and $          , respectively. See "Underwriting."
                             ---------------------

     The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them and subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in New
York, New York on or about             , 1997.
                             ---------------------

MERRILL LYNCH & CO.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                                            GOLDMAN, SACHS & CO.
                             ---------------------

               The date of this Prospectus is             , 1997.

                             ---------------------
                             [INSIDE FRONT COVER]

Pictures of the current non-working models of the multi-mode, hand-held phone and alphanumeric belt-worn pager expected to be produced by Motorola, Inc. and Kyocera Corporation for use with the IRIDIUM System. For a description of these devices See "Business--the IRIDIUM System--Subscriber Equipment."

CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF CLASS A COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                             ---------------------

                          FORWARD LOOKING INFORMATION

     Iridium is a development stage enterprise. Accordingly, all statements in this Prospectus that are not clearly historical in nature are forward looking. Examples of such forward looking statements include the statements concerning Iridium's operations, prospects, markets, size of addressable markets for mobile satellite services, technical capabilities, funding needs, financing sources, pricing, launch schedule, commercial operations schedule, the estimate of the last year in which Iridium will have negative cash flow and a net increase in year-end borrowings, and future regulatory approvals, as well as information concerning expected characteristics of competing systems and expected actions of third parties such as equipment suppliers, gateway operators, service providers and roaming partners. These forward looking statements are inherently predictive and speculative and no assurance can be given that any of such statements will prove to be correct. Actual results and developments may be materially different from those expressed or implied by such statements. See "Risk Factors" for a discussion of various factors which, among others, could result in any of such forward looking statements proving to be inaccurate.

                         [INSIDE FRONT COVER FOLDOUT]



Pictured is a map of the world illustrating proposed gateway locations and various locations where components of the IRIDIUM System are located or are being assembled. See "Business--The IRIDIUM System" for a description of the IRIDIUM satellite gateways and subscriber equipment.

                               PROSPECTUS SUMMARY


     The following summary information is qualified in its entirety by reference to the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. See the Glossary included as Annex A hereto for the definitions of certain terms used in this Prospectus. On February 26, 1997, the Company effected a 100 for 1 stock split (the "Stock Split") of the Company's Class A Common Stock. On May 9, 1997, Iridium effected a 75 for 1 subdivision of its Class 1 Membership Interests whereby each existing Class 1 Interest was subdivided into 75 Class 1 Interests (the "Class 1 Interest Subdivision"). Unless otherwise indicated all information contained in this Prospectus reflects the Stock Split and the Class 1 Interest Subdivision and assumes that the over-allotment options granted to the Underwriters are not exercised. In this Prospectus, reference to "dollars" and "$" are United States dollars.


                            THE COMPANY AND IRIDIUM


     Iridium LLC ("Iridium") is developing and commercializing a global mobile wireless communications system that will enable subscribers to send and receive telephone calls virtually anywhere in the world -- all with one phone, one phone number and one customer bill. The IRIDIUM communications system (the "IRIDIUM System") will combine the convenience of terrestrial wireless systems with the global reach of Iridium's satellite system. The IRIDIUM System encompasses four components: the "space segment," which will include the low earth orbit satellite constellation and the related control facilities; the ground stations or "gateways," which will link the satellites to terrestrial communications systems; the IRIDIUM subscriber equipment, which will provide mobile access to the satellite system and terrestrial wireless systems; and the terrestrial wireless interprotocol roaming infrastructure, which will facilitate roaming among the IRIDIUM satellite system and multiple terrestrial wireless systems that use different wireless protocols. Launch of the first five IRIDIUM satellites occurred on May 5, 1997, and Iridium expects to commence commercial operations in September 1998. The satellite constellation is being designed, assembled and delivered in orbit by Motorola, Inc. ("Motorola"), a leading international provider of wireless communications systems, phones and pagers, semiconductors and other electronic equipment. Motorola is also the principal investor in Iridium, having provided direct investments and guarantees totaling over $1.26 billion, and a conditional commitment to guarantee up to an additional $350 million of borrowings. Iridium's other strategic investors include leading wireless communications service providers from around the world, as well as experienced satellite manufacturers and experienced launch providers.



     Iridium World Communications Ltd., a Bermuda company (the "Company"), is the issuer of the Class A Common Stock offered hereby. Upon consummation of the Offerings and application of the net proceeds therefrom to purchase Class 1 Membership Interests in Iridium ("Class 1 Interests"), the Company will be admitted as a member of Iridium and is expected to own approximately 7.2% of the outstanding Class 1 Interests (approximately 8.2%, if the Underwriters' over-allotment options are exercised in full). See "Dilution." The shares of Class A Common Stock are equity securities of the Company and do not represent interests in Iridium.


IRIDIUM SERVICES AND MARKET

     Global mobile satellite service ("MSS") systems such as the IRIDIUM System are designed to address two broad trends in the communications market: (i) the worldwide growth in the demand for portable wireless communications -- according to industry sources, the worldwide wireless communications market had approximately 135 million subscribers at year-end 1996 and is estimated to grow to over 400 million subscribers by year-end 2000; and (ii) the growing demand for communications services to and from areas where landline or terrestrial wireless service is not available or accessible. The IRIDIUM System architecture and IRIDIUM voice, data, facsimile and paging services ("IRIDIUM Services") are primarily designed to serve customers who place the greatest value on global mobile communications services.

     Iridium believes there is a significant market comprised of individuals and businesses who need global communications capability and are willing to pay for the convenience of a hand-held wireless phone or belt-worn pager. The availability of terrestrial wireless communications service is often constrained by the limited geographic coverage of terrestrial systems, the incompatibility of differing wireless protocols or the absence of roaming agreements among wireless operators. The combination of IRIDIUM Cellular Roaming Service ("ICRS"), IRIDIUM Satellite Services and IRIDIUM paging will extend wireless access globally and allow customers of Iridium to be reached by phone or pager, and to place phone calls from or to, virtually anywhere in the world with one phone and one phone number. ICRS is expected to enable customers to roam on an international basis among terrestrial wireless networks, including those using different protocols, that have roaming agreements with Iridium. IRIDIUM Satellite Services will extend voice services to the regions of the world not served by terrestrial systems. Iridium intends to offer global paging both in combination with IRIDIUM voice services and as a stand-alone service. Iridium believes that the signaling capabilities of the IRIDIUM System will enable Iridium to track the location of a voice customer effectively and with minimal customer cooperation, thereby allowing Iridium to direct pages and calls as customers travel globally. Iridium also expects to offer, commencing in 1999, a broad range of in-flight passenger communications services with participating airlines, including global incoming and outgoing voice, data and facsimile services. In addition, Iridium expects to market IRIDIUM Services to governmental, industrial and rural users of wireless communications systems. Iridium believes it will be the only wireless communications system in operation prior to 2000 that will be able to offer this array of global communications services. See "Risk Factors -- Consequences of Satellite Service Limitations on Customer Acceptance" and "-- Consequences of IRIDIUM Phone and Pager Characteristics on Customer Acceptance."


     To estimate potential demand for its services, Iridium has engaged in extensive market analysis, including primary market research which involved screening over 200,000 persons and interviewing more than 23,300 individuals from 42 countries and 3,000 corporations with remote operations. Based on this market analysis, Iridium has identified five target markets for IRIDIUM
Services: traveling professionals; corporate/industrial; government; rural; and aeronautical. Iridium expects the traveling professional and corporate/industrial markets will provide most of the demand for IRIDIUM Services. Iridium believes that individuals in these markets are more likely to need and have the ability to afford hand-held, global mobile communications capability than, for example, individuals who live in remote areas outside existing distribution channels for wireless communications services.



     Iridium estimates that the addressable traveling professional market, which it defines as all employed adults living in urban areas who own a wireless phone and travel at least four times per year beyond the coverage of their current wireless phone, will include approximately 42 million individuals by 2002. The global corporate/industrial addressable market, which consists of companies with more than 1,000 employees in industries with operations that are likely to need mobile satellite services, is estimated by Iridium to include over 8,800 companies by 2002. Iridium believes that its unique service package is well tailored to meet the demands of, and will give Iridium an advantage over competing MSS systems in, these target markets. For a more detailed description of Iridium's target markets see "Business -- The IRIDIUM Market," and for a discussion of the forward looking nature of Iridium's estimates, and various of the factors which could cause actual addressable markets to differ materially from these estimates, see "Risk Factors -- Risk of Error in Forward Looking Statements."


THE IRIDIUM SYSTEM

     The satellite constellation of the IRIDIUM System, which will consist of 66 operational satellites arranged in six polar orbital planes, is being assembled and delivered in orbit by Motorola pursuant to a fixed price contract, subject to certain adjustments. Motorola also will operate and maintain the satellite constellation for five years (extendible to seven years at Iridium's option) under a fixed price contract, subject to certain adjustments. Iridium believes the IRIDIUM System will have greater signal strength than other proposed MSS systems, thereby allowing it to better serve hand-held phones and providing a higher degree of in-building penetration for paging services. The IRIDIUM System utilizes adaptations of proven technologies, including GSM cellular call processing technology, intersatellite links, FDMA/TDMA radio transmission technology, a 2,400 bps vocoder and business support software. The IRIDIUM satellites will feature cross-link antennas allowing telephone calls and signaling information to be passed globally from satellite to satellite. These intersatellite links, which enable the satellites to function as switches in the sky, will allow the

IRIDIUM System to (i) select the optimal space-to-ground path of each call, thereby enhancing system reliability and capacity while reducing the costs associated with the use of terrestrial phone systems, (ii) communicate with subscribers in all regions of the world (including mid-ocean and remote areas) regardless of their proximity to a gateway, (iii) provide full global coverage with a relatively small number of gateways, thereby lowering total ground segment build-out and operating costs and (iv) provide enhanced ability to track the location of a voice customer, allowing Iridium to direct calls and pages as customers travel globally. In addition, the communications, station keeping and control systems of the IRIDIUM satellites can be upgraded, maintained and reconfigured in orbit through the remote loading of software. Iridium believes that its primary technological challenge in implementing the IRIDIUM System is the integration of these proven technologies into a single system.


     Iridium expects to provide virtually global service initially through 11 gateways, although it will be able to provide full global service with fewer gateways. Each of these 11 gateways will be owned, operated and financed by one or more investors in Iridium or their affiliates.

     IRIDIUM subscriber equipment will support voice, data and paging services. Iridium expects that portable, hand-held IRIDIUM phones will be manufactured by at least two experienced suppliers, Motorola and Kyocera Corporation ("Kyocera"), both of which have hand-held IRIDIUM phones under development. The phones are expected to be available in satellite-only and "multi-mode" models. The multi-mode phone being developed by Motorola uses changeable terrestrial radio cassettes ("TRCs") which can be inserted into the phone. TRCs will be developed for most major terrestrial wireless protocols so that with a single multi-mode phone and the appropriate TRCs, a subscriber will be able to access the IRIDIUM System and most terrestrial wireless systems. Kyocera's multi-mode phone is expected to be configured as a satellite phone casing into which terrestrial wireless phones using different protocols can be inserted. The IRIDIUM belt-worn pager, to be manufactured by Motorola, will have the capability to receive alphanumeric messages virtually anywhere in the world.


     ICRS will support roaming among the two principal types of terrestrial wireless protocols -- IS-41 (AMPS, NAMPS and CDMA) and GSM (GSM900, DCS1900 and DCS1800). Roaming between these protocols requires cross protocol translation which will be accomplished for ICRS through the IRIDIUM Interoperability Unit ("IIU"), being developed under the direction of Motorola. The IIU will permit system management information, including customer authentication and location, to be relayed between systems that use different technologies.


PRICING STRATEGY, DISTRIBUTION AND MARKETING

     Iridium intends to implement a pricing strategy for its voice services similar to the prevailing pricing structure for terrestrial wireless calls. Prices for terrestrial wireless calls generally reflect two components -- a charge based on the landline "dial-up" rate for a comparable call (primarily the long distance charges) and a mobility premium for the convenience of wireless service (including any roaming charges). Pricing for both IRIDIUM Satellite Services and ICRS is expected to be based on this structure.

     For international IRIDIUM Satellite Services calls, which Iridium expects will constitute the majority of calls over the IRIDIUM satellite system, the "dial-up" rate component will be designed to approximate the rates for comparable landline point-to-point international long distance calls. Iridium has analyzed and will continue to analyze published international direct dial rates around the world as well as published international calling card rates of many of the largest international telecommunications carriers in establishing the "dial-up" rate component. Iridium intends to set the global mobility premium with reference to the premium charged by other wireless services, including cross-protocol international terrestrial wireless roaming services and competing MSS systems.

     Iridium will set the wholesale prices for its services to allow for a suggested retail price that will approximate the "dial-up" plus mobility premium price. Iridium's wholesale price will be designed to compensate Iridium, as the network provider, and the originating and terminating gateways, as well as to cover the PSTN tail charges. The home gateway will mark up the wholesale price and the service provider will establish the final retail price. Iridium expects that for international wireless calls, Iridium's suggested retail prices will be competitive with other global MSS systems. In addition, from a regulatory approval perspective in markets where the monopoly telecommunications provider and the licensing authority are the same entity, a pricing strategy that takes into account the "dial-up" alternatives allows Iridium to respond to concerns that Iridium will capture the local monopoly provider's long-distance revenues by undercutting terrestrial "dial-up" rates.

     For ICRS pricing, the "dial up" rate component is primarily the long distance charge, if any, which will be passed through to the customer. The mobility premium will be set to compensate the parties involved, primarily the serving network for its airtime charges, the visited gateway for customer authentication and Iridium for protocol translation services. The retail price will include the markup of the home gateway and service provider. Iridium believes that its ICRS suggested retail prices will be comparable to prices charged by other cross-protocol roaming services.

     In addition to airtime charges, IRIDIUM subscribers will pay a monthly subscription fee in the same manner that terrestrial wireless customers pay monthly charges. Iridium will permit service providers that are wireless network operators to offer IRIDIUM Services as additional features to their existing wireless services, permitting their customers to remain customers of the wireless network and to roam onto the IRIDIUM System. These customers will pay a feature charge to Iridium for the roaming privilege that will be significantly below the IRIDIUM monthly subscription fee, but they will pay an additional roaming premium for calls made over the IRIDIUM System.

     Initially, Iridium paging subscribers will pay a fixed monthly subscription fee for unlimited paging. Iridium expects to implement per page pricing after commencement of commercial operations, with the cost per page based, in part, on the size of the geographic area covered by the page. The monthly paging subscription fees will be reduced for persons who are also subscribers to IRIDIUM voice services.

     Iridium's distribution strategy reflects its role as a wholesaler of IRIDIUM Services and is primarily designed to leverage off established retail distribution channels by using existing distributors of wireless services as IRIDIUM Service providers and marketing IRIDIUM Services to their customers. Iridium will implement the distribution of IRIDIUM Services through its gateway operators, all of which have agreed to become or to engage IRIDIUM service providers within their exclusive gateway territories. IRIDIUM service providers will generally have primary responsibility for marketing IRIDIUM Services within their territories in accordance with marketing policies and programs established by Iridium. They will also be responsible for customer service, billing and collection. Iridium anticipates its gateway operators will generally seek to utilize more than one method of distribution in their markets. Iridium expects that its service providers also will include affinity partners (e.g., airlines, hotels and car rental companies).

     Iridium's marketing strategy is to position IRIDIUM as the premier brand in global wireless communications services. Iridium believes that its principal target markets -- traveling professional and corporate/industrial -- can be accessed through established marketing channels, which will permit more effective marketing compared to MSS systems targeting individuals in remote areas where marketing opportunities and distribution channels are limited. Iridium is coordinating with its gateway partners to determine the optimum allocation of marketing expenditures based on the market analysis that Iridium has conducted. Iridium plans to engage in direct marketing to certain markets, such as the utility, oil and gas, mining and maritime industries. Iridium believes that a coordinated and comprehensive global marketing strategy, supported by its market research, will promote a consistent message and permit Iridium to establish a global brand identity.

IRIDIUM'S INVESTOR GROUP


     The IRIDIUM investor team includes enterprises from around the world with skills and experience in developing, manufacturing, licensing and distributing satellite and telecommunications products and services. Iridium's strategic investors have collectively invested, or committed to invest, approximately $3.34 billion in Iridium, including equity, debt, guarantees, conditional commitments to provide guarantees and a reserve capital call. These investments represent more than 77% of Iridium's projected total funding needs through the end of September 1998, the month Iridium expects to commence commercial operations, and approximately 67% of Iridium's projected total funding needs through December 31, 1999, the last year in which Iridium projects negative cash flow and a net increase in year-end borrowings. By partnering with strategic investors, Iridium benefits from the development, manufacturing and launch expertise of leading worldwide satellite development and launch organizations and from the wireless telecommunications distribution and regulatory expertise of leading telecommunications companies. The Iridium investor team includes leading telecommunications companies in North America (Motorola, Sprint and BCE Mobile Communications Inc.), Europe (STET and o.tel.o communications GmbH) and Asia (DDI in Japan, UCOM in Thailand and Korea Mobile Telecommunications). Iridium expects that these investors will use their wireless communications sales and services organizations to market IRIDIUM Services and equipment in their territories, which include their existing base of approximately 14 million wireless subscribers. In addition, because of the prominence of many of these investors, Iridium believes that their efforts to obtain necessary regulatory approvals have been, and will continue to be, of great importance. The investor team also includes organizations with significant satellite communications development, manufacturing and launch expertise including Raytheon, Lockheed Martin, Nuova Telespazio, Khrunichev and China Aerospace. Iridium expects subscriber equipment for use with the IRIDIUM System will be manufactured and sold by Motorola and Kyocera, two of the world's leading manufacturers of wireless phones.



     On May 9, 1997, Iridium entered into a definitive agreement with P.T. Bakrie Communications Corporation ("Bakrie") pursuant to which Bakrie has agreed to acquire from Iridium 7,500,000 Class 1 Interests at $13.33 per interest. The transaction is scheduled to close on May 30, 1997. Bakrie has the right to defer payment of 60% of the total purchase price payable on that date. If it elects to do so, 10% must be paid by November 15, 1997 and the remaining 50% by May 15, 1998. The aggregate purchase price of such Class 1 Interests will increase to approximately $110 million in the event Bakrie elects in full its right to defer a portion of the purchase price. All information in this Prospectus with respect to Class 1 Interests assumes such interests will be issued on May 30, 1997. In connection with its investment in Iridium, Bakrie will be allocated the South Pacific gateway service territory.


PROGRESS TO DATE


     Iridium, Motorola and the various gateway owners have made substantial progress in the development and implementation of the IRIDIUM System and related activities and expect to commence global commercial service on schedule in September 1998. Satellite hardware development is substantially complete. By early May 1997, eight satellites had been produced, seven additional satellites had been assembled and were in testing and additional satellites were being produced at a rate of approximately five per month. The first five IRIDIUM satellites were launched on May 5, 1997. The initial satellite launch had been scheduled to occur in January 1997, but was postponed until May 1997 following the failure of a Delta II launch vehicle, the same type of launch vehicle McDonnell Douglas is using for Iridium satellite launches. Motorola has informed Iridium that it has reworked the original launch schedule and currently believes that the new planned launch schedule should permit Iridium to meet its planned September 1998 commencement of commercial operations for the IRIDIUM System and that there will be no price adjustment under the Space System Contract, the Operations and Maintenance Contract or the Terrestrial Network Development Contract as a result of the initial launch delay. See "Risk Factors -- Potential for Delay and Cost Overruns -- Deployment of Satellites" and "-- Satellite Launch Risks -- Number of Launches; Compressed Launch Schedule."



     Motorola has completed construction of most of the terrestrial facilities necessary to command the in-space movements of the IRIDIUM System's satellites, including the Master Control Facility and the associated tracking, telemetry and command ("TT&C") facilities. The construction of the Iridium North America (Tempe, Arizona) and Nippon Iridium Corporation (Nagano, Japan) gateway facilities is substantially complete and the telecommunications equipment is being installed at both locations. Equipment procurement has commenced for seven other gateways pursuant to gateway equipment purchase agreements with Motorola. Motorola has produced a functional, unminiaturized prototype of the IRIDIUM phone, and Motorola has produced a functional prototype of the IRIDIUM belt-worn pager. Iridium has also made substantial progress in the development of its IRIDIUM business support systems, which will be used for the provision of its billing and customer support functions. See "Risk Factors" for a description of the risks that could impair the ability of Iridium to commence commercial operations on schedule in September 1998.

     Iridium has made significant progress to date in securing the worldwide regulatory approvals necessary to build and operate the IRIDIUM System. At the 1992 World Administrative Radiocommunications Conference ("WARC-92"), the International Telecommunications Union (the "ITU") allocated 16.5 MHz of spectrum in the 1610-1626.5 MHz band to MSS systems. The U.S. Federal Communications Commission (the "FCC") conditionally assigned the IRIDIUM System exclusive use of 5.15 MHz of the 16.5 MHz for use in the United States. The space segment of the IRIDIUM System has been licensed in the United States. Iridium believes that coordination through the ITU has been completed successfully between the IRIDIUM System and all existing or planned systems that have been identified under the ITU's coordination process. No other action is required from any other country to license the space segment. Three final and four experimental licenses to build and operate gateways have been received, including a final license with respect to the Iridium North America gateway in Tempe, Arizona. Each country in which Iridium intends to operate must authorize use of IRIDIUM subscriber equipment, including allocation of subscriber link frequencies. The FCC has issued a license covering IRIDIUM Satellite Services in the United States and six additional countries have granted conditional licenses for IRIDIUM Satellite Services in their respective countries. Iridium's gateway owners are dedicating substantial effort to obtaining licensing for IRIDIUM Satellite Services in the countries in their service territories with particular focus on obtaining licenses by the commencement of commercial operations in those countries which are expected to account for most of the demand for and usage of IRIDIUM Services. See "Risk Factors -- Risks Associated with Licensing and Spectrum Allocation -- Significant Regulatory Approvals Required for Operation of the IRIDIUM System," "-- Significant Remaining Regulatory Approvals" and "Regulation of Iridium" for a discussion of the conditions to these licenses and the additional regulatory approvals outside the United States that remain to be obtained.


THE COMPANY


     The Company is organized to act as a member of Iridium and to have no other business. The Company will use the net proceeds from the Offerings to acquire Class 1 Interests. Upon consummation of the Offerings and application of the proceeds therefrom to purchase Class 1 Interests, the Company is expected to own approximately 7.2% of the outstanding Class 1 Interests (approximately 8.2% if the Underwriters' over-allotment options are exercised in full). See "Dilution" and "Governance of the Company and Relationship with Iridium."


                               BUSINESS STRATEGY

     Iridium's strategy is to launch and operate the premier global mobile wireless network. The key components of this strategy are set forth below:


     Provide a unique service package to traveling professionals enabling them to be reached and make calls virtually anywhere in the world. IRIDIUM Satellite Services will complement terrestrial wireless services and provide the traveling professional with communications capability in areas where terrestrial wireless service is unavailable, inconvenient, of poor quality or unreliable. Iridium intends to offer ICRS and global paging as complements to IRIDIUM Satellite Services and as stand-alone services. Iridium believes that it will be the only wireless communications system in operation prior to 2000 that will be able to offer virtually global mobile voice and paging services, including:



     - Global coverage. An IRIDIUM subscriber will generally have worldwide wireless coverage wherever IRIDIUM Services are authorized, including mid-ocean and remote areas. The availability of the IRIDIUM Satellite Service will not be limited by the customer's proximity to a gateway. Iridium believes this feature will make its Satellite Services particularly well suited for aeronautical and shipping communications and for service in land areas where LEO MSS systems using "bent pipe" technology are not expected to have the more extensive gateway infrastructure needed by such systems to provide global coverage.


     - Convenient roaming onto terrestrial wireless networks. Iridium will offer subscribers a combination of IRIDIUM Satellite Services and ICRS. With the addition of ICRS, customers will be able to overcome (i) the incompatibility of differing wireless protocols and (ii) the service limitations of satellite-only voice services in buildings and urban canyons. Iridium expects to be able to deliver all of its voice services with one phone, one phone number and one customer bill.

     - Global paging with belt-worn pagers. The IRIDIUM belt-worn pager will have the capability of receiving alphanumeric messages of up to 63 characters and numeric messages of up to 20 digits virtually anywhere in the world. With Iridium's global paging, users of IRIDIUM Satellite Services or ICRS will generally be able to update their location on the IRIDIUM System by briefly turning on their phone, thereby allowing the IRIDIUM System to send a targeted page. Iridium believes that it will be the first company, and the only company prior to 2000, which will offer global paging to a belt-worn pager.

     - Greater signal strength. The IRIDIUM System is designed to provide greater signal strength than proposed competing MSS systems. Iridium believes this greater signal strength will allow it to better serve hand-held phones, and provide a higher degree of in-building signal penetration for pagers, than competing MSS systems.

     Be the first to market with a global wireless communications system. Iridium plans to capitalize on the substantial design, development, fabrication and testing efforts and financial investment to date of its strategic investors to bring IRIDIUM Services to market at the earliest practicable date, which is currently expected to be September 1998. Iridium believes that it will be the only wireless communications system in operation prior to 2000 that will be able to offer global mobile voice and paging services in each country in which IRIDIUM services are authorized.

     Adapt proven technologies through an industrial team led by Motorola. The IRIDIUM System adapts proven technology, including GSM cellular call processing technology, intersatellite links, FDMA/TDMA radio transmission technology, a 2,400 bps vocoder and business support software. Iridium believes that the primary technological challenge is the integration of these proven technologies into a single system. Motorola, the principal investor in Iridium, is a leading international provider of wireless communications systems, cellular phones, pagers, semiconductors and other electronic equipment. The industrial team assembled by Motorola to build and deliver in orbit the IRIDIUM System consists of major companies experienced in aerospace and telecommunications, including Nuova Telespazio, Lockheed Martin, Raytheon, McDonnell Douglas, Khrunichev and China Aerospace.

     Capitalize on the strengths of its strategic investors. A number of Iridium's strategic investors provide telecommunications services in various parts of the world and have significant operating, regulatory and marketing experience in their service territories. Iridium expects that its investors with existing wireless communications sales and service organizations will use these organizations to market and distribute IRIDIUM Services and equipment to potential subscribers. Because of the prominence of many of these investors, Iridium believes that their efforts to obtain the necessary regulatory approvals have been, and will continue to be, of great importance.

     Utilize existing wireless distribution channels. Iridium's strategy is to target primarily traveling professionals, who are generally wireless phone users. Iridium's strategy is to provide customers with an enhancement to their existing terrestrial wireless service through existing marketing and distribution channels rather than to focus on individuals who have no or limited landline or wireless communications experience and live in areas where no marketing and distribution channels currently exist.

                      SOURCES AND USES OF FUNDS BY IRIDIUM

     The following table describes the estimated sources and uses of funds by Iridium from its inception through the end of September 1998 (the month Iridium expects to commence commercial operations). Significant additional funds will be needed to cover Iridium's cash needs prior to its generation of positive cash flow from operations. The projection of total sources and total uses of funds is forward-looking and could vary, perhaps substantially, from actual results, due to events outside Iridium's control, including unexpected costs and unforeseen delays. See "Risk Factors -- Risk of Error in Forward Looking Statements."

                           PRE-OPERATIONAL PERIOD(1)
                                 (IN MILLIONS)


          SOURCES OF FUNDS
------------------------------------
Class 1 Interests(2)................  $1,728
Series A Class 2 Interests(3).......      31
14 1/2% Senior Subordinated Notes
  due 2006(4).......................     238
Guaranteed Bank Facility(5).........     750
                                      ------
     Total..........................   2,747
Estimated Net Proceeds to Iridium
  from the Offerings(6).............     186
                                      ------
     Total after Offerings..........   2,933
Reserve Capital Call(7).............     243
Conditional Motorola Guarantee
  Commitment(8).....................     350
Additional funding
  requirements(9)...................     835
                                      ------
     Total Pre-operational
       Sources......................  $4,361
                                      ======



           USES OF FUNDS
------------------------------------

Space System Contract(10)...........  $3,450
Terrestrial Network Development
  Contract(11)......................     179
Business support systems and other
  expenditures(12)..................     184
Net interest and financing
  costs(13).........................     220
Net expenses and working
  capital(13)(14)...................     328
                                      ------
     Total Pre-operational net
       uses.........................  $4,361
                                      ======


---------------

 (1) Assumes that the IRIDIUM System will commence commercial operations in September 1998. Iridium anticipates total cash needs of $5.0 billion (net of assumed revenues following commencement of commercial operations) through year-end 1999, the last year in which Iridium projects negative cash flow and a net increase in year-end borrowings. Many factors, including Iridium's ability to generate significant revenues, could affect this estimate. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


 (2) Includes an anticipated investment of $100 million by P.T. Bakrie Communications Corporation ("Bakrie"). Iridium and Bakrie have entered into a definitive purchase agreement pursuant to which Bakrie has agreed to purchase 7,500,000 Class 1 Interests at $13.33 per Class 1 Interest. The transaction is scheduled to close on May 30, 1997. Bakrie has the right to defer payment of 60% of the total purchase price payable on that date. If it elects to do so, 10% must be paid by November 15, 1997 and the remaining 50% by May 15, 1998. The aggregate purchase price of such Class 1 Interests will increase to approximately $110 million in the event Bakrie elects in full its right to defer a portion of the purchase price. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



 (3) The Series A Class 2 Interests pay a 14 1/2% dividend which, at the option of Iridium, may be paid in-kind until 2001 and paid in cash thereafter. If all dividends permitted to be paid in-kind are paid in-kind, at the time when the Series A Class 2 Interests convert to a cash dividend, there will be 62,668 Series A Class 2 Interests outstanding convertible into 1,159,985 Class 1 Interests, subject to anti-dilution adjustments.

 (4) These Notes were issued with warrants to purchase 4,997,292 Class 1 Interests at a price of $.00013 per Interest.



 (5) As of March 31, 1997, Iridium had drawn $665 million under a $750 million borrowing facility with a syndicate of banks (the "Guaranteed Bank Facility"). Borrowings under the Guaranteed Bank Facility are guaranteed by Motorola. The Guaranteed Bank Facility matures in August 1998. Iridium expects that it will be able to extend this facility through December 31, 2000. Motorola has conditionally committed to extend its guarantee to that date if the Guaranteed Bank Facility is so extended. In connection with its guarantee of the Guaranteed Bank Facility Motorola received a security interest in substantially all of Iridium's assets. Motorola's compensation for the $750 million guarantee is in the form of warrants to acquire additional Class 1 Interests at $.00013 per Class 1 Interest. The maximum number of warrants to be issued as compensation for the $750 million guarantee prior to the commencement of commercial operations would be warrants to purchase 11,250,000 Class 1 Interests (subject to anti-dilution adjustments). If the Guaranteed Bank Facility is extended beyond the commencement of commercial operations, the yearly warrant compensation proposed by Motorola would be warrants to purchase 900,000 Class 1 Interests at $.00013 per Interest for each $100 million of guarantee commitments, beginning at the commencement of commercial operations (subject to anti-dilution adjustments). The Class 1 Interests acquired upon exercise of such warrants must be held for five years from the date of issuance of such Interests. See "Dilution."



 (6) Reflects the application of the estimated net proceeds of the Offerings to the purchase from Iridium of 10,000,000 Class 1 Interests at a price per Class 1 Interest equal to the net price per share of Class A Common Stock payable to the Company in the Offerings. Expenses of the Offerings, estimated to be $2,000,000, will be borne entirely by Iridium.



 (7) Seventeen of Iridium's investors have made varying reserve capital call commitments to purchase an aggregate of 18,206,550 Class 1 Interests at $13.33 per Class 1 Interest for an aggregate purchase price of approximately $243 million (the "Reserve Capital Call"). Iridium is required to exercise the Reserve Capital Call under certain conditions, including in the event of a prospective funding shortfall. See "Description of Iridium LLC Limited Liability Company Agreement -- Capital Contributions; Reserve Capital Call."



 (8) Motorola has made a conditional commitment to guarantee up to an additional $350 million of borrowings under the Guaranteed Bank Facility, for which Motorola would be compensated with additional warrants to purchase Class 1 Interests at $.00013 per Class 1 Interest. The maximum number of warrants to be issued as compensation for the additional $350 million guarantee, if implemented, would be warrants to purchase 3,750,000 Class 1 Interests (subject to anti-dilution adjustments) prior to commencement of commercial operations. See "Dilution." Iridium is seeking to amend the Guaranteed Bank Facility to permit such additional borrowing. If such additional borrowing under the Guaranteed Bank Facility is extended beyond its August 1998 maturity date, Motorola has proposed additional warrant compensation beginning at commencement of commercial operations as described in note (4) above.



 (9) Iridium currently expects to satisfy its additional funding requirements through the incurrence of debt. It is likely that some portion of the additional debt will need to be guaranteed or to be otherwise supported by investors, vendors or others and that Iridium will be required to compensate the guarantors or entities providing such credit support including, possibly, through the issuance of warrants or other equity which would be dilutive to the Company and its stockholders. There are currently no agreements with Motorola or Iridium's other investors or vendors to provide such credit support. It is possible that some portion of Iridium's additional funding requirements may be met through the issuance of additional equity. Although Iridium believes that it will be able to meet its additional funding requirements, there can be no assurance that such financing will be available on favorable terms, on a timely basis, or at all. Among other things, the availability of any financing is subject to market conditions at the time of any proposed financing. See "Risk
     Factors -- Significant Additional Funding

     Needs" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(10) As of March 31, 1997, Iridium had incurred $2,284 million of this amount. See "Risk Factors -- Potential for Delay and Cost Overruns," "-- Risks Associated with Principal Supply Contracts" and "-- Satellite Launch Risks -- Impact of Excusable Delays."



(11) As of March 31, 1997, Iridium had incurred $64 million of this amount. See "Risk Factors -- Risks Associated with Principal Supply Contracts."



(12) As of March 31, 1997, Iridium had incurred $28 million of this amount. See "Risk Factors -- Risks Associated with Principal Supply Contracts."



(13) Based on assumed interest rates and borrowing levels. Actual interest and financing costs will depend upon applicable interest rates and the amount and timing of actual borrowings.



(14) Comprised of operating expenses of $587 million and net of interest income of $13 million and working capital of $246 million.

                                 THE OFFERINGS

Class A Common Stock offered by the
Company:

  U.S. Offering.....................      8,000,000 shares

  International Offering............      2,000,000 shares

     Total..........................     10,000,000 shares

Class A Common Stock of the Company
to be outstanding immediately after
  the Offerings.....................     10,000,000 shares(1)


Iridium Class 1 Interests to be
outstanding immediately after the
  Offerings.........................     139,219,150 Interests(1)(2)



Iridium Class 1 Interests to be
owned by the Company immediately
  following the Offerings...........     10,000,000 Interests(1)


Use of Proceeds.....................     The estimated net proceeds of the
                                         Offerings, including the net proceeds
                                         from any exercise of the Underwriters'
                                         over-allotment options, will be used by
                                         the Company to purchase Class 1
                                         Interests in Iridium pursuant to the
                                         terms of the 1997 Subscription
                                         Agreement described under "Governance
                                         of the Company and Relationship with
                                         Iridium -- 1997 Subscription
                                         Agreement." Iridium will use the
                                         proceeds from such sale of the Class 1
                                         Interests primarily to make milestone
                                         payments under the Space System
                                         Contract and the Terrestrial Network
                                         Development Contract and to a lesser
                                         extent for other general corporate
                                         purposes related to the
                                         commercialization of the IRIDIUM
                                         System. See "Use of Proceeds."

Voting Rights.......................     All voting rights with respect to the
                                         affairs of the Company, except as
                                         otherwise required by law, are vested
                                         in the holders of the Class A Common
                                         Stock. See "Governance of the Company
                                         and Relationship with Iridium" and
                                         "Description of Capital Stock."

NASDAQ National Market Symbol.......     IRIDF
---------------


(1) Assumes the Underwriters' over-allotment options are not exercised. If the over-allotment options are exercised in full, there will be 11,500,000 shares of Class A Common Stock, and 140,719,150 Class 1 Interests, outstanding immediately following the Offerings of which the Company will own 11,500,000 Interests. Does not reflect the issuance of shares of the Company's non-voting Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), to be issued in connection with the Company's Global Ownership Program or the application of the proceeds therefrom to acquire Class 1 Interests. Upon satisfaction of certain conditions, the shares of Class B Common Stock may be exchanged for shares of Class A Common Stock. There are no shares of Class B Common Stock outstanding. See "Governance of the Company and Relationship with Iridium -- Global Ownership Program" and "Description of Capital Stock."


(2) This amount does not give effect to the issuance of any Class 1 Interests pursuant to options, warrants or convertible interests or pursuant to the Reserve Capital Call. See "Dilution."

                                  RISK FACTORS


     See "Risk Factors" beginning on page 14 for a discussion of certain factors that should be considered by prospective purchasers of the Class A Common Stock offered hereby, including that Iridium is a development stage company, has not generated any revenue from operations to date and does not expect to generate any revenue from operations until after the IRIDIUM System commences commercial operations (anticipated to be September 1998).

                                  RISK FACTORS

     An investment in the Class A Common Stock offered hereby is speculative in nature and involves a high degree of risk. Because the sole asset of the Company will be its Class 1 Interests, prospective investors should carefully consider the following risk factors related to both the Company and Iridium, in addition to the other information contained elsewhere in this Prospectus, in evaluating whether to make an investment in the Company prior to purchasing shares in the Offerings.

DEVELOPMENT STAGE COMPANY; ABSENCE OF REVENUES


     Iridium is a development stage enterprise with no operating history. Prospective investors have no operating and financial data about the IRIDIUM System on which to base an evaluation of the IRIDIUM System's performance and an investment in the Class A Common Stock. Through March 31, 1997, Iridium had realized cumulative net losses of approximately $170 million and expects to realize significant net losses at least until some time after the IRIDIUM System commences commercial operations, which is currently anticipated to be September 1998. Through March 31, 1997, Iridium had made payments totaling $2,284 million to Motorola under the Space System Contract and payments totaling $64 million under the Terrestrial Network Development Contract, in respect of completed milestones. The completion and maintenance of the IRIDIUM System and implementation of commercial service will require significant additional expenditures of funds. Iridium currently has no source of revenues other than nominal interest income. No assurances can be given that, or when, the IRIDIUM System will become commercially operational, or that, or when, Iridium will have revenues from operations or positive cash flow or become profitable.


SIGNIFICANT ADDITIONAL FUNDING NEEDS


     Iridium anticipates total funding requirements of approximately $4.361 billion through September 1998, the month Iridium expects to commence commercial services, and $5.0 billion (net of assumed revenues following commercial activation) through year-end 1999, the last year in which Iridium projects negative cash flow and a net increase in year-end borrowings. As of March 31, 1997, Iridium had equity investments of $1.659 billion with an additional $243 million available in the form of a Reserve Capital Call. Debt investments equaled $988 million, including the $750 million credit facility with a syndicate of banks which are guaranteed by Motorola (the "Guaranteed Bank Facility") under which $665 million had been drawn as of March 31, 1997. In addition, Motorola has conditionally agreed to guarantee up to an additional $350 million of borrowings under the Guaranteed Bank Facility, bringing the total commitments thereunder to $1.1 billion. Borrowings under the Guaranteed Bank Facility mature in August 1998. Iridium believes it will be able to amend the Guaranteed Bank Facility to permit these additional borrowings and to extend its maturity. There can be no assurance that Iridium will satisfy the terms of Motorola's conditional commitment to guarantee additional borrowings or that the bank lenders will agree to increase the size or extend the term of the Guaranteed Bank Facility.



     Iridium expects to have sufficient cash after consummation of the Offerings to meet its anticipated funding requirements through December 1997, assuming exercise and full funding of the Reserve Capital Call and $1.1 billion of borrowings under the Guaranteed Bank Facility. The remaining funds needed to meet Iridium's projected funding requirements are expected to be raised through additional financings. Iridium is seeking to obtain a senior bank facility in an amount of up to approximately $1.7 billion. However, there can be no assurance that Iridium will obtain such a financing or will be able to do so on terms and conditions acceptable to Iridium and its members or, if such bank financing is unavailable, that Iridium will be able to obtain financing from an alternative source. In addition to or in lieu of the senior bank facility Iridium is seeking to obtain, additional financing may need to be obtained through the issuance of equity or debt securities in the public or private markets. The availability of such financing is uncertain and is dependent, in part, on market conditions existing at the time of any proposed financing. Iridium expects that, in connection with additional debt financings, guarantees or other forms of credit support are likely to be required and that compensation, including equity (which may be in the form of warrants), will likely be required for such guarantees. There are currently no agreements with Motorola or Iridium's other investors or vendors to provide such guarantees and there can be no assurance that any of Iridium's investors, vendors or others will provide such guarantees or credit support. Iridium's estimated funding requirements do not reflect any contingency amounts and therefore those requirements will increase, perhaps substantially, in the event of unexpected cost increases or schedule delays.


     The $243 million Reserve Capital Call is an unsecured obligation of certain of the members of Iridium and there can be no assurance that all of the obligated members will meet their Reserve Capital Call obligations or that they will do so in a timely fashion.

RISK OF HIGHLY LEVERAGED CAPITAL STRUCTURE; RISK OF DEFAULT ON EXISTING COMMITMENTS

     Iridium is a development stage company with a highly leveraged capital structure and expects to incur substantial additional indebtedness. Iridium currently has no significant income-producing assets from which to service its indebtedness. In connection with providing its guarantee of borrowings under the Guaranteed Bank Facility, Motorola was granted a security interest in substantially all of Iridium's assets and Iridium agreed not to take specified actions without Motorola's approval. In connection therewith, Motorola also was granted the right to appoint an additional director on the Iridium Board of Directors (the "Iridium Board") and is being compensated in the form of warrants to purchase Class 1 Interests. See "-- Dilution Risk" and "Dilution." If Motorola is required to make a payment under its guarantee of the Guaranteed Bank Facility as a result of certain events of default by Iridium, Motorola, in most instances, will have the right to elect a majority of the Iridium Board and each committee thereof other than the Related Party Contracts Committee.

     Iridium's current and future debt service requirements could negatively affect the value of the Class 1 Interests as a result of the following: (i) Iridium's limited ability to obtain additional financing for future working capital needs or for other purposes; (ii) a substantial portion of Iridium's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for operations;
(iii) Iridium's greater exposure to adverse economic conditions than competing companies that are not as highly leveraged; and (iv) the compensation required to obtain guarantees or other credit support from Iridium members. These factors could adversely affect Iridium's finances and dilute the interests of members, including the Company, in Iridium. In addition, the discretion of Iridium's management with respect to certain business matters will be limited by covenants that will be contained in future debt instruments. There can be no assurance that such restrictions will not materially and adversely affect Iridium's ability to finance its future operations or capital needs or to operate its business and engage in other corporate activities. Moreover, a failure to comply with the terms of any agreements with respect to outstanding or additional financing could result in an event of default under such agreements, which could result in the acceleration of the related debt and acceleration of debt under future debt agreements that may contain cross-acceleration or cross-default provisions.

RISK OF ERROR IN FORWARD LOOKING STATEMENTS

     Iridium is a development stage company. Accordingly, all statements in this Prospectus that are not clearly historical in nature are forward looking. Examples of such forward looking statements include the statements concerning Iridium's operations, prospects, markets, size of addressable markets for mobile satellite services, technical capabilities, funding needs, financing sources, pricing, launch schedule, commercial operations schedule and future regulatory approvals, as well as information concerning expected characteristics of competing systems and expected actions of third parties such as equipment suppliers, gateway operators, service providers and roaming partners. These forward looking statements are inherently predictive and speculative and no assurance can be given that any of such statements will prove to be correct. Actual results and developments may be materially different from those expressed or implied by such statements. Prospective investors should carefully review the other risk factors set forth in this section of the Prospectus for a discussion of various of the factors which could result in any of such forward looking statements proving to be inaccurate.

     In addition, the information in this Prospectus under "Prospectus
Summary -- Sources and Uses of Funds by Iridium" (other than historical information) and the statements therein and elsewhere that 1999 is the last year in which Iridium expects negative cash flow and a net increase in year-end borrowings and as to projected additional capital needs after the commencement of commercial operations, are forward looking statements which may turn out to be inaccurate for the reasons described in the preceding paragraph and are also based upon a number of assumptions. One or more of these assumptions is likely to be incorrect. The projected financial information assumes, among other things, that (i) the IRIDIUM System will become commercially operational in September 1998; (ii) the IRIDIUM System will meet all systems specifications set forth in the Space System Contract and the Terrestrial Network Development Contract and will have service characteristics at least as favorable as those expected by Iridium and described in this Prospectus; (iii) there will be no increased costs resulting from excusable delays under the Space System Contract, the Operations and Maintenance Contract or the Terrestrial Network Development Contract; (iv) Motorola and Kyocera will develop, manufacture and sell in sufficient numbers portable, hand-held phones that are capable of operating in multi-mode format and Motorola will develop alphanumeric pagers for use with the IRIDIUM System on a timely basis in accordance with the model descriptions set forth in this Prospectus and at the estimated prices set forth in this Prospectus and Iridium will not incur any significant expenditures as a result of any need to place any orders for or sell any IRIDIUM subscriber equipment; (v) a sufficient number of gateways will be constructed and delivered not later than September 1998 and will be fully operational at such time; (vi) the satellite navigation and communications software and the business support systems software will be developed and integrated into Iridium's operations on a timely basis; (vii) Iridium will contract with a sufficient number of service providers and roaming partners to ensure effective marketing of the IRIDIUM Services; (viii) the IRIDIUM System will not require the placing into orbit of replacement satellites as a result of events that require Iridium to bear the costs of replacement under the Operations and Maintenance Contract; (ix) there will be no material change in legislation or regulations or the administration thereof that will have an unexpected effect on the business of Iridium; (x) there will be no material adverse changes in any of Iridium's existing material contracts; (xi) Iridium, its customers and other companies doing business with Iridium will obtain timely requisite regulatory approvals to provide services in sufficient countries to enable Iridium to carry out its business strategy; and (xii) the capacity of the IRIDIUM System, as affected by, among other things, spectrum allocation, vocoder selection and IRIDIUM Service usage patterns, will be sufficient to meet Iridium's business plan.


     With regard to the statements concerning the expected size of the addressable market for Iridium's target markets, set forth in the "Prospectus Summary" and under "Business -- The IRIDIUM Market," and in addition to the information set forth above, prospective investors are cautioned that such statements are based exclusively upon market analysis conducted by Iridium. Market analysis, including use of market research, by its nature does not lend itself to mathematical certainty, since it is based upon respondents' assertions rather than actual purchase decisions. Iridium's market analysis is based upon a number of assumptions and it is likely that some of these assumptions will not prove correct and unanticipated events may occur which could affect actual markets realized. Moreover, the risks associated with market analysis are heightened in cases such as this, where the analysis deals with a product and service that does not yet exist and that is not directly comparable to any product or service with which the respondents could be familiar. Consequently, actual markets should be expected to vary from the market analysis included herein and such variations may be material.

     Iridium does not intend to publish updates or revisions of the projected financial information or addressable market estimates included in this Prospectus to reflect events or circumstances after the date hereof or to reflect subsequent market analysis.

POTENTIAL FOR DELAY AND COST OVERRUNS

     Iridium's business plan assumes the IRIDIUM System will commence commercial operations in September 1998. Motorola's construction schedule for the satellites in the IRIDIUM System requires an unprecedented rate of satellite assembly for commercial telecommunications systems. A significant delay in the delivery of the satellites needed for the space segment would materially and adversely affect Iridium's operations. Although the Space System Contract is a fixed-price contract (subject to certain adjustments) with a firm schedule for construction and delivery, there can be no assurance that delays will not occur. In addition, certain events causing failures or delays in performance may constitute excusable delays under the Space System Contract. In the event of an excusable delay, the schedule may be equitably extended and the price will be adjusted for any additional costs incurred by Motorola. Motorola has the burden to prove an event of excusable delay has occurred. Moreover, the liability of Motorola under the contract is limited. See "Principal Contracts for the Development of the IRIDIUM System."

     A significant delay in the date the IRIDIUM System becomes fully operational would harm the competitive position of Iridium by eroding the timing advantages Iridium currently anticipates, would delay the generation of revenue by Iridium and might significantly affect Iridium's ability to attain profitability. See "Business -- Competition."

  Deployment of Satellites


     The launch of the first five IRIDIUM satellites occurred on March 5, 1997 on a McDonnell Douglas Delta II launch vehicle. This launch had been scheduled for January 1997 but was delayed on four successive days and then postponed until May 1997 following a launch failure involving the McDonnell Douglas Delta II launch vehicle (which is the type of launch vehicle that McDonnell Douglas is using for the IRIDIUM satellites). The first one-day delay was as a result of a software problem at Motorola's satellite communications control facility, the second one-day delay was as a result of a microwave link failure at the Vandenburg Air Force base, the third one-day delay was as a result of a manual water valve not being opened for cooling of the launch pad and the fourth one-day delay was as a result of a problem with the insulation on the side of the Delta II launch vehicle. The milestone date for the first launch under the Space System contract was January 29, 1997. Motorola has informed Iridium that it has reworked the original launch schedule and currently believes its new planned launch schedule should permit Iridium to meet its planned September 1998 commencement of commercial operations. There can be no assurance, however, that succeeding launches will proceed on the new schedule or that the space segment will be operational on schedule. This reworked launch schedule assumes that there are no additional significant launch delays and that all three launch providers -- McDonnell Douglas, Khrunichev and China Great Wall -- are able to provide launch services as currently planned. The new launch schedule will be more compressed than the original schedule and several intermediate milestones of the Space System Contract, in addition to the first launch, are expected to occur after their contract milestone dates before Motorola is able to return to the original contract schedule. This compression of the launch schedule will add risk to the launch schedule and put additional pressure on the in-orbit testing phase, including reduced flexibility in responding to any problems identified in in-orbit testing, since some portions of the in-orbit testing cannot commence until a minimum number of satellites are in their assigned orbital position. The launch delay and the compression of the launch schedule also could place pressure on the achievement of milestones under the Terrestrial Network Development Contract. See "Principal Contracts for the Development of the IRIDIUM System."



     Following the January 1997 launch failure involving the McDonnell Douglas Delta II launch vehicle, Motorola advised Iridium of its position that the U.S. government's temporary postponement of Delta II launches pending completion of a failure review analysis constituted an "excusable delay" under the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract. Motorola then reworked the original launch schedule and notified Iridium it would not claim either a cost adjustment under the Space System Contract, the Operations and Maintenance Contract or the Terrestrial Network Development Contract or a schedule extension of the final Space System Contract milestone as a result of the January 1997 Delta II launch failure. Iridium and Motorola intend to amend the Space System Contract to reflect the new planned launch schedule. There can be no assurance that events constituting an "excusable delay" will not arise in the future, or, if any such event of "excusable delay" does arise, that it will be resolved on terms that are not materially adverse to Iridium.


  Construction and Operation of Gateways


     The operation of the IRIDIUM System is dependent on the successful construction and operation of gateways and the timely availability of necessary regulatory licenses and approvals. Pursuant to the Gateway Authorization Agreements, the gateway operators are obligated to use their reasonable best efforts to meet certain operational capability dates. Iridium closely monitors the progress of each gateway and currently expects that 11 gateways will be in operation with voice functionality at the commencement of commercial operations. Iridium expects paging functionality to be available at a portion of the gateways by September 1998 with the remainder activated by October 1998. However, there can be no assurance that one or more gateways will not fail to be completed by the commencement of commercial operations, which could have a material adverse effect upon Iridium. In particular, two gateways are behind schedule with equipment procurement for their gateways. While Iridium believes that it is probable that these two gateways will be operational by the planned September 1998 commencement of commercial operations, in order for them to do so they will need to move forward promptly, including making certain overdue payments under their gateway equipment purchase agreements with Motorola. See "-- Reliance on Motorola, Gateway Owners and Other Third Parties."


  Development and Implementation of Software

     As discussed under "-- Technology and Technology Implementation Risks; Inability to Fully Test Prior to Space Deployment -- Integration of Technologies" and "-- Development and Integration of Software," prior to commencement of commercial service, Iridium must develop and, in conjunction with each of the gateway owners, integrate and test software related to the operation of the IRIDIUM System, including the business support systems. A significant delay in the development, deployment or implementation of such software systems would have a material adverse effect on Iridium.

  Development, Manufacture and Distribution of Subscriber Equipment

     Significant delay in the development, manufacture and sale of phones and pagers would have a material adverse effect on Iridium. Planned commercial operation of the IRIDIUM System assumes that commercial quantities of the portable, hand-held phones, TRCs and belt-worn pagers will be ordered approximately six months in advance of expected delivery and then produced for distribution shortly in advance of the commencement of commercial operations. There can be no assurance that any such products will be developed, manufactured and sold on a timely basis. Because there is no current market for IRIDIUM Services and subscriber equipment, the financial incentive for manufacturers to produce significant quantities of subscriber equipment in advance is limited. While Iridium generally does not expect to act as a distributor of subscriber equipment or derive any income from the sale of subscriber equipment, it is contemplating a pre-commercial operation order of phones to facilitate the initial availability of such equipment. There can be no assurance that Iridium will place a pre-commercial operation order of phones. If Iridium places such a pre-commercial operation order, Iridium will bear the risk that it will be unable to resell the phones that it commits to purchase or that it will be unable to do so at prices that will allow it to recoup its payments to the manufacturer(s). Moreover, there is a risk that demand for IRIDIUM Services will not materialize in a timely manner unless Iridium, its gateway operators or service providers subsidize the cost of hand-held phones. Neither Iridium nor, to Iridium's knowledge, its gateway owners and service providers currently plan to provide any such subsidies. The costs associated with any pre-commercial operation order of phones and the cost of any such subsidization could be significant. Iridium's current projected funding needs do not reflect any costs associated therewith.

TECHNOLOGY AND TECHNOLOGY IMPLEMENTATION RISKS; INABILITY TO FULLY TEST PRIOR TO SPACE DEPLOYMENT

  Integration of Technologies

     To build the IRIDIUM System, Motorola and its subcontractors must integrate a number of sophisticated technologies. The integration of this array of diverse technologies is a complex task which has not previously been attempted and is further complicated by the fact that a significant portion of the hardware components associated with the IRIDIUM System will be in space. Despite the extensive testing of the components of the IRIDIUM System on the ground, the nature and complexity of the system is such that final confirmation of the ability of the system to function in the intended manner, including the ability of the IRIDIUM System to handle the anticipated number of calls each day, cannot be confirmed until a substantial portion of the system is deployed in space. Errors involving hardware or software components in space may result in service limitations and corresponding reductions in revenue.

  Development and Integration of Software


     Implementation and operation of the IRIDIUM System, including the business support systems necessary for such tasks as customer billing and subscriber authentication, are also significantly dependent on software which has been, is being or will have to be developed, integrated and tested and which would have to be reprogrammed if errors require changes. Iridium believes that the development of the software for the IRIDIUM System, including the space segment, is one of the largest and most complex software creation and integration tasks ever undertaken in a commercial satellite communications program. No assurance can be given that the software necessary to Iridium's business that is being developed or that will have to be developed will be completed when required, including integration and testing, or that such software will function as required.


     Prior to commencement of commercial service, the gateway operators must license additional business support software, develop interface programs between various software programs and implement software and support systems with service providers and roaming partners. There can be no assurance that the gateway operators will acquire or implement the business support systems necessary for the IRIDIUM Services or that the system supplier will provide such systems or related services on a timely basis. Failure of a gateway operator to acquire and implement an adequate business support system could have a material adverse effect on Iridium.

  Development and Production of Subscriber Equipment

     The IRIDIUM subscriber equipment is also an essential component critical to the successful commercial operation of the IRIDIUM System. An inability to successfully develop and manufacture subscriber equipment in sufficient numbers could delay commencement of commercial operations or limit the capacity of the system and the quality of services offered. Such limitations could affect subscriber acceptance of IRIDIUM Services and as a result could materially and adversely affect Iridium. Motorola has produced a functional unminiaturized prototype of the hand-held phone and a functional prototype of the belt-worn pager. However, there can be no assurance that Motorola, Kyocera or any other manufacturer will be able to develop on a timely basis, or at all, portable, hand-held phones or belt-worn pagers that meet Iridium's expectations and which can be mass produced at economical prices. See "-- Potential for Delay and Cost Overruns -- Development, Manufacture and Distribution of Subscriber Equipment" and "-- Reliance on Motorola, Gateway Owners and Other Third Parties."

CONSEQUENCES OF SATELLITE SERVICE LIMITATIONS ON CUSTOMER ACCEPTANCE

     Iridium's ability to operate profitably will depend upon customer acceptance of and satisfaction with IRIDIUM Services, which in turn will depend upon a variety of factors, including the price and technical capabilities of the IRIDIUM Services and equipment, and the extent, availability and price of alternative telecommunications services.

     There is no service available today which approximates the hand-held, satellite-based service Iridium expects to provide. The IRIDIUM satellite system is not intended to provide communications services that compete with terrestrial wireless and paging services where they are available because of the advantages such wireless and paging systems generally have in terms of cost, voice quality, signal strength and ability to penetrate various environments (such as buildings). Based upon current testing and simulations, IRIDIUM subscribers using IRIDIUM Satellite Services via portable, hand-held phones should expect some degradation in service quality and availability to occur in environments where obstructions, such as trees, buildings and other natural and man-made obstacles, are positioned between a satellite and the user. The severity of this degradation will increase as the obstacles become larger and more densely spaced. In addition, only extremely limited satellite voice service, or no satellite voice service, is expected to be available in densely packed urban environments or inside buildings with steel construction and metal coated glass common in many urban high rise buildings (including, in particular, in most hotels and professional buildings). Also, because the structure of automobiles will tend to obstruct the satellite signal, use of a hand-held Iridium phone in a moving automobile will make the effect of environmental obstructions temporary but more pronounced. The actual limitations will vary, sometimes significantly, as actual situations and conditions change and as the satellites move across the sky. The IRIDIUM satellite paging service will also be unable to provide service in certain environments where terrestrial paging generally would. While Iridium believes that the addition of ICRS and the availability of multi-mode phones will lessen the effect of these obstacles by providing access to local cellular service (if available and if the local cellular provider has an agreement in place with Iridium) in environments in which the IRIDIUM Satellite Service is unavailable or degraded, there can be no assurance that (i) Iridium's expectation will be correct as to subscribers' willingness to accept service limitations, higher prices and heavier hand-held phones and larger pagers than those to which such subscribers may otherwise be accustomed in order to have the ability to make and receive calls on a worldwide basis with a single phone or to receive pages on a satellite pager or (ii) that the service limitations will not result in significantly lower sales to professional and other travelers than Iridium anticipates. Although the Iridium paging service will also be satellite-based, Motorola believes that because of the IRIDIUM System's expected signal strength for paging, Iridium pages will be generally received in most environments other than in the innermost sections of large buildings, in densely packed urban canyons or in other situations where there are significant obstructions between the satellite and the pager. However, the in building penetration of an Iridium pager is expected to be below that generally experienced by terrestrial pagers with mature terrestrial paging systems.

     The IRIDIUM System has not been designed to provide high-speed data and facsimile transmission capability. As a result, Iridium expects that the appeal of Iridium facsimile and data services will be limited.

CONSEQUENCES OF IRIDIUM PHONE AND PAGER CHARACTERISTICS ON CUSTOMER ACCEPTANCE

     Iridium believes that its success is dependent on the development of satellite phones which are portable and hand-held and pagers which may be worn on a belt. Moreover, Iridium's business plan assumes that there will be multi-mode versions of the phone capable of operation with most of the major terrestrial wireless system standards so that a subscriber can use the same phone for terrestrial wireless service, including ICRS, and for IRIDIUM Satellite Service. The phone and pager for the IRIDIUM System are still under development. Motorola has informed Iridium that the portable, hand-held phone that Motorola is developing is expected to be larger and heavier than today's pocket-sized terrestrial wireless phones and is expected to have a significantly longer and thicker antenna than hand-held terrestrial wireless telephones. Iridium expects that the Kyocera phone will be relatively the same size and weight as the Motorola phone. The pager Motorola is developing is slightly larger than today's standard alphanumeric belt-worn pagers.


     Subscribers will generally purchase equipment from service providers. Iridium does not currently intend to manufacture or distribute IRIDIUM subscriber equipment or derive any significant income from the sale of IRIDIUM subscriber equipment. See "-- Potential for Delay and Cost
Overruns -- Development, Manufacture and Distribution of Subscriber Equipment." Based on information received from Motorola, Iridium expects that Motorola's version of the multi-mode portable, hand-held phones will have an initial retail price of approximately $3,000, including at least one TRC, with each extra TRC having an initial retail price in the range of $500 to $1,000. Motorola's version of the alphanumeric pager is expected to have an initial retail price of approximately $500. These projected prices substantially exceed today's prices for terrestrial wireless phones and pagers and may also exceed prices for subscriber equipment of competing satellite-based systems. The cost of IRIDIUM hand-held phones may limit demand for IRIDIUM Services, particularly among individual purchasers. Motorola has made no commitment to sell subscriber equipment at these estimated prices. Kyocera has not yet advised Iridium as to the expected pricing of its hand-held phone.


RISKS RELATED TO ICRS

     Subscribers to Iridium's ICRS service will not experience the satellite-related service limitations when their multi-mode phone is accessing local wireless service, for example, in major urban areas. While the availability of ICRS may lessen somewhat the impact of the satellite-related service limitations, ICRS will only be available in an area if (i) that area has an existing wireless system, (ii) the system uses a protocol supported by Iridium and (iii) that system has a roaming agreement with Iridium. In addition, many wireless systems as currently configured, including systems covering large portions of South America, use a form of wireless technology that does not permit sufficient anti-fraud security or certain international dialing and, therefore, it is unlikely that Iridium will provide ICRS coverage in areas that are principally served by this type of technology. To fully implement ICRS, Iridium also may need to obtain tariff approvals and other regulatory authorizations from countries where the service will be offered, none of which has been obtained. Portions of the ICRS service allowing roaming between IS-41 systems will not be implemented before 1999 and ICRS service in Japan is expected to be delayed until 1999 as well.


     In order for Iridium to offer interprotocol ICRS, Motorola must contract with a third-party supplier to develop, manufacture and deliver the IIU that will permit protocol translation. While Motorola has identified a third-party supplier to manufacture and deliver the IIU, contract negotiations are in preliminary stages and there can be no assurance that Motorola will enter a contract with such third party or that the required IIU will be delivered on a timely basis.


     The integration of ICRS into Iridium's business management system requires substantial software development and integration. There can be no assurance that Iridium will be able to incorporate ICRS into its business support system on a timely basis. Iridium's business plan currently calls for roaming agreements covering networks in 57 countries by the commencement of commercial service in September 1998, with roaming agreements covering networks in approximately 150 countries in place by 2002. To date, Iridium has not entered into any roaming agreements with terrestrial wireless service providers. Certain terrestrial wireless service providers are offering or have announced their intention to offer interprotocol roaming services that will compete with ICRS, and Iridium may not be able to enter into roaming agreements with such service providers. An inability to execute roaming agreements which provide ICRS customers terrestrial wireless coverage in significant markets could have a material adverse effect on Iridium. Neither Motorola nor Iridium may have sufficient intellectual property rights to prevent other parties from developing, selling or using equipment and systems for providing interprotocol roaming services.


SATELLITE LAUNCH RISKS

  Number of Launches; Compressed Launch Schedule

     In order for the IRIDIUM System to be fully operational under its current specifications and timetable, Iridium anticipates the need to launch successfully at least 66 low earth orbit satellites in approximately 12 to 15 months. Moreover, to maintain the system, additional satellites are expected to be launched each year during the term of the Operations and Maintenance Contract. No other commercial satellite communications system has required this number of launches to become fully deployed and operational. Motorola has subcontracted with McDonnell Douglas, Khrunichev and China Great Wall for launch services. These launch service providers have from time to time experienced launch failures. There can be no assurance that Iridium's satellites will be successfully deployed in a timely manner or that launch failures, whether or not deploying IRIDIUM satellites, will not occur and materially and adversely affect Iridium. The risk of a material and adverse effect associated with an Iridium launch failure is exacerbated by the fact that each launch vehicle will contain multiple satellites.


     The launch of the first five IRIDIUM satellites occurred on March 5, 1997 on a McDonnell Douglas Delta II launch vehicle. This launch had been scheduled for January 1997 but was delayed on four successive days and then postponed until May 1997 as a result of the United States government's decision to temporarily postpone launches of the McDonnell Douglas Delta II launch vehicle (which is the type of launch vehicle that McDonnell Douglas is using for IRIDIUM Satellites) following a launch failure involving the McDonnell Douglas Delta II launch vehicle. The first one-day delay was as a result of a software problem at Motorola's satellite communications control facility, the second one-day delay was as a result of a microwave link failure at the Vandenburg Air Force base, the third one-day delay was as a result of a manual water valve not being opened for cooling of the launch pad and the fourth one-day delay was as a result of a problem with the insulation on the side of the Delta II launch vehicle. Motorola has informed Iridium that it has reworked the original launch schedule and that it currently believes its new launch schedule will permit Iridium to meet its planned September 1998 commencement of commercial operations. The new launch schedule will be more compressed than the original schedule and several intermediate milestones of the Space System Contract, in addition to the first launch, are expected to occur after their contract milestone dates before Motorola is able to return to the original contract schedule. This compression of the launch schedule will add risk to the launch schedule and put additional pressure on the in-orbit testing phase, including reduced flexibility in responding to any problems identified in in-orbit testing, since some portions of the in-orbit testing cannot commence until a minimum number of satellites are in their assigned orbital position. The launch delay and the compression of the launch schedule also could place pressure on the achievement of milestones under the Terrestrial Network Development Contract. Delays in the new launch schedule could delay the commencement of commercial operations, the availability of subscriber equipment and the ability of gateways to function on a timely basis as well as impair Iridium's ability to obtain additional funding.



     China Great Wall is expected to provide launch services for Iridium using the Long March 2C vehicle which has not been launched since October 1993. China Great Wall experienced failures in December 1992 and January 1993 with its Long March 2E launch vehicle, and in February 1996 with its 3B launch vehicle. Khrunichev is expected to provide launch services for Iridium using the Proton launch vehicle. In November 1996, there was a failure with Khrunichev's Proton launch vehicle in connection with the Mars 96 mission that the failure analysis determined was attributable to faulty guidance and control commands from the Mars 96 spacecraft. In addition, Khrunichev experienced launch failures in February 1996 and May 1993.


  Impact of Excusable Delays


     The terms of the Space System Contract provide that Motorola will bear the responsibility of launching the satellites that comprise the space segment. Nevertheless, Iridium retains the risk of cost overruns and delays associated with excusable delays, including delays in launch provider schedules due to prior delays of launches of non-IRIDIUM satellites, and the risk of economic damage due to any delay or reduced performance beyond the limited remedies provided by the Space System Contract. Following the January 1997 launch failure involving the McDonnell Douglas Delta II launch vehicle, Motorola advised Iridium of its position that the United States government's temporary postponement of Delta II launches pending completion of a failure review analysis constituted an "excusable delay" under the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Contract. Motorola then reworked the original launch schedule and notified Iridium that it would not claim either a cost adjustment under the Space System Contract, the Operations and Maintenance Contract or the Terrestrial Network Development Contract or a schedule extension of the final Space System Contract milestone as a result of the January 1997 Delta II launch failure. This reworked launch schedule assumes that there are no additional significant launch delays and that all three launch providers -- McDonnell Douglas, Khrunichev and China Great
Wall -- are able to provide launch services as currently planned. Iridium and Motorola intend to amend the Space System Contract to reflect the new planned launch schedule. There can be no assurance that events constituting "excusable delays" will not arise in the future, or, if any event of "excusable delay" does arise, that it will be resolved on terms that are not materially adverse to Iridium. See "-- Potential for Delay and Cost Overruns -- Deployment of Satellites" and "Principal Contracts for the Development of the IRIDIUM System."


  Risks Related to Non-U.S. Launches


     China Great Wall and Khrunichev are located in China and Russia, respectively. Changes in laws, treaties, trade agreements, governmental policies or political leadership in the United States, China, Russia or Kazakhstan, where Khrunichev's launch facilities are located, could affect the political or economic relationship between these countries and, as a result, could affect the cost, availability, timing or overall advisability of utilizing these launch services providers. In addition, the use of these launch services providers requires various approvals from the government of the United States under the United States Arms Export Control Act and the Export Administration Act. See "Regulation of Iridium." There can be no assurance that the remaining required approvals will be obtained. Failure to receive any of the required approvals could result in an excusable delay under the Space System Contract, the Terrestrial Network Development Contract and the Operations and Maintenance Contract. Motorola has informed Iridium that in view of the suspension for over three months in Delta II launches following the January 1997 Delta II launch failure, its ability to meet its revised launch schedule and to meet the schedule specified in the Space System Contract for delivery of the space segment is dependent upon each of McDonnell Douglas, Khrunichev and China Great Wall being able to provide launch services on a timely basis.

LIMITED LIFE OF SATELLITES; COST OF MAINTAINING THE SPACE SEGMENT; RISK OF SATELLITE FAILURE OR DAMAGE

     A significant portion of Iridium's tangible assets will be represented by the satellites in the space segment. Iridium's business plan currently assumes that the satellites will have a useful life of five years. There can be no assurance that any satellite will actually achieve such a useful life. The actual useful life of any satellite will depend upon a variety of factors including the quality of construction of the satellite, the quality and durability of its components and whether the satellite sustains casualty damage in space. Due to their low and rapid orbit of the Earth, IRIDIUM satellites will place significant stress on the satellite batteries which will be discharged and recharged 12 to 14 times a day, as contrasted with approximately 20 times a year for geostationary satellites.


     Maintaining the space segment is a complex undertaking which has not previously been attempted on a commercial basis. The cost of maintaining the space segment and the risk of loss of satellites are significant. Iridium has entered into an Operations and Maintenance Contract with Motorola which provides for the operation and maintenance of the space segment for its first five years of operation at an aggregate cost to Iridium of approximately $2.88 billion, assuming the space segment is delivered in September 1998 and assuming no excusable delay occurs. Iridium has the option to extend the Operations and Maintenance Contract for an additional two years for additional aggregate payments aggregating $1.33 billion (based on the same assumption) and assuming no excusable delay occurs. Under the Operations and Maintenance Contract, Iridium will bear the risk of damage to satellites by the acts of third parties (including but not limited to the degradation or complete loss of any satellite due to contact with space debris of any size or character). See "Principal Contracts for the Development of the IRIDIUM System -- Operations and Maintenance Contract." Satellites operating in the low earth orbit region, such as the IRIDIUM satellites, face a higher risk of damage from space debris than satellites operating in geostationary orbit. As with any satellite system, the IRIDIUM satellites face risk of damage from meteor and solar storms, which are recurring phenomena. The potential for damage from meteor and solar storms is difficult to quantify. Iridium has obtained insurance to cover certain of these risks, but there can be no assurance that such insurance will provide adequate mitigation in the event of a loss. Iridium also bears the risk of damage to person or property resulting from the survival of any portion of a satellite following planned or unplanned reentry. Motorola believes that the likelihood of such damage is extremely remote and Iridium expects to insure against such risk.


     Premature failure or interruption of one or more satellites, including temporary losses, that for whatever reason are not promptly corrected or replaced, could, among other things, cause gaps in service availability, significantly degrade service quality, increase costs in the event Iridium is liable, and result in loss of revenue for the period that service is compromised and, as a result, could materially and adversely affect Iridium.

     Upon the expiration of the Operations and Maintenance Contract, Iridium, unless it enters into another similar contract with Motorola or a third party, will bear all risks of satellite damage or failure. In addition, if the contract is not renewed, Iridium is obligated to pay Motorola $46 million for each spare satellite then located in a low earth, non-operational storage orbit and, unless Iridium has given Motorola one year's notice of its intention not to renew the contract, $31 million for each spare satellite not yet launched and a fraction of that amount for each partially completed spare satellite. The Space System Contract provides that title and risk of loss or damage to each individual satellite will pass to Iridium upon the arrival of each satellite at its designated orbital location in the satellite constellation.

RISKS ASSOCIATED WITH LICENSING AND SPECTRUM ALLOCATION

  Significant Regulatory Approvals Required for Operation of the IRIDIUM System

     The operation of the IRIDIUM System is and will continue to be subject to United States and international regulation. This regulation is pervasive and largely outside Iridium's direct control. The successful implementation of the IRIDIUM System requires (1) the international allocation by a World Radiocommunications Conference ("WRC") under the International Telecommunication Union (the

"ITU") of the spectrum required for IRIDIUM subscriber, gateway and intersatellite links, (2) the domestic allocation in each country of spectrum for MSS and Aeronautical Mobile Satellite (Route) Service ("AMS(R)S") use, (3) a license from the Federal Communications Commission (the "FCC") for the construction, launch and operation of the IRIDIUM satellites, using frequencies assigned to it for subscriber, gateway and intersatellite links, (4) authority to construct and operate the North American gateway in the United States and system control facilities to be located in the United States and Canada, including spectrum assignments for the gateway links, and for the use of the IRIDIUM subscriber equipment, including spectrum assignments for the user links,
(5) in each other country in which a gateway or system control terminal will be located, an authorization to construct and operate those facilities, including necessary gateway link spectrum assignments, (6) in each country in which IRIDIUM subscriber equipment will be operated, authority to market and operate that equipment with the IRIDIUM System, user link spectrum assignments, and authorization to offer IRIDIUM communications services, (7) international coordination of the IRIDIUM System under the auspices of the ITU or domestic coordination in each country where IRIDIUM Services are offered with other entities using or proposing to use the spectrum required for the IRIDIUM System or adjacent spectrum, to ensure the avoidance of harmful interference and (8) consultation with the International Telecommunications Satellite Organization ("Intelsat") and the International Maritime Satellite Organization ("Inmarsat") to ensure technical compatibility and avoid significant economic harm to the extent required by those organizations. See "Regulation of Iridium."


  Significant Remaining Regulatory Approvals


     Iridium, Motorola, and the various gateway owners have made substantial progress in taking the steps needed to implement the IRIDIUM System, but a significant number of additional regulatory approvals remain to be obtained, in particular with respect to the approvals mentioned in (2), (5), (6) and (7) above. See "Regulation of Iridium."


     Aeronautical Certification. With respect to (2) above, Motorola submitted in December 1996 a request to the FCC to authorize the IRIDIUM System to provide AMS(R)S in its authorized band as part of its in-flight passenger communications service. Several parties filed comments with and have petitioned the FCC to deny Motorola's application. Among other arguments, petitioners claim that the AMS(R)S proposal is inconsistent with ITU and FCC rules and allocations. In addition to FCC approval, approval is needed from the FAA, which must certify that the IRIDIUM avionics equipment meets minimum performance standards, and it may be necessary for IRIDIUM to satisfy other international certification requirements. There can be no assurance that the FCC application will be granted, or that the avionics certification requirements will be satisfied in a timely fashion or at all.


     Gateway Licensing. With respect to (5) above, Iridium currently expects to have 11 operating gateways at the commencement of commercial operations. However, because the IRIDIUM System utilizes intersatellite links, Iridium can provide service worldwide with a smaller number of gateways or even a single gateway. Unlike "bent pipe" systems, it is not necessary for a subscriber and a gateway to be within the footprint of a single satellite for a call to be completed over the IRIDIUM System. Nevertheless, it is important for Iridium to have a sufficient number of gateways available at the commencement of commercial operations in order to reduce the landline charges from the gateway to the call termination point and to ensure sufficient capacity of the IRIDIUM System. Iridium believes that with a majority of the expected 11 gateways operational it will be able to provide a sufficient level and quantity of service and there is no specific gateway, or specific combination of gateways that is critical to providing IRIDIUM Satellite Services. If a gateway is not operational at the commencement of commercial operations, the calls it would process would have to be processed by an operational gateway, preferably one located in an adjacent territory so that the costs of relaying the calls terrestrially can be minimized. There can be no assurance that Iridium will have the necessary number of gateways in service and licensed at the commencement of commercial operations or that a gateway that is not operational or licensed at the commencement of commercial operations will be able to make appropriate arrangements with an operational and licensed gateway to provide service to its territory.



     Each gateway must be licensed by the jurisdiction in which it is located. Three final and four experimental licenses to build and operate gateways have been received. The final licenses have been granted for the gateways in the United States (Tempe), Thailand (Bangkok) and Taiwan (Taipei) and permit the gateways to engage in commercial operations. The experimental licenses have been granted for the gateways in Korea (Seoul), Brazil (Rio De Janeiro), Russia (Moscow) and Italy (Fucino) and permit the gateways to test their links between the IRIDIUM satellites and terrestrial services. Two of the remaining four unlicensed gateways -- the gateways in Japan (Nagano) and India (Bombay) -- are under construction in the expectation that they will be licensed. Iridium expects that the gateway in Japan will be completed in August 1997 and that the gateway in India will be completed in March 1998. The gateways to be located in China (Beijing) and Saudi Arabia (Jeddah) have not received licenses or commenced construction. The licenses that have been received by the gateways are subject to conditions that relate to the completion of construction and the provision of technical information to regulatory authorities. Iridium expects that the licenses its gateways are seeking will have similar conditions. There can be no assurance that the additional licenses necessary for Iridium to obtain the service capability assumed in its business plan will be obtained on a timely basis or at all. In addition, while Iridium believes the conditions specified in the gateway licenses that have been received can be satisfied, there can be no assurance that such conditions will be satisfied or that conditions to licenses received in the future will be satisfied. See "Regulation of Iridium -- Licensing Status."



     Numerous Remaining Individual Country Authorizations. With respect to (2) and (6) above, only seven countries have granted conditional licenses for the use of IRIDIUM Satellite Services in their country. These countries are the United States, Venezuela, New Zealand, Taiwan, Thailand, Afghanistan and Micronesia. Iridium will require similar approvals in each country in which it intends to offer service. In order for Iridium's business plan to be successful, approvals in a substantial number of countries will need to be obtained prior to September 1998, the month commercial operations are expected to commence. Iridium is seeking licenses throughout the world. However, Iridium is placing emphasis on obtaining approvals by September 1998 from the 70 to 90 countries where Iridium expects substantially all of the demand for, and usage of, IRIDIUM Services is likely to be generated. While Iridium believes that all required licenses will be obtained in a substantial majority of these countries by September 1998, there can be no assurance that the required authorizations will be granted at all or in a timely manner, or without burdensome conditions. Failure to obtain licenses in a timely fashion could have a material adverse effect on Iridium.


     Approval of the offering of IRIDIUM Services by many countries will be contingent upon Iridium providing such countries with the ability to legally monitor calls made to or from such countries. Iridium believes that it will be able to address the concerns of many of these countries by the date commercial service is expected to begin and of other countries after the commencement of commercial operations, but there can be no assurance that it will be able to do so. In addition, other governmental or political concerns may arise, including spectrum license fees or auctions, that may impair the ability of Iridium to obtain licenses or offer IRIDIUM Services on a timely basis.

     Interference from Other Satellite Systems. In addition, the IRIDIUM System MSS downlinks to the IRIDIUM subscriber equipment operate on a secondary basis. Under the rules of the ITU and the FCC, these downlinks may not cause harmful interference to any primary spectrum user operating in the same frequency band and must accept any interference caused to them by a primary spectrum user operating in the same frequency band. In light of the secondary nature of IRIDIUM's MSS downlinks, there can be no assurance that issues concerning intersystem interference from CDMA MSS Systems will be resolved in a way that will protect Iridium subscriber units from harmful interference. Any failure to implement an acceptable limit on out-of-band CDMA emissions could significantly reduce the total capacity of the IRIDIUM System. Furthermore, the MSS downlinks of the IRIDIUM System may need to accept interference from Inmarsat terminals, including Inmarsat aeronautical and land mobile terminals, when they are in the vicinity of an IRIDIUM terminal.

     GLONASS and Radioastronomy Coordination. With respect to (7) above, the IRIDIUM System, including IRIDIUM subscriber equipment, must be coordinated with all other domestic and foreign users of the 1.6 GHz band. Currently, the Russian aeronautical navigation system, GLONASS, operates in a frequency band that overlaps the 1610-1626.5 MHz band. MSS systems are required to coordinate their operations with the previously registered operations of GLONASS. IRIDIUM believes that a bilateral coordination agreement between Russia and the United States is in the final stages of negotiation, under which

Russia would agree to move the GLONASS system's operations to frequencies below 1610 MHz by January 1, 1999, and to frequencies below approximately 1605 MHz by the year 2005. The FCC has conditioned the Iridium blanket subscriber license upon compliance with a level of protection from interference to the GLONASS system. Iridium believes that it can meet the protection requested for GLONASS when GLONASS shifts down in frequency to below approximately 1605 MHz by the year 2005. During the interim period between 1999 and when GLONASS shifts to below approximately 1605 MHz, while there can be no assurance as to what level of protection will be required to protect GLONASS, Iridium believes it will be able to satisfy any reasonable level of protection required.

     In addition, it will be necessary for other administrations to coordinate with the Russian Federation concerning the level of protection that will be afforded to GLONASS in countries outside the United States and Russia. In Russia, additional restrictions are expected to be imposed which may limit the amount of spectrum available to Iridium in Russia. There can be no assurance that sufficient spectrum will be available to meet subscriber demand in Russia or any other country that requires a higher level of protection for GLONASS than the United States. Moreover, there can be no assurance that the CDMA based global MSS systems will be able to meet the levels of protection required for GLONASS, either in the United States, Russia, or elsewhere. Such an eventuality might lead the FCC and other countries' regulatory authorities to consider requests to reassign the CDMA systems to higher frequencies within the 1610-1626.5 MHz allocation to protect GLONASS. This development might, in turn, reduce the amount of spectrum available to Iridium.

     Under the FCC's rules, the IRIDIUM System also must protect U.S. radioastronomy sites during periods when they are observing in the 1610.6-1613.8 MHz band. To date, Motorola has entered into memoranda of understanding and letter agreements establishing principles for coordinating spectrum use (or, in one case, determining that coordination is not required) with entities representing all of the 15 U.S. radioastronomy sites. There can be no assurance that final coordination agreements with these sites will be concluded in a timely manner or, if FCC intervention is required, that the FCC will impose a coordination solution that is acceptable to Iridium. Nor can there be any assurance that the technical assumptions underlying the memoranda of understanding will not differ from the manner in which the IRIDIUM System performs once it is operational.

     Some other countries will also require that the IRIDIUM System be coordinated with radioastronomy sites that observe in the 1.6 GHz band, and Iridium will not be permitted to cause harmful interference to any such site. Iridium and Motorola have commenced coordination discussions with numerous non-U.S. radioastronomy sites. While Iridium believes that it will be able to demonstrate that Iridium's operations will not materially and adversely affect the ability of radioastronomers to observe in the 1.6 GHz band, there can be no assurance that these coordinations will be concluded successfully or in a timely manner.

COMPETITIVE RISKS; FACTORS AFFECTING IRIDIUM'S COMPETITIVE POSITION

     Certain sectors of the telecommunications industry are highly competitive in the United States and in other countries. The uncertainties and risks created by this competition are intensified by the continuous technological advances that characterize the industry, regulatory developments which affect competition and alliances between industry participants. While no single wireless communications system serves the global personal communications market today, Iridium anticipates that more than one system will serve this market in some fashion in the future. Iridium believes that its most likely direct competition will come from the planned I-CO Global Communications (Holdings) Limited ("ICO") telecommunications service and one or both of the other FCC-licensed MSS applicants -- Loral/Qualcomm Partnership, L.P. (on behalf of Globalstar) and TRW, Inc. (on behalf of Odyssey). Iridium also expects to face competition from regional geostationary satellite-based systems, including Asia Pacific Mobile Telecommunications Satellite ("APMT"), Afro-Asian Satellite ("ASC") and PT Asia Cellular Satellite ("ACeS") and from the existing Inmarsat geostationary global satellite system. See "Business -- Competition."

 Competition from Interprotocol Roaming Service Providers, GSM Roaming Services, Regional MSS Systems and Wireless Phone Rentals

     Certain services are already available to provide roaming services among a number of countries, including those that use incompatible cellular standards. For example, GlobalRoam and Cellcard provide roaming between some North American AMPS networks and some European and other GSM networks. The availability of such international near-global roaming services is likely to increase. These services will compete directly with Iridium's ICRS service and with Iridium's satellite-based phone services for travelling professionals who travel between or among territories with incompatible cellular standards. One other proposed MSS system, ICO, and one regional geostationary satellite, ACeS, have indicated that they may also offer some form of dual-mode satellite/cellular service, which may include interprotocol roaming capabilities. Moreover, it is expected that GSM-based service will continue to expand its reach (including further into North America), permitting broader roaming capability by subscribers to such systems without the need for any interprotocol equipment and with a single phone. There is a risk that one or more regional mobile satellite services could enter into agreements to provide intersystem roaming which could be global or nearly global in scope. Iridium will also compete for travel customers with businesses that provide short-term rentals of terrestrial wireless phones capable of operating in specific countries or regions. These businesses often have rental locations at airports, hotels and other locations and will also deliver phones.

  Risk of Delayed Market Entry

     The success of the IRIDIUM System will depend in part on the ability of Iridium to develop and operate the system in a timely fashion. Because some of the regional satellite-based systems contemplate relatively simple ground systems and are expected to deploy no more than two satellites, they may succeed in deploying their systems before Iridium. A significant delay in the commencement of service by Iridium could result in one or more competing global MSS systems reaching the market before Iridium. If competing regional or global systems are deployed and marketed before Iridium's system, Iridium's ability to compete may be materially and adversely affected. See "-- Potential for Delay and Cost Overruns."

  Technical Capabilities and Financial Resources of Competitors

     The technological qualities of Iridium's system will be critical to its ability to compete. Iridium's system and each of its competitors' satellite-based systems have different planned technical capabilities. The actual technical capabilities of satellite-based communications systems will not be known until such systems are in service. There can be no assurance that the technological qualities of competing satellite-based systems will not exceed those of the IRIDIUM System, making those systems more attractive to potential subscribers. For example, Iridium believes that it will have a link margin (signal strength) advantage over proposed competing MSS systems, but such systems may be able to develop and implement technologies, such as "path diversity" (serving a phone with multiple satellites simultaneously), that may reduce or eliminate Iridium's expected advantage. Also, it is possible that the IRIDIUM System may not be able to achieve the technological expectations of Iridium.

     Some of Iridium's potential competitors may have financial and other resources greater than those of Iridium. There can be no assurance that one or more of these competitors will not be better capitalized than Iridium. Terrestrial wireless service providers have found it advantageous to subsidize wireless phone purchases in order to stimulate demand for their services or to respond to competitive pressures. Such subsidization requires financial resources. There can be no assurance that Iridium will have the financial resources required to pursue subsidization in the event subscriber equipment subsidization becomes an advantageous strategy in the MSS market.

  Competition for Subscribers and Service Providers; Pricing

     The IRIDIUM System is not intended to provide communications services that compete with landline and terrestrial wireless services, but instead is designed to complement such services. IRIDIUM Satellite Services will be priced significantly higher than most terrestrial phone and paging services, and IRIDIUM customers are not expected to discontinue their use of terrestrial wireless services. Iridium's business plan assumes that Iridium will be able to charge a global mobility premium, over the cost of a hypothetical terrestrial-based call, for its Satellite Services. If the market will not support such a premium, Iridium's ability to compete may be materially adversely affected. Also, the IRIDIUM System will lack the operational capacity to provide local service to large numbers of subscribers in concentrated areas and Iridium's system will not afford the same voice quality, signal strength and degree of building penetration in areas that are served by mature terrestrial wireless voice or paging systems. The extension of land-based telecommunications systems to areas that are currently not serviced by landline or terrestrial wireless phone or paging systems could reduce demand that might otherwise exist in such areas for Iridium's service.

     In addition to competing for subscribers to its service, Iridium also expects to compete with various other communications services for local service providers. A failure to effectively compete with these services could materially and adversely affect the availability to Iridium of the more desirable service providers or the revenue sharing arrangements among Iridium, gateway operators, service providers and roaming partners. Furthermore, ICO could have an advantage in obtaining spectrum allocations and local operating approvals in a number of countries because it is affiliated with Inmarsat, and investors in ICO and Inmarsat include many state-owned telecommunications companies and the regulatory authorities in their countries. See "Regulation of Iridium."

  Competition in Paging Services

     In addition to competing with paging services offered by proposed global and regional MSS systems, if any, the IRIDIUM paging service will face competition from regional and nationwide terrestrial paging services, and from M-Tel's SkyTel service which currently provides paging services to approximately 20 countries around the world. SkyTel operates by forwarding paging messages via satellite to a foreign paging network that subsequently transmits the message over its local network. Also, in 1995 Inmarsat introduced an international satellite-based one-way messaging service.

  Competition Related to New Technologies and New Satellite Systems

     Iridium may also face competition in the future from companies using new technologies and new satellite systems which could render the IRIDIUM System obsolete or less competitive. Such new technologies, even if not ultimately successful, could have a material and adverse effect on Iridium as a result of associated initial marketing efforts. Iridium's business could be materially and adversely affected if competitors begin operations or existing telecommunications service providers penetrate Iridium's target markets before completion of the IRIDIUM System.

RELIANCE ON MOTOROLA, GATEWAY OWNERS AND OTHER THIRD PARTIES

  Construction and Operation of the IRIDIUM System

     Iridium does not independently have and does not intend to acquire, except by contracting with other parties, the ability to design, develop or produce the components of the IRIDIUM System or to launch the constellation of satellites or to operate and maintain the system once it is fully deployed. Motorola has agreed to provide these services to Iridium under the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract. Thus, Iridium currently relies on Motorola to perform these critical tasks. Motorola, in turn, is relying to a significant extent on subcontractors and suppliers to perform many of the critical tasks in constructing the IRIDIUM System. In addition, Iridium is currently relying on Motorola to maintain the necessary operating licenses for the system control facilities in the United States, and the license from the FCC to construct, launch and operate the system, and to operate and maintain the space segment for the benefit of Iridium. Any assignment or transfer of control of these licenses could be subject to the prior consent of the FCC. See "Regulation of Iridium -- Licensing Status." Motorola has developed the specifications for the gateways and subscriber equipment. Motorola is also supplying gateway equipment and associated services and Iridium believes that currently Motorola and Kyocera are the only companies that are planning to develop and sell subscriber equipment. If for any reason Motorola or any of its important subcontractors fail to perform as required under the agreements, the ability of Iridium to implement the IRIDIUM System on time and within estimated costs and, once implemented, to maintain and operate the system, could be materially and adversely affected. Motorola's liability under the agreements for damages for any breach thereof is limited. See "Principal Contracts for the Development of the IRIDIUM System" and "-- Conflicts of Interest with Motorola."


     Iridium has obtained commitments from its investors who are gateway operators that they will use their reasonable best efforts to perform certain critical functions including: obtaining the necessary licenses, if any, from the jurisdictions in which they operate; constructing and operating the gateways; connecting the IRIDIUM System to PSTNs; marketing IRIDIUM Services; selecting, or acting as, service providers; and managing relations with IRIDIUM System subscribers either directly or through service providers. Iridium is dependent on the activities of its gateway operators for its success. Some gateway operators are behind schedule in the steps necessary to establish and implement their gateways. Other gateway operators have indicated that they may not receive regulatory approvals for some of the countries in their territories at the anticipated commencement of commercial operations in September 1998. Iridium has entered into Gateway Authorization Agreements with its gateway operators with respect to these obligations and gateway operators have entered into gateway equipment purchase agreements with Motorola for the purchase of gateway equipment for 11 gateways. Motorola has committed to deliver the gateway equipment for these gateways including voice functionality by September 1998 although, in certain circumstances such as a gateway's failure to perform its payment obligations, the relevant contracts permit Motorola to delay delivery or cancel the agreement. Several gateways are late in making payments under their contracts. Motorola currently intends to activate the gateway equipment for paging functionality at a portion of the gateways by September 1998 with the remainder activated by October 1998. There can be no assurance that Motorola will be able to meet its gateway supply commitments or that gateway operators will perform their obligations under the Gateway Authorization Agreements or gateway equipment purchase agreements. In addition, the ICRS functionality and enhanced call intercept modifications being negotiated with Iridium will require all gateway operators to sign agreements with Motorola for this functionality. No such agreements have been signed. See "Principal Contracts for the Development of the IRIDIUM System -- Gateway Authorization Agreements."


  Distribution and Marketing of IRIDIUM Services


     The sales of Iridium's services and of IRIDIUM subscriber equipment to the ultimate consumer will be made by service providers which will be, or will be selected by, Iridium's gateway operators. Iridium's business plan assumes substantial sales of IRIDIUM subscriber equipment by service providers prior to the commencement of commercial services. Iridium's success will depend upon the motivation and ability of such service providers to generate on a timely basis demand for IRIDIUM Services and subscriber equipment, and there can be no assurance that such demand can be generated on a timely basis. As Iridium will not control the retail pricing of IRIDIUM Services or equipment to subscribers, decisions on pricing by gateway operators and service providers could materially and adversely affect Iridium. The failure of one or more gateway operators to fulfill their obligations to Iridium on a timely basis could have a material and adverse effect on Iridium, particularly in view of the fact that the appeal of the IRIDIUM System will be dependent in part upon the extent to which its services are accessible from, and deliverable to, most of the world. There can be no assurance that service providers will provide sufficient economic or contractual incentive for service providers to successfully execute Iridium's business plan with respect to customer acquisition and retention, pricing, customer service and marketing, particularly in light of the fact that sales of IRIDIUM Services and subscriber equipment are likely to represent only a portion of each service provider's business. In addition, while Iridium anticipates devoting significant resources to advertising, Iridium is dependent on gateway operators and service providers effectively cooperating in the marketing of IRIDIUM Services in their territories. Failure of the gateway operators and service providers to adequately fund and implement the marketing of IRIDIUM Services could have a material adverse effect on Iridium.


     A number of gateway operators have entered into non-binding memoranda of understanding with entities that have indicated an interest in becoming IRIDIUM Service providers in their service territories but have not yet executed definitive agreements to any significant extent. The willingness of companies to become service providers will be dependent upon a variety of factors including pricing of services and compensation to service providers, local regulations and the perceived competitiveness of the IRIDIUM System.

RISKS ASSOCIATED WITH PRINCIPAL SUPPLY CONTRACTS

  Space System Contract


     Iridium and Motorola have entered into the Space System Contract which provides for the payment by Iridium to Motorola of $3.45 billion (subject to certain adjustments) for the design, development, production and delivery in orbit of the space segment. As of March 31, 1997, Iridium had paid $2.284 billion of this amount, and all but $150 million of this price is required to be paid by Iridium before the space segment is determined to be fully operational. Furthermore, Motorola's aggregate liability under the Space System Contract and related contracts with Iridium in the event the system is not operational is subject to the Motorola Liability Limitations (defined below) and in no event is Motorola required under the contract to refund amounts previously paid by Iridium to Motorola. In addition, subject to certain exceptions, Iridium bears the risk, including additional costs, if any, resulting from excusable delays under the Space System Contract, as well as certain of the risks of loss for satellites once placed in orbit. Following the January 1997 launch failure involving the McDonnell Douglas Delta II launch vehicle, Motorola advised Iridium of its position that the United States government's temporary postponement of Delta II launches pending completion of a failure review analysis constituted an "excusable delay" under the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Contract. Motorola then reworked the original launch schedule and notified Iridium that it would not claim either a cost adjustment under the Space System Contract, the Operations and Maintenance Contract or the Terrestrial Network Development Contract or a schedule extension of the final Space System Contract milestone as a result of the January 1997 Delta II launch failure. This reworked launch schedule assumes that there are no additional significant launch delays and that all three launch providers -- McDonnell Douglas, Khrunichev and China Great
Wall -- are able to provide launch services as currently planned. Iridium and Motorola intend to amend the Space System Contract to reflect the new planned launch schedule. There can be no assurance that events constituting "excusable delays" will not arise in the future, or, if any event constituting an "excusable delay" does arise, that it will be resolved on terms that are not materially adverse to Iridium. See "-- Potential for Delay and Cost
Overruns -- Deployment of Satellites" and "Principal Contracts for the Development of the IRIDIUM System."


     The Space System Contract may be terminated upon the occurrence of certain events of default. If Iridium defaults, it is obligated to (i) make certain payments to Motorola, including the reasonably anticipated profits Motorola could have earned had it been permitted to complete its contracts, a portion of the prices of all partially completed milestones and all costs of stopping work, including Motorola's costs of terminating subcontracts and purchase commitments and (ii) assign certain permits and licenses to Motorola which were previously transferred to Iridium. If Motorola defaults, Motorola's liability is limited to reasonable costs of completion in excess of the contract price, subject to the Motorola Liability Limitations discussed below. Motorola would also be entitled to withhold certain intellectual property associated with various aspects of the IRIDIUM System, as a result of which Iridium might not be able to complete the construction of the system. See "Principal Contracts for the Development of the IRIDIUM System."

     The Space System Contract provides that, to the extent Motorola has any liability to Iridium under the contract for any costs, damages, claims or losses whatsoever arising out of or related to such contract, or any such liability under the Operations and Maintenance Contract, the Terrestrial Network Development Contract or any other contract executed between Iridium and Motorola in connection with the IRIDIUM System, or any provisions of any of the foregoing, whether pursued as a breach of contract or as a tort or other cause of action and whether accruing before or after completion of all the work required under the contracts, such liability shall be limited to $100 million in the aggregate. Each contract also provides that Motorola shall not be liable to Iridium, whether in contract, tort or otherwise, for special, incidental, indirect or consequential damages, including, without limitation, lost profit or revenues. As described under "Principal Contracts for the Development of the IRIDIUM System," the Space System Contract, Operations and Maintenance Contract and Terrestrial Network Development Contract each contain other significant limitations on Motorola's potential liability. The foregoing are the "Motorola Liability Limitations."

  Operations and Maintenance Contract

     Iridium has also entered into the Operations and Maintenance Contract with Motorola which obligates Motorola for a period of five years after completion of the final milestone under the Space System Contract to operate the IRIDIUM space segment and to exert its best efforts to monitor, upgrade and replace the hardware and software of the IRIDIUM space segment as necessary to maintain specified performance levels. Iridium has the right to extend the term of this contract for an additional two years. This contract provides for specified increasing quarterly payments by Iridium to Motorola that are expected to aggregate approximately $2.88 billion, subject to certain adjustments. If Iridium exercises its option to extend the Operations and Maintenance Contract for an additional two years, the payments due will be based upon specified quarterly payments ranging up from $157 million in 2003. Such payments are expected to aggregate approximately $1.33 billion, subject to certain adjustments. In the event that completion of the Space System Contract and, therefore, the commencement of the five year period of the Operations and Maintenance Contract, is delayed more than six months for any reason (other than causes within the reasonable control of Motorola), the specified quarterly payments will be adjusted to account for any additional costs incurred by Motorola. See "Principal Contracts for the Development of the IRIDIUM System." Motorola does not make any warranty with respect to the services, materials or equipment supplied under this contract. In the event that the Operations and Maintenance Contract terminates or expires (including termination arising from certain defaults by Motorola or Iridium), Iridium would be obligated to make certain additional payments to Motorola. However, if the termination arises from certain defaults of Motorola, Motorola could also be required to make certain payments to Iridium (subject to the Motorola Liability Limitations). See
"-- Limited Life of Satellites; Cost of Maintaining the Space Segment; Risk of Satellite Failure or Damage." The remedies of Iridium and Motorola specified in the contract for a default under the contract are exclusive of all other remedies.

     The Operations and Maintenance Contract contains provisions relating to indemnification, excusable delays, insurance, permits and licenses, waivers of rights, events of default and other matters similar to those contained in the Space System Contract. Motorola's liability under the Operations and Maintenance Contract is subject to the Motorola Liability Limitations. In the event that the Space System Contract is terminated for whatever reason, the Operations and Maintenance Contract will also terminate. See "Principal Contracts for the Development of the IRIDIUM System."

  Terrestrial Network Development Contract

     Iridium has also entered into the Terrestrial Network Development Contract with Motorola, pursuant to which Motorola is obligated to design and develop the gateway hardware and software, and license Iridium to use and permit others to use intellectual property developed under the contract to procure the development and manufacture of gateways from sources other than Motorola. Motorola will be paid a total of $178.9 million under the contract in increments tied to the completion of milestones, including those relating to acceptance tests of the completed gateway design. Motorola's liability under the Terrestrial Network Development Contract is subject to the Motorola Liability Limitations and the contract contains provisions relating to excusable delays, waivers of rights, events of default and other matters similar to those contained in the Space System Contract and the Operations and Maintenance Contract.

  Amendments to Principal Contracts

     As a result of technological developments, changes in the desired product mix and features of the IRIDIUM Services, the addition of enhanced system capabilities (including ICRS, "follow-me paging" and enhanced call intercept), and scheduling adjustments, there are a variety of pending and anticipated amendments and interpretations to the principal supply contracts and other agreements and letters with Motorola which are estimated by Motorola to approximate an aggregate of $125 million, which amount is reflected in Iridium's estimates of its funding requirements. Many of the service enhancements contemplated by these amendments will not be available until after the commencement of commercial operations. Certain of these enhancements may require the gateway owners to sign additional agreements with Motorola. There can be no assurance that these agreements will be executed or approved by the Iridium Board. Further, there can be no assurance future technological, market or regulatory developments will not necessitate further amendments to such contracts and agreements or that Motorola or other vendors will be willing or able to provide for these new capabilities on terms acceptable to Iridium. Furthermore, Iridium has no assurance of having alternative suppliers to Motorola for provision of these capabilities.

RISK ASSOCIATED WITH INTERNATIONAL OPERATIONS AND DEVELOPING MARKETS

     Since Iridium expects to provide telecommunications services in almost every country, it is subject to certain multinational operational risks, such as changes in domestic and foreign government regulations and telecommunications standards, licensing requirements, tariffs or taxes and other trade barriers, price, wage and exchange controls, political, social and economic instability, inflation, and interest rate and currency fluctuations. The risks enumerated above are often greater in developing countries or regions. In addition, although Iridium anticipates that gateway operators and service providers will make all payments in United States dollars, the potential lack of available United States currency in developing markets may prevent gateway operators and service providers in such markets from being able to do so. Because Iridium expects to receive most payments in United States dollars it does not intend to hedge against exchange rate fluctuations. Under current United States law, Iridium, as a U.S. company, is prohibited from doing business in Cuba, Iran, Iraq, Libya and North Korea. These restrictions may limit, or eliminate entirely, the provision of gateway services or IRIDIUM Services in these countries. Motorola and other United States companies may also be prohibited from selling equipment in these countries.

PRICING RISK

     Under Iridium's pricing strategy it will set wholesale prices for IRIDIUM Services and service providers will control the retail price. Service providers may price IRIDIUM Services in a manner that is sub-optimal to Iridium, including setting too high a retail price, and thereby reducing total demand without an offsetting increase in per minute revenue to Iridium. Moreover, Iridium and its service providers may be forced to lower retail prices in response to competition. In addition, pricing for telecommunication services, including long distance rates, has trended downward in recent years. This downward trend may make it difficult for Iridium to hold or raise its wholesale prices.

LIMITED SATELLITE CAPACITY

     To provide commercially adequate service, ensure user acceptance and operate successfully, the IRIDIUM System will have to provide minimum levels of availability of IRIDIUM Satellite Services, which will depend upon system capacity. Various factors, including usage patterns, will have a significant impact on the capacity of the IRIDIUM System for a particular geographic area and on a system-wide basis. Most important among these are usage patterns and spectrum allocation. Iridium could experience unexpected usage patterns which could exceed the capacity of the IRIDIUM System through one or several gateways. If Iridium faces significant capacity issues, its ability to increase its spectrum assignment in any market is subject to significant regulatory hurdles. There can be no assurance that the necessary spectrum assignments will occur or that adverse and unanticipated usage patterns will not materialize. Failure to achieve a commercially viable capacity level for any reason, including but not limited to those mentioned in this section, would materially and adversely affect Iridium.

CONFLICTS OF INTEREST WITH MOTOROLA


     Motorola has and will have various conflicts of interest with Iridium. Motorola is the creator and developer of the concept of the IRIDIUM System, the principal supplier to Iridium, a founding investor of Iridium, a gateway owner, Iridium's largest Class 1 Interest Holder, a holder of warrants to acquire Class 1 Interests and a warrant to acquire Series M Class 2 Interests, the guarantor of Iridium's borrowings under its Guaranteed Bank Facility and a holder of a security interest in substantially all of Iridium's assets. Although Motorola does not have any employees who serve as directors on the Company Board, does not by itself control the Iridium Board and is not permitted to participate in decisions or other actions by Iridium with respect to the Space System Contract, Operations and Maintenance Contract and the Terrestrial Network and Development Contract, Motorola, through its position as (i) the holder of the largest ownership interest in

Iridium, (ii) potentially the largest holder of Class A Common Stock (through exchanges of Class 1 Interests for shares of Class A Common Stock), (iii) the guarantor of the debt of Iridium and (iv) the principal supplier to Iridium, could in certain situations exercise significant influence over Iridium and the Company. For example, in addition to its representation on the Iridium Board, Motorola could have control over Iridium similar to that of a creditor through its position as a guarantor of Iridium's outstanding debt and as the holder of a security interest in substantially all of Iridium's assets.


     Motorola and Iridium entered into the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract after extensive negotiations. Iridium, however, was a wholly-owned subsidiary of Motorola at the time the Space System Contract and Operations and Maintenance Contract were negotiated and therefore these negotiations were not conducted on an arm's-length basis. Moreover, although these agreements provide for specific prices, Motorola's obligations and liabilities thereunder are subject to certain limitations which allocate various risks to Iridium and may have the effect of increasing the price paid by Iridium. Iridium's payment obligations under these agreements are expected to comprise most of its expenses, and the proceeds of the Offerings will be used primarily to make milestone payments to Motorola under the Space System Contract and the Terrestrial Network Development Contract. See "Principal Contracts for the Development of the IRIDIUM System" and "Certain Relationships and Related Transactions of Iridium."

     Under the Space System Contract, Motorola has agreed to license the rights to manufacture, sell and use certain intellectual property to the extent essential to manufacture IRIDIUM subscriber equipment to competent suppliers that are acceptable to Motorola. Motorola maintains that it has substantial discretion in its exercise of these rights and could limit the ability of potential suppliers to manufacture and sell IRIDIUM subscriber equipment. See "Principal Contracts for the Development of the IRIDIUM System -- Space System Contract." If Motorola asserts its position and refuses to license intellectual property to one or more potential manufacturers, the availability of subscriber equipment and the characteristics and price thereof could be adversely affected, which could in turn reduce the demand for IRIDIUM Services. Motorola has, however, entered into a license agreement with Kyocera which allows Kyocera to manufacture IRIDIUM phones and Iridium believes that if both Motorola and Kyocera manufacture equipment, they will be able to produce a sufficient number of IRIDIUM phones. In addition, Motorola has informed Iridium that it has not declined to license the essential intellectual property to any third party. Therefore, while Iridium believes that this risk has been reduced, such risk has not been eliminated since there can be no assurance that Motorola will not exercise its rights in the future in a manner that limits the access of other potential manufacturers to the intellectual property essential for the manufacture of subscriber equipment.

CONFLICTS OF INTEREST WITH GATEWAY OWNERS


     The Iridium Board consists of representatives of certain of the world's leading telecommunications companies. Almost all of the members of the Iridium Board have been appointed by investors in Iridium who also are gateway owners and service providers. Because Iridium will be a supplier to the gateways and the service providers, the interests of Iridium are expected to conflict in certain respects with the interests of the gateway owners and the service providers. For example, this conflict of interest will be relevant in setting the wholesale prices that Iridium will charge for airtime and other IRIDIUM Services. There can be no assurance that the allocation of revenues between Iridium and the gateway owners or operators by the Iridium Board will not have an adverse effect on Iridium. See "Principal Contracts for the Development of the IRIDIUM System."


DEPENDENCE ON KEY MANAGEMENT AND QUALIFIED PERSONNEL

     Iridium's success will be dependent upon the efforts of its management team and its ability to attract and retain qualified management and personnel in the future. Iridium has no employment contract with any employee and is subject to the possibility of loss of one or more key employees at any time. Iridium must also rely upon several employees of Motorola who play a key role in the performance of Motorola's obligations under the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract. Iridium has no control over the relationship between Motorola and such employees.

Iridium could be materially and adversely affected by the loss of one or more key employees. In addition, Iridium's success will be dependent in part upon gateway operators having qualified personnel at the various gateways to (i) oversee the construction of and operate gateways and (ii) execute significant aspects of Iridium's licensing, marketing and distribution efforts. Significant and rapid growth in demand for IRIDIUM Services would also require Iridium and possibly various gateway operators to make additions to personnel to manage such growth while continuing to meet customer service expectations.

PATENTS AND PROPRIETARY RIGHTS

     The Space System Contract and the Terrestrial Network Development Contract provide generally that Motorola will retain all rights to the intellectual property associated with the IRIDIUM System. Motorola's obligations under the Space System Contract and the Terrestrial Network Development Contract to license these intellectual property rights to third-party suppliers are subject to significant conditions which could limit Iridium's ability to obtain alternate suppliers of necessary components of the IRIDIUM System in the future. Various aspects of the design of the IRIDIUM System are already covered by Motorola patent, copyright and trade secret rights or are the subject of pending patent applications. Motorola has filed numerous patent applications on the IRIDIUM System to date and expects to file additional patent applications, both in the United States and abroad, as the development of the IRIDIUM System progresses. There can be no assurance that such applications will be granted in a timely manner or at all, or that, if such patents are obtained that such patents, and any copyrights or trade secret rights will be adequate to prevent others from using the intellectual property used in Iridium's business. Furthermore, many of Iridium's competitors have obtained, and may be expected to obtain in the future, patents that may cover or affect products or services that directly or indirectly relate to those offered by Motorola for the IRIDIUM System. Iridium or Motorola may not be aware of all patents that may potentially be infringed by products developed by Motorola for the IRIDIUM System. In addition, patent applications in the United States are confidential until a patent is issued and, accordingly, Iridium cannot evaluate the extent to which the products developed by Motorola for the IRIDIUM System may infringe claims contained in pending patent applications. In general, if it were determined that one or more of such products infringe on patents held by others, Motorola and Iridium could be required to (i) cease developing or marketing such products,
(ii) obtain licenses to develop and market such products from the holders of the patents, or (iii) redesign such products in such a way as to avoid infringing the patent claims. The extent to which Iridium may be required in the future to obtain licenses with respect to patents held by others and the availability and cost of any such licenses is currently unknown. There can be no assurance that Iridium would be able to obtain such licenses on commercially reasonable terms or, if it were unable to obtain such licenses, that Motorola would be able to redesign the products which it developed for the IRIDIUM System to avoid infringement.


     Motorola has agreed pursuant to the Space System Contract to indemnify Iridium for claims of infringement of any valid and enforceable patent in any country where IRIDIUM Services are authorized which is brought against Iridium on account of the space segment or any part thereof that is supplied to Iridium by Motorola under the Space System Contract. However, Motorola's liability thereunder is subject to certain significant limitations. For example, if Motorola's liability in respect of a claim or proceeding in any particular country exceeds 10% of the actual income derived by Iridium from the provision of IRIDIUM Services in that country, Iridium is required to cooperate to mitigate Motorola's liability, including either terminating the provision of IRIDIUM Services in that country or releasing Motorola from liability for patent infringement in that country in excess of such 10% amount. See "Principal Contracts for the Development of the IRIDIUM System -- Space System Contract."


ALLEGED HEALTH RISKS


     Certain media reports have suggested possible links between the use of portable cellular telephones which integrate transmitting antennas into their handsets and certain health risks, including cancer, as well as possible interference between digital cellular telephones and pacemakers, hearing aids and other electronic medical devices. The FCC has issued amended and updated guidelines for evaluating environmental radio frequency radiation from FCC-regulated transmitters. These guidelines are intended to protect the public from health risks due to exposure to radio frequency energy. Similar guidelines were issued in 1996 by the International Commission on Non-Ionizing Radiation Protection, an international body assigned to develop guidelines regarding non-ionizing radiation. Guidelines are also being considered by certain other international agencies. No assurance can be given that in the future other standards bodies will not issue standards that could require or otherwise result in phone modifications which may materially and adversely affect Iridium. At this time, there are no FCC proposals relating to the alleged health risks associated with digital-based cellular phones and pacemakers, hearing aids and other electronic medical devices. There can be no assurance that the FCC will not regulate the use of digital technology in wireless communications devices in a manner that would adversely affect Motorola's or Kyocera's ability to design and develop a digital phone for use with the IRIDIUM System.

RISK OF ANTITRUST OR OTHER COMPETITION REGULATION

     Antitrust and competition laws generally may affect Iridium's ability to grant exclusive rights to construct and operate IRIDIUM gateway systems. See "Principal Contracts for the Development of the IRIDIUM System -- Gateway Authorization Agreements." Compliance with these and other laws and regulations may, in some cases, require formal notification or informal consultation with governmental enforcement or administrative authorities. This process may result in delays in securing approval, where necessary, to offer, grant or exercise rights, or may result in restrictions or prohibitions on the offer, grant or exercise of such exclusive rights. It also could adversely affect the ability of Iridium to operate or to obtain necessary licenses or otherwise to conduct business in one or more areas of the world.

RISKS ASSOCIATED WITH GROWTH

     While there can be no assurance that customer acceptance of and satisfaction with IRIDIUM Services will result in substantial and increasing demand for IRIDIUM Services, significant and rapid growth in demand for IRIDIUM Services would require Iridium to make additions to personnel and management information systems to manage such growth while continuing to meet customer service expectations. In addition, spectrum and satellite infrastructure characteristics of the IRIDIUM System set inherent capacity limitations that would prevent growth above certain levels.

DIVIDEND POLICY


     The Company has never declared or paid any dividends on its Class A Common Stock or Class B Common Stock, and Iridium has never made distributions on its Class 1 Interests. The Company and Iridium do not currently anticipate paying any such dividends or distributions until some time following the date on which Iridium achieves a positive operating cash flow. Cash distributions by Iridium are expected to be restricted by certain debt covenants, potentially long after the achievement of positive operating cash flow. The Company's sole asset is its Class 1 Interests and the Company has no independent means of generating revenues. See "Dividend Policy" and "-- Development Stage Company; Absence of Revenues."



     Iridium is intended to be treated as a partnership for United States federal income tax purposes. The Company will be responsible for paying the United States federal income tax on its distributive share of the income of Iridium that is effectively connected with the conduct of a trade or business in the United States. See "Tax Considerations -- United States Federal Income Taxation -- Taxation of the Company." The Company will have no source of funds to pay United States federal income taxes other than distributions from Iridium. The Iridium LLC Limited Liability Company Agreement of Iridium requires the Iridium Board, to the extent of legally available funds, to declare and pay distributions sufficient to assure that each non-U.S. Class 1 Member receives an amount at least equal to the amount of such Member's U.S. federal, state and local income tax liability resulting from allocations of Iridium's income to such Member. Iridium also has agreed under the Management Services Agreement to advance funds to the Company, under certain conditions, to enable the Company to pay any income tax liability that cannot be satisfied by distributions to the Company on the Class 1 Interests. See "Governance of the Company and Relationship with Iridium -- Management Services Agreement." If for any reason Iridium were unable to comply with these undertakings, the Company would be unable to make required tax payments to the United States which would have a material adverse effect on the Company.

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF CLASS A COMMON STOCK PRICE

     Prior to the Offerings there has been no public market for the Class A Common Stock and there can be no assurance that an active public market for the Class A Common Stock will develop or continue after the Offerings. The initial public offering price of the Class A Common Stock will be determined by negotiation between the Company and the Underwriters. See "Underwriting." The trading price of the Class A Common Stock could be subject to wide fluctuation in response to variations in operating results, announcements of the achievement of objectives or delays in development by Iridium or its competitors, or other events or factors.

DILUTION RISK


     Upon the purchase by the Company of Class 1 Interests with the proceeds from the Offerings, the Company will realize a substantial dilution in pro forma net tangible book value per Class 1 Interest. In addition, the Company will experience dilution in the future as a result of the purchase and sale of Class 1 Interests at prices below the price paid by the Company for its Class 1 Interests. At April 30, 1997 there were outstanding warrants to purchase 9,269,292 Class 1 Interests at $.00013 per Class 1 Interest; options to acquire 1,863,150 Class 1 Interests at $13.33 per Class 1 Interest issued to executive officers and managers of Iridium under the Iridium Option Plan; Series A Class 2 Interests that convert into 672,006 Class 1 Interests without any additional cash investment; and a currently exercisable warrant to purchase up to the number of Series M Convertible Class 2 Interests equal to 2.5% of the number of outstanding Class 1 Membership Interests on the date of exercise, calculated on a fully diluted basis, at $13.33 per Interest that, when issued, will be convertible into a like number of Class 1 Interests without the payment of additional cash consideration. See "Dilution." In addition to the warrants described above, under guarantee arrangements with Motorola, Iridium has a continuing obligation to issue comparable warrants to Motorola for so long as the guarantees of borrowings under the Guaranteed Bank Facility remain in place. The maximum aggregate warrant compensation Motorola can receive under these arrangements is warrants to purchase 11,250,000 Class 1 Interests (subject to anti-dilution adjustments) at $.00013 per Class 1 Interest in respect of the $750 million guarantee through commencement of commercial operations, warrants to purchase 3,750,000 Class 1 Interests (subject to anti-dilution adjustments) at $.00013 per Class 1 Interest in respect of the $350 million conditional guarantee through commencement of commercial operations, if such guarantee is issued, and warrants to purchase up to 900,000 Class 1 Interests at $.00013 per Class 1 Interest per year for each $100 million of guaranteed commitments if the Guaranteed Bank Facility is extended beyond its scheduled August 1998 maturity date. Through April 30, 1997, Motorola had earned warrants to purchase 4,272,000 Class 1 Interests as compensation for its guarantee. The Class 1 Interests acquired upon exercise of such warrants must be held for five years from the date of issuance of such Interests. Up to 18,206,550 Class 1 Interests may be issued to existing investors in Iridium at a purchase price of $13.33 per Interest pursuant to the Reserve Capital Call. The Iridium Board has also authorized the issuance of warrants to purchase up to 9,165,000 Class 1 Interests at a purchase price of $.00013 per Interest to gateway owners who meet certain performance criteria.



     There will be no immediate dilution to the purchasers of Class A Common Stock in the Offerings with respect to the Class A Common Stock. However, pursuant to the Interest Exchange Agreement, the Company has agreed to exchange shares of Class A Common Stock for Class 1 Interests at an exchange rate of one share of Class A Common Stock for each Class 1 Interest (subject to anti-dilution adjustments) commencing 90 days after Iridium has achieved one full quarter of positive earnings before interest, taxes, depreciation and amortization. No exchange shall take place unless approved by Iridium pursuant to authorization of Directors representing at least 66 2/3% of the Iridium Board. See "Governance of the Company and Relationship with Iridium -- Exchange Rights of Iridium Members." Also, the Company has authorized the issuance of up to 2,500,000 shares of Class B Common Stock in the Global Ownership Program. These shares of Class B Common Stock will be convertible into Class A Common Stock on a share for share basis. See "Governance of the Company and Relationship with Iridium -- Global Ownership Program." In addition, the Company has agreed that in the future it will issue additional shares of Class A Common Stock at the direction of Iridium and invest the net proceeds thereof in exchange for one Class 1 Interest for each share of Class A Common Stock so issued (subject to anti-dilution adjustments). See "Governance of the Company and Relationship with Iridium -- Share Issuance Agreement."

     Iridium needs to raise substantial additional funds to complete the development and implementation of the IRIDIUM System. A portion of these funds may be raised through the Reserve Capital Call which would result in the issuance of up to 18,206,550 Class 1 Interests at $13.33 per Class 1 Interest. Most of the balance of Iridium's cash needs is expected to be raised through the incurrence of debt. In order to attract debt investors, Iridium may need to offer such investors (and to persons providing guarantees or other forms of credit support for such debt, if any) the right to acquire Class 1 Interests (or similar interests) at prices substantially below the price per Class 1 Interest price to be paid by the Company. Iridium may also decide to sell additional Class 1 Interests directly to investors and the sale price of such Interests may be substantially less than the price per Class 1 Interest to be paid by the Company.


SHARES ELIGIBLE FOR FUTURE SALE


     Following completion of the Offerings, the only shares of Class A Common Stock of the Company that will be outstanding will be the 10,000,000 shares issued in the Offerings (11,500,000 shares if the Underwriters' over-allotment options are exercised in full). However, the Company has agreed in the Interest Exchange Agreement that it will exchange shares of Class A Common Stock for Class 1 Interests at the rate of one share of Class A Common Stock for each Class 1 Interest and to register with the Securities and Exchange Commission those shares for sale. Pursuant to the Interest Exchange Agreement, the holders of Class 1 Interests may not exchange their Interests for shares of Class A Common Stock prior to 90 days after the first fiscal quarter in which Iridium achieves positive earnings before interest, taxes, depreciation and amortization. No exchanges shall take place unless approved by Iridium, pursuant to the authorization of Directors representing at least 66 2/3% of the Iridium Board. Based upon the number of Class 1 Interests expected to be outstanding at the time of completion of the Offerings, 129,219,150 shares of Class A Common Stock would be issuable upon such exchange. Including all Class 1 Interests which will be issuable in the future based upon warrants, options and convertible securities expected to be outstanding immediately following completion of the Offerings, and the Reserve Capital Call, an aggregate of 181,113,530 shares of Class A Common Stock would be issuable upon such exchange. See "Dilution."



     Eligible employees of the Company and Iridium and persons having business relationships with Iridium who are purchasing reserved shares of Class A Common Stock in the Offerings have agreed, with certain exceptions, not to sell, offer to sell or otherwise dispose of any shares of Class A Common Stock without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 180 days after the date of this Prospectus.


     Following completion of the Offerings, the Company will issue shares of Class B Common Stock in the Global Ownership Program. These shares of Class B Common Stock will be exchangeable for Class A Common Stock on a share for share basis after the satisfaction of certain conditions, but in no event earlier than one year after issuance. Following such exchanges, and if registered for resale with the Securities and Exchange Commission, the Class A Common Stock issuable on exchange will be freely transferable if held by persons who are not affiliates. See "Governance of the Company and Relationship with Iridium -- Global Ownership Program." Issuances of substantial amounts of Class A Common Stock, or the expectation of such issuances, could adversely affect the market price of the Class A Common Stock.

RISKS ASSOCIATED WITH INCORPORATION UNDER BERMUDA LAW

     The Company is incorporated under the Companies Act 1981 of Bermuda, as amended from time to time (the "Bermuda Act"). As a result, the rights of holders of Class A Common Stock will be governed by Bermuda law and the Company's Memorandum of Association and Bye-Laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. The Company has been advised by its Bermuda counsel, Conyers, Dill & Pearman, that uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions (including the United States) against the Company or officers or directors of the Company under the securities laws of those jurisdictions or entertain actions in Bermuda against the Company or its officers or directors under the securities laws of other jurisdictions. There is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of United States courts. Certain remedies available under the United States federal securities laws would not be allowed in Bermuda courts as contrary to that jurisdiction's public policy.

RISK OF LOSS OF MANAGEMENT RIGHTS UPON CHANGE IN CONTROL

     Under the Limited Liability Company Agreement of Iridium, the Company has certain special rights including the right to designate two members of the Iridium Board, one of whom will act as a Vice Chairman of Iridium, and the right to approve certain significant transactions involving Iridium. See "Governance of the Company and Relationship with Iridium -- Participation in the Governance of Iridium." Iridium will have the right to terminate these special rights following a Company Change in Control (as defined), which includes circumstances in which an entity other than Iridium becomes the beneficial owner of more than 30% of the Company's outstanding common stock or in which there is a change in a majority of the members of the Company's Board of Directors (the "Company Board") over a two year period that was not approved by a vote of 66 2/3% of the members of the Company Board then still in office who were directors at the beginning of the two year period or whose election or nomination for election was previously so approved. As a result of these provisions, as well as the risks described below under "-- Risks Related to the Investment Company Act of 1940," holders of Class A Common Stock may effectively be precluded from replacing a majority of the Company Board, which initially consists of directors selected by Iridium.

RISKS RELATED TO THE INVESTMENT COMPANY ACT OF 1940


     Substantially all of the assets of the Company will consist of Class 1 Interests in Iridium. Under the United States Investment Company Act of 1940 (the "1940 Act"), the Company could be deemed to be an "investment company" if the Class 1 Interests constitute "investment securities," as defined in the 1940 Act. If the Company were required to be registered as an investment company under the 1940 Act, there would be a substantial risk that the Company would be in violation of the 1940 Act because non-United States companies cannot so register without applying for and receiving an order from the United States Securities and Exchange Commission permitting such registration. Reincorporation under the laws of a state in the United States would impose substantial tax expense on the Company. The Company believes that it is not required to register as an investment company under the 1940 Act. This decision is based upon the Company's belief that the Class 1 Interests it will hold will not be "securities" for purposes of the 1940 Act. This belief is based upon the Company's role in the affairs of Iridium. There is a risk that a court could reach a contrary conclusion. This risk would be substantially increased if there were a Company Change in Control that resulted in the Company losing its special management rights. See "-- Risk of Loss of Management Rights upon Change in Control."


TAX CONSEQUENCES RELATED TO PASSIVE FOREIGN INVESTMENT COMPANIES

     Special U.S. tax rules apply to U.S. taxpayers who own stock in a "passive foreign investment company" (a "PFIC"). Although the Company believes that it will not become a PFIC, there is a risk that in the future it may become a PFIC. Furthermore, if the Company becomes a PFIC in 1998, it will be deemed to have been a PFIC in 1997 as well. In such an event, a U.S. shareholder would be subject at his election either to (i) a current tax on undistributed earnings or
(ii) a tax deferral charge in certain distributions and in gains from a sale of shares of the Class A Common Stock (taxed as ordinary income).

                 THE COMPANY AND IRIDIUM'S STRATEGIC INVESTORS

THE COMPANY


     The Company was incorporated by Iridium as a Bermuda company on December 12, 1996 and has its principal offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. The Company was formed for the purpose of acting as a member of Iridium. The Company will use the net proceeds of the Offerings to acquire Class 1 Interests in Iridium. Upon consummation of the Offerings and application of the proceeds therefrom to the purchase of Class 1 Interests, the Company is expected to own approximately 7.2% of the outstanding Class 1 Interests (approximately 8.2%, if the Underwriters' over-allotment options are exercised in full). The expenses of the Offerings, estimated at $2,000,000, will be borne entirely by Iridium. The Company's only asset will be its interest in Iridium and its only activity will be participating in the management of Iridium.



     The following is a chart of Iridium's ownership structure, giving effect to the Offerings assuming the Underwriters' over-allotment options are not exercised and including the 7,500,000 Class 1 Interests to be purchased by P.T. Bakrie Communications Corporation pursuant to the purchase agreement executed May 9, 1997:



                                                         Iridium Africa 2.1%

                                                         Iridium Andes-Caribe 3.1%

                                                         Iridium Brasil 2.0%

                                                         Iridium Canada 3.8%

                                                         Iridium China 3.8%

                                                         Iridium India 3.8%

                                                         Iridium Italia 4.0%

                                                         Iridium Middle East 4.3%
    The Company             Strategic
       7.2%                 Investors                    Khrunichev 4.4%
                              92.8%
                                                         Korea Mobile Telecom 3.8%
                Iridium LLC
                                                         Lockheed Martin 1.1%

                                                         Motorola 19.0%

                                                         Nippon Iridium 11.3%

                                                         Pacific Electric Wire
                                                           & Cable Co. 3.8%

                                                         P.T. Bakrie Communications
                                                           Corporation 5.4%

                                                         Raytheon 0.6%

                                                         Sprint 3.8%

                                                         Thai Satellite 3.8%

                                                         Vebacom Holdings, Inc. 8.9%


     The above chart reflects percentage ownership in outstanding Class 1 Interests. For a description of the potential for dilution of the Company's interest in Iridium see "Dilution."

     For additional information on the Company's governance arrangements and its relationship with Iridium, see "Governance of the Company and Relationship with Iridium."

IRIDIUM'S STRATEGIC INVESTORS


     Iridium's strategic investors include market leaders in providing wireless telecommunications services, manufacturing telecommunications equipment and satellite systems and supplying satellite launch services. Iridium's strategic investors have collectively invested, or committed to invest, approximately $3.34 billion in Iridium, including equity, debt, guarantees, conditional commitments to provide guarantees and the Reserve Capital Call, representing more than 77% of Iridium's projected total funding needs through the end of September 1998, the month Iridium expects to commence commercial operations, and approximately 67% of Iridium's projected total funding needs through the end of 1999, the last year in which Iridium expects negative cash flow and a net increase in year-end borrowings. See "Prospectus Summary -- Sources and Uses of Funds by Iridium." Iridium believes that its ability to develop and commercialize the IRIDIUM System and to compete in the highly competitive wireless telecommunications market is greatly enhanced by the technical expertise, regulatory experience, project management skills, distribution capacity and market presence of its strategic investors.



     Iridium's strategic investors which are telecommunications services providers include such leading companies as Sprint and BCE Mobile Communications Inc. in North America, STET and Vebacom in Europe and DDI (Japan), UCOM (Thailand) and Korea Mobile Telecommunications in Asia. Motorola, one of the world's leading providers of wireless communications systems and equipment, Iridium Canada Inc. and Sprint Corporation have been allocated the North American gateway service territory, which principally consists of the United States and Canada. STET, a leading European telecommunications company, has been allocated a gateway service territory consisting of countries in Western Europe, including Belgium, Denmark, France, Greece, Italy, Luxembourg, the Netherlands and Switzerland. o.tel.o communications GmbH, a provider of mobile and satellite communications in Germany and an indirect subsidiary of VEBA AG, one of the largest corporations in Germany, has been allocated a gateway service territory consisting of countries in or near Europe, including Austria, Bulgaria, the Czech Republic, Finland, Germany, Hungary, Ireland, Israel, Norway, Poland, Portugal, Romania, Spain, Sweden, Slovakia, Ukraine and the United Kingdom. Korea Mobile Telecommunications Corporation, a provider of cellular and paging services, has been allocated the gateway service territory consisting of North Korea and South Korea. Pacific Electric Wire & Cable Co., Ltd. ("PEWC"), a leading provider of telecommunications services and equipment, has been allocated a gateway service territory consisting of Taiwan, Indonesia, Brunei, Papua New Guinea and the Philippines. Thai Satellite Telecommunications Co., Ltd., a company formed by UCOM, one of the largest cellular and paging operations in Thailand, has been allocated a gateway service territory consisting of Cambodia, Laos, Malaysia, Singapore, Thailand and Vietnam. Because of the prominence of many of these investors, Iridium believes that its strategic investors have provided significant assistance in the process of seeking regulatory approvals and their assistance will continue to be of great importance. In addition, Iridium expects that these investors will use their existing wireless communications sales and services organizations to market and distribute IRIDIUM Services and subscriber equipment for use with the IRIDIUM System in their territories, which include their existing base of approximately 14 million wireless subscribers.



     The IRIDIUM investor group also includes organizations with significant satellite development and launch expertise, including Raytheon, a leading developer and manufacturer of electronic systems, equipment and components, Lockheed Martin, a world leader in defense and space system technology and design, Khrunichev, a state-owned aerospace engineering and manufacturing company in Russia, and China Aerospace, a major diversified industrial group. As strategic investors, each has contributed significantly to major subsystems of the space segment of the IRIDIUM System. Lockheed Martin designed and is manufacturing the satellite bus; Raytheon is providing the main mission antennas for the satellites; China Great Wall Industry Corporation, a subsidiary of China Aerospace, will provide launches for the initial deployment of the satellites of the space segment (and additional launches for the maintenance of the space segment); and Khrunichev will provide several launches for the initial deployment of the space segment. In addition, Iridium expects that Motorola and Kyocera, two of the world's leading manufacturers of wireless telephones, will manufacture and sell subscriber equipment for use with the IRIDIUM System. See "Iridium Investors, Number of Class 1 Interests Owned, Percentage Ownership and Principal Gateway Service Territories."

                                USE OF PROCEEDS


     The net proceeds from the Offerings are estimated to be approximately $188 million ($216.2 million if the Underwriters' over-allotment options are exercised in full), assuming an initial public offering price of $20 per share (the midpoint of the estimated public offering price range set forth on the cover of this Prospectus) and after deducting underwriting discounts. Expenses of the Offerings, estimated at $2 million, will be borne entirely by Iridium. The net proceeds of the Offerings will be used by the Company to purchase 10,000,000 Class 1 Interests (11,500,000 Class 1 Interests, if the Underwriters' over-allotment options are exercised in full) pursuant to the terms of the 1997 Subscription Agreement described under "Governance of the Company and Relationship with Iridium -- 1997 Subscription Agreement." Following application of the net proceeds of the Offerings to the purchase of Class 1 Interests, the Company is expected to own approximately 7.2% of the outstanding Class 1 Interests (approximately 8.2%, if the Underwriters' over-allotment options are exercised in full). See "Dilution" and "Underwriting."


     Iridium will use the net proceeds from the sale of Class 1 Interests to the Company primarily for milestone payments under the Space System Contract and the Terrestrial Network Development Contract and to a lesser extent for other general corporate purposes related to commercialization of the IRIDIUM System. See "Prospectus Summary -- Sources and Uses of Funds by Iridium."

                                DIVIDEND POLICY


     The Company has never declared or paid any dividends on its Class A Common Stock or Class B Common Stock, and Iridium has never made distributions on its Class 1 Interests. The Company and, except as described below, Iridium do not currently anticipate paying any such dividends or distributions unless, and until some time following the date on which, Iridium achieves positive operating cash flow.


     The Company's only assets will be its Class 1 Interests and the Company has no independent means of generating revenues. Iridium will pay the Company's operating expenses, which expenses are not expected to be material. To the extent permitted by applicable law and agreements relating to indebtedness, Iridium intends to distribute to its Class 1 Members, including the Company, net cash, if any, received from its operations, less amounts required to repay outstanding indebtedness, satisfy other liabilities and fund capital expenditures and contingencies. The LLC Agreement requires the Iridium Board, to the extent of legally available funds, to declare and pay a dividend sufficient to assure that each non-U.S. Class 1 Member receives an amount at least equal to the amount of such Member's United States federal, state and local income tax liability resulting from allocations of Iridium's income to such Member. Cash distributions by Iridium are expected to be restricted by certain debt covenants.


     The Company intends to distribute promptly, as dividends to its shareholders, the distributions, if any, made to it by Iridium, less any amounts reasonably required to be retained for payment of taxes, for repayment of any liabilities and to fund any contingencies. Any dividend declared subsequent to the Offerings must be declared and paid equally on the outstanding Class A Common Stock and Class B Common Stock.

                                    DILUTION


     Purchasers of Class A Common Stock in the Offerings will not experience significant dilution with respect to the Class A Common Stock of the Company upon completion of the Offerings. However, the Company will experience immediate dilution with respect to the Class 1 Interests when it invests the net proceeds from the Offerings in Class 1 Interests. In addition, dilution to new investors with respect to the Class A Common Stock will occur at any time the holders of Class 1 Interests exchange Class 1 Interests for Class A Common Stock pursuant to the Interest Exchange Agreement. See "Governance of the Company and Relationship with Iridium -- Exchange Rights of Iridium Members" and "Shares Eligible for Future Sale."



     The price per Class 1 Interest to be paid by the Company for the Class 1 Interests to be purchased with the proceeds of the Offerings will exceed the price per Class 1 Interest paid by Iridium's present Class 1 Members. The following table illustrates the dilution in pro forma net tangible book value on a per Class 1 Interest basis, assuming an initial public offering price of $20 per share of Class A Common Stock (the midpoint of the estimated public offering price range set forth on the cover page of this Prospectus), the total net proceeds to the Company from the Offerings are $188 million and those proceeds are used to purchase 10,000,000 Class 1 Interests. Net tangible book value per Class 1 Interest is equal to Iridium's total tangible assets less total liabilities as of March 31, 1997, divided by the number of Class 1 Interests outstanding at that date.



Estimated purchase price per Class 1 Interest purchased by the Company with
  the proceeds of the Offerings............................................             $18.80
Net tangible book value per Class 1 Interest at March 31, 1997.............  $12.60
Pro forma increase in net tangible book value per Class 1 Interest
  attributable to the sale of Class 1 Interests(1).........................     .47
                                                                             ------
Pro forma net tangible book value per Class 1 Interest after the
  Offerings................................................................              13.07
                                                                                        ------
Pro forma dilution per Class 1 Interest to the Company after the
  Offerings................................................................             $ 5.73
                                                                                        ======


---------------

(1) Includes the 7,500,000 Class 1 Interests to be purchased by P.T. Bakrie Communications Corporation pursuant to the purchase agreement executed May 9, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     The following table summarizes the relative investment in Iridium of the existing holders of Class 1 Interests and the Company, as adjusted to give effect to the sale of Class 1 Interests to the Company in connection with the Offerings (assuming an initial public offering price of $20 per share of Class A Common Stock (the midpoint of the estimated public offering range set forth on the cover page of this Prospectus), the total net proceeds to the Company from the Offerings are $188 million and those proceeds are used to purchase 10,000,000 Class 1 Interests and the Underwriters' over-allotment options are not exercised).



                                     CLASS 1 INTEREST               CONSIDERATION
                                  -----------------------     -------------------------     AVERAGE PRICE PER
                                   INTERESTS      PERCENT         PAID          PERCENT     CLASS 1 INTEREST
                                  -----------     -------     -------------     -------     -----------------
                                                              (IN MILLIONS)
Existing Holders of Class 1
  Interests(1)..................  129,219,150       92.8%        $ 1,728          90.2%          $ 13.37
The Company.....................   10,000,000        7.2             188           9.8             18.80
                                  -----------      -----         -------          -----
          Total.................  139,219,150        100%        $ 1,916           100%          $ 13.76
                                  ===========      =====         =======          ====


---------------

(1) Includes the 7,500,000 Class 1 Interests to be purchased by P.T. Bakrie Communications Corporation pursuant to the purchase agreement executed May 9, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Funding Requirements."



     The following table presents information with respect to the potential issuances of Class 1 Interests pursuant to outstanding warrants and convertible interests (assuming an initial public offering price of $20 per share of Class A Common Stock (the midpoint of the estimated public offering range set forth on the cover page of this Prospectus), the total net proceeds to the Company from the Offerings are $188 million and those proceeds are used to purchase 10,000,000 Class 1 Interests and the Underwriters' over-allotment options are not exercised).



                                                                                 CASH CONSIDERATION
                                                     CLASS 1 INTERESTS             PAID OR PAYABLE
                                                  -----------------------     -------------------------
                                                   INTERESTS      PERCENT         PAID          PERCENT
                                                  -----------     -------     -------------     -------
                                                                              (IN MILLIONS)
Existing Holders of Class 1 Interests...........  129,219,150       71.4%        $ 1,728          74.9%
Holders of Warrants Issued in Connection with
  Debt Issuances(1).............................   16,247,292        9.0              --            --
Management Option Holders(2)....................    1,863,150        1.0              25           1.1
Holders of Series A Class 2 Interests(3)........    1,159,985        0.6              63           2.7
Participants in the Reserve Capital Call(4).....   18,206,550       10.1             243          10.5
Holder of Warrant to acquire Series M Class 2
  Interests(5)..................................    4,417,403        2.4              59           2.6
The Company.....................................   10,000,000        5.5             188           8.2
                                                  -----------      -----         -------         -----
          Total.................................  181,113,530        100%        $ 2,306           100%
                                                  ===========      =====         =======         =====


---------------

(1) Includes warrants to purchase 4,997,292 Class 1 Interests issued in connection with the issuance and sale of Iridium's 14 1/2% Senior Subordinated Notes due 2006 and warrants to purchase 11,250,000 Class 1 Interests anticipated to be held by Motorola, which is the maximum number of warrants issuable to Motorola in respect of the $750 million Guaranteed Bank Facility through commencement of commercial operations. The exercise price of these warrants is $.00013 per Class 1 Interest. Motorola would also be entitled to receive warrants to purchase up to 3,750,000 additional Class 1 Interests at a price of $.00013 per Interest in connection with the possible $350 million increase in the Guaranteed Bank Facility through commencement of commercial operations and warrants to purchase up to 900,000 Class 1 Interests at a price of $.00013 per Interest per year per $100 million of guaranteed borrowings if the Guaranteed Bank Facility is extended beyond its scheduled August 1998 maturity. No warrants with respect to the possible increase in or extension of the Guaranteed Bank Facility or in respect of any anti-dilution adjustment are included in the table.



(2) Up to 2,625,000 Class 1 Interests may be issued pursuant to the Iridium Option Plan. Options vest pro rata over a five year period. See
    "Management -- Iridium Option Plan." At April 30, 1997 there were options to purchase 1,863,150 Class 1 Interests outstanding with an exercise price of $13.33 per Class 1 Interest.



(3) Assuming future dividends are paid in kind through February 28, 2001, there will be 62,668 Series A Class 2 Interests outstanding at that date and each Series A Class 2 Interest was convertible into 18.51 Class 1 Interests. The cash consideration represents the cash payment for the Series A Class 2 Interests (including the liquidation preference of the Series A Class 2 Interests issued in satisfaction of dividend obligations).



(4) Up to 18,206,550 Class 1 Interests may be issued at a purchase price of $13.33 per Interest pursuant to the Reserve Capital Call. See "Description of Iridium LLC Limited Liability Company Agreement -- Capital Contributions; Reserve Capital Call."



(5) Motorola holds a warrant to acquire Series M Class 2 Interests in Iridium in an amount that would be convertible into 2.5% of the fully diluted number of Class 1 Interests outstanding at the time of exercise. The exercise price is $1,000 per Series M Class 2 Interest. Each Series M Class 2 Interest is currently convertible into 75 Class 1 Interests.



     Iridium has also authorized the issuance of warrants to acquire up to 9,165,000 Class 1 Interests at a price of $.00013 per Interest to gateway owners who complete construction and installation of their gateways on schedule and who meet certain revenue criteria thereafter. None of such warrants has been issued. The Company has authorized the issuance of up to 2,500,000 shares of Class B Common Stock as part of the Global Ownership Program. None of such shares have been issued. See "Governance of the Company and Relationship with Iridium -- Global Ownership Program." The table does not give effect to any of these contingent issuances.

                                 CAPITALIZATION

THE COMPANY


     The following table sets forth as of March 31, 1997: (i) the capitalization of the Company; and (ii) the capitalization of the Company as adjusted to reflect the issuance and sale by the Company of 10,000,000 shares of Class A Common Stock in the Offerings at an assumed initial public offering price of $20 per share (the midpoint of the estimated public offering price range set forth on the cover page of this Prospectus) and the receipt of the estimated net proceeds therefrom.



                                                                               MARCH 31, 1997
                                                                           ----------------------
                                                                           ACTUAL     AS ADJUSTED
                                                                           ------     -----------
                                                                               (IN THOUSANDS)
Stockholders' Equity:
Class A Common Stock, par value $.01 per share, 50,000,000 shares authorized; 1,200,000 shares issued and outstanding; 10,000,000 shares
  issued and outstanding as adjusted.....................................   $ 12       $     100
Class B Common Stock, par value $.01 per share, 2,500,000 shares
  authorized; no shares issued and outstanding...........................     --              --
Additional paid-in capital...............................................     --         187,900
Retained earnings........................................................     --              --
                                                                           ------     -----------
          Total stockholders' equity.....................................     --         188,000
                                                                           ------     -----------
Total capitalization.....................................................   $ 12       $ 188,000
                                                                           =====       =========


IRIDIUM


     The following table sets forth as of March 31, 1997: (i) the capitalization of Iridium and (ii) the capitalization of Iridium as adjusted to reflect the issuance and sale by Iridium of Class 1 Interests to the Company in exchange for the net proceeds of the Offerings to Iridium (estimated to be $188 million) less the expenses of the Offerings payable by Iridium (estimated to be $2,000,000) and the 7,500,000 Class 1 Interests to be purchased by P.T. Bakrie Communications Corporation pursuant to the purchase agreement executed May 9, 1997.



                                                                            MARCH 31, 1997
                                                                      --------------------------
                                                                        ACTUAL       AS ADJUSTED
                                                                      ----------     -----------
                                                                            (IN THOUSANDS)
Guaranteed Bank Facility............................................  $  665,000     $   665,000
Long-term debt due to Members.......................................     240,178         240,178
Members' equity:
Class 2 Interests, 50,000 interests authorized for Series M; an aggregate of 300,000 interests authorized for Series A, Series B and Series C
  Series M, no interests issued and outstanding.....................          --              --
  Series A, 49,268 interests issued and outstanding; 35,878
     interests issued and outstanding...............................      49,268          35,878
  Series B, 1 interest issued and outstanding.......................          --              --
  Series C, 75 interests issued and outstanding.....................          --              --
Class 1 Interests, 225,000,000 interests authorized, 120,836,025 interests issued and outstanding and 139,219,150 interests issued
  and outstanding, as adjusted(1)...................................   1,674,869       1,974,259
Deficit accumulated during the development stage....................    (169,768)       (169,768)
Adjustment for minimum pension liability............................        (733)           (733)
                                                                      ----------     -----------
          Total members' equity.....................................   1,553,636       1,839,636
                                                                      ----------     -----------
          Total capitalization......................................  $2,458,814     $ 2,744,814
                                                                       =========       =========


---------------


(1) See "Dilution" for a discussion of additional interests issuable pursuant to options, warrants, convertible interests and the Reserve Capital Call.

                            SELECTED FINANCIAL DATA

THE COMPANY


     The following balance sheet data as of December 31, 1996 is derived from the Company's balance sheet which has been audited by KPMG Peat Marwick LLP, independent certified public accountants. The balance sheet data as of March 31, 1997 is derived from the unaudited condensed balance sheet of the Company. In the opinion of management of the Company, such unaudited condensed balance sheet includes all adjustments necessary for a fair presentation of financial position as of such date. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the balance sheet of the Company and notes thereto included herein. The Company has had no operations to date.



                                                         DECEMBER 31, 1996        MARCH 31, 1997
                                                         -----------------   -------------------------
                                                              ACTUAL         ACTUAL     AS ADJUSTED(1)
                                                         -----------------   ------     --------------
                                                                        (IN THOUSANDS)
Balance Sheet Data:
  Cash.................................................      $      --        $ 12         $     --
  Investment in Iridium LLC............................             --          --          188,000
  Total assets.........................................             --          12          188,000
  Stockholders' equity.................................             --          12          188,000


---------------


(1) As adjusted to reflect the issuance and sale by the Company of the 10,000,000 shares of Class A Common Stock offered hereby at an assumed initial public offering price of $20 per share (the midpoint of the estimated public offering price range set forth on the cover of this Prospectus), the receipt of the estimated net proceeds therefrom and the purchase by the Company of 10,000,000 Class 1 Membership Interests at an assumed aggregate purchase price of $188 million and the repurchase of the 1,200,000 shares of Class A Common Stock held by Iridium LLC for $12,000. See "Use of Proceeds" and "Capitalization." Does not reflect the issuance of shares of Class B Common Stock in connection with the Company's Global Ownership Program or the application of the proceeds therefrom to acquire Class 1 Interests. See "Governance of the Company and Relationship with Iridium -- Global Ownership Program."

IRIDIUM


     The following selected financial data of Iridium as of December 31, 1992 (predecessor company), 1993, 1994, 1995 and 1996 and for the year ended December 31, 1992 (predecessor company), the period January 1, 1993 to July 28, 1993 (predecessor company) and the period July 29, 1993 (the Initial Contribution
Date) to December 31, 1993, and the years ended December 31, 1994, 1995 and 1996, have been derived from the consolidated financial statements of Iridium (and its predecessor prior to the Initial Capital Contribution Date), which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected financial data of Iridium as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 are derived from the unaudited condensed consolidated financial statements of Iridium. In the opinion of management of Iridium, such unaudited condensed consolidated financial statements include all adjustments necessary for a fair presentation of the financial position and the results of operations as of and for such periods. The selected financial data set forth below should be read in conjunction with "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Iridium and notes thereto included herein.


                                         PERIODS PRIOR TO
                                          INITIAL CAPITAL                            PERIODS FOLLOWING INITIAL
                                       CONTRIBUTION DATE(1)                          CAPITAL CONTRIBUTION DATE
                                   -----------------------------   -------------------------------------------------------------
                                                   JAN. 1, 1993    JULY 29, 1993                YEAR ENDED DEC. 31,
                                    YEAR ENDED          TO              TO         ---------------------------------------------
                                   DEC. 31, 1992   JULY 28, 1993   DEC. 31, 1993       1994            1995            1996
                                   -------------   -------------   -------------   -------------   -------------   -------------
                                                          (IN THOUSANDS EXCEPT PER CLASS 1 INTEREST DATA)
Consolidated Statement of Loss Data:
  Revenues(2).....................    $    --         $    --         $    --         $       --      $       --      $       --
  Sales, general and
     administrative...............      8,773           5,309           7,141             17,561          27,187          71,404
  Interest income.................         --              --             390              4,252           5,226           2,395
  Provision for income taxes......         --              --             173              1,525           1,684           4,589
                                      -------         -------         -------         ----------      ----------      ----------
  Net loss........................    $ 8,773         $ 5,309         $ 6,924         $   14,834      $   23,645      $   73,598
                                      =======         =======         =======         ==========      ==========      ==========
  Net loss per Class 1 Interest...    $    --         $    --         $   .43         $      .38      $      .27      $      .64
                                      =======         =======         =======         ==========      ==========      ==========


                                    THREE MONTHS ENDED MARCH 31,

                                    -----------------------------
                                        1996            1997
                                    -------------   -------------

Consolidated Statement of Loss Dat
  Revenues(2).....................     $       --      $       --
  Sales, general and
     administrative...............          8,410          36,054
  Interest income.................          1,234             126
  Provision for income taxes......            487              --
                                        ---------      ----------
  Net loss........................     $    7,663      $   35,928
                                       ==========      ==========
  Net loss per Class 1 Interest...     $      .07      $      .32
                                       ==========      ==========



                                                          DECEMBER 31,                               MARCH 31, 1997
                                     -------------------------------------------------------   ---------------------------
                                      1992       1993       1994        1995         1996        ACTUAL     AS ADJUSTED(3)
                                     -------   --------   --------   ----------   ----------   ----------   --------------
                                                                        (IN THOUSANDS)
Consolidated Balance Sheet Data:
  Cash and cash equivalents........  $    --   $ 23,496   $202,391   $   51,332   $    1,889   $   15,659     $  301,659
  System under construction........       --    275,000    646,000    1,448,000    2,376,884    2,395,597      2,395,597
  Total assets.....................       --    299,886    851,809    1,505,383    2,434,081    2,483,505      2,769,505
  Long-term debt (net of
     discount).....................       --         --         --           --      735,904      905,178        905,178
  Total Members' equity
     (deficit).....................   (9,530)   294,308    795,813    1,404,610    1,572,029    1,553,636      1,839,636


---------------

(1) These amounts reflect certain costs incurred by Motorola prior to July 29, 1993, which were reimbursed by Iridium.

(2) Iridium is a development stage company and accordingly has no revenue for the periods presented.


(3) As adjusted to reflect (i) the purchase by the Company of 10,000,000 Class 1 Interests with the net proceeds from the Offerings, assuming an initial public offering price of $20 per share of Class A Common Stock (the mid-point of the estimated public offering price range set forth on the cover page of this Prospectus), the total net proceeds to the Company from the Offerings are $188 million and the Underwriters' over-allotment options are not exercised and (ii) the anticipated purchase of 7,500,000 Class 1 Interests by P.T. Bakrie Communications Corporation. Does not reflect the issuance of Class 1 Interests to the Company in connection with the Company's Global Ownership Program. See "Governance of the Company and Relationship with Iridium -- Global Ownership Program."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company will act as a member of Iridium and will have no other business. The Company's sole asset will be its Class 1 Interests in Iridium and the Company's results of operations will reflect its proportionate share of the results of operations of Iridium on an equity accounting basis. In its annual and quarterly reports, the Company will present separate financial statements for the Company and Iridium.

     Iridium is currently devoting its entire efforts to commercializing and establishing the IRIDIUM System. As such, Iridium's current principal activities relate to managing the design, construction and development of the system and preparing for its day-to-day operations. See "Business" and Iridium's financial statements and notes thereto included elsewhere in this Prospectus.

LIQUIDITY AND CAPITAL RESOURCES

  Funding Requirements

     Iridium is a development stage company and as such will require substantial amounts of continued outside financing to acquire and develop its assets and commence operations. Iridium and Motorola have entered into (i) the Space System Contract for the design, development, production and delivery in orbit of the space segment, (ii) the Operations and Maintenance Contract to provide day-to-day management of the space segment after deployment and to monitor, upgrade and replace hardware and software of the space segment as necessary to maintain performance specifications and (iii) the Terrestrial Network Development Contract to design the gateway hardware and software. Substantially all of the initial capital raised by Iridium is being used and will continue to be used to make payments to Motorola under the Space System Contract and, to a lesser extent, the Terrestrial Network Development Contract. The Space System Contract provides for a fixed price of $3.45 billion (subject to certain adjustments), scheduled to be paid by Iridium to Motorola over approximately a five-year period for completion of milestones under the contract. Payments under the Operations and Maintenance Contract will be payable quarterly and are expected to aggregate approximately $2.88 billion over such contract's initial five-year term (assuming commencement of commercial operations on September 23, 1998 and no excusable delays), in addition to the cost of certain spare satellites at the completion of the contract. The payments increase each year, ranging from quarterly payments of $129.4 million in 1998 to $157.4 million in 2003 to $171.4 million in 2005. If Iridium exercises its option to extend the Operations and Maintenance Contract for an additional two years, the payments due for that two-year extension are expected to aggregate approximately $1.33 billion (assuming commencement of commercial operations on September 23, 1998 and no excusable delays). The Terrestrial Network Development Contract provides for payments aggregating $178.9 million over the 1996 to 1999 period. As a result of technological developments, changes in the product mix of the IRIDIUM Service, and scheduling adjustments, including the implementation of ICRS into Iridium's service offerings, there are a variety of pending and anticipated amendments and interpretations to the Space System Contract, the Terrestrial Network Development Contract and the Operations and Maintenance Contract and other agreements and letters with Motorola totaling approximately $125 million, which amount is reflected in Iridium's estimates of its funding requirements. These amendments and interpretations will affect the price and terms of those agreements." See "Risk Factors -- Risks Associated with Principal Supply Contracts -- Amendments to Principal Contracts."

     Through March 31, 1997, Iridium has incurred expenditures totaling $2.284 billion to Motorola under the Space System Contract in respect of completed milestones and payments totaling $64 million under the Terrestrial Network Development Contract. Based on current estimates and the current planned schedule, Iridium's expected future cash requirements by year under the contracts through December 31, 1999 are as follows:


                                                                    1997     1998     1999
                                                                    ----     ----     ----
                                                                        (IN MILLIONS)
    Space System Contract.........................................  $577     $589       --
    Terrestrial Network Development Contract......................    68       47       --
    Operations and Maintenance Contract...........................    --      140     $538

     Iridium will also require funds for working capital, business software development, interest on anticipated borrowings, financing costs and operating expenses until some time after the commencement of commercial operations. See "Prospectus Summary -- Sources and Uses of Funds by Iridium." Iridium's interest expense will increase significantly as a result of its financing plan. During commercialization, Iridium will be required to make payments to Motorola under the Operations and Maintenance Contract. After December 31, 1999 (the last year in which Iridium projects negative cash flow and a net increase in year-end outstanding borrowings), Iridium's obligations relating to the Operations and Maintenance Contract and funds needed for working capital, capital expenditures and debt service are anticipated to be funded through operations. Iridium anticipates total funding requirements of approximately $4.361 billion through September 1998, the month Iridium expects to commence commercial operations, and $5.0 billion (net of assumed revenues following commencement of commercial operations) through year-end 1999, the last year in which Iridium projects negative cash flow and a net increase in year-end borrowings.


     The foregoing information reflects Iridium's current estimate of its funding requirements through year-end 1999. Actual amounts may be expected to vary from such estimates for a variety of reasons, including unforeseen construction, integration or regulatory delays or launch failures. See "Risk Factors -- Risk of Error in Forward Looking Statements," "-- Potential for Delay and Cost Overruns," and "-- Satellite Launch Risks -- Impact of Excusable Delays."

  Sources of Funding


     As of March 31, 1997, Iridium had equity investments of $1.659 billion with an additional $243 million available in the form of a Reserve Capital Call. Debt investments and commitments equaled $988 million, including the $750 million Guaranteed Bank Facility. In addition, Motorola has conditionally agreed to guarantee up to an additional $350 million of borrowings under the Guaranteed Bank Facility to bring the total commitments thereunder to $1.1 billion. Iridium is seeking to, and expects to be able to, amend the Guaranteed Bank Facility to permit these additional borrowings. There can be no assurance that Iridium will satisfy the terms of Motorola's conditional commitment to guarantee or that the bank lenders will agree to increase the size of the Guaranteed Bank Facility. The Guaranteed Bank Facility matures in August 1998. Motorola has conditionally committed to extend its guarantee through December 31, 2000. Iridium believes that it will be able to extend the Guaranteed Bank Facility through that date. Motorola receives compensation in the form of warrants for its guarantees. See "Dilution." Motorola has also been granted a security interest in Iridium's assets.



     Iridium expects to have sufficient cash after completion of the Offerings to meet its anticipated cash requirements through December 1997, assuming exercise and full funding of the Reserve Capital Call and $1.1 billion of borrowings under the Guaranteed Bank Facility.



     Taking into account the net proceeds of the Offerings (assumed for this purpose to be $186 million), Iridium will have raised, or have commitments to fund, total investments of $3.526 billion, leaving approximately an additional $1.574 billion to be raised to meet its projected financing requirements of $5.0 billion through year-end 1999. The remaining funds needed to meet Iridium's projected funding requirements are expected to be raised through additional financings. Iridium is seeking to obtain a senior bank facility in an amount of up to approximately $1.7 billion. Iridium expects that, in connection with additional debt financings, guarantees and other credit support are likely to be required and that compensation -- including equity (which may be in the form of warrants) -- will likely be required for such guarantees or other credit support. There are currently no agreements with Motorola or Iridium's other investors or vendors to provide such guarantees or credit support. Additional financing may also need to be obtained through the issuance of equity or debt securities in the public or private markets. The availability and terms of such financing are uncertain and are dependent, in part, on market conditions existing at the time of any proposed financing. Iridium's estimated funding requirements do not reflect any contingency amounts and therefore those requirements will increase, perhaps substantially, in the event of unexpected cost increases or schedule delays.



     Additional equity financing, if pursued, may be raised either privately from strategic or financial investors, or through additional public offerings. See "Governance of the Company and Relationship with Iridium -- Share Issuance Agreement."

     On May 9, 1997, Iridium entered into a definitive agreement with P.T. Bakrie Communications Corporation pursuant to which Bakrie has agreed to acquire from Iridium 7,500,000 Class 1 Interests at $13.33 per interest. The transaction is scheduled to close on May 30, 1997. Bakrie has the right to defer payment of 60% of the total purchase price payable on that date. If it elects to do so, 10% must be paid by November 15, 1997 and the remaining 50% by May 15, 1998. All information in this Prospectus with respect to Class 1 Interests assumes such interests will be issued on May 30, 1997. The aggregate purchase price of such Class 1 Interests will increase to approximately $110 million in the event Bakrie elects in full its right to defer a portion of the purchase price. In connection with its investment in Iridium, Bakrie will be allocated the South Pacific gateway service territory.



     Iridium expects to incur a substantial amount of secured bank debt in satisfying a portion of its expected funding requirements. The bank lenders are expected to require a security interest in all or substantially all of Iridium's assets and a pledge of all of the membership interests in Iridium. In order to facilitate the pledge of membership interests, Iridium expects to enter into a transaction following the consummation of the Offerings whereby Iridium will establish a new wholly-owned subsidiary and transfer all or substantially all of its assets and liabilities to that subsidiary with Iridium remaining as a holding company for the new entity. Iridium will pledge all of the membership interests in the new entity to the bank lenders in connection with any secured bank facility. The new entity is expected to be a member-managed limited liability company with Iridium acting as the sole member.


     As a result of Iridium's outstanding debt and the expected incurrence of significant additional indebtedness required to meet its capital requirements, Iridium will have substantial indebtedness. Iridium's ability to meet all of its debt service obligations when due will require it to generate significant cash flow from operations or, if necessary, make additional borrowings to refinance its outstanding indebtedness. No assurance can be made that Iridium will be able to generate sufficient cash flow or be able to refinance indebtedness. The debt instruments governing future indebtedness will contain restrictions on, among other things, the incurrence of indebtedness. See "Risk Factors -- Significant Additional Funding Needs," "-- Risk of Highly Leveraged Capital Structure; Risk of Default on Existing Commitments."

OPERATIONS


     Iridium is a development stage company and, as such, will not generate any revenues from operations until the IRIDIUM System is constructed and deployed, and commercial operations commence, which is currently anticipated to be in September 1998. To date, Iridium's only source of income has been interest income on the cash and investment balances from the proceeds of equity commitments, which amounted to approximately $12.4 million from the initial capital contribution date to March 31, 1997. During the same period, Iridium recorded a net loss of $155.0 million. In addition, during the years ended December 31, 1991 and 1992, and the period from January 1, 1993 to the Initial Capital Contribution Date, aggregate costs of $14.8 million were incurred by Motorola. Such costs were paid by Iridium to Motorola pursuant to a reimbursement agreement.


     As a development stage company, Iridium has incurred losses since its inception and will continue to do so for the foreseeable future. Iridium's ability to become profitable and generate positive cash flow is dependent on the successful commencement of the operation of the IRIDIUM System, wide subscriber acceptance and numerous other factors. See "Risk Factors -- Development Stage Company; Absence of Revenues."

  Capitalization of Costs


     All payments by Iridium under the Space System Contract are being capitalized. These capitalized costs are then depreciated over the five-year estimated life of the satellites. Depreciation expense is realized on a satellite-by-satellite basis, commencing with the date of delivery in orbit of each such satellite. Depreciation related to the ground control stations commences with the placement in service of each such station. Capitalized amounts under the Space System Contract and the Terrestrial Network Development Contract aggregated $2.35 billion through March 31, 1997. In addition, costs incurred in connection with the issuance by Iridium of Class 1 Interests are reflected as a reduction of additional paid-in capital. Payment of these costs and charges has resulted in significant negative operating cash flow. Certain interest expenses will also be capitalized. See "-- Interest Expense."

     A portion of the payments made under the Operations and Maintenance Contract will be capitalized and depreciated. The amount so capitalized will be determined on a yearly basis depending upon the number of replacement satellites put into service. Any payments under the Operations and Maintenance Contract not capitalized will be expensed in the year paid.

  Operating Expenses


     For the period from the Initial Capital Contribution Date through March 31, 1997, marketing, general and administrative expenses were approximately $159.3 million. During the period prior to the Initial Capital Contribution Date, total accumulated expenditures of approximately $14.8 million were incurred, primarily to reimburse Motorola for expenses associated with operating Iridium during the period from its incorporation in 1991 through the Initial Capital Contribution Date. Iridium expects a substantial increase in future operating expenditures relating to sales, marketing and other costs associated with commercialization.


  Interest Expense


     Iridium expects to finance a significant portion of its capital requirements through borrowings. As a result of these borrowings, Iridium will have significant interest costs. Interest costs are being capitalized while the system is under construction and will be depreciated thereafter. This has resulted in all current interest cost being capitalized during 1995 and 1996 and will likely have similar results in 1997, with a meaningful portion of interest cost expensed in 1998 and all interest cost expensed beginning in 1999. Some portion of interest expense will not be paid in cash, including the interest expense related to the 14 1/2% Senior Subordinated Notes through March 1, 2001. Such non-cash interest will be accrued and such accrual will increase outstanding indebtedness on Iridium's balance sheet.


  Income Taxes

     Iridium reports its income as a partnership for United States federal income tax purposes and, accordingly, is not expected to be directly subject to U.S. federal income tax. Iridium may, however, be subject to tax in some state, local or foreign jurisdictions on portions of its income. See "Tax Considerations -- United States Federal Income Taxation."

                                    BUSINESS

     The Company will act as a member of Iridium and will have no other business. The business of Iridium is described below.

OVERVIEW


     Iridium is developing and commercializing a global mobile wireless communications system that will enable subscribers to send and receive telephone calls virtually anywhere in the world -- all with one phone, one phone number and one customer bill. The IRIDIUM System will combine the convenience of terrestrial wireless systems with the global reach of Iridium's satellite system. Launch of the first five IRIDIUM satellites occurred on May 5, 1997, and Iridium expects to commence commercial service in September 1998.


     Iridium believes there is a significant market comprised of individuals and businesses who need global communications capability and are willing to pay for the convenience of a hand-held wireless phone or belt-worn pager. The availability of terrestrial wireless communications service is often constrained by the limited geographic coverage of terrestrial systems, the incompatibility of differing wireless protocols or the absence of roaming agreements among wireless operators. The combination of ICRS, IRIDIUM Satellite Services and IRIDIUM paging will extend wireless access globally and allow Iridium's customers to be reached by phone or pager, and to place phone calls from or to, virtually anywhere in the world with one phone and one phone number. ICRS is expected to enable customers to roam internationally among terrestrial wireless networks, even those using different protocols, that have roaming agreements with Iridium. IRIDIUM Satellite Services will extend voice services to the regions of the globe not served by terrestrial systems. Iridium intends to offer global paging both in combination with IRIDIUM voice services and as a stand-alone service. Iridium believes that the signaling capabilities of the IRIDIUM System will enable Iridium to track a voice customer's location effectively and with minimal customer cooperation, thereby allowing Iridium to direct pages and calls as customers travel globally. Iridium also expects to offer, commencing in 1999, a broad range of in-flight passenger communications services with participating airlines, including global incoming and outgoing voice, data and facsimile services. In addition, Iridium expects to market IRIDIUM Services to governmental, industrial and rural users of wireless communications systems. Iridium believes it will be the only wireless communications system in operation prior to 2000 that will be able to offer this array of global communications services. See "Risk Factors -- Consequences of Satellite Service Limitations on Customer Acceptance" and "-- Consequences of IRIDIUM Phone and Pager Characteristics on Customer Acceptance."


     The IRIDIUM System encompasses four components: the "space segment," which will include the low earth orbit satellite constellation and the related control facilities; the ground stations or "gateways," which will link the satellites to terrestrial communications systems; the IRIDIUM subscriber equipment, which will provide mobile access to the satellite system and terrestrial wireless systems; and the terrestrial wireless interprotocol roaming infrastructure, which will facilitate roaming among the IRIDIUM satellite system and multiple terrestrial wireless systems that use different wireless protocols. The satellite constellation of the IRIDIUM System, which will consist of 66 operational satellites arranged in six polar orbital planes, is being assembled and delivered in orbit by Motorola pursuant to a fixed price contract, subject to certain adjustments. Motorola also will operate and maintain the satellite constellation for five years (extendible to seven years at Iridium's option). Each of the 11 gateways will be owned, operated and financed by one or more investors in Iridium or their affiliates. Iridium expects that portable, hand-held IRIDIUM phones will be manufactured by at least two experienced suppliers, Motorola and Kyocera, both of which have hand-held IRIDIUM phones under development. The phones are expected to be available in satellite only and multi-mode models, with the multi-mode model allowing subscribers to access the IRIDIUM System and most terrestrial wireless systems using different protocols with a single phone. ICRS will support roaming among the two principal types of terrestrial wireless protocols -- IS-41 (AMPS, NAMPS and CDMA) and GSM (GSM900, DCS1900 and DCS1800). Roaming between these protocols requires cross-protocol translation which will be accomplished for ICRS through the IIU, being developed under the direction of Motorola. The IIU will permit system management information, including customer authentication and location, to be relayed between systems using different technologies.


STRATEGY


     Iridium's strategy is to operate the premier global mobile wireless network. The key components of this strategy are set forth below:



     Provide a unique service package to traveling professionals enabling them to be reached and make calls virtually anywhere in the world. IRIDIUM Satellite Services will complement terrestrial wireless services and provide the traveling professional with communications capability in areas where terrestrial wireless service is unavailable, inconvenient, of poor quality or unreliable. Iridium intends to offer ICRS and global paging as complements to IRIDIUM Satellite Services and as stand-alone services. Iridium believes that it will be the only wireless communications system in operation prior to 2000 that will be able to offer virtually global mobile voice and paging services, including:



     - Global coverage. An IRIDIUM subscriber will generally have worldwide wireless coverage wherever IRIDIUM Services are authorized, including mid-ocean and remote areas. The availability of the IRIDIUM Satellite Service will not be limited by the customer's proximity to a gateway. Iridium believes this feature will make its Satellite Services particularly well suited for aeronautical and shipping communications and for service in land areas where LEO MSS systems using "bent pipe" technology are not expected to have the more extensive gateway infrastructure needed by such systems to provide global coverage.

     - Convenient roaming onto terrestrial wireless networks. Iridium will offer subscribers a combination of IRIDIUM Satellite Services and ICRS. With the addition of ICRS, customers will be able to overcome (i) the incompatibility of differing wireless protocols and (ii) the service limitations of satellite-only voice services in buildings and urban canyons. Iridium expects to be able to deliver all of its voice services with one phone, one phone number and one customer bill.

     - Global paging with belt-worn pagers. The IRIDIUM belt-worn pager will have the capability of receiving alphanumeric messages of up to 63 characters and numeric messages of up to 20 digits virtually anywhere in the world. With Iridium's global paging, users of IRIDIUM Satellite Services or ICRS will generally be able to update their location on the IRIDIUM System by briefly turning on their phone, thereby allowing the IRIDIUM System to send a targeted page. Iridium believes that it will be the first company, and the only company prior to 2000, which will offer global paging to a belt-worn pager.

     - Greater signal strength. The IRIDIUM System is designed to provide greater signal strength than proposed competing MSS systems. Iridium believes this greater signal strength will allow it to better serve hand-held phones, and provide a higher degree of in-building signal penetration for pagers, than competing MSS systems.


     Be the first to market with a global wireless communications system. Iridium plans to capitalize on the substantial design, development, fabrication and testing efforts and financial investment to date of its strategic investors to bring the IRIDIUM Services to market at the earliest practicable date, which is currently expected to be September 1998. Iridium believes that it will be the only wireless communications system in operation prior to 2000 that will be able to offer global mobile voice and paging services in each country in which IRIDIUM Services are authorized.


     Adapt proven technologies through an industrial team led by Motorola. The IRIDIUM System adapts proven technology, including GSM cellular call processing technology, intersatellite links, FDMA/TDMA radio transmission technology, a 2,400 bps vocoder and business support software. Iridium believes that the primary technological challenge is the integration of these proven technologies into a single system. Motorola, the principal investor in Iridium, is a leading international provider of wireless communications systems, cellular phones, pagers, semiconductors and other electronic equipment. The industrial team assembled by Motorola to build and deliver in orbit the IRIDIUM System consists of major companies experienced in aerospace and telecommunications, including Nuova Telespazio, Lockheed Martin, Raytheon, McDonnell Douglas, Khrunichev and China Aerospace.

     Capitalize on the strengths of its strategic investors. A number of Iridium's strategic investors provide telecommunications services in various parts of the world and have significant operating, regulatory and marketing experience in their service territories. Iridium expects that its investors with existing wireless communications sales and service organizations will use these organizations to market and distribute IRIDIUM Services and equipment to potential subscribers. Because of the prominence of many of these investors, Iridium believes that their efforts to obtain the necessary regulatory approvals have been, and will continue to be, of great importance.

     Utilize existing wireless distribution channels. Iridium's strategy is to target primarily traveling professionals, who are generally wireless phone users. Iridium's strategy is to provide customers with an enhancement to their existing terrestrial wireless service through existing marketing and distribution channels rather than to focus on individuals who have no or limited landline or wireless communications experience and live in areas where no marketing and distribution channels currently exist.

IRIDIUM SERVICES

  General

     IRIDIUM will provide global communications services primarily to individuals who require the convenience of having a hand-held wireless phone and belt-worn pager that can be used virtually anywhere.

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

Iridium will offer IRIDIUM Satellite Services to customers who need to send or receive telephone calls in areas not currently served by terrestrial wireless services. Iridium will offer ICRS to customers who require wireless communications but travel frequently to areas served by terrestrial wireless services that are incompatible with their "home" wireless service. For customers who require continuous wireless communications outside their terrestrial wireless coverage areas, IRIDIUM Satellite Services and ICRS will be offered in combination as IRIDIUM Universal Service, which will allow the customer to conveniently switch between the IRIDIUM satellite system and any terrestrial wireless system that has a roaming agreement with Iridium. Iridium expects to be able to deliver all of its voice services with one phone, one phone number and one customer bill. Iridium also intends to offer global paging both in combination with Iridium's voice services and as a stand-alone service.

  IRIDIUM Satellite Services

     Because the IRIDIUM System will consist of a global network of satellites, it will generally provide service to subscribers anywhere on the surface of the Earth where IRIDIUM Services are authorized. The IRIDIUM System is designed to provide a satellite-mode link margin (signal strength) for voice communication that averages approximately 16dB with an unobstructed view of the satellite, which Iridium believes will be a significantly higher link margin than other proposed MSS systems. Iridium believes its greater signal strength will allow it to better serve portable, hand-held telephones than competing MSS systems. See "Risk Factors -- Consequences of Satellite Service Limitations on Customer Acceptance" for a discussion of certain of the service limitations of IRIDIUM Satellite Services. Iridium also expects to be able to offer a full array of features including call waiting, call hold, conference calling, call forwarding and call barring, although certain of these features are not expected to be available until after commencement of commercial operations.

     The IRIDIUM System has not been designed to provide high-speed data and facsimile transmission capability. IRIDIUM satellite fax service will allow subscribers to send and receive facsimiles at 2,400 bps over the IRIDIUM System. Subscribers will be provided with a fax mailbox through which faxes are sent to the subscriber and retrieved by the subscriber when convenient. The mailbox notifies subscribers of received faxes and can allow them to be automatically forwarded to any facsimile device. Iridium expects that its facsimile services will commence in 1999. Iridium will also provide data services commencing in 1999 which will enable customers to send or receive asynchronous data over the IRIDIUM System at speeds of up to 2,400 bps.

  IRIDIUM Cellular Roaming Services


     Iridium is planning to establish the broadest global terrestrial wireless roaming service. To meet this goal, Iridium intends to enter into roaming agreements with wireless service providers worldwide and to offer ICRS as a complement to IRIDIUM Satellite Services. Iridium's business plan currently calls for roaming agreements covering networks in more than 50 countries by the commencement of commercial operations in September 1998, with roaming agreements covering networks in more than 150 countries in place by 2002. ICRS will permit subscribers to roam among terrestrial wireless networks that have roaming agreements with Iridium, with Iridium essentially acting as the customer's "home" system or as an interface between the visited wireless network and the customer's home terrestrial wireless network, even if the visited and home networks use differing cellular protocols (e.g., IS-41, including AMPS, NAMPS and CDMA; and GSM, including GSM900, DCS1900 and DCS1800). With ICRS, customers are expected to be able to overcome (i) the coverage limitations of their "home" wireless network when traveling to a city served by a wireless operator that does not have a roaming agreement with the customer's home wireless network but does have one with Iridium and (ii) the service limitations of satellite-only service when in buildings and urban canyons, where terrestrial wireless service will typically be available. Customers who travel between cities that are served by different terrestrial wireless protocols but do not travel beyond the reach of terrestrial wireless services will be able to realize the interprotocol benefits of ICRS with either Iridium's planned single phone that is compatible with multiple protocols, or with a combination of cellular phones, one for each protocol. See "Risk Factors -- Risks Related to ICRS." The availability of ICRS depends upon the successful development of the IIU. See "-- The IRIDIUM
System -- ICRS."

  IRIDIUM Universal Services


     Iridium intends to offer its Universal Services to customers who require both satellite and terrestrial wireless service while traveling outside of their "home" territories. IRIDIUM's Universal Service will allow a customer to conveniently use both the IRIDIUM satellite system and any terrestrial wireless network that has a roaming agreement with Iridium. For Universal Service, a user will require an IRIDIUM phone and a phone that is compatible with the local wireless protocol. To meet this requirement with a single phone, Motorola is developing a multi-mode phone that will work alternatively with the IRIDIUM System and most major terrestrial wireless systems, with the user able to adapt the phone to the appropriate terrestrial protocol by inserting the corresponding TRC into the phone (e.g. a GSM900-TRC in Europe or an AMPS-TRC in North America), although the CDMA TRC will not be available until some time after commencement of commercial operations. Kyocera is developing a multi-mode phone that is expected to be configured as a satellite phone casing into which terrestrial wireless phones using differing wireless protocols can be inserted. In addition, like IRIDIUM Satellite Services and ICRS customers, Universal Service customers will be able to have one phone number, which can either be an IRIDIUM phone number (i.e., it will begin with "8816" or "8817," the international country codes assigned to Iridium by the ITU) or the customer's "home" cellular number.


  Paging

     Iridium intends to offer global paging both as a stand-alone service and bundled with its voice service offerings. Iridium believes that its bundled paging and voice service offering will be particularly attractive to Iridium's principal target customer, the traveling professional, who desires constant communication capability. The IRIDIUM pager is expected to have a 26dB link margin and provide the ability to receive alphanumeric messages of up to 63 characters and numeric messages of 20 digits. Iridium believes it will be the first company, and the only company prior to 2000, that will be able to offer global paging to a belt-worn pager. See "Risk Factors -- Consequences of IRIDIUM Phone and Pager Characteristics on Customer Acceptance."


     To use the L-band capacity of the IRIDIUM System efficiently, a page will be sent to specified message delivery areas ("MDAs"). Iridium intends to vary the size of each MDA in light of demand, capacity and competition. Since the pager is a one-way device and cannot tell the network its location, it is anticipated that the subscriber will be required to choose up to three MDAs for normal delivery of the message. It is anticipated that, when traveling, subscribers will be able to update their MDAs via a touch-tone phone, operator assistance or Internet access. An IRIDIUM Satellite Service or ICRS customer will have the benefit of "follow-me paging." Unlike the pager, the IRIDIUM satellite phone and cellular phones are two-way devices and, when turned on, identify the location of the subscriber. With "follow-me paging," customers will generally be able to register their location by briefly turning on their IRIDIUM phone (at no charge) or, in the case of ICRS customers, their terrestrial wireless phone. The network then can identify the appropriate MDAs to send a page, without further customer cooperation.


     Iridium expects that a caller who is unable to reach an Iridium customer, because the phone is turned off or the customer is in a building or urban canyon where satellite voice service is unavailable, will be given the option to send a page, leave a voice-mail message for the customer or both. By this means, Iridium expects to provide communications capability virtually anywhere in the world.

  Aeronautical Services

     Iridium expects to offer cabin and flightdeck communications to and from business and commercial aircraft commencing in 1999. This service is expected to be an extension of Iridium's voice services, since airline passengers, especially business travelers, have a heightened demand for telephone services due to the isolated, restrictive, and often time-consuming nature of air travel. Subscribers to the IRIDIUM Satellite Services will not be able to use their IRIDIUM phone within aircraft due to regulatory constraints and the inability of the voice signal to penetrate the exterior of the aircraft, although Iridium pagers should be able to receive pages unless prohibited by the carrier. Therefore, a specialized IRIDIUM communications subsystem is expected to be manufactured and sold to carriers to serve this market segment. Using this communications

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

subsystem, the IRIDIUM System would offer passengers (whether or not they are IRIDIUM subscribers) and the flight-deck global voice, data and facsimile communications capability. This would extend cabin coverage beyond traditional land-based air-to-ground services. Iridium believes it will be able to provide aeronautical services with less voice delay and smaller exterior equipment than competing satellite-based systems. Iridium has entered into a non-binding memorandum of understanding with AlliedSignal to design and provide these services and equipment and Iridium, Motorola and AlliedSignal are in the process of negotiating definitive agreements. See "Risk Factors -- Reliance on Motorola, Gateway Owners and Other Third Parties."

     In December 1996, Motorola submitted a request to the FCC to authorize the IRIDIUM System to provide Aeronautical Mobile-Satellite Route Service ("AMS(R)S") in its authorized band. The IRIDIUM System is the only mobile satellite system, licensed or in development, that can provide a communication capability that is truly global, while using spectrum already allocated for AMS(R)S. Several parties filed comments with and have petitioned the FCC to deny Motorola's application to provide AMS(R)S service. Among other arguments, petitioners claim that the AMS(R)S proposal is inconsistent with International Telecommunication Union and FCC rules and allocations. In addition to FCC approval, approval is needed from the FAA, which must certify that the avionics satisfy other international certification requirements. There can be no assurance that the FCC application will be granted, or that the avionics certification requirements will be satisfied at all, or in a timely fashion. See "Regulation of Iridium -- Licensing Status." Assuming all necessary authorizations are obtained, Iridium expects to provide both the FCC required "safety" communications capabilities to the flightdeck and passenger communications, including voice and facsimile. An individual aircraft may be served by multiple satellite communications carriers.

THE IRIDIUM MARKET

  General

     The market for IRIDIUM Satellite Services and ICRS is the worldwide market for global personal voice, paging and data communications. IRIDIUM Services are targeted at meeting the communications needs of users who (i) travel outside their "home" wireless network to areas that are not served by terrestrial wireless systems or are served only by local wireless standards that are incompatible with their "home" wireless network standard, (ii) find it important to be able to make or receive calls, or receive pages, at any time by means of a single phone or belt-worn pager, with a single phone or pager number or (iii) are located where terrestrial landline or wireless services are not available or do not offer an attractive and convenient option.

     Global MSS systems such as the IRIDIUM System are designed to address two broad trends in the communications market: (i) the worldwide growth in the demand for portable wireless communications -- according to industry sources, the worldwide wireless communications market had approximately 135 million subscribers at year-end 1996 and is estimated to grow to over 400 million subscribers by year-end 2000; and (ii) the growing demand for communications services to and from areas where landline or terrestrial wireless service is not available or accessible. The IRIDIUM System architecture and the IRIDIUM Services are primarily designed to serve customers who place the greatest value on global mobile communications capability and have the ability to pay for premium service.

     To estimate potential demand for its services, Iridium has engaged in extensive market analysis, including primary market research which involved screening over 200,000 persons and interviewing more than 23,300 individuals from 42 countries and 3,000 corporations with remote operations. Based on this market analysis, Iridium has identified five target markets for IRIDIUM communications services: traveling professionals; corporate/industrial; government; rural; and aeronautical. Iridium expects the traveling professional and corporate/industrial markets will provide most of the demand for IRIDIUM Services. Iridium expects that individuals in these markets are more likely to need and have the ability to afford hand-held, global mobile communications capability than, for example, individuals who live in remote areas outside existing distribution channels for wireless communications.

     Iridium estimates that the addressable traveling professional market, which it defines as all employed adults living in urban areas who own a wireless phone and travel at least four times per year beyond the

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

coverage of their current wireless phone, will include approximately 42 million individuals by 2002. The global corporate/industrial addressable market, which consists of companies with more than 1,000 employees in industries with operations that are likely to need mobile satellite services, is estimated by Iridium to include over 8,800 companies by 2002. Iridium believes that its unique service package is well-tailored to meet the demands of, and will give Iridium an advantage over competing MSS systems in, these target markets. For a discussion of the forward looking nature of Iridium's estimates and various of the factors which could cause actual addressable markets to differ materially from these estimates see "Risk Factors -- Risk of Error in Forward Looking Statements."

  Target Markets

     Iridium believes that the traveling professional and corporate/industrial communications markets will be its principal target markets.

     Traveling Professional. Individuals in the traveling professional market segment are expected to represent a major market opportunity for IRIDIUM Services. Currently, the ability of terrestrial wireless service subscribers to roam outside their home territory or region is limited by (i) the absence or unavailability of local wireless service in many regions, particularly lesser-developed regions of the world; (ii) the absence of roaming agreements between the user's local wireless provider and the wireless providers in the country or region in which the user is traveling; and (iii) the inability of the user's phone to operate with wireless phone systems employing a different wireless protocol than in the user's "home" wireless system. Iridium expects that its satellite, ICRS and paging services will appeal to traveling professionals as a logical extension of their existing communications capabilities. Iridium believes traveling professionals will use this increased capability to remain in contact with their home or office and a substantial portion of these calls will be international calls. The defining element for this segment is that the handset purchase decision is made by the individual, with the IRIDIUM account registered in his or her name.

     Corporate/Industrial. Iridium believes that the corporate/industrial market segments constitute a significant opportunity for IRIDIUM Services. The corporate sub-segment consists of national and multinational companies whose executives travel outside of their home terrestrial wireless coverage area and who will have a need for MSS services in the regular course of business. The industrial sub-segment includes industries that are expected to demand MSS services at remote industrial sites and on land and water transportation vehicles, such as utilities, oil and mineral exploration, pipeline, construction, engineering, fishing and forestry. For companies that have multiple locations around the globe, or a requirement for remote fleet management and communications, the IRIDIUM System is expected to provide a single technical and operational communications solution regardless of location, in contrast to MSS and terrestrial systems that cannot provide global coverage. IRIDIUM Satellite Services and paging services are expected to be used in this market segment for business communication and emergency backup communication. The defining element for this group is that the handset purchase decision is made by the business and that the end user is an employee of that business.

     Aeronautical. The worldwide aviation fleet is expected to number over 250,000 aircraft in the year 2002 with 44,000 aircraft expected to be users of either satellite or terrestrial communications services. Unlike the geostationary systems currently in use, the size and weight of the expected IRIDIUM aeronautical product line make it feasible to include aircraft from all segments of the aviation industry in the addressable market for MSS services. Iridium expects its satellite communications services to co-exist with existing terrestrial aeronautical system installations, providing regional coverage in areas not served by terrestrial networks, such as mid-ocean and remote areas.

     Government. Currently, governments are significant users of satellite services, and Iridium anticipates that the coverage and portability characteristics of IRIDIUM Satellite Services and paging services will make them attractive for a variety of governmental applications. The government communications addressable market is expected to encompass use of MSS services by governmental departments and agencies and international organizations for civilian and military applications, including law enforcement, official travel and disaster relief. In addition, governments are expected to demand MSS services for operations in areas where

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

inadequate terrestrial communication capability is common, such as for border patrols, customs officials, communication with ships at sea and embassy communications.

     Rural. The rural communications market segment for MSS systems is comprised of two main subcategories: services to users based in (i) areas with inadequate or inconvenient access to any telephone services, typically in developing countries, and (ii) areas in which potential demand for terrestrial wireless service exists but such services have yet to be deployed, or, if deployed, are of poor quality, typically in rural areas of developed countries. The variety of available subscriber equipment is expected to permit a range of applications that would enable IRIDIUM Satellite Services to be a precursor to a permanent wired or terrestrial wireless service in the geographic area. IRIDIUM Satellite Services could also be used as a long-term communications solution for those geographic areas around the world for which no terrestrial system can be economically justified.

DISTRIBUTION AND MARKETING


     Iridium's distribution strategy reflects its role as a wholesaler of IRIDIUM Services and is primarily designed to leverage off established retail distribution channels by using existing distributors of wireless services as IRIDIUM service providers and marketing IRIDIUM Services to their customers. Iridium will implement the distribution of IRIDIUM Services through its gateway operators, all of which have agreed to become or engage IRIDIUM service providers within their exclusive gateway territories. IRIDIUM service providers will generally have primary responsibility for marketing IRIDIUM Services within their territories in accordance with marketing policies and programs established by Iridium. They will also be responsible for customer service, billing and collection. Iridium anticipates that gateway operators will distribute IRIDIUM Services through their own distribution channels or through, or in conjunction with, one or more existing wireless service providers (including ICRS roaming partners). Iridium expects that its service providers also will include affinity partners (e.g., airlines, hotels and car rental companies).



     Iridium has targeted key markets and is in active discussions in conjunction with its gateway operators to contract with entities to act as service providers and roaming partners in each of these markets. Within each market, Iridium is targeting those potential service providers and roaming partners that can reach the targeted Iridium market segments in the most effective manner. The ability to provide roaming capabilities onto terrestrial wireless networks is a critical element of establishing a roaming relationship between roaming partners and the IRIDIUM System. When acquiring a terrestrial wireless carrier as a retail distribution access point, the benefit of the incremental roaming revenue brought to that roaming partner from around the world through the Iridium network relationships could prove to be important in signing the roaming partner. IRIDIUM Services can also be easily added to the terrestrial wireless providers' bundle of services offered to its customer base.


     Iridium's marketing strategy is to position IRIDIUM as the premier brand in global wireless communications services. Iridium believes that its principal target markets -- traveling professional and corporate/industrial -- can be accessed through established marketing channels, which will permit more effective marketing compared to MSS systems targeting individuals in remote areas where marketing opportunities and distribution channels are limited. Iridium is coordinating with its gateway partners to determine the optimum allocation of marketing expenditures based on the primary market research that Iridium has conducted. Iridium plans to engage in direct marketing to certain markets, such as the utility, oil and gas, mining and maritime industries. Iridium believes that a coordinated and comprehensive global marketing strategy, supported by its market research, will promote a consistent message and permit Iridium to establish a global brand identity.

PRICING

     Iridium intends to implement a pricing strategy for its voice services similar to the prevailing pricing structure for terrestrial wireless calls. Prices for terrestrial wireless calls generally reflect two components -- a charge based on the landline "dial-up" rate for a comparable call (primarily the long distance charges) and a

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

mobility premium for the convenience of wireless service (including any roaming charges). Pricing for both IRIDIUM Satellite Services and ICRS is expected to be based on this structure.

     For international IRIDIUM Satellite Services calls, which Iridium expects will constitute the majority of calls over the IRIDIUM satellite system, the "dial-up" rate component will be designed to approximate the rates for comparable landline point-to-point international long distance calls. Iridium has analyzed and will continue to analyze published international direct dial rates around the world as well as published international calling card rates of many of the largest international telecommunications carriers in establishing the "dial-up" rate component. Iridium intends to set the global mobility premium with reference to the premium charged by other wireless services, including cross-protocol international terrestrial wireless roaming services and competing MSS systems.

     Iridium will set the wholesale prices for its services to allow for a suggested retail price that will approximate the "dial-up" plus mobility premium. Iridium's wholesale price will be designed to compensate Iridium, as the network provider, and the originating and terminating gateways, as well as to cover the PSTN tail charges. The home gateway will mark up the wholesale price and the service provider will establish the final retail price. Iridium expects that for international wireless calls, Iridium's suggested retail prices will be competitive with other global MSS systems. In addition, from a regulatory approval perspective in markets where the monopoly telecommunications provider and the licensing authority are the same entity, a pricing strategy that takes into account the "dial-up" alternatives allows Iridium to respond to concerns that Iridium will capture the local monopoly provider's long-distance revenues by undercutting terrestrial "dial-up" rates.

     For ICRS pricing, the "dial up" rate component is primarily the long distance charge, if any, which will be passed through to the customer. The mobility premium will be set to compensate the parties involved, primarily the serving network for its airtime charges, the visited gateway for customer authentication and Iridium for protocol translation services. The retail price will include the markup of the home gateway and service provider. Iridium believes that its ICRS suggested retail prices will be comparable to other cross-protocol roaming services.

     In addition to airtime charges, IRIDIUM subscribers will pay a monthly subscription fee in the same manner that terrestrial wireless customers pay monthly charges. Iridium will permit service providers that are wireless network operators to offer IRIDIUM Services as additional features to their existing wireless services, permitting their customers to remain customers of the wireless network and to roam onto the IRIDIUM System. These customers will pay a feature charge to Iridium for the roaming privilege that will be significantly below the IRIDIUM monthly subscription fee, but they will pay an additional roaming premium for calls made over the IRIDIUM System.

     Initially, Iridium paging subscribers will pay a fixed monthly subscription fee for unlimited paging. Iridium expects to implement per page pricing after commencement of commercial operations, with the cost per page based, in part, on the size of the geographic area covered by the page. The monthly paging subscription fees will be reduced for persons who are also subscribers to IRIDIUM voice services.

     While Iridium expects to compete with other MSS systems and other cross-protocol roaming services, Iridium does not intend to compete with terrestrial cellular telephone systems for the vast majority of personal communications services, because, among other reasons, IRIDIUM satellite voice services are expected to be priced significantly higher than most terrestrial wireless services.

THE IRIDIUM SYSTEM

     The IRIDIUM System is comprised of four functional components: the space segment, the gateways, the IRIDIUM subscriber equipment and the terrestrial wireless interprotocol roaming infrastructure. The space segment, which includes the satellite constellation and the related ground control facilities, will allow Iridium to route voice, data and paging communications virtually anywhere in the world. The gateways will link the satellite constellation with terrestrial communications systems and will provide other call-processing services, such as subscriber validation and billing information collection. The Iridium subscriber equipment, which is expected to include single-mode and multi-mode, portable, hand-held phones, aeronautical equipment,

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including installed phones, and belt-worn pagers, will allow subscribers to access the IRIDIUM System or be contacted via the IRIDIUM System virtually anywhere in the world. The terrestrial wireless interprotocol roaming infrastructure will facilitate roaming among the IRIDIUM System and multiple terrestrial wireless systems that use different wireless protocols. Iridium will own the space segment and the interprotocol roaming infrastructure, gateway owners will own and operate the gateways, and subscribers will own the subscriber equipment.

     Iridium believes that the capabilities of the IRIDIUM System will allow Iridium to provide service features that Iridium's principal target markets, traveling professional and corporate/industrial, will find desirable and that will differentiate Iridium from its competitors. The number and distribution of satellites in the IRIDIUM constellation should allow Iridium to provide virtually global coverage, including mid-ocean and remote area access to the IRIDIUM System. Multi-mode phones are expected to allow ICRS subscribers to operate first with a local terrestrial cellular service (if one having a roaming agreement in effect with Iridium is available) and then switch to the IRIDIUM satellite system if a terrestrial service cannot be accessed. With Iridium's global paging service, a subscriber will be able to receive a targeted page virtually anywhere in the world with minimal customer cooperation. Iridium believes that its expected signal strength will allow it to better serve hand-held phones and provide a higher degree of in-building penetration for pagers than competing MSS systems. Iridium believes that the 2,400 bps vocoder selected by Motorola will provide voice quality that is acceptable to terrestrial wireless customers. See "Risk Factors -- Consequences of Satellite Service Limitations on Customer Acceptance" and "-- Consequences of IRIDIUM Phone and Pager Characteristics on Customer Acceptance."

  Space Segment

     The satellite constellation of the space segment will consist of a constellation of 66 operational satellites arranged in six orbital planes in low earth orbit. To minimize the cost of the constellation and reduce production time, the design of the satellites emphasizes attributes which facilitate production in large quantities. The satellites will be placed in six distinct planes in near-polar orbit at an altitude of approximately 780 kilometers and will circle the Earth approximately once every 100 minutes. Each satellite will communicate with subscriber equipment on the ground using main mission antennas, with gateways using gateway link antennas and with other IRIDIUM satellites in space using crosslink antennas.

     The main mission antennas will communicate with subscriber units through tightly focused antenna beams forming a continuous pattern on the Earth's surface. The main mission antenna subsystem of each satellite will include three phased array antennas, each containing an array of transmit/receive modules. Collectively, the 48 beams produced by a single satellite will combine to cover a circular area with a diameter of approximately 4,340 kilometers. The IRIDIUM System architecture will incorporate certain characteristics, such as call hand-off, which will allow the space segment communications link with subscriber equipment to be transferred from satellite to satellite as the satellites move over the area where the subscriber is located.

     The cross-link antennas will permit satellites in the constellation to communicate with one another. Each IRIDIUM satellite will have four cross-link antennas to allow it to communicate and route traffic to the two satellites that are fore and aft of it in the same orbital plane as well as neighboring satellites in the adjacent co-rotating orbital planes. This intersatellite networking capability is a significant distinguishing feature of the IRIDIUM System and provides a number of benefits. These intersatellite links, which enable the satellites to function as switches in the sky, will allow the IRIDIUM System to (i) select the optimal space-to-ground path of each call, thereby enhancing system reliability and capacity while reducing the costs associated with the use of terrestrial phone systems, (ii) service subscribers in all areas (including, mid-ocean and remote areas) regardless of the proximity to a gateway, (iii) provide full global service with a relatively small number of gateways, thereby lowering total ground segment build-out and operating costs and (iv) provide enhanced ability to track the location of a voice customer, allowing Iridium to target calls and pages as customers travel globally.

     Operation of the satellites will be monitored, managed and controlled by the system control segment. The master control facility is located in Virginia, the back-up control facility is located in Italy, and the TT&C

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stations are located in northern Canada and Hawaii, with an additional transportable telemetry system currently located in Iceland. These facilities will manage the performance and status of each of the individual satellites. The master control facility will also manage the network by developing and distributing routing tables for use by the satellites and gateways, directing traffic routing through the network, and controlling cell formation by the satellites' main mission antennas. In addition, the master control facility will manage the system control segment itself by, for example, assigning earth terminals to satellites and controlling data flow between the master and back-up control facilities.

     Implementation of the Space Segment. The space segment of the IRIDIUM System is being designed and constructed for Iridium by Motorola. See "Principal Contracts for the Development of the IRIDIUM System."


     Launch of the first five IRIDIUM Satellites occurred on May 5, 1997. Under the Space System Contract, Motorola has completed 31 of the 47 contract milestones. Contract milestone 30 -- initial launch of Iridium satellites -- was scheduled for completion in January 1997, but the launch did not occur until May 5, 1997. See "Risk Factors -- Potential for Delay and Cost Overruns." The remaining 16 milestones relate to the deployment, testing and completion of the space segment of the IRIDIUM System, including the related ground control facilities. The space segment is scheduled under the Space System Contract for completion on September 23, 1998. Ground testing of satellite hardware has been substantially completed. By early May 1997, eight satellites had been produced, seven additional satellites had been assembled and were in testing and additional satellites were being produced at a rate of approximately five per month. Motorola has completed construction of most of the terrestrial facilities necessary to command the in-space movements of the satellites, including the master control facilities and the associated TT&C facilities.


     Motorola has entered into subcontracts with suppliers for the provision of major subsystems of the Space Segment. The principal Space Segment subcontractors include:

  Manufacturers

     - Lockheed Martin Corporation. Lockheed has designed and is manufacturing the satellite bus. Lockheed is an investor in Iridium.

     - Raytheon Company. Raytheon is providing the main mission satellite antennas. Raytheon is an investor in Iridium.


     - Nuova Telespazio. Telespazio is providing system engineering on system control segment development and is expected to operate the back-up control facility. Telespazio is an affiliate of STET, an investor in Iridium.


  Launch Providers

     The requirements for the deployment of the initial satellite constellation entail the placement into orbit of a large number of satellites in a relatively short period of time, using conventional expendable launch vehicles. Based on technical, commercial and other considerations, Motorola selected the following three commercially offered launch systems for the deployment phase: Long March 2C through China Great Wall; Proton through Khrunichev; and Delta II through McDonnell Douglas.


     - China Great Wall Industry Corporation. China Great Wall has contracted with Motorola to provide some of the launches for the initial deployment of the space segment (and additional launches for the maintenance of the space segment) utilizing its Long March 2C vehicle, which is expected to launch two IRIDIUM satellites into orbit with each launch. An affiliate of China Great Wall, Iridium China (Hong Kong) Ltd., is an investor in Iridium and has been allocated the IRIDIUM gateway service territory for China, Hong Kong, Macau and Mongolia.



     - Khrunichev State Research and Production Space Center. Khrunichev has contracted to provide some of the launches for the initial deployment of the space segment utilizing the Proton launch vehicle, which is expected to launch seven IRIDIUM satellites into orbit with each launch. Khrunichev is an investor in Iridium and has been allocated the IRIDIUM gateway service territory for Russia and eight other republics of the former Soviet Union.


     - McDonnell Douglas Corporation. McDonnell Douglas has contracted to provide the majority of the launches for the initial deployment of the space segment utilizing its Delta II launch vehicle, which is expected to launch five IRIDIUM satellites into orbit with each launch.



     Under the Space System Contract and the Operations and Maintenance Contract, Motorola has agreed to procure the necessary space segment launch services, and to place into orbit, and maintain in orbit, the space segment. In light of the magnitude of the launch services procurement, the risks inherent in satellite launch activity and the potential impact on Iridium's business if the provision of launch services fails (including the potential that launch service problems could give rise to excusable delays under the space System Contract and Operations and Maintenance Contract), Motorola has developed numerous space segment launch scenarios using various combinations of available launch systems to fit the requirements of the IRIDIUM System in terms of cost, reliability, availability, technical performance, credibility of suppliers and other factors.



     The launch of the first five IRIDIUM satellites occurred on May 5, 1997 on a McDonnell Douglas Delta II launch vehicle. This launch had been scheduled for January 1997 but was delayed on four successive days and then postponed following a launch failure involving the McDonnell Douglas Delta II launch vehicle (which is the type of launch vehicle that McDonnell Douglas is using for the IRIDIUM satellites). The first one-day delay was as a result of a software problem at Motorola's satellite communications control facility, the second one-day delay was as a result of a microwave link failure at the Vandenburg Air Force base, the third one-day delay was as a result of a manual water valve not being opened for cooling of the launch pad and the fourth one-day delay was as a result of a problem with the insulation on the side of the Delta II launch vehicle. Following the January 1997 failure of a Delta II launch vehicle, the United States government ordered a halt to all further Delta II launches pending completion of an internal review of the failure. That failure review was completed on May 2, 1997 and concluded that the launch failure resulted from an explosion of one of the nine solid rocket boosters attached to the first stage of the launch vehicle. Thereafter, the launch suspension was lifted. The first launch of IRIDIUM satellites occurred on May 5, 1997 (following successive postponements on May 2, May 3 and May 4 due to weather conditions and a faulty warning light). Motorola has informed Iridium that it has reworked the original launch schedule as a result of the initial delays and that it currently believes its new launch schedule should permit Iridium to meet its planned September 1998 commencement of commercial operations. This reworked launch schedule assumes that there are no additional significant launch delays and that all three launch providers -- McDonnell Douglas, Khrunichev and China Great Wall -- are able to provide launch services as currently planned. The reworked launch schedule also creates risks because it has compressed the time otherwise available for testing. There can be no assurance that succeeding launches will proceed on the new schedule or that the space segment will be operational on schedule. See "Risk Factors -- Risk of Delay and Cost Overruns."


     Following the initial deployment of the satellite constellation, launch services will be required in connection with the maintenance of the system. This will entail the placement into orbit of satellites for the replacement of failed or degraded satellites originally placed into orbit as part of the deployment mission. The maintenance mission for satellite launch services may be performed by a number of launch systems. Motorola has conducted technical and commercial discussions with a number of potential suppliers and has selected a Long March 2C launch vehicle for what it expects will be a minority portion of the maintenance launch services. Motorola expects that a number of other launch systems currently under development would satisfy the remaining requirements of the maintenance mission. Motorola intends to select a supplier or suppliers for the remaining maintenance launches based on technical, commercial and other considerations.

     See "Risk Factors -- Potential for Delay and Cost Overruns -- Deployment of Satellites" for a discussion of various risks associated with the deployment of the satellites.


     In addition, Motorola has constructed the master control facility located in Virginia, two TT&C stations in northern Canada and one TT&C station in Hawaii, with an additional transportable telemetry system currently located in Iceland. The back-up control facility is nearing completion in Italy and is expected to be operated by Telespazio under contract with Motorola. Telespazio will also provide engineering support services in connection with the integration and construction of the facility.

  Gateways


     Gateway earth stations will provide call-processing services, such as subscriber validation and the interconnection between the world's PSTNs and the IRIDIUM System by connecting calls made through the IRIDIUM System to and from the local PSTN generally through an international switching center. Gateways will communicate with the space segment via gateway link antennas on the satellites and ground-based antennas, or earth terminals, at each terrestrial gateway facility. Each gateway facility will typically include three or four antennas, a controller to manage communications with the constellation, an operations center to perform local network management, a paging message origination controller, and a switch that connects the gateway to the local PSTN. Each gateway will also include a subscriber database used in call-processing activities, such as subscriber validation. Gateways will generate call detail records used in billing. Iridium has authorized the issuance of warrants to acquire up to 9,165,000 Class 1 Interests at a price of $.00013 per Class 1 Interest to gateway owners who complete construction and installation of their gateways on schedule and who meet certain revenue criteria thereafter. None of such warrants has been issued.


     Implementation of Gateways. The success of Iridium is dependent upon the efforts of its gateway owners, all of whom are investors, or affiliates of investors, in Iridium. Iridium is focusing considerable efforts on the coordination of the development of the gateway infrastructure and business systems. See "-- Distribution and Marketing."


     Iridium has assigned all but one of its 14 gateway service territories to its equity investors or their affiliates. Iridium expects these gateway service territories to be served initially through 11 gateways. Iridium has entered into Gateway Authorization Agreements with all investors or their affiliates having gateway service territory allocations. Each Gateway Authorization Agreement obligates the gateway operator to use its reasonable best efforts to perform, among other obligations, the following with respect to its designated territory:
(i) contract with Motorola to supply the gateway equipment; (ii) provide gateway services; (iii) obtain all required governmental licenses and permits necessary to construct and operate gateways; (iv) designate IRIDIUM service providers, which may include the gateway operator; (v) require compliance by each service provider with established guidelines; and (vi) support Iridium-approved positions at the WRC of the ITU. See "Principal Contracts for the Development of the IRIDIUM System -- Gateway Authorization Agreements."


     Under the Space System Contract, Motorola has agreed to (i) design and make available to Iridium as proprietary information the gateway interface specification, (ii) develop and sell IRIDIUM gateway equipment, and (iii) license to responsible and competent suppliers of that equipment the rights to use the information in that specification for certain purposes to the extent essential to manufacture and sell IRIDIUM gateways. Iridium does not anticipate that companies other than Motorola will manufacture gateway equipment. In order to assure timely development of the gateway equipment and to coordinate the development effort, Iridium entered into the Terrestrial Network Development Contract in 1995 which has allowed it to implement a more disciplined and systematic development plan for the gateways and which Iridium believes will increase the likelihood of a timely in-service date for the gateways. Under the Terrestrial Network Development Contract, Motorola is designing and developing the gateway hardware and software. See "Principal Contracts for the Development of the IRIDIUM System -- Terrestrial Network Development Contract."

     Iridium and the gateway operators have established a schedule for the construction of the necessary gateway facilities by the gateway operators. While some gateway operators are behind in meeting some of the milestones in this schedule, Iridium believes that eleven gateway facilities will be completed and operational at the time commercial operations commence. Eleven gateway operators have entered into gateway equipment purchase agreements with Motorola. Pursuant to the executed gateway equipment purchase agreements, gateways have been configured to match the owner's anticipated initial capacity requirements for the relevant gateway service territory. Capacity requirements vary from gateway to gateway, based on PSTN interface requirements and the number and availability of switching trunks, as well as projections regarding the number of calls originated by IRIDIUM subscribers within the gateway service territory and the number of calls over the IRIDIUM System originated from or terminated in the gateway service territory's PSTN. The construction of the Iridium North America (Tempe, Arizona) and Nippon Iridium Corporation (Nagano, Japan) gateway facilities is substantially complete and the telecommunications equipment is now being installed at both locations. Equipment procurement has commenced for seven other gateways pursuant to gateway equipment purchase agreements with Motorola. Two gateways are behind schedule with equipment procurement for their gateways. While Iridium believes that it is probable that these two gateways will be operational by the planned September 1998 commencement of commercial operations, in order for them to do so they will need to move forward promptly, including making certain overdue payments under their gateway equipment purchase agreements with Motorola. There can be no assurance that one or more gateways will not fail to be completed by the commencement of commercial operations, which could have a material adverse effect upon Iridium.


  Subscriber Equipment

     Subscribers will communicate via the system of satellites and gateways using IRIDIUM subscriber equipment that will provide one or more of voice, paging, data, and facsimile services. Iridium expects that subscriber equipment will be made available by at least two suppliers, Motorola and Kyocera. In addition to portable, hand-held phones Iridium expects that vehicle-mounted, transportable, fixed telephones, as well as simplex alphanumeric belt-worn pagers will be made available. Based on information received from Motorola, Iridium expects that Motorola's version of the portable, multi-mode, hand-held phone will have an initial retail price of approximately $3,000, including at least one TRC, and its version of the alphanumeric pager will have an initial retail price of approximately $500. The Company has not been advised by Kyocera as to the possible pricing of Iridium subscriber equipment that is expected to be manufactured by Kyocera.


     Iridium does not currently intend to manufacture or distribute IRIDIUM subscriber equipment or derive any income from the sale of IRIDIUM subscriber equipment. See "Risk Factors -- Potential for Delay and Cost
Overruns -- Development, Manufacture and Distribution of Subscriber Equipment" and "-- Consequences of Satellite Service Limitations on Customer Acceptance." Such equipment is expected to be manufactured by existing manufacturers of similar terrestrial subscriber equipment and to be distributed by such manufacturers through gateway owners and operators, service providers and other telecommunications equipment distributors. Motorola has committed substantial resources to develop, and plans to sell, IRIDIUM subscriber equipment including portable, hand-held phones and belt-worn pagers. Motorola has informed Iridium that it has entered into a license agreement with Kyocera relating to the basic intellectual property rights essential to develop and manufacture personal voice subscriber equipment for use on the IRIDIUM System. This license agreement does not obligate Kyocera to develop, manufacture or sell any IRIDIUM subscriber equipment. If other subscriber equipment manufacturers wish to develop and sell IRIDIUM subscriber equipment, they will be required to enter into similar licensing agreements with Motorola. See "Principal Contracts for the Development of the IRIDIUM System" for a description of Motorola's agreement with Iridium to grant certain licenses for intellectual property rights. See "Risk Factors -- Conflicts of Interest with Motorola."


     The IRIDIUM System phones are still under development, although a functional unminiaturized prototype has been developed. Motorola has informed Iridium that the portable, hand-held phone that Motorola has been developing is expected to be larger and heavier than today's pocket-sized, hand-held cellular telephones and is expected to have a longer and thicker antenna than hand-held cellular telephones. Motorola has informed Iridium that the pager Motorola will develop is expected to be slightly larger than today's standard alphanumeric belt-worn pagers. The unminiaturized prototypes have been built using the same or similar components expected to be used in the production model of the IRIDIUM phone. The prototypes have been built in a larger housing to facilitate testing and problem solving.

  Business Support Systems


     The IRIDIUM System will be capable of supporting basic "back office" business functions required by Iridium, gateway operators, and service providers, including a clearinghouse operated by Iridium to calculate the amounts owed to and from Iridium and each gateway operator in order to determine net settlements of such amounts among such entities. These business support functions include service provision, customer service, and billing and collection, as well as clearing and settlements. These functions will be provided by means of computer and manual processes at each gateway and service provider location and, most likely, at a central processing point. The gateway owners and operators will be required to license or purchase software and equipment in order to exchange information with the clearinghouse and to handle settlements with service providers, inter-exchange service providers, government entities and others. Iridium has proposed to develop, and to provide to the gateways, some of the required software and hardware. In addition, the gateways will have to enter into settlement agreements with service providers, on behalf of Iridium, in order to account for and settle the ICRS and the non-satellite service portions of the IRIDIUM Services. The coordination of business support functions among Iridium, the gateways and the service providers necessary to the provision of the IRIDIUM Services is a large and complex undertaking which will require the establishment of comprehensive data exchange capabilities and the negotiation and execution of hundreds of settlement agreements with gateway operators and service providers. See "Risk Factors -- Reliance on Motorola, Gateway Owners and Other Third Parties."


  ICRS

     ICRS allows different protocol-based networks to communicate with each other. Protocol formats are the "language" by which networks communicate. Similar protocol networks can communicate easily with one another by sending signals between the networks in a standard language that is understood by both networks. Different protocol networks require a translator in order to communicate with each other.


     An ICRS customer who roams onto a cellular network that has a roaming agreement with Iridium will be recognized by the visited network as an Iridium ICRS customer when the customer turns on his phone. The visited network, using an Iridium gateway, will send a request for authentication either terrestrially or over the IRIDIUM System to the IIU, the protocol translation device that is being developed under the direction of Motorola for Iridium. The IIU will search for the home location of the customer and convert the signal to the appropriate protocol of the customer's home network. The home network will authenticate the customer by signaling back to the IIU which will then convert the signal back to the protocol of the visited network and send the response in the appropriate protocol to the visited network. At the end of this authentication process (which is expected to be completed in seconds), the home network knows to forward a call to the customer to the visited network for completion and the visited network has the necessary authentication to allow the roaming customer to access the visited network as a roaming customer and complete a call.


     An ICRS customer can be "homed" on a cellular network, in which case the customer's phone number will be his home cellular phone number. Alternatively, the customer can be "homed" on the IRIDIUM System, in which case the customer's phone number will begin with "8816" or "8817," the international "country" codes assigned to Iridium. Customers "homed" on the IRIDIUM System will pay a monthly subscription fee and a fee for calls made over the IRIDIUM System. Customers "homed" on a cellular network will pay a feature charge to Iridium that will be significantly below the monthly subscription fee, but they will pay an additional roaming premium for calls made over the IRIDIUM System. In general, customers who place a large number of IRIDIUM satellite service calls will have an incentive to be "homed" on the IRIDIUM System, while customers who place a small number of IRIDIUM satellite service calls will have an incentive to be "homed" on a terrestrial network.

     For inter-protocol terrestrial cellular roaming, a user must have a telephone that operates with the visited network (e.g., a GSM phone if roaming onto a GSM network or a DCS1800 phone roaming onto an IS-41 network that uses the DCS1800 frequency). An ICRS customer will not be required to own an IRIDIUM phone. Subscribers will be able to use any terrestrial wireless handset that can support a GSM SIM card or have an IS-41 handset that has been programmed for ICRS service. Motorola has indicated that it intends to develop TRCs compatible with most major terrestrial wireless networks, although some (including CDMA) will be developed and distributed after the commencement of commercial operations.



     Iridium's business plan currently calls for roaming agreements with wireless operators in more than 50 countries by the commencement of commercial operations in September 1998 expanding to approximately 150 countries by 2002. Many wireless systems as currently configured, including systems covering large portions of South America, use a form of wireless technology that does not permit sufficient anti-fraud security or certain international dialing and, therefore, it is unlikely that Iridium will provide ICRS coverage in areas that are principally served by this type of technology. See "Risk Factors -- Risks Related to ICRS." ICRS is not expected to be available between certain IS-41 systems before 1999 or in Japan before 1999.


PROGRESS TO DATE

     The following chart sets forth Iridium's past and projected development milestones. Estimates for the commencement of service do not account for potential delays. There can be no assurance that the IRIDIUM System will commence commercial operations in September 1998 as planned. See "Risk Factors -- Potential for Delay and Cost Overruns."


    1987:     - IRIDIUM System conceived by Motorola
              - Research and development begins
    1990:     - Planned IRIDIUM System announced worldwide
              - FCC license application filed
    1991:     - Iridium, Inc. incorporated
    1992:     - Global MSS spectrum allocated at WARC-92
              - Experimental license granted by FCC
              - Full scale research and development by Motorola, Lockheed and Raytheon underway
    1993:     - Stock purchase agreements executed covering $800 million in equity commitments
              - Space System Contract and Operations and Maintenance Contract become effective
              - Key subcontracts signed by Iridium and Motorola
              - System procurement and build-out commenced
    1994:     - IRIDIUM System preliminary design reviews completed
              - Additional stock purchase agreements executed covering an additional $798 million
              - IRIDIUM satellite communications payload application-specific integrated circuits designed, fabricated and validated
              - Gateway Authorization Agreements executed
    1995:     - Space Segment license awarded by FCC, subject to certain conditions
              - IRIDIUM System critical design reviews completed
              - Terrestrial Network Development Contract executed
              - Nine Gateway Equipment Purchase Agreements executed
              - Prototype phones available for lab testing
    1996:     - Additional $300 million raised
              - Full-scale IRIDIUM satellite manufacture begins
              - $750 million bank facility established
              - Kyocera begins development of Iridium phones
              - Construction of gateways begins

    1997:     - First IRIDIUM satellites launched
              - Master control facility substantially complete
              - Significant portion of satellite launches expected to occur
              - Gateway construction expected to continue and initial testing to begin
              - Prototype phones expected to be available for testing with in-orbit satellites
              - Significant progress expected in obtaining service providers, roaming agreements and L-band licenses
    1998:     - Satellite launches expected to be completed
              - Gateway construction expected to be completed
              - Subscriber trials expected to be completed
              - Continued progress expected in obtaining service providers, roaming agreements and L-band licenses
              - Commercial operations expected to begin


COMPETITION

     Certain sectors of the telecommunications industry are highly competitive in the United States and other countries. The uncertainties and risks created by this competition are intensified by the continuous technological advances that characterize the industry, regulatory developments that affect competition and alliances between industry participants. While no single existing wireless communications system serves the global personal communications market today, Iridium anticipates that more than one system will seek to serve this market in some fashion in the future. Iridium believes that its most likely direct competition will come from the planned ICO telecommunications service and from one or both of the other two FCC licensed MSS applicants -- Loral/Qualcomm Partnership, L.P., on behalf of Globalstar, and TRW, on behalf of Odyssey.

     Iridium believes that its ability to compete successfully in the market for global personal communications will depend primarily upon the timing of its entry into the market, the technological qualities of the IRIDIUM System, including its global coverage, signal strength, dependability and capacity and the market appeal of Iridium's service offerings, including ICRS. Successful competition will also depend on the cost of service to subscribers and the success of the marketing, distribution and customer service efforts of gateway operators and service providers. Iridium believes that it currently has an earlier planned full global service capability than any of the licensed MSS applicants or ICO (based upon information contained in their FCC filings or public announcements).


     While Iridium's system and proposed competing mobile satellite systems have different planned technical capabilities, Iridium believes that the distinguishing features of the IRIDIUM System will include: (i) its higher signal strength for Satellite Services which Iridium believes will afford both better voice quality and signal penetration to portable, hand-held phones and a higher degree of in-building penetration for pagers; (ii) its intersatellite networking capability, which Iridium believes will permit full global coverage, reduce the number of gateways required to provide global coverage, enhance system reliability and capacity and reduce tail charges incurred for the landline portion of telephone calls; and (iii) its ICRS offering, which will offer one number, one phone, one bill, voice, fax and data communication and "follow-me paging" through either a cellular or an IRIDIUM phone number. Iridium believes that these distinguishing features will make IRIDIUM Services better suited, compared with other potential MSS competitors, to meet the global coverage and service quality demanded from the high-end, traveling professional. In addition, Iridium believes that it will be the first MSS system to offer full global coverage in all authorized jurisdictions.


  Mobile Satellite Systems

     Inmarsat has announced plans for a 12-satellite, MEO system consisting of ten operational and two spare satellites. This system is to operate in the 2 GHz band and will be owned by a new Inmarsat affiliate, ICO, formerly known as Inmarsat-P. Many of the investors in Inmarsat, including numerous state-owned telecommunications companies, have announced that they will participate in the ownership of the new venture and ICO has announced the receipt of significant equity commitments from these investors. Iridium believes that ICO will be the most direct competitor to Iridium for the traveling professional market. However, ICO has announced that the full constellation will not be operational before the year 2000, which should provide Iridium with a first-to-market advantage.

     Globalstar, a 48-satellite LEO system, has been proposed by Loral/Qualcomm. It will offer both fixed and mobile telecommunications services. The Globalstar system will employ CDMA digital modulation technology and Globalstar has announced an expected in-service date of 1998, with the full constellation in place by early 1999. The Globalstar system utilizes "bent pipe" technology and Globalstar has indicated that it will require between 100 and 210 gateways to provide full global land-based coverage of virtually all inhabited areas of the globe. The target market for Globalstar, like the regional GEO systems described below, covers persons who lack telephone service or are underserved or not served by existing or future cellular systems.

     Odyssey, a 12-satellite MEO system, has been proposed by TRW. The proposed system would offer mobile satellite service globally and would be based on CDMA digital modulation technology. TRW has announced an expected in-service date of 2001, with full service available in 2002.


     Iridium also expects to encounter competition from regional mobile satellite systems, two of which have been launched and several of which are in the planning stage, as well as from Inmarsat. In April 1995, AMSC launched a GEO satellite covering North America to provide fixed and mobile voice and data services to briefcase-sized mobile terminals and car-mounted units. Mobilesat, launched in 1994, is a GEO satellite covering Australia, New Zealand and parts of the Pacific Basin which provides mobile and fixed, voice and data services to briefcase-sized mobile terminals and car-mounted units. The Asian Cellular Satellite ("ACeS") has proposed a one- or two-satellite GEO satellite systems covering Asia, including Thailand, Indonesia and the Philippines, and offering mobile voice and data telecommunications to briefcase-sized mobile terminals, car-mounted units and hand-held units. The Asia Pacific Mobile Telecommunications Satellite ("APMT") has proposed a two-satellite GEO satellite system covering India, China and certain Southeast Asian nations, offering mobile telecommunications to dual-mode, hand-held terminals. Sataphone and Thuraya are two consortia proposing GEO systems to serve the North Africa/Middle East region, with dual-mode hand-held phones. EAST is a hybrid system proposed by Matra-Marconi to provide fixed services, and mobile services to hand-held units, with a GEO satellite covering Europe, the Middle East and Africa. Afro-Asian Satellite Communications has proposed a two GEO satellite system covering 55 countries in the Middle East, the Asia-Pacific region and eventually Africa, serving dual-mode, hand-held terminals. Elekon-Stir is a proposed Russian LEO system consisting of seven satellites offering store and forward mobile data services and with limited voice capabilities. Inmarsat currently operates a world-wide GEO system that is capable of providing fixed and mobile voice and data services to laptop-sized "Mini-M" terminals and to briefcase-sized mobile terminals and car-mounted units. Other regional systems that may be established could also provide services that compete with the IRIDIUM Satellite Services. The regional GEO systems do not provide full global coverage and, therefore, are expected to generally target persons not currently served by landline or cellular telephone service. It is possible that one or more regional mobile satellite services could enter into agreements to provide intersystem roaming that could be global or nearly global in scope.


  Land-based Telecommunications Systems

     Iridium does not intend to compete with terrestrial cellular telephone systems for the vast majority of personal communications services, because, among other reasons, IRIDIUM satellite voice services will be priced significantly higher than most terrestrial wireless services, the IRIDIUM System will lack the operational capacity to provide local service to large numbers of subscribers in concentrated areas and Iridium's satellite system is not expected to afford the same voice quality, signal strength, or ability to penetrate various environments (such as buildings) as terrestrial wireless systems. Rather, Iridium expects its subscribers to use IRIDIUM Satellite Services in areas or situations where local cellular systems use a standard incompatible with that of the users' home markets or where terrestrial service is unavailable, inconvenient, of poor quality or unreliable. As terrestrial cellular systems expand their geographical penetration, particularly outside of major urban and suburban areas and improve the quality of coverage in already-served areas, potential customers for IRIDIUM Satellite Services and other satellite-based services will be lost. Moreover, the advent of near global terrestrial cellular roaming described below will represent a significant competitive threat to Iridium's satellite-based service and ICRS, particularly with respect to travelling professionals who spend most of their time in regions that are well served by terrestrial-based wireless services.

  Terrestrial Cellular Interprotocol Roaming Services

     Iridium's ICRS service offering, which will allow IRIDIUM subscribers to roam onto a variety of cellular networks, will face competition from existing and future terrestrial cellular interprotocol roaming services, which provide roaming services across similar cellular networks.


     GTE Mobilnet (GTE) and Deutsche Telekom Mobil ("DeTeMobil") of Germany currently offer GlobalRoam, a two-way cellular roaming service between certain North American AMPS cellular networks and GSM cellular networks in certain countries where DeTeMobil has GSM roaming agreements. AT&T Wireless Services of the United States and Vodafone of the United Kingdom offer CellCard, a service which provides one-way roaming from certain North American AMPS networks to certain GSM networks in certain countries which have roaming agreements with Vodafone.


     Three other proposed MSS systems, ICO, Globalstar and Odyssey, and at least one regional GEO, ACeS, have indicated that they may also offer some form of dual-mode satellite/cellular service, which may include interprotocol roaming capabilities such as those expected to be offered by Iridium.

     In addition, a number of rental services, primarily United States based, provide cellular phones to persons travelling in countries with cellular standards that differ from the traveler's home market. For example, Worldcell provides United States based travelers GSM phones for travel to Europe, while Shared Technologies Cellular, in conjunction with United Airlines, provides AMPS phones for visitors to the United States. These businesses often have rental locations at airports, hotels and auto rental locations and will also deliver phones by mail service. These companies' services may compete with Iridium's ICRS service and satellite-based service offerings. See "Risk
Factors -- Competitive Risks; Factors Affecting Iridium's Competitive
Position -- Competition from Interprotocol Roaming Service Providers, GSM Roaming Services, Regional MSS Systems and Wireless Phone Rentals."

  Paging

     In addition to competing with paging services offered by proposed regional MSS systems, the IRIDIUM paging service will face competition from regional and nationwide terrestrial paging services, and from M-Tel's SkyTel service which currently provides paging services to 20 countries around the world. SkyTel operates by forwarding paging messages via satellite to a foreign paging network that subsequently transmits the message over its local network. Also, in 1995 Inmarsat introduced an international satellite-based one-way messaging service. Iridium believes that the relatively higher link margins of the IRIDIUM paging service will provide superior performance to any proposed satellite paging systems and that Iridium will be the only global paging service using a belt-worn pager before 2000.

EMPLOYEES


     As of April 30, 1997, Iridium had approximately 217 full-time employees. None of Iridium's employees are covered by a collective bargaining agreement. Iridium's management considers its relations with its employees to be good.


PROPERTIES


     Motorola has constructed the master control facility on a 10.4 acre parcel of land in Loudoun County, Virginia, TT&C facilities on leased or licensed land in Yellowknife and Iqualuit, Northwest Territories, Canada and Oahu, Hawaii and the backup control facility, which is nearing completion in Rome, Italy. The backup control facility is located on one floor of a building owned by Nuova Telespazio and pictured on the inside front cover of this Prospectus. Title to these properties is scheduled to be passed to Iridium prior to the time Motorola completes the final milestone under the Space System Contract.


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


     Iridium leases approximately 128,750 square feet of space at three locations in metropolitan Washington, D.C. under leases that expire in January 1999, with renewal options. Iridium's principal executive office is located at 1575 Eye Street, N.W., Washington, D.C. 20006.


                             REGULATION OF IRIDIUM

TELECOMMUNICATIONS REGULATION AND SPECTRUM ALLOCATION: OVERVIEW

     The allocation and use of the radio frequency spectrum for the provision of communications services are subject to international and national regulation. The implementation and operation of the IRIDIUM System, like those of all other satellite and wireless systems, are dependent upon obtaining licenses and other approvals.

     The international regulatory framework for spectrum allocation and use is established by the International Telecommunication Union ("ITU"). The ITU, which is composed of representatives from most of the countries of the world, meets officially at conferences known as World Radiocommunications Conferences ("WRC"s) (previously known as World Administrative Radio Conferences or "WARC"s) to decide the radio services that should be permitted to operate in various radio bands and the rules for operating in those bands.

     The national administration of each country decides how the radio frequencies that the ITU has allocated to particular communications services should be allocated and assigned domestically to specific companies. In addition, the provision of communications services in most countries is subject to regulatory controls by the national governments of each country.

     In the United States, the FCC is the regulatory agency responsible domestically for allocating spectrum and for licensing and regulating communication systems, facilities, and services. The FCC regulates satellites in accordance with laws passed by the United States Congress, particularly the Communications Act of 1934, as amended (the "Communications Act"), regulations adopted pursuant to those laws, and judicial opinions rendered by U.S. courts.

IRIDIUM SYSTEM LICENSING REQUIREMENTS

     The IRIDIUM System is being built with the capability to link phones to IRIDIUM satellites using up to 10.5 MHz of spectrum in L-band frequencies from 1616-1626.5 MHz on a bi-directional time division basis, Earth-to-space and space-to-Earth. The system will also be capable of operating "feeder" links in the frequencies 19.4-19.6 GHz and 29.1-29.3 GHz (connecting satellites to ground earth station gateway facilities) and intersatellite links in the frequencies 23.18-23.38 GHz (linking the satellites in the constellation to each other).


     The licensing requirements for the IRIDIUM System include: (i) the FCC license for the space segment; (ii) the licenses in each country where there is a gateway or TT&C earth station; and (iii) the licenses in each country for the IRIDIUM subscriber equipment and service and for the use of required frequencies. In addition, the IRIDIUM System must be coordinated with other users of spectrum that have rights to use the same or adjacent frequencies to the frequencies assigned to the IRIDIUM System. It is only necessary for one country to license the space segment, which includes authorizing the construction, launch, and operation of the satellites, including the use of the intersatellite links and the operation of the primary satellite control center in the country.


     The gateway earth stations provide the feeder link between the satellite network and the PSTNs around the world. Iridium expects that IRIDIUM gateways will be located in at least eleven different countries during the first years of operation. A radio license to operate a gateway earth station in a significant portion of the 29.1-29.3 GHz (Uplink) and 19.4-19.6 GHz (Downlink) frequency bands must be issued by the appropriate governmental authority of each of the countries in which an IRIDIUM gateway is to be located. Similar authorizations may be obtained in the United States and Canada to operate TT&C earth stations.

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

     Each country in which Iridium intends to operate must authorize the use of the frequencies linking the phones to the satellites, allowing communication between end users and the satellite network. At a minimum, the IRIDIUM System needs exclusive use of the frequencies 1621.35-1626.5 MHz for this purpose, with authority to operate bi-directionally within that band. In order to operate the IRIDIUM subscriber equipment in a country, Iridium must obtain from the country a radio license to permit the operation of phones and pagers within the country. The licensing procedures vary in different countries. Generally there are three aspects to the required license(s): (i) authorization for the use of the frequencies requested; (ii) authorization for the equipment to be marketed and used (including subscriber equipment that may circulate from country to country); and (iii) authorization for the service to be provided.

     Because of the global mobile nature of the service, each national administration will be asked to grant a blanket or class license authorizing a substantial number of handsets, recognizing equipment that has been type approved or certified by other countries, and allowing for the free circulation and transborder roaming of terminal equipment.

LICENSING STATUS


  General



     Iridium, Motorola, and the gateway owners have made substantial progress in taking the regulatory steps needed for the IRIDIUM System to obtain the coverage assumed in its business plan, but a significant number of additional regulatory approvals outside the United States remain to be obtained. See "Prospectus Summary -- Progress to Date." Each gateway must be licensed by the jurisdiction in which it is located. Three final and four experimental licenses to build and operate gateways have been received. The final licenses have been granted for the gateways in the United States (Tempe), Thailand (Bangkok) and Taiwan (Taipei) and permit the gateways to engage in commercial operations, including use of the gateway links with the IRIDIUM satellites. The experimental licenses have been granted for the gateways in Korea (Seoul), Brazil (Rio De Janeiro), Russia (Moscow) and Italy (Fucino) and permit the gateways to test their links between the IRIDIUM satellites and terrestrial services. Two of the remaining four unlicensed gateways -- the gateways in Japan (Nagano) and India
(Bombay) -- are under construction in the expectation that they will be licensed. Iridium expects that the gateway in Japan will be completed in August 1997 and that the gateway in India will be completed in March 1998. The gateways to be located in China (Beijing) and Saudi Arabia (Jeddah) have not received licenses or commenced construction. The final licenses that have been received by the gateways are subject to conditions that relate to the completion of construction and the provision of technical information to regulatory authorities. Iridium expects that the licenses its other gateways are seeking will have similar conditions. There can be no assurance that the additional licenses necessary for Iridium to obtain the service capability assumed in its business plan will be obtained on a timely basis or at all. In addition, while Iridium believes the conditions specified in the final gateway licenses that have been received can be satisfied, there can be no assurance that such conditions will be satisfied or that conditions to licenses received in the future will be satisfied.



     To date, seven administrations have granted conditional licenses for the provision of IRIDIUM Satellite Services in their respective countries. The seven countries are the United States, Venezuela, New Zealand, Taiwan, Thailand, Afghanistan and Micronesia. Iridium is seeking licenses throughout the world. However, Iridium is placing emphasis on obtaining approvals by September 1998 from the 70 to 90 countries where Iridium expects substantially all of the demand for, and usage of, IRIDIUM Services is likely to be generated. There can be no assurance that additional authorizations will be granted at all, or in a timely manner, or without burdensome conditions. There can be no assurance that sufficient licenses for Iridium to obtain the coverage assumed in its business plan will be obtained on a timely basis or at all. Nor can there be any assurance that Iridium will be able to secure additional spectrum, if needed. In addition, while Iridium is not aware of any country that has indicated that it will not provide a service license by the commencement of commercial operations, the process of obtaining service licenses in each country of the world is complex and certain gateway operators, in particular those with responsibility for obtaining licenses in numerous countries such as Iridium Africa and Iridium SudAmerica, have indicated that they may not receive regulatory


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


approvals for some of the countries of their territories at the anticipated commencement of commercial operations in September 1998.



  Spectrum Allocation


     At the WARC-92, the ITU allocated to the MSS service: (i) on a primary basis, 16.5 MHz of spectrum in the 1610-1626.5 MHz band (Earth-to-space); and
(ii) on a secondary basis, 12.7 MHz of spectrum in the 1613.8-1626.5 MHz band (space-to-Earth). The ITU had previously authorized the other frequency bands used in the IRIDIUM System for the purpose for which Iridium intends to use them. At the 1995 World Radio Conference ("WRC 95"), the ITU defined the coordination procedure for systems operating in the bands proposed to be used by Iridium for its feeder links. The ITU's role in allocating frequencies necessary for the operation of the first generation IRIDIUM System is now essentially complete.


  United States Licensing


     The space segment of the IRIDIUM System, including the use of the intersatellite frequency band (23.18 to 23.38 GHz), has already been licensed by the FCC in the United States. The license has a term of ten years and contains other conditions typical of satellite system licenses granted by the FCC. The license term begins on the date the first satellite is in orbit and the first transmission occurs. The license states that, absent extensions, the IRIDIUM System must be fully constructed and operational by October 2002. Any significant change to the operating parameters of the IRIDIUM satellites could require an application for modification of the current FCC license. Any such application could be subject to competing applications and there can be no assurance that it would be granted at all, or that it would not be subject to an auction process. Two applicants have appealed the FCC decision which (i) found that they initially had failed to establish the necessary financial qualifications, and gave them additional time to demonstrate such qualifications; and (ii) granted licenses to the IRIDIUM System and two other global MSS systems, and also have appealed the FCC decision which adopts qualification standards for the applicants. The license for the IRIDIUM System remains in full force and effect while these appeals are pending and Iridium expects that the FCC decision to issue a license for the IRIDIUM System will be affirmed, although there can be no assurance that the courts will do so.

     Although the FCC has stated that it will renew the IRIDIUM System authorization unless extraordinary circumstances prevent it from doing so, there can be no assurance that the IRIDIUM System license will be renewed.

     The IRIDIUM System license is held by Motorola Satellite Communications, Inc., a wholly owned subsidiary of Motorola, which is contractually bound to operate it for the exclusive benefit of Iridium. As a result, Motorola, rather than Iridium, has the responsibility to construct, launch, operate, and maintain the IRIDIUM System in accordance with the terms of the license. Any request to renew or modify the IRIDIUM System license must be filed and prosecuted by Motorola. If the Space System Contract or the Operations and Maintenance Contract is ever terminated or not renewed, Motorola would have to assign the IRIDIUM license to Iridium or a third party. Any such assignment would be subject to FCC approval.

     Under both the ITU's rules and the terms of the IRIDIUM System license, the IRIDIUM System must be coordinated with all other domestic and foreign users of the frequency bands assigned to the IRIDIUM System. The United States has essentially completed the process of registering the IRIDIUM space segment operations with the ITU. It has submitted the advance publication and coordination materials to the ITU and coordinated the use of the space segment with all those administrations expressing concerns that the system might cause or receive interference to their systems. On this basis, the United States has requested the ITU to notify the IRIDIUM System in the ITU's Master Frequency Register, which will give it a legal right to protect it from interference from future systems. Once the request is published, administrations that have previously engaged in coordination with the United States regarding the IRIDIUM System may file comments on the claim that coordination is complete. Any comments will need to be resolved before the IRIDIUM System will be listed in the Master Frequency Register. Iridium believes that coordination has been completed successfully between the IRIDIUM System and all existing or planned systems that have

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

been identified under the coordination process. If further coordination is required with any identified system, it is possible that such coordination would not be completed prior to Iridium's projected commencement of commercial operations. However, Iridium believes that failure to complete such coordination would be unlikely to have a material adverse effect on Iridium. There is no other action required from any other country to license the space segment.

     Under the FCC's rules and the terms of the license, prior to commencing operations Motorola must complete coordination with U.S. radioastronomy sites and complete consultations with the Inmarsat and Intelsat systems. See "Regulation of Iridium -- Consultations and Coordinations."

     In the United States, frequencies have been assigned to the IRIDIUM System feeder links in the 29.1-29.25 and 19.4-19.6 GHz bands. The 29.1-29.25 GHz frequencies are shared with the local multipoint distribution service ("LMDS"), and the FCC has adopted restrictions on LMDS operations that are designed to protect MSS feeder links from interference. The 19.4-19.6 GHz frequencies are shared with terrestrial microwave stations and each gateway earth station must be coordinated in advance with licensed microwave stations. Both frequency bands are also shared with the proposed feeder link operation of TRW's Odyssey system. TRW's earth stations must be separated geographically from the IRIDIUM System gateways in order to avoid causing harmful interference. The FCC recently granted a license for the first IRIDIUM System gateway to be located in Tempe, Arizona. Licenses have also been granted in the United States for authority to construct and operate TT&C facilities in Arizona and Hawaii.

     The United States license authorizing construction, launch and operation of the space segment includes the use of 1621.35 to 1626.5 MHz radio frequency band in the United States exclusively for the IRIDIUM subscriber links. This frequency assignment may be increased if no more than one CDMA satellite system becomes operational in the adjacent frequency band. The FCC has issued a license permitting 200,000 IRIDIUM mobile phones to be used in the United States, conditioned upon Motorola submitting a study showing its terminals will comply with radiation hazard requirements. Iridium believes that Motorola will comply with this requirement.


  Licensing Outside the United States



     In countries other than the United States, the remaining significant regulatory steps include: (i) in each country in which a gateway or system control terminal will be located, authorization to construct and operate those facilities, including necessary gateway feeder link spectrum assignments, must be obtained; (ii) in each country in which IRIDIUM subscriber equipment will operate, authority to market and operate that equipment with the IRIDIUM System, and the use of the necessary user link spectrum, must be granted; and (iii) coordination of the use of the frequencies to be used by the IRIDIUM System must be achieved. As discussed under "-- General," applications for authorizations for gateway, subscriber, and TT&C facilities are in varying stages of processing in countries other than the United States and there can be no assurance that these applications will be granted or that sufficient spectrum for initial needs will be assigned. Of the gateway and subscriber authorizations granted to date, several are conditional and there can be no assurance that these conditions will be satisfied. If the initial spectrum assignments prove insufficient as demand increases over time, there is no assurance Iridium will be able to obtain additional spectrum from the FCC or other administrations.



     Countries in Europe are approaching frequency assignments and licensing issues on a regional basis. CEPT, an organization of forty-three countries in greater Europe, is in the process of adopting recommendations regarding the frequency assignment plan and the authorization process which it will recommend that member countries follow. These recommendations are voluntary but many European countries -- especially EU members -- are expected to follow these recommendations. These draft recommendations currently give Iridium the opportunity to obtain the spectrum it needs to operate initially in Europe, provided it can meet certain milestones. There is a risk that Iridium may have to share this spectrum with other planned satellite systems using an FDMA/TDMA access mode. Because European countries must follow ITU procedures which Iridium believes will protect Iridium's minimum spectrum requirements, Iridium believes this risk is


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

unlikely to occur. However, there can be no assurance that Iridium will meet all the milestones or will receive all the spectrum it needs to operate in Europe.


     IRIDIUM mobile subscriber equipment must be type accepted in many countries in accordance with national, regional and/or internationally-recognized standards relating to unwanted emissions, network controls, etc. At the 1996 ITU World Telecommunication Policy Forum, the participating countries agreed to start a process that has become known as the GMPCS memorandum of understanding (the "GMPCS MOU"). If the participating countries can reach agreements covering the IRIDIUM System and the IRIDIUM subscriber equipment, it will facilitate (i) the free circulation of subscriber equipment and (ii) universal handset type approvals. Absent such multilateral agreements, IRIDIUM subscriber equipment circulation from country to country would require numerous bilateral agreements. While substantial work has progressed to date on developing these standards for IRIDIUM subscriber equipment, there can be no assurance that these standards will ever be established or approved on time.



     In connection with Iridium's efforts to obtain worldwide regulatory approval for IRIDIUM Services, governmental, political and security concerns have arisen. One such concern is that authorization of IRIDIUM Services by many countries will be contingent upon Iridium providing such countries with the ability to legally monitor calls made to or from such countries. Iridium believes that it will be able to address the concerns of many of these countries by the date commercial service is expected to begin and of other countries after the expected commencement of commercial operations. However, there can be no assurance that it will be able to do so or that the emergence of governmental or political concerns will not impair the ability to obtain licenses or the offering of IRIDIUM Services on a timely basis. See "Risk Factors -- Risks Associated with Principal Supply Contracts -- Amendments to Principal Contracts."


CONSULTATIONS AND COORDINATIONS


     Intelsat and Inmarsat are international organizations that own and operate satellite systems. International obligations undertaken by the nations which have signed the international agreements creating Intelsat and Inmarsat, including the United States, impose special requirements on the licensing and operation of other satellite systems, including the IRIDIUM System. Specifically, under these international agreements the United States must consult with both Intelsat and Inmarsat prior to authorizing any international satellite system to ensure that the system will not cause significant economic or technical harm to the Intelsat system or significant technical harm to the Inmarsat system. The FCC license to construct, launch, and operate the IRIDIUM System is expressly subject to the completion of these consultations and notification by the United States Department of State that the United States has completed its international obligations with respect to Intelsat and Inmarsat. The consultation with Intelsat has been completed, although the Department of State has not yet issued its notification and, therefore, the condition in the FCC license has not technically been fulfilled. The consultation with Inmarsat has not begun, but Iridium believes the consultation will be successfully concluded.



     Currently, the Russian aeronautical navigation satellite system, GLONASS, operates in a frequency band that overlaps the 1610-1626.5 MHz MSS band. When operating co-channel with GLONASS, MSS systems are required to coordinate their operations with the previously registered operations of GLONASS. In addition, even when not operating co-channel, out-of-band emission limits protect GLONASS operations from harmful interference. Iridium believes that a bilateral coordination agreement between Russia and the United States is in the final stages of negotiation, under which Russia would agree to move the GLONASS system's operations to frequencies below 1610 MHz by January 1, 1999, and to frequencies below approximately 1605 MHz by the year 2005. The FCC has conditioned the IRIDIUM blanket subscriber license upon compliance with a level of protection from interference to the GLONASS system which has yet to be determined. During the three-month period between September 1, 1998, the month Iridium expects to commence commercial operations, and January 1, 1999, the month the GLONASS operational frequencies will shift from being below 1616 MHz to being below 1610 MHz, and during the interim period between 1999 and when GLONASS shifts to below 1605 MHz, Iridium believes it will be able to satisfy any reasonable level of protection that is required although there can be no assurance as to what level of protection will be required. Iridium believes that it can meet the protection requested for GLONASS when GLONASS shifts


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

down in frequency to below 1605 MHz by January 1, 2005. Other administrations will also need to coordinate with the Russian Federation concerning the level of protection that will be afforded to GLONASS in their territory. In Russia itself, additional restrictions are expected to be imposed which may limit the amount of spectrum available to Iridium in Russia. There can be no assurance that sufficient spectrum will be available to meet subscriber demand in Russia or any other country that requires a higher level of protection for GLONASS than the United States. Moreover, there can be no assurance that CDMA systems will be able to meet the levels of protection required for GLONASS, either in the United States, Russia or elsewhere. If such systems do not meet the protection requirements, the FCC and/or other countries' regulatory authorities might consider requests to reassign the CDMA systems to higher frequencies within the 1610-1626.5 MHz allocation in order to protect GLONASS. This development might in turn reduce the amount of spectrum available to Iridium.

     Under the FCC's rules, the IRIDIUM System also must protect U.S. radioastronomy sites during periods when they are observing in the 1610.6-1613.8 MHz band. Coordination with each such site must be completed before Iridium may commence operations. To date, Motorola has entered into memoranda of understanding and letter agreements establishing principles for coordinating spectrum use (or, in one case, determining that coordination is not required) with entities representing all of the 15 U.S. radioastronomy sites. Iridium believes that Motorola will be able to demonstrate that Iridium's operations will not materially and adversely affect the ability of radioastronomers to observe in the 1.6 GHz band, but there can be no assurance that final coordination agreements with these sites will be concluded in a timely manner or, if FCC intervention is required, that the FCC will impose a coordination solution that is acceptable to Iridium. Also, there can be no assurance that the technical assumptions underlying the memoranda of understanding will not differ from the manner in which the IRIDIUM System performs once it is operational.

     Other administrations may also require that the IRIDIUM System be coordinated with radioastronomy sites that observe in the 1.6 GHz band. Iridium believes there are approximately 13 other countries that have such radioastronomy sites observing in that band. Iridium and Motorola have commenced coordination discussions with numerous non-U.S. radioastronomy sites. While Iridium believes that it will be able to demonstrate that IRIDIUM's operations will not materially and adversely affect the ability of radioastronomers at these sites to observe in the 1.6 GHz band, there can be no assurance that these coordinations will be concluded successfully or in a timely manner.

     In addition to potential interference between MSS systems and other users of the 1.6 GHz band, there is a potential for intersystem interference among the MSS systems themselves. Although the FCC declined to impose an unwanted emissions requirement on CDMA MSS systems to limit their out-of-band emissions in order to protect IRIDIUM subscriber units from interference, it has directed the parties to negotiate an agreement imposing an out-of-band emissions mask on the CDMA systems; if an agreement cannot be reached, the FCC has stated that it will resolve the issue.

     Emissions standards are now under consideration in various international forums which would limit out-of-band emissions into the IRIDIUM System to a level which Iridium believes would not cause harmful interference to the operation of the IRIDIUM System. These standards would apply to all CDMA MSS systems, including any subsequent CDMA MSS systems which are authorized to use the 1610-1621.35 MHz band. There can be no assurance, however, that the standards adopted would not cause harmful interference to the operation of the IRIDIUM System.

     The IRIDIUM System MSS downlinks operate on a secondary basis. Under the rules of the ITU and the FCC, these secondary downlinks may not cause harmful interference to any primary spectrum user that is operating co-frequency and must accept any interference caused to them by such primary spectrum users. In light of the secondary nature of IRIDIUM's MSS downlinks, if the FCC is required to resolve the inter-system interference issue, there can be no assurance that it will protect IRIDIUM subscriber units from harmful interference. Any failure to implement an acceptable CDMA emissions mask could significantly reduce the total capacity of the IRIDIUM System. Furthermore, the downlinks of the IRIDIUM System may need to accept interference from Inmarsat terminals, including Inmarsat aeronautical and land mobile terminals, when they are in the vicinity of an IRIDIUM terminal.

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ELECTRONIC SURVEILLANCE LAWS


     The Communications Assistance for Law Enforcement Act of 1994 ("CALEA") was enacted on October 25, 1994. CALEA requires that telecommunications carriers deploy equipment, facilities, and services that meet certain electronic surveillance requirements identified in the statute. Penalties of $10,000 a day could be imposed under CALEA as well as an order of compliance in the case of a failure to comply, and other unspecified penalties, including injunctions, might otherwise be imposed. The United States government has indicated that CALEA imposes requirements on the IRIDIUM System similar to the requirements that the United States government has requested to be implemented by the cellular industry. Discussions with the United States government are ongoing to determine the extent of the IRIDIUM System's obligations and the timing of the implementation of these requirements into the IRIDIUM System. It is unknown whether an agreement will be reached with the U.S. government which resolves these issues. Thus, there exists the possibility of a dispute over the IRIDIUM System's obligations. See "-- Licensing Status" for a description of the surveillance requirements of countries outside the United States.



     See "-- Licensing Status -- Licensing Outside the United States" for a discussion of the surveillance requirements of countries outside the United States.


UNITED STATES INTERNATIONAL TRAFFIC IN ARMS REGULATIONS; EXPORT ADMINISTRATIONS
  ACT

     The United States International Traffic in Arms Regulations under the United Sates Arms Export Control Act authorize the President of the United States to control the export and import of articles and services that can be used in the production of arms. Among other things, these regulations limit the ability to export certain articles and related technical data to certain nations. The scope of these regulations is very broad and extends to certain spacecraft, including certain satellites. Certain information involved in the performance of Iridium's operations will fall within the scope of these regulations.

     The Export Administrations Act and the regulations thereunder control the export and re-export of United States-origin technology and commodities capable of both civilian and military applications (so-called "dual use" items). These regulations may prohibit or limit export and re-export of certain telecommunications equipment and related technology which are not affected by the International Traffic in Arms Regulations by requiring a license from the Department of Commerce before controlled items may be exported or re-exported to certain destinations. Although these regulations should not affect Iridium's ability to put the space segment in place, the export or re-export of IRIDIUM subscriber equipment as well as earth stations and related equipment and technical data, may be subject to these regulations, if such equipment is manufactured in the United States and then exported or re-exported. These regulations may also affect the export, from one country outside the United States to another, of United States-origin technical data or the direct products of such technical data.


     Motorola has obtained authorization to export the IRIDIUM satellites, including associated launch support equipment, currently scheduled to be launched in Kazakhstan on Khrunichev's Proton launch vehicle. Motorola has also applied for, and expects the near-term grant of, the authorization needed to export the IRIDIUM satellites, including associated launch support equipment, currently scheduled for launch in China on China Great Wall's Long March 2C launch vehicle. See "Risk Factors -- Satellite Launch Risks -- Risks Related to Non-U.S. Launches."


COMPETITION


     At the time that the FCC authorized the construction of the IRIDIUM System, it also authorized two other competitive MSS systems to operate in the 1610-1626.5 MHz band. These were the Globalstar system, proposed by Loral/Qualcomm Partnership, L.P. ("Loral/Qualcomm"), and the Odyssey system, proposed by TRW. The Globalstar, Odyssey, and IRIDIUM System are the only Big LEO systems that have been licensed by the FCC. While the IRIDIUM System was granted exclusive use of the 1621.35-1626.5 MHz band in the United States, Odyssey and Globalstar were granted shared use of the bands 1610-1621.35 MHz and 2483.5-2500 MHz. All three competitive systems have been licensed to operate; and they are not mutually exclusive.


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     At the same time the FCC authorized the IRIDIUM, Globalstar and Odyssey systems, the FCC afforded three other applicants (that had initially failed to establish their qualifications) additional time in which to demonstrate that they were financially qualified: Mobile Communications Holdings, Inc. ("MCHI," also known as "Ellipsat"); Constellation Communications, Inc. ("Constellation"); and American Mobile Satellite Corporation ("AMSC"). MCHI and Constellation recently submitted updated financial information to the FCC. In September 1996, AMSC chose not to proceed and the FCC dismissed its application.

     MCHI and Constellation have filed challenges to the FCC's licensing rules, as well as the FCC's determination that they were each not financially qualified, with the United States Court of Appeals for the District of Columbia Circuit. These challenges include an appeal from the FCC's decision to license the IRIDIUM, Globalstar and Odyssey Systems. If these appeals are successful or if the FCC approves of the recently submitted financial information, the FCC could grant licenses to MCHI and Constellation. While such a result would not have an immediate impact on the amount of spectrum assigned to the IRIDIUM System, it could prevent Iridium from being assigned more spectrum in the 1.6 GHz MSS band in the future.

     Competition with the IRIDIUM System is also expected from ICO, the private company affiliated with Inmarsat to provide a mobile satellite service using satellites to be positioned in medium earth orbit. ICO's system is expected to become a significant competitor of the IRIDIUM System. ICO's proposed service will not operate in the same set of user link frequencies in which the IRIDIUM, Globalstar, and Odyssey systems are proposed to operate.

INTERCONNECTION

     The IRIDIUM System is predicated upon an international dialing and signalling model that treats the system as if it were a separate "country." Most traffic moving to or from the IRIDIUM network will be considered as international traffic. The IRIDIUM gateway serves as the link between the IRIDIUM System and the PSTNs within the gateway territory. Consistent with this "country" model, an IRIDIUM gateway needs to route traffic between the IRIDIUM System and the international PSTN. For a country to send a call originating in its PSTN to the IRIDIUM System, it must send the call via its international network to the nearest IRIDIUM gateway, which may be in a neighboring country. Similarly, for the IRIDIUM System to send an IRIDIUM System-originated call to a country's PSTN, it must send the call through its gateway to the international PSTN. In both cases, IRIDIUM gateways need to interconnect to the PSTN. Thus, interconnection agreements need to be established between the IRIDIUM gateway operators and the local PSTN operators in the country in which the gateway is located.

     Every country should be able to send traffic from its PSTN to the nearest IRIDIUM gateway. Since the IRIDIUM System will be treated like a "country" with a dedicated country code, each country will route traffic based on that country code to the IRIDIUM gateway. To route IRIDIUM System traffic properly, the network operators in every country must update their international switches (and domestic ones, if necessary) to include the IRIDIUM country code and signaling point codes.

     It is also important that each IRIDIUM gateway be granted, by the country in which the gateway is located: (i) any necessary and appropriate international carrier status to route traffic to and from the country in which it is located;
(ii) the right to route IRIDIUM System traffic through the PSTN as an international carrier and not as an end user (classification as an international carrier, versus an end user, would enable IRIDIUM gateways to negotiate with other carriers on a carrier-to-carrier basis); and (iii) the right to route traffic using leased lines.

COUNTRY CODE

     The ITU Telecommunication Standardization Bureau ("TSB") is empowered to allocate international dialing codes for countries, geographic areas, and global services. Although there are numerous three-digit "country codes" still available for allocation, until recently such codes have generally been granted only to countries and to geographic areas, in order to conserve this limited resource. The TSB is advised on international code issues by its Study Group 2, which is composed primarily of representatives of telecommunications service organizations and representatives of government administrations. Iridium applied to the TSB

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


for a country code for the IRIDIUM System . ICO, Globalstar and Odyssey submitted requests for country code resources, as well.


     In May 1996, Study Group 2 decided that these systems should share a country code and allocated code "881" for this purpose. Each eligible system will receive two values of the digit following the code 881. For example, the IRIDIUM System will use codes 8816 and 8817, which will enable Iridium to identify 200 million subscribers. The Director of the TSB will let each system reserve its codes for testing and officially assign them later. Iridium has already been advised by the Director of the TSB that codes have been reserved for the IRIDIUM System.

     The four-digit country code must be used by domestic and international carriers in each country to route calls to the IRIDIUM System and to recognize those calls for billing purposes as calls to the IRIDIUM network. Although the typical three-digit country code is supported by all carriers for the call routing and billing systems, it is expected that some carriers will have to modify their routing and billing systems, and in some cases, enhance their switch capacity, to be able to route and bill for calls destined for the IRIDIUM System and other MSS systems. It is possible that some carriers will not agree to make the necessary modifications, to make them in a timely fashion, or to make them without Iridium and other MSS system operators paying for some or all of the costs of such modifications. It is generally expected that resistance to making the modifications is most likely to occur in developing countries that employ less modern switching equipment.

         PRINCIPAL CONTRACTS FOR THE DEVELOPMENT OF THE IRIDIUM SYSTEM

     Iridium and Motorola have entered into the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract. In addition, Iridium has entered into a Gateway Authorization Agreement with each of its investors that has been allocated a gateway service territory. Iridium has also entered into contracts with Andersen Consulting LLP for the development and deployment of the IRIDIUM business support systems and the associated gateway business systems that will be deployed in each gateway. The following summary discusses the material provisions of the contracts. Capitalized terms used in the following summary that are defined in the contracts have the meanings assigned to them in the contracts. Each of these contracts has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part and prospective investors are urged to read the exhibits for a complete understanding of the terms of these contracts. Certain planned additional contracts or contract amendments are currently under negotiation with Motorola and other vendors, relating to system and service capabilities. See "Risk Factors -- Potential for Delay and Cost Overruns" and "-- Risks Associated with Principal Supply Contracts -- Amendments to Principal Contracts." Capitalized terms used in the following summary that are defined in the contracts have the meanings ascribed to them in the contracts.

SPACE SYSTEM CONTRACT

     Motorola has agreed under the Space System Contract to design, develop, produce and deliver in orbit the Space Segment of the IRIDIUM System consisting of the Constellation and System Control Segment. The Space System Contract provides for a price of $3.45 billion, scheduled to be paid by Iridium to Motorola over approximately a five-year period upon the completion of 47 performance milestones. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." This price is not subject to change based upon inflation but is subject to certain other adjustments. The Space System Contract generally requires that the Space Segment must pass an acceptance plan demonstrating, among other things and as specified therein, specified minimum performance coverage and capacity criteria by a specified date (as extended for certain excusable delays) as a condition to Iridium's obligation to accept the Space Segment and make the final contract payment of $150 million. Following acceptance by Iridium, the coverage and capacity performance level of the Space Segment will be governed by the Operations and Maintenance Contract. In addition, the Space System Contract provides that the warranty made by Motorola that the Space Segment will comply with the requirements specified in the acceptance plan immediately upon completion of the

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

contract, but not thereafter, is in lieu of all other warranties. The liability of Motorola to Iridium under the Space System Contract is subject to certain limitations (discussed below).

     The Space System Contract also requires Motorola to deliver the Satellite Subscriber Unit (Voice) Interface Specification and the Space System Operations Plan. The Satellite Subscriber Unit (Voice) Interface Specification was delivered by Motorola and accepted by Iridium in October 1996. Motorola has also agreed to license the rights to use the information in the Voice Encoding Algorithm to the extent essential to implementation of the Satellite Subscriber Unit (Voice) Interface Specification to telecommunications equipment manufacturers on mutually acceptable terms and conditions (which may include royalty payments), provided that the government of such manufacturer's country has authorized the operation of the IRIDIUM System in that country. Motorola has indicated to Iridium that it interprets the word "essential" as used in the prior sentence to mean "technically essential." Iridium does not agree that this qualification of the term "essential" can or should be implied from the applicable language in the Space System Contract. In the Space System Contract Motorola has agreed to design and make available to Iridium as proprietary information: (i) the Gateway Interface Specification; (ii) the Paging Unit Interface Specification; and (iii) the Satellite Communication Link Interface Specification. Separate agreements have been and are expected to be entered into between Motorola and other appropriate parties providing for the production and sale of IRIDIUM gateways, subscriber units and other components of the IRIDIUM System. Motorola has also agreed to develop and sell IRIDIUM gateway equipment, phones, paging units and MXUs to third parties and to license to responsible and competent suppliers acceptable to Motorola, all on reasonable terms and conditions (which may include royalty payments) mutually acceptable to Motorola and such third parties and suppliers, the right to use the information in these interface specifications to the extent essential for the supplier to manufacture and sell the applicable Iridium products. The Space System Contract provides that in connection with the grant of licenses referred to in this paragraph Motorola may require reciprocal rights to intellectual property of the prospective licensee.

     The Space System Contract provides for 47 milestones with scheduled completion dates ranging from January 29, 1994 to September 23, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Upon completion of each such milestone in accordance with the contract, Iridium is obligated to pay Motorola the price corresponding to such milestone. The contract generally provides that Iridium's exclusive remedy for Motorola's failure to complete any or all of the interim milestones by the scheduled dates shown on an exhibit to the Space System Contract (as they may be adjusted) is relief of Iridium's obligation to pay the applicable amount for such milestones until Motorola completes or is deemed to have completed such milestones. Iridium has the right, in the event it disagrees with Motorola's assertion that it has completed a milestone and is therefore permitted to receive payment, to challenge such assertion by Motorola. Failure to complete any given milestone will not relieve Iridium of its obligation to make payments with respect to subsequent completed milestones. Failure to complete one or more of the milestones on a timely basis so as to prevent completion of the final milestone within twelve months of the scheduled date (as that date may have been adjusted under the contract) in accordance with the terms of the contract as established by clear and convincing evidence would permit Iridium to terminate the contract if Motorola does not act to commence correction of that failure within 30 days after receipt of notice from Iridium specifying that failure. Failure to complete the final milestone by the scheduled completion date (as it may be adjusted) may cause Motorola to forego all or a portion of the $150 million final milestone payment. The final milestone payment is payable in full only if Motorola completes the final milestone on the scheduled completion date (as that date may have been extended under the contract). The payment will be reduced ratably each day from $150 million to $115 million if completion of the final milestone is delayed to December 23, 1998 or to the extent that the commitment to deliver a specified number of gateways is not met. Thereafter, failure to complete the final milestone will result in a monthly reduction of the remaining $115 million ratably on a monthly basis from $115 million to zero if the final milestone is delayed to on or after September 23, 1999. The final milestone payment penalty is stated in the Space System Contract to be Iridium's exclusive remedy for Motorola's failure to complete the final milestone on a timely basis, except that, under certain circumstances, Iridium may declare Motorola in default if the final milestone is not completed within 12 months of the scheduled date (as that date may have been adjusted under the Space System Contract).

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

     Motorola will have no liability under the Space System Contract for failures or delays in performance, including with respect to the failure to complete the final milestone on a timely basis, to the extent that such failure or delay results from an event that is an excusable delay or certain other specified delays or occurrences. Further, milestone payments under the Space System Contract will be adjusted to account for any additional costs incurred by Motorola as a result of an excusable delay. An excusable delay is defined under the Space System Contract to include any event beyond the reasonable control and without the fault or negligence of Motorola and its subcontractors, which may therefore limit the effect of the specified payment penalties. Delays in launches of satellites caused by the actions or inactions of Motorola's launch service subcontractors directly pursuant to their subcontracts with Motorola do not constitute excusable delays under the contract. All other delays in the launch of satellites arising for whatever reason not caused by Motorola would constitute excusable delays under the contract, including delays in launches of IRIDIUM satellites due to delays in prior launches scheduled for third parties. Motorola has the burden of proving that an event constitutes an excusable delay. In the event of an excusable delay, Motorola will have an obligation to use its best efforts to mitigate the additional costs or schedule impact of the excusable delay to the extent reasonable.

     The Space System Contract provides that Motorola generally will retain rights to the intellectual property associated with the Space Segment. Motorola has agreed to indemnify Iridium, subject to specified qualifications and limitations, for claims of infringement of any valid and enforceable patent on account of the Space Segment or any part thereof provided by Motorola to Iridium under the Space System Contract in any country of the world where an IRIDIUM service provider has been authorized to provide IRIDIUM Services by an authorized gateway operator and licensed, to the extent required, by the government of such country to provide IRIDIUM Services. These qualifications and limitations include the following: (i) Motorola's total indemnity liability for attorneys' fees, costs and adverse judgments is limited to the amount Iridium paid Motorola for the particular items found to infringe; (ii) if Motorola's liability in respect of a claim or proceeding in any particular country exceeds 10% of the actual income derived by Iridium from operation of the IRIDIUM System in that country, Iridium will cooperate in mitigating Motorola's liability, including either terminating service in that country or releasing Motorola from liability for patent infringement in that country in excess of such 10% amount; and (iii) Motorola's total liability in respect of this indemnity obligation is subject to, and counted against, the Motorola Liability Limitations set forth under "Risk Factors -- Risks Associated with Principal Supply Contracts -- Space System Contract." Iridium has agreed to indemnify Motorola for claims or losses resulting from Motorola's compliance with Iridium's designs, specifications or instructions. See "Risk Factors -- Patents and Proprietary Rights."

     Motorola has agreed under the Space System Contract that it, or one of its wholly owned subsidiaries, shall use its reasonable best efforts to obtain all permits, licenses and approvals required by the FCC or by any applicable United States law or regulation, as well as obtain and coordinate the necessary orbital locations and radio frequency spectrum, to construct, launch and operate the Space Segment. Under the Space System Contract, Motorola is responsible for all of its costs in applying for, obtaining and renewing these licenses and approvals and Iridium is responsible for any other expenses of Motorola in connection with the licenses and approvals. The Space System Contract provides that Motorola must use its reasonable best efforts to apply for and obtain appropriate authorization from the FCC to transfer such permits, licenses and approvals to Iridium if Iridium so requests and is, in the written opinion of Motorola's legal counsel, lawfully qualified to hold them. Motorola is not entitled to any reimbursement by Iridium of its expenses in obtaining or transferring the FCC permits, licenses and approvals. As part of the security interest granted to Motorola in conjunction with Motorola's $750 million guarantee of the borrowings under the Guaranteed Bank Facility. Iridium has agreed that it will not request such a transfer so long as the guarantee is outstanding.

     In addition, the Space System Contract provides that Motorola will have no liability to Iridium or its direct or indirect customers for any damages resulting from any loss, destruction, degradation or failure of the Space Segment or its subsystems to operate satisfactorily. Iridium has agreed in the Space System Contract to indemnify Motorola and its affiliates without limit against any and all claims by third parties caused by or arising out of the development, operation or use of any part of the Space Segment after passage of title thereto to Iridium, except liabilities, losses and damages caused by the willful misconduct or gross negligence of Motorola. Iridium has also granted Motorola certain waivers of liability and has agreed to maintain at least

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$500 million of general liability insurance during the term of the Space System
Contract to cover certain third party liability risks arising out of the development, operation or use of any part of the Space Segment after passage of title thereto to Iridium. The remedies of Iridium and Motorola specified in the contract for a default under the contract are exclusive of all other remedies.

     The Space System Contract provides that title and risk of loss or damage to each individual satellite will pass to Iridium upon the arrival of each satellite at its designated orbital location in the satellite constellation. Title and risk of loss or damage of the System Control Segment shall pass to Iridium upon the earlier of (i) Motorola's demonstration to Iridium of each Constellation and System Control Segment facility's acceptance plan pursuant to the Space System Contract or (ii) completion of Milestones 40 (backup control facility integration and test complete) and 41 (master control facility integration and test complete) in respect to each facility.

     Motorola has agreed in the Space System Contract that, without Iridium's consent, it will not produce for itself or others a similar satellite-based space system of a global communication system for commercial use prior to the earlier of July 31, 2003 or the termination date of the Space System Contract.

OPERATIONS AND MAINTENANCE CONTRACT

     In order to provide for the operation and maintenance of the IRIDIUM System at a specified level of performance once it is completed pursuant to the Space System Contract, Iridium has entered into the Operations and Maintenance Contract with Motorola. This contract obligates Motorola, for a period of five years after completion of the final milestone under the Space System Contract, to operate the Space Segment and to exert its best efforts to monitor, upgrade and replace the hardware and software of the Space Segment (including the individual satellites) necessary to maintain it at specified minimum coverage and capacity factors, in exchange for specified quarterly payments. The Operations and Maintenance Contract provides for fixed quarterly payments that range from $129.4 million per quarter in 1998, increasing annually to $178.8 million per quarter in 2006. Such payments during the initial five-year term are expected to aggregate approximately $2.88 billion, subject to certain adjustments. In addition, Iridium has the option to extend this contract for an additional two years with payments based upon the quarterly payments specified above. Such payments for the two year extension are expected to aggregate approximately $1.33 billion. In the event that completion of the Space System Contract and, therefore, the commencement of the five year period of the Operations and Maintenance Contract is delayed more that six months for any reason other than causes within the reasonable control of Motorola, the specified quarterly payments shall be adjusted to account for any additional costs incurred by Motorola.

     Specifically, the Operations and Maintenance Contract requires Motorola to provide the necessary labor to operate the system control segment facilities as specified in the Space System Operations Plan and to control the satellites of the satellite constellation and the day-to-day Space Segment management functions, including the monitoring of the Space Segment interface with the gateways, phones, paging units and MXUs. It also requires Motorola to exert its best efforts to monitor, upgrade and replace the hardware and software of the Space Segment, including the launch of additional satellites, as necessary to maintain the Space Segment at specified minimum coverage and capacity factors. In the event of any excusable delay, Motorola would be relieved of the obligation to exert its best efforts to meet the specified factors, but would be required to maintain the coverage and capacity factors at the best reasonable level it can, and it would also be entitled to continued payment of the full quarterly amounts under the contract and any additional costs it incurs as a result of such excusable delay.

     The Operations and Maintenance Contract provides that the title and risk of loss or damage to each spare satellite passes to Iridium upon the earlier of its arrival in low earth storage orbit or the date on which Motorola demonstrates to Iridium the arrival of the satellite in its designated orbital location. The Operations and Maintenance Contract provides for additional payments by Iridium to Motorola (as much as $46 million per satellite) where satellites in low earth orbit (including satellites in low earth orbit storage) are damaged by the acts of third parties (as described therein, including contact with space debris) and replaced by Motorola at the request of Iridium. If the cause of a partial or complete degradation or inoperability of a satellite is not

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known to have been caused by contact with an object in space, its loss will nonetheless be assumed to have been caused by a third party (and its replacement cost therefore the responsibility of Iridium rather than Motorola) if the evidence available to the parties suggests to reasonable and prudent experts knowledgeable in the field of spacecraft orbital operations and/or space debris that a space object (i.e., space debris) may have impacted a satellite and caused it to become partially or completely inoperative. Iridium's cost for a replacement satellite will be $26 million in this circumstance rather than $46 million. Moreover, the effect of damage to satellites by acts of third parties is to be disregarded in determining the coverage and capacity factors, so that the required performance of the Space Segment under the contract would be reduced while the affected satellites were repaired or replaced.

TERRESTRIAL NETWORK DEVELOPMENT CONTRACT

     Iridium and Motorola have entered into the Terrestrial Network Development Contract. Under the Terrestrial Network Development Contract, Motorola agreed to design and develop the gateway hardware and software and license Iridium to use and permit others to use intellectual property developed under the contract to procure the development and manufacture of gateway equipment from sources other than Motorola. The Terrestrial Network Development Contract specifies certain performance standards and service requirements for the gateways, and provides common specifications for the gateways and improved oversight by Iridium of the development process for the gateways. Iridium believes this streamlined the development process and resulted in better integration of the gateways into the IRIDIUM System. Iridium has currently agreed to pay Motorola $178.9 million under the contract in increments tied to the completion of milestones, including milestones relating to acceptance tests of the completed gateway design.

IRIDIUM BUSINESS SUPPORT SYSTEM CONTRACT

     Iridium has entered into a contract with Andersen Consulting, LLP ("Andersen") under which Andersen is developing the business support system for the IRIDIUM System. This computer system is called the Iridium Business Support System ("IBSS"). The IBSS will provide for typical telecommunications business support functions, including billing, settlement, customer records, service activation, and equipment management. In conjunction with the development of the IBSS, Andersen is developing the gateway and service provider business systems that will be deployed at each gateway and service provider location and which are necessary for the gateways and service providers to operate with the IBSS and to perform essential gateway and service provider back office business functions.

     The Iridium component of the IBSS will be located and operated at Iridium facilities in the United States. The gateway and service provider components will be located throughout the world. The components will be connected by a terrestrial data network and will operate together to support the functions of the IBSS. The IBSS is to be deployed using both custom designed software and currently existing software purchased from commercial vendors. Because components of the IBSS will have to be deployed around the world, it will be necessary to meet U.S. export requirements and import requirements of other countries.

     The contract with Andersen for the development of the IBSS has been entered into at a fixed price of $43 million. Andersen has also agreed to perform deployment and maintenance functions of the IBSS. Andersen and Iridium are currently negotiating the terms and conditions for the deployment and maintenance functions. An agreement for the incorporation of the changes necessary to accommodate the ICRS has not been negotiated.

     Although Iridium believes that the development of the IBSS is proceeding in accordance with its expectations and with its commercial activation plan, there is no assurance that Andersen will be successful or timely in the development and delivery of the IBSS. While the contract with Andersen for the IBSS provides that Iridium can secure damages from Andersen up to a set limit in the event of Andersen's breach, the amount of such damages would be insufficient to compensate Iridium for the loss of revenue should the IBSS fail to function for a substantial period of time.

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OTHER SYSTEM DEVELOPMENT CONTRACTS AND AMENDMENTS

     In addition to the contracts described above, Iridium is currently in negotiations with Motorola and other vendors or prospective vendors relating to new contracts, or amendments to existing contracts, providing for the development of new or enhanced system or service capabilities. In addition, Iridium anticipates that it is likely that requirements will arise in the future for additional contracts, or additional amendments to existing contracts, for the development of system or service capabilities not currently identified, or for other changes regarding system development or implementation. In general, Iridium believes that it will be able to successfully complete such negotiations, on terms that it finds acceptable, and in a time frame consistent with the implementation of the system and service capabilities described herein, but there can be no assurance that such negotiations will be successfully, or timely, concluded or that the work to be performed thereunder will be satisfactorily and timely completed.

  Pending Amendments

     As a result of technological developments, changes in the product mix of the IRIDIUM service, and scheduling adjustments, there are a variety of pending amendments to the Space System Contract, the Terrestrial Development Contract, the Operations and Maintenance Contract and the IBSS Contract. These amendments will increase the price and may change the terms of those agreements. The changes are likely to include delivery dates for some items and features that are beyond the date Iridium expects to commence commercial operations.

  Gateway and Service Provider Rights

     Iridium has granted certain exclusive rights to most of its equity investors to be gateway operators in specified gateway service territories. Each investor who has been allocated a gateway service territory has entered into a Gateway Authorization Agreement with Iridium. See "-- Gateway Authorization Agreements." The allocation of gateway service territories is subject to any applicable antitrust laws. The allocation of gateway rights to any investor in Iridium is also subject to forfeiture for a number of reasons, including the failure of such investor to obtain required authorizations within stated time periods. The loss of gateway rights, however, does not diminish an investor's obligations under Iridium's Limited Liability Company Agreement, including obligations to fund committed amounts to Iridium. See "-- Gateway Authorization Agreements" for a description of the terms of the Gateway Authorization Agreements.

     Each investor in Iridium that is allocated a gateway service territory has been granted under Iridium's Limited Liability Company Agreement the exclusive right, to the extent permitted by applicable law, to act as, and to designate others to act as, an IRIDIUM satellite service provider in its allocated territory, subject to obtaining necessary government authorizations and entering into documentation that is acceptable to such investor and Iridium.

  Obligations Relating to Spectrum Access

     Each non-governmental investor that has been allocated a gateway service territory has agreed: (i) to use its reasonable best efforts to cause the government and other relevant authorities in jurisdictions in which such purchaser conducts any material part of its business to ratify and adopt the spectrum allocation and service definitions for low earth orbiting satellites adopted at WARC-92; (ii) to use its reasonable best efforts to obtain from such governments and authorities allocations of the frequencies necessary to operate and use the IRIDIUM System within the jurisdictions of such governments and authorities; and (iii) to use its reasonable best efforts to cause such governments and authorities to facilitate the coordination of the use of such frequencies within such government's jurisdiction. In addition, each governmental investor has agreed: (i) to ratify and adopt the spectrum allocation and service definitions for low earth orbiting satellites adopted at WARC-92; (ii) to use its reasonable best efforts to facilitate the allocation of the frequencies necessary to operate and use the IRIDIUM System within its country; and (iii) to use its reasonable best efforts to facilitate the coordination of the use of such frequencies within such government's jurisdiction.

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GATEWAY AUTHORIZATION AGREEMENTS

     Iridium has entered into a Gateway Authorization Agreement with each of its investors that has been allocated a gateway service territory. The Gateway Authorization Agreements provide that Iridium and each gateway operator will use their reasonable best efforts to agree upon: (i) the specific location of the gateway within the gateway operator's allocated territory; (ii) the communications capacity of each gateway; and (iii) the specific construction and operational schedule for each gateway (collectively, the "Gateway Master Plan"). At present, most of the gateway operators have committed to country locations for their gateways in their respective Gateway Authorization Agreements. The Gateway Authorization Agreements also provide that the each gateway operator will use its reasonable best efforts to have its gateway operational in advance of the scheduled Full Operational Capability Date.

     The Gateway Authorization Agreements also provide that each gateway operator will use its reasonable best efforts to undertake and complete on a schedule consistent with the Gateway Master Plan the following: (i) apply for, obtain and maintain all governmental authorizations and frequency allocations necessary to construct and operate its gateway and provide gateway services in its gateway service territory, (ii) contract with Motorola and/or other suppliers to design, construct and maintain its gateway in accordance with the Gateway Master Plan and Iridium's set of guidelines, recommendations, rules, plans and other instructions relating to technical and operational matters associated with operation of the IRIDIUM System (the "IRIDIUM System Practices"), (iii) provide for the staffing, testing and operation of its gateway in accordance with the IRIDIUM System Practices, (iv) consistent with the applicable requirements of the IRIDIUM System Practices, establish and maintain appropriate interconnection, access and settlement arrangements through and with each PSTN operating within its gateway service territory that are required to effectively distribute and utilize IRIDIUM Satellite Services within its gateway service territory, (v) designate service providers, which may include the gateway operator, within its gateway service territory, provide gateway services to its service providers and require compliance by its service providers with established guidelines, and (vi) support Iridium-approved positions at WRCs of the ITU.

     Pursuant to the Gateway Authorization Agreements, Iridium agreed to provide to each gateway operator, including each gateway operator's designated service providers, continuous access to the Space Segment, commencing at such time as the gateway operator's gateway has been constructed, tested and commissioned in accordance with the Gateway Master Plan and is in full satisfactory compliance with the IRIDIUM System Practices. The Gateway Authorization Agreements also provide that each gateway operator will comply with the instructions of Iridium, when in Iridium's reasonable judgment any action is required, including cessation of gateway transmissions. In addition, Iridium has the right to suspend access to the Space Segment if Iridium reasonably determines that such continued access would harm overall system operation and either (i) the gateway operator has failed to take previously requested corrective action or (ii) the need for immediate action by Iridium is required to avoid harm to overall system operation.


     The Gateway Authorization Agreements provide that the Iridium Board will establish pricing policies and practices, including specific rates and currency requirements, governing access to the Space Segment upon prior consultation with each gateway operator, and that each gateway operator will comply with these pricing policies and practices to the extent permitted by applicable law and regulation.


     The Gateway Authorization Agreements also provide that Iridium will use its reasonable best efforts to establish and have operational the clearinghouse facility, which will serve as the central point for the collection of call detail and billing records produced within the IRIDIUM System, on or before the Full Operational Capability Date.

                                   MANAGEMENT

THE COMPANY

     Set forth below is information concerning each director, director nominee and executive officer of the Company, including each individual's principal occupation and employment. The current members of the Company Board have been elected by Iridium and will hereafter be elected at the annual general meeting or at any special meeting of shareholders. The exclusive right to elect members of the Company Board is vested with the holders of Class A Common Stock. The next annual meeting of shareholders is scheduled for April 1998. Unless otherwise indicated, each executive officer holds office until a successor is duly elected and qualified. There are no family relationships among executive officers or directors of the Company. See "Risk Factors -- Company Change in Control."


     The following table sets forth information concerning the executive officers and directors of the Company as of May 9, 1997.



                  NAME                     AGE                         POSITION
----------------------------------------   ---    --------------------------------------------------
Edward F. Staiano.......................   60     Chairman of the Board and Chief Executive Officer
Roy Grant...............................   40     Chief Financial Officer
Wayne Morgan............................   53     Secretary
F. Thomas Tuttle........................   54     Assistant Secretary
Alberto Finol...........................   62     Deputy Chairman and Director
Ulf Bohla...............................   53     Director
Robert W. Kinzie........................   63     Director
Yoshiharu Yasuda........................   57     Director
Richard L. Lesher(1)....................   63     Director nominee
William A. Schreyer(1)..................   68     Director nominee


---------------

(1) Messrs. Richard L. Lesher and William A. Schreyer have agreed to serve as Directors of the Company upon consummation of the Offerings.



     EDWARD F. STAIANO -- Chairman of the Board and Chief Executive Officer. Vice Chairman and Chief Executive Officer of Iridium since January 2, 1997 and Director of Iridium since October 1994. Dr. Staiano served Motorola as Executive Vice President, President and General Manager of the General Systems Sector (comprised of the cellular subscriber group, cellular infrastructure group, network ventures division, personal communications and the computer group) from 1989 to December 1996. Dr. Staiano has served as the Chief Executive Officer and Director of the Company since March 1997 and as Chairman of the Board since May 1997.



     ROY GRANT -- Chief Financial Officer. Vice President and Treasurer of Iridium since November 1996 and acting Chief Financial Officer since April 30, 1997. Prior to joining Iridium, Mr. Grant served from 1992 to 1996 as Finance Director for Edison Mission Energy, the largest independent power developer in the United States. Mr. Grant also worked for Marriott Corporation from 1988 to 1992 in its corporate and project finance areas and at American Airlines from 1980 to 1988, most recently as its Managing Director -- Banking where he was responsible for all of the airline's banking relationships. Mr. Grant has served as Chief Financial Officer of the Company since April 1997.



     WAYNE MORGAN -- Secretary. Mr. Morgan has been employed as a corporate manager by Codan Services Ltd. in Bermuda since August 1996. Prior thereto, Mr. Morgan served Johnson & Higgins (Bermuda) Limited from 1980 to 1996 in a number of positions including Vice President and Manager of Support Services, Senior Vice President, Client Account Management and Senior Vice President, Principal Branch Manager. Prior to joining Johnson & Higgins, Mr. Morgan was the Deputy Accountant General for the Government of Bermuda from 1975 to 1980. Mr. Morgan has served as the Secretary of the Company since December 1996.


     F. THOMAS TUTTLE -- Assistant Secretary. Vice President, General Counsel and Secretary of Iridium since April 1996. Mr. Tuttle has been employed by Iridium as Assistant Secretary since January 1994 and as

Deputy General Counsel since November 1993. Before joining Iridium, Mr. Tuttle was in private law practice in Washington, D.C. from 1986 to 1994. Prior thereto, he served as Vice President, Regulatory and Industry Relations with Satellite Business Systems and held senior legal positions with Communications Satellite Corporation ("COMSAT Corporation"). Mr. Tuttle has served as the Assistant Secretary of the Company since December 1996.


     ALBERTO FINOL -- Deputy Chairman and Director. Director of Iridium since July 1993; member of the Iridium Board Compensation Committee, the Iridium Board Banking and Financing Committee and the Iridium Board Related Party Contract Committee. Mr. Finol has been the President of Ilapeca, a Venezuelan holding company with interests in dairy products, supermarkets, pharmaceuticals and communications, since 1990 and has served as a Director since 1966. He is the Chairman of Iridium SudAmerica and the Chairman and a major shareholder of Iridium Andes-Caribe Ltd., one of the owners of Iridium SudAmerica. He has also served as the Director of Group Zuliano, a major Venezuelan petrochemical holding group. He represented his native region of Zulia on the Venezuelan Congress from 1969 to 1993. Mr. Finol has served as Deputy Chairman and a Director of the Company since December 1996.



     ULF BOHLA -- Director. Director of Iridium since October 1994; member of the Iridium Board Banking and Financing Committee and the Iridium Board Related Party Contract Committee. Mr. Bohla has been the Chief Executive Officer of o.tel.o communications GmbH since July 1, 1994 and is currently Chairman of the Board of Vebacom Holdings, Inc. Prior thereto, he served in various positions with IBM since 1970 including General Manager of Telecommunications at IBM Europe from 1993 to June 1994, Vice President of International Marketing Operations at IBM USA from 1991 to 1993 and Director of the North German region at IBM Germany from 1989 to 1991. Mr. Bohla has served as a Director of the Company since December 1996.


     ROBERT W. KINZIE -- Director. Chairman of the Iridium Board since October 1991 and Chief Executive Officer of Iridium from October 1991 to January 1, 1997. Prior to joining Iridium, Mr. Kinzie was the Director of Strategic Planning for Intelsat from 1987 to 1991. Prior to joining Intelsat, Mr. Kinzie worked from 1966 to 1987 in a number of positions with COMSAT Corporation including President, Communications Services Division and President of COMSAT General Corporation. Prior to joining COMSAT Corporation in 1966, Mr. Kinzie was an economist with the FCC from 1962 to 1965. Mr. Kinzie has served as a Director of the Company since December 1996.


     YOSHIHARU YASUDA -- Director. Director of Iridium since January 1996; member of the Iridium Board Banking and Financing Committee, the Iridium Board Compensation Committee and the Iridium Board Related Party Contract Committee. Mr. Yasuda has been Vice President of Nippon Iridium (Bermuda) Ltd. since June 1996 and a Director since June 1995. Mr. Yasuda was Director of DDI Corporation from 1992 to 1995. Prior to joining DDI Corporation, Mr. Yasuda was employed by the Sanwa Research Institute. Mr. Yasuda has served as a Director of the Company since December 1996.



     RICHARD L. LESHER -- Director Nominee. Mr. Lesher has served as the President of the Chamber of Commerce of the United States, the world's largest business organization, since 1975. Mr. Lesher will be appointed Independent Company Director to Iridium upon consummation of the Offerings. Mr. Lesher has accepted his appointment to serve as a Director of the Company, effective upon consummation of the Offerings.



     WILLIAM A. SCHREYER -- Director Nominee. Mr. Schreyer is Chairman Emeritus of Merrill Lynch & Co., Inc. and served as Chairman of the Board from April 1985 through June 1993 and as Chief Executive Officer from July 1984 through April 1992. Mr. Schreyer is currently a Director of Callaway Golf Company, Deere & Company, True North Communications Inc., Schering-Plough Corporation and Willis Corroon Group. Mr. Schreyer will be appointed Independent Company Director to Iridium upon consummation of the Offerings. Mr. Schreyer has accepted his appointment to serve as a Director of the Company, effective upon consummation of the Offerings.

  Executive Compensation

     Currently, all executive officers of the Company (other than Mr. Morgan) are executive officers of Iridium, are compensated by Iridium and receive no compensation from the Company.

  Director Compensation


     Directors of the Company currently receive no fees for their services as such. In connection with the appointment of Messrs. Lesher and Schreyer, each will receive $20,000 per year plus $2,500 for each regular quarterly meeting attended of the Company Board, or any committee meeting of the Iridium Board held concurrently therewith, $500 for any extraordinary or telephonic meeting attended, and reimbursement for ordinary expenses incurred in connection with such attendance. In addition, upon appointment, Iridium will grant each of Messrs. Lesher and Schreyer options to purchase 1,000 Class 1 Interests of Iridium at the market price at the time of the grant.


  Indemnification; Limitation of Liability


     Bermuda law permits a company to indemnify its directors and officers, except for any act of fraud or dishonesty. The Company has provided in its Bye-Laws that the directors and officers of the Company will be indemnified and secured harmless to the full extent permitted by law out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses incurred by reason of any act done, concurred in or omitted in or about the execution of their duties or supposed duties, other than in the case of any fraud or dishonesty. In addition, the Company has provided in its Bye-Laws that each shareholder of the Company agrees to waive any claim or right of action, individually or in the right of the Company, against any director or officer of the Company on account of any action taken by such director or officer, or the failure of such director or officer to take any action, in the performance of his duties with or for the Company, other than with respect to any matter involving any fraud or dishonesty on behalf of such director or officer. The Bye-Laws of the Company also provide for the advancement of expenses incurred by any director or officer in defending any action, suit or proceeding prior to the final disposition of such proceeding; provided such director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnity by the Company.



     Bermuda law also permits the Company to purchase insurance for the benefit of its directors and officers against any liability incurred by them for the failure to exercise the requisite care, diligence and skill in the exercise of their powers and the discharge of their duties, or indemnifying them in respect of any loss arising or liability incurred by them by reason of negligence, default, breach of duty or breach of trust. The Company's directors and officers currently are covered by an insurance policy maintained by Iridium.


     At present, there is no pending material litigation or proceeding involving a director or officer of the Company where indemnification will be required or permitted. In addition, the Company is not aware of any threatened material litigation or proceeding that may result in a claim for such indemnification.

IRIDIUM


     The following table sets forth information concerning the executive officers and directors of Iridium as of May 9, 1997.



             NAME                 AGE                           POSITION
-------------------------------   ---    ------------------------------------------------------
Robert W. Kinzie(1)............   63     Chairman of the Board
Edward F. Staiano..............   60     Vice Chairman of the Board and Chief Executive Officer
Leo Mondale....................   38     Senior Vice President -- Marketing & Strategic
                                         Planning
O. Bruce Dale..................   54     Vice President -- Network Operations
Lauri J. Fitz-Pegado...........   42     Vice President -- Global Gateway Relations
Mark Gercenstein...............   45     Vice President -- Business Operations
Roy Grant......................   40     Vice President -- Treasurer and acting Chief Financial
                                         Officer
Dale F. Hogg...................   54     Vice President -- Human Resources
Francis Latapie................   55     Vice President -- Government Affairs
Neal F. Meehan.................   55     Vice President -- Aeronautics
Larry G. Rands.................   56     Vice President -- Engineering
F. Thomas Tuttle...............   54     Vice President, General Counsel & Secretary
Robert N. Beury, Jr............   44     Assistant Secretary and Deputy General Counsel
Hasan M. Binladin(4)...........   49     Director (designated by Iridium Middle East)
Ulf Bohla(1)(4)................   53     Director (designated by Vebacom Holdings, Inc.)
Gordon J. Comerford(2).........   60     Director (designated by Motorola)
Atilano de Oms
  Sobrinho(2)(4)...............   54     Director (designated by Iridium SudAmerica)
Robert A. Ferchat(4)...........   62     Director (designated by Iridium Canada)
Alberto Finol(1)(3)(4).........   62     Director (designated by Iridium SudAmerica)
Edward Gams(1).................   49     Director (designated by Motorola)
Ludwig Hoffman(4)..............   52     Director (designated by Vebacom Holdings, Inc.)
Kazuo Inamori(4)...............   65     Director (designated by Nippon Iridium)
S. H. Khan(4)..................   58     Director (designated by Iridium India)
Anatoli I. Kiselev(4)..........   58     Director (designated by Khrunichev)
George S. Medawar(1)(3)(4).....   63     Director (designated by Iridium Africa)
John F. Mitchell(3)............   69     Director (designated by Motorola)
Jung L. Mok(3)(4)..............   48     Director (designated by Korea Mobile
                                         Telecommunications)
Giuseppe Morganti(1)(2)(4).....   64     Director (designated by Iridium Italia)
J. Michael Norris..............   50     Director (designated by Motorola)
Yusai Okuyama(2)(4)............   65     Director (designated by Nippon Iridium)
John M. Scanlon................   55     Director (designated by Motorola)
Theodore H. Schell(1)(4).......   52     Director (designated by Sprint)
Sribhumi Sukhanetr(1)(3)(4)....   64     Director (designated by Thai Satellite)
Tao-Tsun Sun(2)(4).............   47     Director (designated by Pacific Electric Wire & Cable)
Yoshiharu Yasuda(1)(3)(4)......   57     Director (designated by Nippon Iridium)
Wang Mei Yue(3)(4).............   55     Director (designated by Iridium China)
Richard L. Lesher(5)...........   63     Independent Company Director nominee
William A. Schreyer(5).........   69     Independent Company Director nominee


---------------

(1) Members of the Banking and Financing Committee

(2) Members of the Audit Committee

(3) Members of the Compensation Committee

(4) Members of the Related Party Contracts Committee


(5) Messrs. Richard L. Lesher and William A. Schreyer have agreed to serve as the Independent Company Directors to the Iridium Board upon consummation of the Offerings. Mr. Lesher is expected to be appointed Vice Chairman of Iridium and appointed to the Audit Committee, the Compensation Committee and the Related Party Contracts Committee. Mr. Schreyer is expected to be appointed to the Banking and Financing Committee and the Related Party Contracts Committee.

     Set forth below is information concerning each director, director nominee and executive officer of Iridium, including each individual's principal occupation and employment. Unless otherwise indicated, each executive officer holds office until a successor is duly elected and qualified. The directors of Iridium are designated by the Members and serve until the Member has designated a successor. There are no family relationships between any officers and directors of Iridium.

  Executive Officers of Iridium


     EDWARD F. STAIANO -- Vice Chairman and Chief Executive Officer of Iridium since January 2, 1997 and Director since October 1994. Dr. Staiano served Motorola as Executive Vice President, President and General Manager of the General Systems Sector (comprised of the cellular subscriber group, cellular infrastructure group, network ventures division, personal communications and the computer group) from 1989 to December 1996.



     LEO MONDALE -- Senior Vice President -- Marketing and Strategic Planning of Iridium since January 1995. From July 1993 until January 1995, Mr. Mondale served as Vice President, Government Affairs and Strategic Planning and from January 1991 to July 1993 as Vice President -- International Relations of Iridium. From July 1, 1990 to January 31, 1992, he was Director of International Relations for the Satellite Communications unit of Motorola. Before joining Motorola, Mr. Mondale served as Vice President of the Fairchild Space & Defense Corporation, where he was responsible for the international and commercial activities of Fairchild Space from 1989 to 1990. Prior to joining Fairchild, Mr. Mondale was Legal Counsel to the then Space Division of Matra, S.A. (now Matra-Marconi Space, N.V.), based in Paris, France, following several years of private legal practice in Washington, D.C.


     O. BRUCE DALE -- Vice President -- Network Operations of Iridium since April 1995. Prior thereto, Mr. Dale served in a number of positions at Bell Communications Research ("Bellcore") including, General Manager, Service Assurance Systems and General Manager, Planning & Engineering System from March 1993 to April 1995, Vice President, Customer Service Center from January 1992 to March 1993, and Assistant Vice President, Provisioning Systems Laboratory from January 1990 to January 1992. From March 1982 to December 1989, Mr. Dale served as Director of Data Network Systems Development Laboratory for AT&T Bell Laboratories.


     LAURI J. FITZ-PEGADO -- Vice President -- Global Gateway Relations since May 1997. Prior to joining Iridium, Ms. Fitz-Pegado served at the U.S. Department of Commerce as the Director General and Assistant Secretary of the U.S. & Foreign Commercial Service (US&FCS) International Trade Administration from June 1994 to June 1997 and as a Special Advisor to the Secretary of Commerce from June 1993 to June 1994. From June 1982 to June 1993, Ms. Fitz-Pegado worked at Hill & Knowlton Public Affairs Worldwide, most recently as Managing Director and Senior Vice President.


     MARK GERCENSTEIN -- Vice President -- Business Operations of Iridium since August 1992. Prior to joining Iridium, Mr. Gercenstein was Director of Marketing of Motorola Satellite Communications from 1990 to 1992. Prior to assuming that position, Mr. Gercenstein held various marketing and engineering assignments at Motorola Government Electronics Group from 1984 to 1990, Spar Aerospace from 1985 to 1987 and Bendix Aerospace from 1975 to 1982.


     ROY GRANT -- Vice President -- Treasurer and acting Chief Financial Officer of Iridium since April 30, 1997 and Vice President -- Treasurer since November 1996. Prior to joining Iridium, Mr. Grant served from 1992 to 1996 as Finance Director for Edison Mission Energy, the largest independent power developer in the United States. Mr. Grant also worked for Marriott Corporation from 1988 to 1992 in its corporate and project finance areas and at American Airlines from 1980 to 1988, most recently as its Managing Director -- Banking where he was responsible for all of the airline's banking relationships.


     DALE F. HOGG -- Vice President -- Human Resources of Iridium since August 1996 and Director of Human Resources since August 1994. Before joining Iridium, Mr. Hogg was Corporate Manager, Compensation and Global Staffing for W.R. Grace & Co. He previously served from 1985 to 1991 as Regional Director, Human Resources for the Coca-Cola Company, from 1982 to 1985 as Vice President for Warner Communi-cations and from 1980 to 1982 as Corporate Personnel Manager for the LTV Corporation. He has also held Human Resources positions at The Williams Companies and Rockwell International. Additionally, he served as news anchor for a CBS affiliate from 1972 to 1980.

     FRANCIS LATAPIE -- Vice President -- Government Affairs of Iridium since October 1996. From January 1996 until October 1996, Mr. Latapie served as Executive Director, Government Affairs of Iridium. Before joining Iridium, Mr. Latapie worked for Intelsat since 1974 in various management positions. From 1968 to 1974, Mr. Latapie was Scientific Attache in the United States, representing the French Government in all matters dealing with space and telecommunications.


     NEAL F. MEEHAN -- Vice President -- Aeronautics of Iridium since April 1997. Prior to joining Iridium, Mr. Meehan served as Executive Vice President of In-Flight Phone Corporation ("IFPC") from April 1995 and as a consultant to IFPC from March 1992 to April 1995. Mr. Meehan was co-founder and Executive Director of Worldwide Transportation Group, Inc. from 1991 to 1995. Mr. Meehan worked at Texas Air Corporation from 1987 to 1990 as Senior Vice President of Customer Services. Mr. Meehan also served as the founding President and Chief Executive Officer of Continental Express, the regional airline subsidiary of Continental Airlines.


     LARRY G. RANDS -- Vice President -- Engineering of Iridium since August 1993. Mr. Rands was employed by Motorola Satellite Communications as Assistant Manager System Engineering from November 1991 through July 1993. Prior thereto, Mr. Rands spent twelve years with COMSAT Corporation, where he served in several management positions, most recently, Senior Director of System Engineering. He has also held positions with CONTEL/ASC, RCA Laboratories, Rockwell International and Hughes Aircraft.

     F. THOMAS TUTTLE -- Vice President, General Counsel and Secretary of Iridium since April 1996. Mr. Tuttle had been employed by Iridium as Assistant Secretary since January 1994 and as Deputy General Counsel since November 1993. Before joining Iridium, Mr. Tuttle was in private law practice in Washington, D.C. from 1986 to 1994. Prior thereto, he served as Vice President, Regulatory and Industry Relations with Satellite Business Systems and held senior legal positions with COMSAT Corporation.

     ROBERT N. BEURY JR. -- Assistant Secretary and Deputy General Counsel of Iridium since April 1996 and Assistant Secretary since January 1995. Mr. Beury has been employed by Iridium as Counsel -- Corporate Matters since May 1994. Prior to joining Iridium, he was General Counsel of the Virginia Center for Innovative Technology from 1987 to 1994.

DIRECTORS OF IRIDIUM

     ROBERT W. KINZIE -- Chairman of the Board of Iridium since October 1991 and Chief Executive Officer from October 1991 to January 1, 1997. Prior to joining Iridium, Mr. Kinzie was the Director of Strategic Planning for Intelsat from 1987 to 1991. Prior to joining Intelsat, Mr. Kinzie worked from 1966 to 1987 in a number of positions with COMSAT Corporation including President, Communications Services Division and President of COMSAT General Corporation. Prior to joining COMSAT Corporation in 1966, Mr. Kinzie was an economist with the FCC from 1962 to 1965.

     HASAN M. BINLADIN -- Director of Iridium since January 1996. During the past five years, Mr. Binladin has served as Senior Vice President of the Saudi Binladin Group.


     ULF BOHLA -- Director of Iridium since October 1994; member of the Banking and Financing Committee and the Related Party Contract Committee. Mr. Bohla has been the Chief Executive Officer of o.tel.o communications GmbH since July 1, 1994 and is currently Chairman of the Board of Directors of Vebacom Holdings, Inc. Prior thereto, he served in various positions with IBM since 1970 including General Manager of Telecommunications at IBM Europe from 1993 to June 1994, Vice President of International Marketing Operations at IBM USA from 1991 to 1993 and Director of the North German region at IBM Germany from 1989 to 1991.


     GORDON J. COMERFORD -- Director of Iridium since July 1993; Chairman of the Audit Committee. Mr. Comerford is a member of the Board of Directors of Iridium SudAmerica Corporation and Iridium

Canada, Inc. Mr. Comerford has been a Senior Vice President of Motorola since 1989. He joined Motorola's communications sector in 1974 as a Director of Business Management and became a Corporate Vice President in 1980.



     ATILANO DE OMS SOBRINHO -- Director of Iridium since June 1996; member of the Audit Committee and the Related Party Contract Committee. Mr. Oms is Chairman of the Board, President and CEO of Inepar S.A., a diversified Brazilian corporation with operations in telecommunications, electrical current control equipment and services, mass transport, vehicle distribution and financial markets. Mr. Oms is a member of the Board of Directors of Iridium SudAmerica and Iridium Brasil. He also serves on the Boards of the National Confederation of Industries (CNI), ABINEE-National Association of Electro-Electronic Industries and the Federation of Industries of Parana State.



     ROBERT A. FERCHAT -- Director of Iridium since January 1995; member of the Related Party Contract Committee. Mr. Ferchat has served as Chairman and Executive Officer since May 1995 and as Chairman, President and Chief Executive Officer from November 1994 to May 1995 at BCE Mobile Communications Inc. Prior thereto he served as Chairman, President and Chief Executive Officer of TMI Communications, a satellite communications company, from 1992 to 1994. He also served as President of Northern Telecom Canada Ltd. from 1985 to 1990. Mr. Ferchat has also served as a director at BCE Mobile Communications Inc. since 1994.



     ALBERTO FINOL -- Director of Iridium since July 1993; member of the Compensation Committee, the Banking and Financing Committee, and the Related Party Contract Committee. Mr. Finol has been the President of Ilapeca, a Venezuelan holding company with interests in dairy products, supermarkets, pharmaceuticals and communications, since 1990 and has served as a Director since 1966. He is the Chairman of Iridium SudAmerica and the Chairman and a major shareholder of Iridium Andes-Caribe Ltd., one of the owners of Iridium SudAmerica. He has also served as the Director of Group Zuliano, a major Venezuelan petrochemical holding group. He represented his native region of Zulia on the Venezuelan Congress from 1969 to 1993.


     EDWARD GAMS -- Director of Iridium since July 1993; member of the Banking and Financing Committee. Mr. Gams has served as Corporate Vice President and Director of Investor Relations of Motorola since 1996 and Vice President and Director of Investor Relations of Motorola since 1991. He was first employed by Motorola in 1979, and has held a variety of positions in operational and corporate finance, including service as Director of Corporate Financial Planning from February 1991 to August 1991 and as manager of Corporate Financial Planning from December 1989 to February 1991.


     LUDWIG HOFFMAN -- Director of Iridium since October 1996; member of the Related Party Contract Committee. Dr. Hoffmann has been the Chief Executive Officer of VEBA Telecom GmbH since July 1996. From January 1996 to July 1996, Dr. Hoffmann was head of the Telecommunication Division of VEBA AG. From 1992 until joining VEBA, Dr. Hoffmann was the founder and head of the network systems division of Siemens AG. From 1990 to 1992, Dr. Hoffmann was the head of marketing and distribution for debis Systemhaus GmbH, part of Daimler Benz AG.



     KAZUO INAMORI -- Director of Iridium since July 1993; member of the Related Party Contract Committee. Dr. Inamori has been Chairman of the Board of DDI Corporation since 1984, of Kansai Cellular Telephone Co., Ltd. since 1988, of Taitoh Corporation since 1990, of Nippon Iridium Corporation since 1993, of DDI Tokyo Pocket Telephone Inc. since 1994, of DDI Kansai Pocket Telephone Co., Ltd. since 1994, Kyocera Multimedia Corporation since 1995 and at Kyocera DDI Institute of Future Telecommunications Inc. since 1996. Dr. Inamori established Kyocera Corporation in 1959 and has been Chairman of the Board since 1986.



     S.H. KHAN -- Director of Iridium since October 1994, member of the Related Party Contract Committee. Mr. Khan has served as Chairman and Managing Director of the Industrial Development Bank of India since December 1993. Prior thereto, from 1966, he served in various positions with the Industrial Development Bank of India, including Managing Director from February 1992 to December 1993 and Executive Director from 1986 to 1992. He also serves as Chairman of the Small Industries Development Bank of India,

Credit Analysis & Research Ltd., National Securities Depository Ltd. and National Stock Exchange of India Ltd. He is also Director on the Boards of Export-Import Bank of India, IDBI Bank Ltd., Life Insurance Corporation of India, General Insurance Corporation of India, Discount and Finance House of India Ltd., Deposit Insurance and Credit Guarantee Corporation and Securities Trading Corporation of India Ltd., India Growth Fund Inc., as a Trustee of Unit Trust of India ("UTI"), and as a Member of the Advisory Board of UTI Mutal Fund and India Fund.



     ANATOLI I. KISELEV -- Director of Iridium since July 1993; member of the Related Party Contract Committee. Mr. Kiselev has served as General Director of the facility that has produced the Salyut, Almaz and Mir space stations, the Proton rocket, and other spacecraft since 1993. Mr. Kiselev has been employed by Khrunichev, and its predecessor organizations since 1956, including as Khrunichev Enterprise Director from 1975 to 1993.



     GEORGE S. MEDAWAR -- Director of Iridium since July 1993; member of the Compensation Committee, the Related Party Contract Committee and the Banking and Financing Committee. Dr. Medawar has served as Group Senior Advisor to the Mawarid Holding Company and Director of Mawarid Services (UK Limited) since 1987. He has also been a board member of ACE (Insurance) Holding Inc. since 1978 and of Orbit Communications Company Limited since 1993. He served as the Chairman of the Board of Directors at Halston Borghese International from 1991 to 1994.


     JOHN F. MITCHELL -- Director of Iridium since July 1993; Chairman of the Compensation Committee since July 1993. Mr. Mitchell has served as Vice Chairman of the Board of Motorola since 1988 and served as Officer of the Board from 1988 to 1995. He was employed by Motorola from 1953 to 1995 and served as President from 1980 to 1986 and as Chief Operating Officer from 1986 to 1988.


     JUNG L. MOK -- Director of Iridium since October 1994; member of the Compensation Committee and the Related Party Contract Committee. Mr. Mok has served as a director and as the Senior Executive Vice President of Korea Mobile Telecommunications since 1994. Prior thereto, Mr. Mok served as Senior Managing Director and Chief Operating Officer of Taehan Telecom Limited from 1991 to 1994 and as Managing Director at USA, Inc. since 1989.



     GIUSEPPE MORGANTI -- Director of Iridium since April 1996; member of the Banking and Financing Committee, the Audit Committee and the Related Party Contract Committee. Since August 1996, Mr. Morganti has served as Chief Executive Officer and Managing Director of Iridium Italia S.p.A Mr. Morganti has been with STET since 1984 in various management positions within the Planning and Strategic Control Department, most recently as the head of the Telecommunications Services Division.


     J. MICHAEL NORRIS -- Director of Iridium since July 1996; Mr. Norris is a Corporate Vice President of Motorola and has been with Motorola for 24 years. He is currently the Corporate Vice President and General Manager of the Network Management Group, responsible for all Motorola cellular joint ventures and IRIDIUM gateway operations worldwide. He also sits on the boards of Hutchinson Telephone Company Ltd. (Hong Kong), World Telecom Holding Company, Ltd. (Thailand) and Pelephone (Israel).


     YUSAI OKUYAMA -- Director of Iridium since July 1996; member of the Audit Committee and Related Party Contract Committee. Mr. Okuyama has been President of DDI Corporation since 1993 and President of Nippon Iridium (Bermuda) Ltd. since 1995. Mr. Okuyama has been Chairman of the Board at seven of the DDI Pocket Telephone Companies since 1994 and at five of the DDI Cellular Telephone companies since 1995. Mr. Okuyama retired from MPT in 1989 as a deputy secretary of MPT and served at MPT related enterprises as President before joining DDI Corporation in 1993.


     JOHN M. SCANLON -- Director of Iridium since January 1997. Mr. Scanlon is Executive Vice President of Motorola and President of Motorola's Cellular Networks & Space Sector. Mr. Scanlon joined Motorola in August 1990. Prior to joining Motorola, Mr. Scanlon spent 24 years with AT&T, rising to the position of Group Vice President. Mr. Scanlon is also a director of Media.Com.


     THEODORE H. SCHELL -- Director of Iridium since July 1993; Chairman of the Banking and Financing Committee and member of the Related Party Contract Committee. Mr. Schell has served as Senior Vice

President -- Strategic Planning and Corporate Development at Sprint since 1990. Prior thereto, he served as President and Chief Executive Officer of RealCom Communications Corporation, an IBM subsidiary.

     SRIBHUMI SUKHANETR -- Director of Iridium since July 1993; member of the Compensation Committee, the Banking and Financing Committee and the Related Party Contracts Committee. Since 1992, Mr. Sukhanetr has been the Chairman of United Communication Industry Co., Ltd. ("UCOM") and of Thai Satellite Telecommunications Co., Ltd., a subsidiary of UCOM. Prior thereto, he served as advisor to the Prime Minister's Office in Thailand from February 1991 to September 1992 and as Permanent Secretary to the Ministry of Transport and Communications from 1988 to February 1991.

     TAO-TSUN SUN -- Director of Iridium since January 1994; member of the Audit Committee and the Related Party Contracts Committee. Mr. Sun has been Executive Director and President of Pacific Electric Wire & Cable Co., Ltd. since 1986. Since 1996, he has served as Executive Director of Taiwan Electric Wire & Cable Ind. Assoc. and of Chinese National Federation of Industries, and as Honorary Chairman of the Council for Industry and Commercial Development. He has also served as Chairman of Taiwan Aerospace Corporation since 1994, Executive Director of Walsin Lihwa Corp. and Executive Vice Chairman of Charoong Thai Wire & Cable Co., Ltd. since 1993 and Director of Pacific Construction Co., Ltd. since 1995.

     YOSHIHARU YASUDA -- Director of Iridium since January 1996; member of the Banking and Financing Committee, the Compensation Committee and the Related Party Contracts Committee. Mr. Yasuda has been Vice President of Nippon Iridium Corporation since June 1996 and a Director since June 1995. Mr. Yasuda was Director of DDI Corporation from 1992 to 1995. Prior to joining DDI Corporation, Mr. Yasuda was with the Sanwa Research Institute.


     WANG MEI YUE -- Director of Iridium since October 1995; member of the Compensation Committee and the Related Party Contracts Committee. Dr. Wang has served as Chairman and President of Iridium China (Hong Kong) Ltd. since September 1995, as Chairman and President of China Aerospace International Holdings Ltd., Hong Kong since 1993 and as Chairman of China Southern Telecommunication Co., Ltd. since 1991. From 1988 to 1993 Dr. Wang served as Vice Chairman of the Board at Conic Investment Co. Ltd.



     RICHARD L. LESHER -- Independent Company Director Nominee of Iridium. Mr. Lesher will be appointed Independent Company Director, effective upon consummation of the Offerings, and is expected to be appointed Vice Chairman of Iridium and appointed to the Audit Committee, the Compensation Committee and the Related Party Contracts Committee. Mr. Lesher has served as the President of the Chamber of Commerce of the United States, the world's largest association of business organizations, since 1975.



     WILLIAM A. SCHREYER -- Independent Company Director Nominee of Iridium. Mr. Schreyer will be appointed Independent Company Director, effective upon consummation of the Offerings, and is expected to be appointed to the Banking and Financing Committee and the Related Party Contracts Committee. Mr. Schreyer is Chairman Emeritus of Merrill Lynch & Co., Inc. and has served as Chairman of the Board from April 1985 through June 1993 and as Chief Executive Officer from July 1984 through April 1992. Mr. Schreyer is currently a Director of Callaway Golf Company, Deere & Company, True North Communications Inc., Schering-Plough Corporation and Willis Corroon Group.

  Executive Compensation

     The following table sets forth the compensation paid for the fiscal year ended December 31, 1996 to those persons who were, at December 31, 1996, Iridium's Chief Executive Officer and the four next most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE


                                                                             LONG-TERM
                                                                           COMPENSATION
                                                                       ---------------------
                                           ANNUAL COMPENSATION          NUMBER OF
                                     --------------------------------   SECURITIES
                                                         OTHER ANNUAL   UNDERLYING    LTIP     ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR   SALARY   BONUS(a)  COMPENSATION  OPTIONS/SARS  PAYOUT   COMPENSATION
------------------------------ ----  --------  --------  ------------  ------------  -------  ------------
Robert W. Kinzie
  Chairman & Former Chief
  Executive Officer........... 1996  $372,194  $117,669     $1,596(b)     90,000        --     $ 7,819(c)
Jerrold D. Adams
  Former President & Chief
  Operating Officer........... 1996   301,772    98,010         --        75,000        --       4,500(d)
Paul V. Daverio
  Former Chief Financial
  Officer..................... 1996   234,236    46,580         --        45,000        --       4,500(d)
Leo Mondale
  Senior Vice President --
  Marketing & Strategic
  Planning.................... 1996   220,561   100,000         --        45,000        --       4,500(d)
Mark Gercenstein
  Vice President -- Business
  Operations.................. 1996   201,692    62,909         --        45,000        --       4,500(d)


---------------


(a) Through the fiscal year ending December 31, 1995 Iridium maintained the Iridium Long Range Incentive Plan of 1993 (the "Plan"). The Plan was terminated as of December 31, 1995. Final awards for performance in Fiscal Year 1995 were determined by the Compensation Committee of the Iridium Board in April 1996. The Iridium Option Plan (described elsewhere) was at that time substituted for the Plan. Under the Long Range Incentive Plan amounts were earned each year and credited to an account established for the participant. Amounts in each account earn interest at 1% over the prime rate until the end of the performance cycle which runs from 1993 through 1998. The amounts in each account will become payable in fiscal year 1999, subject to forfeiture in the event the participant's employment with Iridium is terminated for any reason other than death, disability, retirement or a change from full-time to part-time employment. As of December 31, 1996, the amount in each participant's account was: Mr. Kinzie -- $715,941, Mr.
    Adams -- $566,501, Mr. Daverio -- $258,179, Mr. Mondale -- $337,771, and Mr.
    Gercenstein -- $328,945. Mr. Adams received the balance of his account on February 1, 1997. For all other executive officers these amounts will continue to earn interest until paid in 1999.


(b) Amount paid representing reimbursement of federal income taxes due to income imputed by reason of life insurance provided.

(c) Value of term life insurance ($3,319) and Iridium matching contribution to 401(k) plan ($4,500).

(d) Iridium matching contributions to 401(k) plan.


     Mr. Adams retired on February 1, 1997. Pursuant to the terms of the Selected Senior Officer's Supplemental Retirement Plan, Mr. Adams elected to receive an immediate cash payment in the amount of $2,649,957 (the value of the annuity to which he was entitled under the plan). The Compensation Committee of the Iridium Board permitted Mr. Adams to receive the amount in his Iridium Long Range Incentive Plan account ($569,806) and permitted him to retain his vested options to purchase 16,275 Class 1 Interests at a price of $13.33 per Class 1 Interest pursuant to the Iridium Option Plan as provided in the plan with respect to retirement, provided that Mr. Adams entered into a non-competition agreement.

     Mr. Daverio resigned from the Company and Iridium, effective April 1, 1997. The Compensation Committee of the Iridium Board permitted Mr. Daverio to receive the amount in his Iridium Long Range Incentive Plan account ($264,956), permitted him to retain his vested options to purchase 12,000 Class 1 Interests at a price of $13.33 per Class 1 Interest pursuant to the Iridium Option Plan as provided with respect to retirement, and granted him a severance payment equal to his salary through December 31, 1997 ($164,333), provided that Mr. Daverio enter into a non-competition agreement.



     On January 2, 1997, Edward F. Staiano became Chief Executive Officer and Vice Chairman of the Iridium Board. Pursuant to the terms of his employment agreement, Dr. Staiano will receive a base salary of $500,000 per year. In addition to base salary, Iridium has agreed to provide Dr. Staiano, at its expense, with a car, a furnished apartment in Washington, D.C. and access to a corporate jet aircraft. Iridium has agreed to provide reimbursement for any tax liability created as a result of the use of those items. Dr. Staiano was also awarded options to purchase 750,000 Class 1 Interests of Iridium at a price of $13.33 per Interest. The options vest, pro rata, over a period of five years. Vested options may be exercised at any time after a public offering. Dr. Staiano's options will continue to vest even if his employment is terminated by Iridium, other than for cause, so long as he is not retained or employed by a competitor. Dr. Staiano does not receive an annual bonus or participate in Iridium's retirement plans.


  Option Grants

     The following table sets forth the options granted for the fiscal year ended December 31, 1996 for each named executive officer.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


                             INDIVIDUAL GRANTS
                        ----------------------------                                  POTENTIAL REALIZABLE
                                         PERCENT OF                                          VALUE
                                           TOTAL                                       AT ASSUMED ANNUAL
                         NUMBER OF      OPTIONS/SARS                                  RATES OF STOCK PRICE
                         SECURITIES      GRANTED TO                                     APPRECIATION FOR
                         UNDERLYING      EMPLOYEES      EXERCISE OF                       OPTION TERM
                        OPTIONS/SARS     IN FISCAL      BASE PRICE     EXPIRATION    ----------------------
         NAME             GRANTED           YEAR          (S/SH)          DATE        5%($)        10%($)
----------------------- ------------    ------------    -----------    ----------    --------    ----------
Robert W. Kinzie.......    90,000           12.3          $ 13.33        12/31/05    $754,670    $1,912,490
Jerrold D. Adams.......    75,000           10.3          $ 13.33        12/31/05     628,890     1,593,740
Paul V. Daverio........    45,000            6.2          $ 13.33        12/31/05     377,335       956,245
Leo Mondale............    45,000            6.2          $ 13.33        12/31/05     377,335       956,245
Mark Gercenstein.......    45,000            6.2          $ 13.33        12/31/05     377,335       956,245


  Year End Option/SAR Table

     The following table shows certain information with respect to stock options held as of December 31, 1996 by the named executive officers.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES


                                                                      NUMBER OF                 VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS/SAR
                                                                 AT FISCAL YEAR-END              AT FISCAL YEAR END
                        SHARE ACQUIRED                      -----------------------------   ----------------------------
        NAME              ON EXERCISE     VALUE REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------   ---------------   ---------------   ------------   --------------   -----------    -------------
Robert W. Kinzie.....                --               $--             --           90,000          --           $--
Jerrold D. Adams.....                --                --             --           75,000          --            --
Paul V. Daverio......                --                --             --           45,000          --            --
Leo Mondale..........                --                --             --           45,000          --            --
Mark Gercenstein.....                --                --             --           45,000          --            --

  Compensation Committee Interlocks and Insider Participation


     Iridium's Compensation Committee determines the compensation of Iridium's executive officers consistent with guidelines established by the Iridium Board. The members of Iridium's Compensation Committee for the fiscal year ending December 31, 1996 were Alberto Finol, George S. Medawar, John F. Mitchell, Jung
L. Mok, Sribhumi Sukhanetr, Wang Mei Yue and Yoshiharu Yasuda. The Iridium Compensation Committee was chaired by Mr. Mitchell, formerly an executive officer of Motorola, who continues to serve as Vice Chairman of the Board of Directors of Motorola. See "Certain Relationships and Related Transactions of Iridium." Messrs. Mitchell and Finol serve as the Chairman and Deputy Chairman of the Company, respectively.


  Pension Plan

                               PENSION PLAN TABLE

                                                            YEARS OF SERVICE
                                      ------------------------------------------------------------
            COMPENSATION                 15           20           25           30           35
------------------------------------  --------     --------     --------     --------     --------
125,000.............................  $ 36,964     $ 49,286     $ 61,607     $ 73,929     $ 86,250
150,000.............................    45,000       60,000       75,000       90,000      105,000
175,000.............................    53,036       70,714       88,393      106,071      123,750
200,000.............................    61,071       81,429      101,786      122,143      142,500
225,000.............................    69,107       92,143      115,179      138,214      161,250
250,000.............................    77,143      102,857      128,571      154,286      180,000
300,000.............................    93,214      124,286      155,357      186,429      217,500
400,000.............................   125,357      167,143      208,929      250,714      292,500
450,000.............................   141,429      188,571      235,714      282,857      330,000
500,000.............................   157,500      210,000      262,500      315,000      367,500

     Iridium maintains the Iridium LLC Pension Plan (the "Pension Plan") for the benefit of its employees. The Pension Plan is a defined benefit plan and is qualified under the provisions of the U.S. Internal Revenue Code related to such plans. Benefits payable under the Pension Plan are computed on the basis of a single life annuity payable at age 65 and are subject to a partial offset by Social Security payments. Compensation taken into account for purposes of computing the benefits payable under the Pension Plan generally includes final average salary, bonuses and qualified salary deferrals. Although the U.S. Internal Revenue Code of 1986, as amended, limits the amount of covered compensation under the Pension Plan to $150,000 subject to adjustment (the "Compensation Cap"), the table above also reflects benefits payable under a supplemental retirement income plan (the "Supplemental Plan") established by Iridium for the benefit of employees whose compensation exceeds the Compensation Cap or whose benefit would be limited by Section 415 of the U.S. Internal Revenue Code. Benefits under the Supplemental Plan are calculated in the same manner as the Pension Plan. Under the Supplemental Plan, Iridium will pay the employee an amount which together with the amounts due under the Pension Plan will equal what the employee would have received under the Pension Plan if the Compensation Cap was not in effect. Mr. Kinzie has five years of credited service; Mr. Adams has retired as of February 1, 1997, and is currently collecting a pension on the basis of seven years of credited service under the Pension Plan; Mr. Daverio had three years of credited service at the time of his resignation; Mr. Mondale has six years of credited service; and Mr. Gercenstein has 11 years of credited service. Messrs. Kinzie, Adams, Mondale and Gercenstein participate in the Pension Plan but do not participate in the Supplemental Plan. Prior to his resignation, Mr. Daverio participated in both the Pension Plan and the Supplemental Plan.

     Iridium maintains a supplementary retirement plan for selected senior officers. The plan provides for an annual income, normally beginning at age 60, equal to the larger of (i) 40% of the participant's compensation (salary plus an adjustment for bonuses) at retirement or (ii) the annual benefit calculated using the formula under the Supplemental Plan, in either case reduced by any amount payable under the Pension Plan. Regardless of which formula is used, the total retirement income cannot exceed 70% of an individual's retiring salary. At retirement a participant receives an annuity purchased by Iridium from an insurance company sufficient to make the payments required. Iridium also pays to the participant or to the proper taxing authorities an amount sufficient to pay the income taxes arising from the purchase of the annuity for the participant. A participant also has the option of receiving a lump sum equal to the purchase price of the annuity. As with the annuity Iridium pays the income taxes arising from the payment of the lump sum. Based on salary levels at January 1, 1997 and average short term incentive plan bonuses for the last five years, the estimated annual benefit payable if the recipient elected an annuity would be: Mr. Kinzie $200,339, Mr. Mondale $127,248 and Mr. Gercenstein $112,462. On February 1, 1997 Mr. Adams retired and received a lump sum payment in lieu of an annuity.

  Employment Arrangements


     Motorola had entered into an individual agreement with Robert W. Kinzie providing him with a right to reemployment with Motorola should he become unemployed by Iridium because Iridium was no longer a viable business entity or because his services were no longer desired by Iridium for reasons other than misconduct (as the term is defined by Motorola policy). This agreement was in effect until December 31, 1996.



     On January 2, 1997, Edward F. Staiano became Chief Executive Officer and Vice Chairman of the Iridium Board. Pursuant to the terms of his employment agreement, Dr. Staiano will receive a base salary of $500,000 per year. In addition to base salary, Iridium has agreed to provide Dr. Staiano, at its expense, with a car, a furnished apartment in Washington, D.C. and access to a corporate jet aircraft. Iridium has agreed to provide reimbursement for any tax liability created as a result of the use of those items. Dr. Staiano was also awarded options to purchase 750,000 Class 1 Interests of Iridium at a price of $13.33 per Interest. The options vest, pro rata, over a period of five years. Vested options may be exercised at any time after a public offering. Generally, Dr. Staiano's options are subject to all of the provisions of the Iridium Option Plan (described elsewhere) except that Dr. Staiano's options will continue to vest even if his employment is terminated by Iridium, other than for cause, so long as he is not retained or employed by a competitor. Dr. Staiano does not receive an annual bonus or participate in Iridium's pension plans.


  IRIDIUM Option Plan


     Iridium has established a plan under which executive officers and managers of Iridium are awarded options to purchase Class 1 Interests of Iridium (the "Option Plan"). The Option Plan covers 2,625,000 Class 1 Interests. The Option Plan also permits the award of stock appreciation rights in connection with any grant of options. As of April 30, 1997, options covering 1,863,150 Class 1 Interests had been granted at an exercise price of $13.33 per Class 1 Interest. As of that date no stock appreciation awards had been granted. This amount of outstanding options includes the options issued to Dr. Staiano when he joined Iridium and do not include the options issuable to Mr. Lesher and Mr. Schreyer effective upon their appointment as directors of the Company and Iridium. If an award under the Option Plan expires, or is terminated, surrendered or canceled, the Class 1 Interests subject to such award are added to the number of Class 1 Interests available for awards under the Option Plan.



     Under the Option Plan, option awards are made from time to time by the Compensation Committee of the Iridium Board. The exercise price of options under the Option Plan is the fair market value of a Class 1 Interest on the date the option is granted.



     The right to exercise the options vests, pro rata, over a period of five years, however, all options and stock appreciation rights become immediately vested on a Change in Control (as defined in the Option Plan) and in the event of a Change in Control, Iridium is required to purchase each outstanding option and stock appreciation right for an immediate lump sum payment equal to the difference between (i) the higher of (x) the fair market value of a Class 1 Interest immediately prior to payment or (y) the highest price actually paid in connection with the Change in Control, and (iii) the exercise price. A "Change in Control" is defined in the Option Plan as a sale by one or more holders of 50% or more of the outstanding Class 1 Interests, other than in connection with a Public Offering (as defined), to third parties who are not holders of Class 1 Interests or affiliated with holders of Class 1 Interests and following which the members of the Iridium Board prior to the sale cease to constitute a majority of the Iridium Board. Once vested an option may be exercised at any time after a Public Offering. The term "Public Offering" includes a registered public offering by Iridium or another entity which is a special purpose member of Iridium. The Offerings will constitute a Public Offering under the Option Plan.

     The plan was established in April 1996 and all options granted to date have an exercise price of $13.33 per Class 1 Interest. Except for Dr. Staiano, under the Option Plan, a participant whose employment is terminated by Iridium forfeits any unvested options. There are exceptions for death, retirement and certain other situations. Dr. Staiano's options will continue to vest even if his employment is terminated by Iridium, other than for cause, so long as he is not retained or employed by a competitor.



     The Option Plan will be amended, effective as of the date of consummation of the Offerings, to provide that each outstanding option to acquire a Class 1 Interest shall automatically become an option to acquire a share of Class A Common Stock at the same exercise price then in effect. The Company has agreed that upon the exercise of any options, it will issue to Iridium, for delivery to an exercising option holder, the number of shares of Class A Common Stock covered by the exercised options and Iridium has agreed to simultaneously deliver to the Company a like number of Class 1 Interests. The exercise price of the option will be paid to Iridium and will represent payment for the Class A Common Stock by the exercising option holder and for the Class 1 Interests by the Company. See "Governance of the Company and Relationship with Iridium -- Share Issuance Agreement." All options and stock appreciation rights issued in the future shall relate to shares of Class A Common Stock. The Change in Control vesting provision will continue to apply to Changes in Control of Iridium.

         INTEREST OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding beneficial ownership of Iridium's Class 1 Interests as of the date of this Prospectus (i) by each person known by Iridium to own beneficially more than five percent of its Class 1 Interests and (ii) by all of Iridium's executive officers and directors (named in the table under "Management" above) as a group.



                   NAME AND ADDRESS                          AMOUNT AND NATURE
                 OF BENEFICIAL OWNER                     OF BENEFICIAL OWNERSHIP(1)    PERCENT OF CLASS(1)
------------------------------------------------------   --------------------------    -------------------
Motorola, Inc. .......................................           40,554,130                   32.38%
  1303 East Algonquin Rd.
  Schaumburg, IL 60196
Nippon Iridium (Bermuda) Limited(3)...................           15,750,000                   12.94
  c/o NIPPON IRIDIUM CORPORATION
  Ichibancho FS Building 8
  Ichibancho Chiyoda-ku
  Tokyo 102 Japan
Vebacom Holdings, Inc.(4).............................           12,427,875                   10.21
  c/o o.tel.o communications GmbH
  Am Bonneshof 35
  D-40474 Dusseldorf Germany
All Directors and Executive Officers as a Group(5)....              119,625                     *


---------------
 *  Less than 1%.


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the Class 1 Interests. Class 1 Interests subject to options or warrants currently exercisable or exercisable within 60 days of the date of this Prospectus are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person. The percent of class includes Class 1 Interests issued to the Company in connection with the Offerings and the anticipated purchase by P.T. Bakrie Communications Corporation of 7,500,000 Class 1 Interests.



(2) The Class 1 Interests beneficially owned by Motorola include 26,533,425 Class 1 Interests held directly by Motorola and 3,520,705 Class 1 Interests issuable under a warrant to purchase Series M Class 2 Interests in Iridium which would be convertible into Class 1 Interests equal to 2.5% of the fully diluted number of Class 1 Interests outstanding at the time of exercise. The remaining Class 1 Interests shown in the table as being beneficially owned by Motorola consists of 5,250,000 Class 1 Interests held by Iridium Canada (33.3% of which is owned by a subsidiary of Motorola) and 5,250,000 Class 1 Interests held by Iridium India Telecom (20% of which is owned by a subsidiary of Motorola). Although Motorola does not have the right to vote or dispose of the Class 1 Interests held by these companies, it may be deemed to beneficially own these interests because these companies cannot dispose of their Class 1 Interests without the consent of the applicable Motorola subsidiary. The beneficial ownership of Motorola does not include Class 1 Interests issuable under warrants to which Motorola will become entitled after the date of this Prospectus as a result of its guarantee of borrowings by Iridium or Class 1 Interests that may be issued pursuant to the Reserve Capital Call. See "Dilution."



(3) Nippon Iridium (Bermuda) Limited is a wholly owned subsidiary of Nippon Iridium Corporation, which is a consortium formed by DDI Corporation.



(4) Vebacom Holdings, Inc. is a wholly owned subsidiary of o.tel.o communications GmbH, which will be owned by VEBA Telecom GmbH and Lehman Brothers Bankhaus Aktiengesellschaft (as a fiduciary).



(5) Up to 2,625,000 Class 1 Interests may be issued pursuant to the Iridium Option Plan. As of the date of this Prospectus, options covering an aggregate of 1,376,400 Class 1 Interests had been granted to Iridium's executive officers and directors. Such options will become exercisable following consummation of the Offerings as and to the extent they become vested. See "Management -- IRIDIUM Option Plan."

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF IRIDIUM

     Motorola is one of the world's leading providers of electronic equipment, systems, components and services. Its products include two-way radios, pagers, cellular telephones and systems, semiconductors, defense and aerospace electronics, automotive and industrial electronics, computers, and data communications and information processing equipment.


     Motorola created and developed the concept of the IRIDIUM System and Iridium's initial technical and business plans. Motorola is a founding investor, has been allocated gateway service territories, shares a gateway service territory and has additional interests in other entities which have been allocated gateway service territories. Motorola is Iridium's largest member, owning directly and indirectly approximately 23% of the Class 1 Interests in Iridium. The Iridium Board and its management include numerous current and former Motorola employees.



     Motorola is also Iridium's principal supplier through the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract. In addition, Motorola has guaranteed Iridium's borrowings under the Guaranteed Bank Facility. In connection with providing its guarantee of borrowings under the Guaranteed Bank Facility, Motorola was granted a security interest in substantially all of Iridium's assets, Iridium agreed not to take specified actions without Motorola's approval, and Motorola also was granted the right to appoint an additional Director on the Iridium Board and is being compensated in the form of warrants to purchase Class 1 Interests. See "Risk Factors -- Dilution Risk" and "Dilution." If the Guaranteed Bank Facility is increased by $350 million, Motorola will receive additional warrants to purchase Class 1 Interests and other concessions including increased Iridium Board representation. If the Guaranteed Bank Facility is extended beyond its August 1998 maturity date, Motorola will receive additional warrants in respect of guaranteed borrowings. Motorola holds a warrant to acquire Series M Class 2 Interests in an amount that would be convertible into 2.5% of the outstanding Class 1 Interests at the time of exercise of the warrant, calculated on a fully diluted basis, at a price of $13.33 per Interest, subject to antidilution adjustments.



     Motorola has and may have various conflicts of interest with Iridium and its members. See "Risk Factors -- Conflicts of Interest with Motorola." Motorola is the principal supplier to Iridium as well as the actual or prospective supplier and licensor to gateway owners and operators, service providers, subscriber equipment manufacturers and individual subscribers. See "Risk
Factors -- Reliance on Motorola, Gateway Owners and Other Third Parties." Motorola has asserted and may assert positions on the Space System Contract, Operations and Maintenance Contract, the Terrestrial Network Development Contract and the Guarantee Agreement that are contrary to those asserted by Iridium. See "Principal Contracts for the Development of the IRIDIUM System" and "Risk Factors -- Risk of Highly Leveraged Capital Structure; Risk of Default on Existing Commitments" and "-- Satellite Launch Risks." To help ameliorate these conflicts under the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract, Iridium maintains a Related Party Contracts Committee of the Iridium Board which consists of all Board members other than any Board members who are directors, officers, employees or persons nominated to serve on the Board of Directors by Motorola (so long as Motorola is a party to the Space System Contract, the Operations and Maintenance Contract or the Terrestrial Network Development Contract), Lockheed Martin or Raytheon (so long as Lockheed Martin or Raytheon, as the case may be, are subcontractors to Motorola under the Space System Contract or the Operations and Maintenance Contract). The Related Party Contracts Committee has authority to review and monitor the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract and, as it deems appropriate, cause Iridium to enforce its rights thereunder and propose amendments and waivers to these contracts. Iridium's payment obligations under these contracts are expected to comprise most of Iridium's expenses and the proceeds of the Offerings will be used primarily to make milestone payments under the Space System Contract and the Terrestrial Network Development Contract. See "Risk Factors -- Conflicts of Interest with Motorola."



     Motorola has been involved in the manufacture of components for satellites for over thirty years. Motorola has informed Iridium that it has under consideration possible future space-based data and communications systems and ventures. Motorola has also informed Iridium that Motorola may decide to undertake further development of one or more such systems or ventures but no decision has been made as to whether Iridium would be a participant in any such system or venture. It is possible that any such system could be competitive to some degree with the IRIDIUM System. Motorola has agreed in the Space System Contract that, without Iridium's consent, it will not produce for itself or others a similar satellite-based space system of a global communication system for commercial use prior to the earlier of July 31, 2003 or the termination date of the Space System Contract. Subsidiaries of Motorola have applied to the FCC for licenses to construct, launch and operate satellite-based systems designed to provide fixed-broadband and fixed-data transmissions.



     Iridium Services Deutschland, a wholly owned subsidiary of o.tel.o communications GmbH, the parent of Vebacom Holdings, Inc., a holder of approximately 10% of the Class 1 Interests, was allocated a gateway service territory consisting of several countries in or near Europe. Nippon Iridium Corporation, an affiliate of Nippon Iridium (Bermuda) Corporation, a holder of approximately 13% of the Class 1 Interests, was allocated the Japan gateway service territory. Each of o.tel.o communications GmbH and Nippon Iridium Corporation have entered into a Gateway Authorization Agreement, pursuant to which they, or their affiliates, will operate their respective Gateway service territory and provide gateway services. In addition, o.tel.o communications GmbH and Nippon Iridium Corporation will serve as service providers to their respective gateway territory and, as such, will be entitled to payments associated with sales of IRIDIUM Services.



     Kyocera, an affiliate of Nippon Iridium Corporation, a holder of approximately 13% of the Class 1 Interests, has entered into a license agreement with Motorola with respect to the development and manufacture of multi-mode phones for use with the IRIDIUM System. This license agreement does not obligate Kyocera to develop, manufacture or sell any IRIDIUM subscriber equipment. Iridium expects that Kyocera will develop, manufacture and sell multi-mode phones for use with the IRIDIUM System. Iridium intends to enter into a contract with Motorola to cover the expenses associated with testing the Kyocera subscriber equipment with the IRIDIUM System, estimated to be $12.2 million.



     Certain of the directors of the Company are, or have been within the past year, executive officers of suppliers of Iridium or Motorola. See "Management."


     Under a Support Agreement, Motorola provides certain general and administrative support to Iridium. On a cost reimbursable basis, Motorola has provided payroll processing and related benefits to Iridium employees, processed payment to certain contractors providing support to Iridium and has provided other administrative support. The amount of the services provided by Motorola has declined as Iridium's internal staff has increased. In 1996, total payments to Motorola under the Support Agreement were approximately $852,000.

            IRIDIUM'S INVESTORS, NUMBER OF CLASS 1 INTERESTS OWNED, PERCENTAGE OWNERSHIP AND PRINCIPAL GATEWAY SERVICE TERRITORIES

     Set forth below is a summary of the investors in Iridium, the number of Class 1 Interests owned by each investor, their percentage ownership of Class 1 Interests and, if applicable, their principal gateway service territories:


                                                     PERCENTAGE
                                 NUMBER OF          OWNERSHIP(2)
                                  CLASS 1       --------------------
                                 INTERESTS                   AS               PRINCIPAL GATEWAY
           INVESTOR               OWNED(1)      ACTUAL   ADJUSTED(3)          SERVICE TERRITORY
------------------------------   ----------     ------   -----------   -------------------------------
  The Company.................   10,000,000        --         7.2      Not Applicable
  Iridium Africa
     Corporation..............    3,000,000       2.5         2.1      Africa (excluding Morocco and
                                                                         Egypt) and Turkey
  Iridium Andes -- Caribe.....    4,350,000       3.6         3.1      South America and Caribbean(5)
  Iridium Brasil Ltda. .......    2,824,725       2.3         2.0      South America and Caribbean(5)
  Iridium Canada, Inc.........    5,250,000(6)    4.3         3.8      North America(4)
  Iridium China (Hong Kong)
     Ltd. ....................    5,250,000       4.3         3.8      China, Mongolia, Hong Kong and
                                                                         Macau
  Iridium India Telecom
     Limited..................    5,250,000       4.3         3.8      Indian Subcontinent

                                                     PERCENTAGE
                                 NUMBER OF          OWNERSHIP(2)
                                  CLASS 1       --------------------
                                 INTERESTS                   AS               PRINCIPAL GATEWAY
           INVESTOR               OWNED(1)      ACTUAL   ADJUSTED(3)          SERVICE TERRITORY
------------------------------   ----------     ------   -----------   -------------------------------
  Iridium Italia S.p.A. ......    5,550,000       4.6         4.0      Certain countries in Europe
                                                                         including Belgium, Denmark,
                                                                         France, Greece, Italy,
                                                                         Luxembourg, the Netherlands
                                                                         and Switzerland(5)
  Iridium Middle East
     Corporation..............    6,000,000       5.0         4.3      Middle East, Morocco, Egypt and
                                                                         Central Asia
  Khrunichev State Research
     and Production Center....    6,133,125       5.0         4.4      Russia and eight other
                                                                       republics of the Commonwealth
                                                                         of Independent States
  Korea Mobile Telecom
     Communications
     Corporation..............    5,250,000(6)    4.3         3.8      North Korea and South Korea
  Motorola, Inc...............   26,533,425(6)   21.8        19.0      North America(4), Mexico(7) and
                                                                         Central America, South
                                                                         America and Caribbean(5)
  Nippon Iridium (Bermuda)
     Limited..................   15,750,000      12.9        11.3      Japan
  Pacific Electric Wire &
     Cable Co., Ltd. .........    5,250,000       4.3         3.8      Indonesia, Brunei, Papua New
                                                                         Guinea, the Philippines and
                                                                         Taiwan
  P.T. Bakrie Communications
     Corporation(8)...........    7,500,000        --         5.4      Certain countries in the South
                                                                         Pacific region including
                                                                         Australia and New Zealand
  Sprint Iridium, Inc. .......    5,250,000       4.3         3.8      North America(4)
  Thai Satellite
     Telecommunications Co.,
     Ltd. ....................    5,250,000       4.3         3.8      Southeast Asia
  Vebacom Holdings, Inc. .....   12,427,875      10.2         8.9      Certain countries in or near
                                                                       Europe including Austria,
                                                                         Bulgaria, the Czech Republic,
                                                                         Finland, Germany, Hungary,
                                                                         Ireland, Israel, Norway,
                                                                         Poland, Portugal, Romania,
                                                                         Spain, Sweden, Slovakia,
                                                                         Ukraine and the United
                                                                         Kingdom
  Lockheed Martin
     Corporation..............    1,500,000       1.2         1.1      Not Applicable
  Raytheon Company............      900,000       0.8         0.6      Not Applicable


---------------


(1) Represents each investor's direct holdings of outstanding Class 1 Interests, excluding Class 1 Interests issuable upon exercise of outstanding warrants and conversion of outstanding convertible securities. The amount for the Company assumes that the Underwriters' over-allotment options are not exercised.


(2) The percentages do not give effect to any Class 1 Interests that the Company may have acquired or will acquire as a result of the application of the proceeds from the sale of shares of the Company's non-voting Class B Common Stock, par value $.01 per share (the "Class B Common Stock") pursuant to the Global Ownership Program. See "The Company -- Global Ownership Program."

(3) As adjusted to reflect the issuance and sale of 10,000,000 shares of Class A Common Stock offered hereby at an assumed initial public offering price of $20 per share (the midpoint of the estimated public offering price range set forth on the cover of this Prospectus) and the application of the estimated net proceeds therefrom to the purchase by the Company of approximately 10,000,000 Class 1 Interests at a price per Class 1 Interest of $18.80. See "Use of Proceeds" and "Capitalization." On May 9, 1997, Iridium entered into a definitive agreement with P.T. Bakrie Communications Corporation ("Bakrie") pursuant to which Bakrie has agreed to acquire from Iridium 7,500,000 Class 1 Interests. The transaction is scheduled to close on May 30, 1997 and is reflected in the as adjusted percentage ownership.



(4) The North American gateway service territory, principally consisting of the United States and Canada, is shared by Iridium Canada, Motorola and Sprint.



(5) The South America and Caribbean gateway service territory is owned and will be operated by Iridium SudAmerica. Iridium SudAmerica is owned by Iridium Brasil, Iridium Andes-Caribe, Motorola International Development Corporation, a wholly owned subsidiary of Motorola, and Iridium Italia.



(6) As of April 30, 1997, Korea Mobile Telecommunications Corporation and Sprint Iridium, Inc. each owned 13,550 Series A Class 2 Interests in addition to the Class 1 Interest set forth above. Similarly, Motorola, Inc. also owns 1 Series B Class 2 Interest and 75 Series C Class 2 Interests. BCE Mobile Communications, Inc., an affiliate of Iridium Canada, Inc., owns 9,206 Series Class 2 Interests.



(7) It is anticipated that the Mexican gateway service territory initially will be served by the North American gateway equipment.



(8) In connection with its anticipated investment in Iridium, Bakrie will be allocated the South Pacific gateway service territory.



     IRIDIUM AFRICA CORPORATION was formed by Mawarid Overseas Company Limited to invest in Iridium. Mawarid Overseas Company Limited is related to the Mawarid Group, one of the largest industrial groups in Saudi Arabia, with operations in satellite broadcasting, financial services, trading, manufacturing, construction, telecommunications, and municipal and health care services. Iridium Africa Corporation has been allocated a gateway service territory consisting of over 50 countries located primarily in or near Africa (excluding Morocco and Egypt) and Turkey.


     IRIDIUM CANADA, INC. is a corporation owned one-third by a Motorola subsidiary and one-third each by two subsidiaries of BCE, Inc. -- BCE Mobile Communications, Inc. and Bell Canada International, Inc. BCE, Inc. is Canada's largest telecommunications company. BCE Mobile provides a variety of wireless telecommunications services to the Canadian market, including cellular, paging, data and air-to-ground communications services. Iridium Canada, Inc., Motorola and Sprint Corporation share the North American gateway service territory, consisting of Canada, St. Pierre and Miquelon, Bermuda, Puerto Rico and the United States.


     IRIDIUM CHINA (HONG KONG) LTD. is a wholly-owned subsidiary of China Aerospace, a major diversified industrial group based in China which is also the parent company of China Great Wall Industries Corporation, the previous owner of all Iridium China equity interests in Iridium. China Great Wall is a subcontractor to Motorola to launch IRIDIUM satellites on its Long March 2C rocket. Iridium China has been allocated a gateway service territory consisting of China, Mongolia, Hong Kong and Macau.


     IRIDIUM INDIA TELECOM LIMITED is a consortium of Indian financial institutions that invested in Iridium initially through Infrastructure Leasing & Financial Services Limited ("IL&FS"). The consortium includes: The Industrial Development Bank of India, IL&FS, Exim Bank of India, State Bank of India, The Industrial Credit and Investment Corporation of India Limited, General Insurance Corporation of India, Housing Development Finance Corporation Limited, IL&FS Venture Fund, Life Insurance Corporation of India, SCICI Ltd. and Unit Trust of India. A wholly-owned subsidiary of Motorola, Inc. is also a member of the consortium. Iridium India Telecom Ltd. has been allocated a gateway service territory consisting of India, Bangladesh, Bhutan, Nepal, Sri Lanka and Maldives.

     IRIDIUM ITALIA S.P.A. is an affiliate of STET -- Societa Finanziaria Telefonica per Azioni ("STET"). STET is the holding company of an integrated telecommunication group and is one of the largest corporations in Italy. Its largest subsidiary, Telecom Italia, is the principal provider of voice and data telecommunications services in Italy and is the world's fifth largest telecom operator by number of subscribers. STET (or affiliated companies) is providing engineering support services to Motorola as part of the procurement and operation of the IRIDIUM System. Motorola has entered into several agreements with an affiliate of STET, Nuova Telespazio, for work related to the backup system control facility, gateways and other portions of the IRIDIUM System. See "Business -- Status of IRIDIUM System Development and Implementation." Iridium Italia has been allocated a gateway service territory consisting of certain countries in Europe including Belgium, Denmark, France, Greece, Italy, Luxembourg, the Netherlands and Switzerland.

     IRIDIUM MIDDLE EAST CORPORATION is owned one-half by Mawarid Overseas Company Limited and one-half by Trinford Investments S.A. Trinford Investments is a company affiliated with the Saudi Binladin Group. Binladin is also one of the largest diversified industrial groups in Saudi Arabia, with operations covering major construction projects, airport maintenance and operation, telecommunications and hotels. Both Mawarid and Binladin operate internationally. Iridium Middle East Corporation has been allocated a gateway service territory consisting of over 20 countries located in the Middle East and Central Asia, as well as Morocco and Egypt.

     IRIDIUM SUDAMERICA CORPORATION is owned by Iridium Andes-Caribe, Iridium Brasil Ltda., Iridium Italia and a wholly-owned subsidiary of Motorola. Iridium Andes-Caribe is a consortium of private Venezuelan investors with experience in consumer foodstuffs, communications, construction, finance and retailing. Inepar, the majority owner of Iridium Brasil, is a diversified Brazilian corporation with operations in telecommunications, electrical current control equipment and services, mass transport, vehicle distribution and financial markets. Iridium SudAmerica has been allocated a gateway service territory consisting of approximately 40 countries located primarily in South America and the Caribbean.

     KHRUNICHEV STATE RESEARCH AND PRODUCTION SPACE CENTER is a state-owned aerospace engineering and manufacturing company in the Russian Federation. Khrunichev has been engaged in the manufacture of launch vehicles, orbital stations and other space equipment for more than 30 years. Khrunichev has contracted to provide launch services to Motorola with the Proton rocket as part of the deployment of the space segment. Khrunichev has also been allocated a gateway service territory consisting of Belarus, Estonia, Georgia, Kazakhstan, Latvia, Lithuania, Moldova, the Russian Federation and Uzbekistan.

     KOREA MOBILE TELECOMMUNICATIONS CORPORATION was formed by Korea Telecommunications Corporation to provide cellular and paging services in the Republic of Korea. Management control of Korea Mobile Telecommunications Corporation is held by Sunkyong Business Group, a large Korean conglomerate. Korea Mobile Telecommunications Corporation has been allocated the gateway service territory consisting of North Korea and South Korea.

     MOTOROLA, INC. is one of the world's leading providers of wireless communications and electronic equipment, systems, components and services for worldwide markets. Motorola products include two-way radios, pagers, personal communications systems, cellular telephones and systems, discrete semiconductors and integrated circuits, defense and aerospace electronics, automotive and industrial electronics, computers, data communications, and information processing and handling equipment. Motorola is the primary contractor to Iridium and the IRIDIUM gateway operators for the procurement of components of the IRIDIUM System. See "Business -- Progress to Date." Motorola has also been allocated, or otherwise received: (i) a share of the North American gateway service territory along with Iridium Canada, Inc. and Sprint Corporation; (ii) the entire Mexican/Central American gateway service territory; (iii) an interest in Iridium SudAmerica, which has been allocated the gateway service territory including South America and the Caribbean; and (iv) an interest in Iridium India Telecom Limited, which has been allocated the gateway service territory for the Indian subcontinent.


     NIPPON IRIDIUM (BERMUDA) LIMITED is a wholly owned subsidiary of Nippon Iridium Corporation which is a consortium company formed in Bermuda by DDI Corporation, Japan's leading independent telecommunications company and a provider of cellular, PHS and long distance telephone service, and Kyocera Corporation, a supplier of ceramic integrated circuit packages, electronic components and electronic equipment. Investors in Nippon Iridium Corporation include Kansai Cellular Telephone Co., Ltd., Ushio Inc., SECOM Co., Ltd., Sony Corporation, Mitsui & Co., Ltd., Kyushu Cellular Telephone Co., Ltd., Chugoku Cellular Telephone Co., Ltd., Shikoku Cellular Telephone Co., Ltd., Tohoku Cellular Telephone Co., Ltd.,

Hokuriku Cellular Telephone Co., Ltd., Hokkaido Cellular Telephone Co., Ltd., The Sanwa Bank Limited, Daiwa Securities Co., Ltd., The Industrial Bank of Japan, Limited, The Long-Term Credit Bank of Japan, Ltd., and Mitsubishi Corporation. Nippon Iridium Corporation has been allocated the Japan gateway service territory.


     PACIFIC ELECTRIC WIRE & CABLE CO., LTD. ("PEWC") is a diversified international corporation with interests in telecommunications services, property development, banking and financial services and securities investment. PEWC is the largest producer of telecommunications and power cable in Taiwan. PEWC has been allocated a gateway service territory consisting of Taiwan, Indonesia, Brunei, Papua New Guinea and the Philippines.



     P.T. BAKRIE COMMUNICATIONS CORPORATION is a subsidiary of P.T. Bakrie & Brothers, a major Indonesian conglomerate, with operations in plantations, rubber trading, infrastructure support and telecommunications. Through subsidiaries, Bakrie provides cellular services in Indonesia (Ratelindo), Australia (Link Communications) and fixed wire services in Vietnam and Uzbekistan. In connection with its anticipated investment in Iridium, P.T. Bakrie Communications Corporation will be allocated the South Pacific gateway service territory.


     SPRINT IRIDIUM, INC. is an indirect wholly owned subsidiary of Sprint Corporation. Sprint Corporation is a diversified telecommunications company with the only nationwide all-digital fiber-optic network in the United States. Its divisions provide global voice, data and video conferencing services and related products. Sprint Corporation has been allocated a share of the North American gateway service territory along with Iridium Canada, Inc. and Motorola.

     THAI SATELLITE TELECOMMUNICATIONS CO., LTD. is a company formed by United Communications Industry Co., Ltd. of Thailand ("UCOM") to invest in Iridium. UCOM is one of the largest cellular and paging operators in Thailand and is also a reseller of communications equipment. Thai Satellite Telecommunications Co., Ltd. has been allocated a gateway service territory consisting of Cambodia, Laos, Malaysia, Myanmar, Singapore, Thailand and Vietnam.


     VEBACOM HOLDINGS, INC., a wholly owned subsidiary of o.tel.o communications GmbH, which is owned by VEBA Telecom GmbH and Lehman Brothers Bankhaus Aktiengesellschaft (as a fiduciary). VEBA AG, the indirect owner of o.tel.o communications GmbH, together with its subsidiaries, is one of the largest corporations in Germany. Its telecommunications branch offers a wide variety of telecommunications services including mobile communications, satellite communications services, network management, cable television and paging services. Vebacom has been allocated a gateway service territory consisting of countries in or near Europe including Austria, Bulgaria, the Czech Republic, Finland, Germany, Hungary, Ireland, Israel, Norway, Poland, Portugal, Romania, Spain, Sweden, Slovakia, Ukraine and the United Kingdom.


     The following investors have not been allocated a gateway service territory:

     LOCKHEED MARTIN CORPORATION is a world leader in defense and space systems technology, designing and producing military aircraft, missiles, electronic systems and satellites, as well as providing a wide range of government and commercial aeronautical, space, environmental and engineering services. Lockheed Martin is a principal subcontractor to Motorola in the construction of IRIDIUM satellites.

     RAYTHEON COMPANY is engaged in the conception, development, manufacture and sale of electronic systems, equipment and components for government and commercial use. Raytheon also has operations in aircraft products and energy and environmental services. Raytheon is a principal subcontractor to Motorola in the construction of the IRIDIUM System and is primarily responsible for providing the main mission antennas for the satellites.

            GOVERNANCE OF THE COMPANY AND RELATIONSHIP WITH IRIDIUM


     The power and authority to conduct and manage the business of the Company is vested in the Company Board. Upon consummation of the Offerings, the Company Board will be comprised of seven members, a majority of whom also will be executive officers of Iridium or one of Iridium's other members. At least two members of the Company Board will at all times be persons not currently employed by or affiliated with Iridium or Motorola or any other member of Iridium owning more than five percent of the outstanding Class 1 Interests (the "Independent Company Directors"). See "Description of Capital Stock" and "Management."


PARTICIPATION IN THE GOVERNANCE OF IRIDIUM

     Iridium is governed by the Iridium Board. The members of Iridium may manage Iridium only through their election of Directors, and have no authority, in their capacity as members, to act on behalf of Iridium. The Company has waived the limitation on liability provided by the Delaware Limited Liability Company Act. The other members of Iridium have not waived this limitation and do not have liability with respect to the debts or obligations of Iridium in excess of their investment in their interests in Iridium. Notwithstanding the Company's unlimited liability with respect to Iridium, the holders of Class A Common Stock will not have liability under Bermuda law with respect to their shares of Class A Common Stock other than the possible loss in the value of those shares. See "Description of Iridium LLC Limited Liability Company Agreement -- Limitations on Liability."

     The Company was formed to act as a special-purpose member of Iridium. The LLC Agreement provides that the Company will have certain special membership rights during the period (the "Company Special Rights Period") commencing on the first date that the Company's Class 1 Interests represent five percent or more of the total outstanding Class 1 Interests (which will occur on the consummation of the Offerings) and ending on the date of delivery by Iridium of notice of the termination of the Company's special rights following (i) the sale or other disposition by the Company of Class 1 Interests, if, as a result of such sale or other disposition, the Company's Class 1 Interests represent less than five percent of the total outstanding Class 1 Interests or (ii) following the occurrence of a Company Change in Control. "Company Change of Control" means an event or series of events not approved either by members of Iridium owning a majority of the Class 1 Interests or by a majority of the Iridium Board, at a time when the Company owns Class 1 Interests representing less than 50% of the outstanding Class 1 Interests, as a result of which (a) any "person" or "group" (as such terms are defined in Section 12(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) other than Iridium becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 30% of the Company's outstanding common stock (or equivalent securities), (b) the Company consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which the Company's outstanding common stock is changed into or exchanged for cash, securities or other property, other than any transaction (i) between the Company and either Iridium, an affiliate of Iridium or a wholly-owned subsidiary of Iridium, or
(ii) after which the shareholders who beneficially owned the Company's common stock immediately before such transaction beneficially own at least 50% of the outstanding voting stock of the surviving entity and no person beneficially owns more than 30% of the outstanding voting stock of the surviving entity, or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company Board (together with any new directors whose election by the Company Board or whose nomination for election was approved by a vote of 66 2/3% of the members of the Company Board then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company Board then in office.

     During the Company Special Rights Period (i) the Company shall be entitled to designate two Independent Company Directors as Directors of Iridium, (ii) one Director of Iridium designated by the Company shall be elected Vice Chairman of the Iridium Board and (iii) one Director of Iridium designated by the Company shall be a member of each committee of the Iridium Board. Pursuant to the LLC Agreement, the Company will not be entitled to appoint more than two Directors to the Iridium Board even if its

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

ownership interest increases and it would otherwise have been entitled to additional appointment rights. In addition to any other voting rights which the Company may have under the LLC Agreement, under the Delaware Limited Liability Company Act or otherwise, during the Company Special Rights Period, Iridium may not take any of the following actions, or permit any of the following actions or events to occur, without the consent of one of the Directors of Iridium designated by the Company (the "Company's Special Rights Consent"): (i) make any material amendments or modifications to the LLC Agreement; (ii) approve any business plan of Iridium that would result in any material change in the purpose of Iridium as set forth in the LLC Agreement or otherwise change Iridium's business so that it varies materially from the business purpose contemplated by the LLC Agreement; (iii) acquire, other than in the ordinary course of business of Iridium, (a) a controlling interest or a majority of the voting stock or equity of, any corporation or other entity that would be a Significant Subsidiary (as such term is defined in the rules under the Securities Act of 1933) or (b) any other assets if the aggregate fair market value thereof is greater than $50 million; (iv) sell, lease (as lessor), exchange or otherwise dispose of all or substantially all of the assets of Iridium (other than to a person controlled by Iridium); (v) cause the dissolution and/or liquidation of Iridium; or (vi) take certain bankruptcy or insolvency related actions with respect to Iridium.

EXCHANGE RIGHTS OF IRIDIUM MEMBERS


     Pursuant to an Interest Exchange Agreement (the "Interest Exchange Agreement"), the Company has agreed that after the Exchange Date (defined below) and subject to the restrictions on transfer in the LLC Agreement it will permit holders of Class 1 Interests of Iridium to exchange those interests for shares of Class A Common Stock at a ratio of one share of Class A Common Stock for each Class 1 Interest (subject to anti-dilution adjustments). See "Description of Iridium LLC Limited Liability Company Agreement -- Issuance of Additional Interests; Restrictions on Transfer; Rights of First Refusal" for a description of certain restrictions on transfer of the Class 1 Interests contained in the LLC Agreement. If a holder of Class 1 Interests (a "Class 1 Holder") desires to effect an exchange of all or a portion of its Class 1 Interests it must provide written notice to the Company and Iridium. No exchange shall take place unless approved by Iridium, pursuant to authorization of Directors representing at least 66 2/3% of the Iridium Board. The Exchange Date is the 90th day following the first fiscal quarter in which Iridium has achieved positive earnings before interest, taxes, depreciation and amortization. In order to exercise its rights under the Interest Exchange Agreement, a holder of Class 1 Interests and its affiliates must be in full compliance with the LLC Agreement and any Gateway Authorization Agreement to which it is a party. Iridium and the Company have the right to defer exchanges under the Interest Exchange Agreement if doing so is in the best interests of Iridium or the Company in light of possible or pending financing transactions.



     Under the Interest Exchange Agreement, the Company has agreed that at any time after the Exchange Date, the Company will, at the request of Class 1 Holders and holders of Class A Common Stock acquired under the Interest Exchange Agreement, representing not less than 2% of the Fully Diluted Class A Shares (defined below), file with the United States Securities and Exchange Commission a registration statement and use its reasonable best efforts to have that registration statement remain effective for a period of up to six months, permitting such holders to sell shares of Class A Common Stock in the manner specified by those holders. The Company has certain rights to defer the filing of a registration statement or to cause holders to stop distributing securities under an effective registration statement. Registering holders are required to pay their pro rata portion of the costs of registration. "Fully Diluted Class A Shares" means all shares of Class A Common Stock actually outstanding and the aggregate number of shares of Class A Common Stock issuable under the Interest Exchange Agreement in exchange for Class 1 Interests at the then applicable exchange rate, whether or not the Class 1 Interests are then exchangeable. At the request of Iridium, acting pursuant to authorization of Directors representing at least 66 2/3% of the Iridium Board, the Company will take all reasonable steps to register pursuant to these provisions any other shares of Class A Common Stock acquired under the Interest Exchange Agreement specified by Iridium.

1997 SUBSCRIPTION AGREEMENT


     The Company and Iridium have entered into a 1997 Subscription Agreement pursuant to which the Company is making the Offerings. The 1997 Subscription Agreement provides that the Company will use the net proceeds from the Offerings to acquire 10,000,000 (11,500,000 if the Underwriters' over-allotment options are exercised in full) Class 1 Interests from Iridium at an aggregate purchase price equal to the net proceeds of the Offerings. Iridium has agreed to reimburse the Company for all costs and expenses it incurs in the Offerings. Iridium has also agreed to indemnify the Company and each of its officers, directors and employees against any losses, claims, damages or liabilities to which the Company or such officer, director or employee may become subject except to the extent that any such loss, damage or liability arises out of or is based upon an intentional act or omission of an indemnified party which was contrary to any written instruction or request of Iridium or which amounted to willful misconduct on the part of any officer, director, employee or agent of the Company who is not also a full-time employee of Iridium.


SHARE ISSUANCE AGREEMENT


     The Company and Iridium have entered into a Share Issuance Agreement governing primary offerings of securities by the Company in the future. The Share Issuance Agreement provides that all net proceeds from the sale of securities by the Company will be invested by the Company in membership interests in Iridium. Following the Offerings, the Company will not issue any securities except pursuant to the Share Issuance Agreement, the Interest Exchange Agreement and the Global Ownership Program described below. The Company has agreed that if requested by Iridium it will use its best efforts to sell securities of the Company in compliance with all applicable laws and will cease to do so, if requested by Iridium.



     If the Company sells Class A Common Stock pursuant to the Share Issuance Agreement, Iridium will issue to the Company, in exchange for the net proceeds of such offering, one Class 1 Interest for each share of Class A Common Stock sold by the Company (subject to anti-dilution adjustments). If Iridium directs the Company to issue securities other than Class A Common Stock, Iridium will issue to the Company interests in or securities of Iridium, in exchange for the net proceeds of such offering, which replicate as nearly as possible, the economic attributes of the securities sold by the Company. Iridium has agreed to pay all expenses incurred by the Company in connection with any issuance of securities under the Share Issuance Agreement and to indemnify the Company and its officers, directors and employees against certain losses, claims, damages or liabilities. The Company also has agreed to issue Class A Common Stock pursuant to the Share Issuance Agreement in connection with the Option Plan. Iridium will issue to the Company one Class 1 Interest for each share of Class A Common Stock issued by the Company in connection with the IRIDIUM Option Plan (subject to anti-dilution adjustments).


GLOBAL OWNERSHIP PROGRAM


     The Company and Iridium will commence a Global Ownership Program which is designed to offer an equity investment opportunity in the Company to certain governmental telecommunication administrations and related entities (the "Telecom Administrations") as part of a comprehensive program to enhance market access, improve the competitive standing of the IRIDIUM System and achieve appropriate regulatory approvals. Under the Global Ownership Program, the Company will sell shares of its Class B Common Stock to Telecom Administrations designated from time to time by Iridium. The Class B Common Stock will be sold to Telecom Administrations at a price per share equal to $13.33. At the time of issuance, the purchasers in the Global Ownership Program will only be required to pay an amount equal to the par value per share of the Class B Common
Stock -- $.01 per share. The balance of the purchase price will be payable through the withholding of dividends, if any, which would otherwise be payable on the shares of Class B Common Stock. A purchaser will have the right but not the obligation to pay the purchase price in cash at any time, except as otherwise required under Bermuda law (e.g., on winding up). The Class B Common Stock will be nontransferable until the latest of (i) the date on which the full purchase price for the shares has been paid (through withheld dividends or otherwise), (ii) the date on which certain specified regulatory approvals have been obtained to the satisfaction of Iridium and (iii) the date that is one year after the date of issuance of the Class B Common Stock (the "Transferability Date"). The Class B Common Stock is also subject to restrictions on transfer under applicable securities laws and the purchasers will agree not to transfer the Class B Common Stock to a U.S. Person (as defined). The Company will have the right to repurchase the Class B Common Stock from any holder at a price equal to the portion of the purchase price paid through the date of repurchase, if the specified regulatory approvals applicable to that holder have not been obtained by a specified date. The Company and the holder have the right to cause the Class B Common Stock to be exchanged for Class A Common Stock at any time after the Transferability Date. The initial exchange rate will be one share of Class A Common Stock for each share of Class B Common Stock exchanged and such rate is subject to anti-dilution adjustments. At the time of issuance of any shares of Class B Common Stock, the Company will acquire from Iridium Class 1 Membership Interests at a rate of one Class 1 Interest for each share of Class B Common Stock issued (subject to anti-dilution adjustments). The purchase price for the Class 1 Interests will be identical to the proceeds to the Company from the issuance of the Class B Common Stock, with all but a nominal amount deferred and paid through an offset against distributions that would otherwise be payable on the Class 1 Interests acquired. The LLC Agreement provides that if any portion of the purchase price for an interest in Iridium is payable after the issuance of the interest, the Iridium Board may restrict the rights otherwise incident to the holding of such interest. The Company may require Iridium to repurchase Class 1 Interests in an amount corresponding to any Class B Common Stock repurchased by the Company. Iridium has agreed to pay or reimburse the Company for the payment of all expenses incurred by the Company in connection with the Global Ownership Program and to indemnify the Company and its officers, directors and employees against certain losses, claims, damages or liabilities.


MANAGEMENT SERVICES AGREEMENT


     The Company and Iridium have entered into a Management Services Agreement pursuant to which Iridium has agreed to supervise and manage the day-to-day operations of the Company and the Company has agreed to allow Iridium to do so. Iridium will implement or cause to be implemented all policy decisions relating to the operations of the Company approved by the Company Board and to conduct or cause to be conducted the ordinary and usual business and affairs of the Company. The Company Board has the right to give Iridium written instructions, not inconsistent with the terms of the Management Services Agreement, with respect to matters arising under the agreement and Iridium is required to follow such instructions. Among other things, Iridium will be responsible for administering the following functions of the Company: treasury, accounting, legal, tax, insurance, licenses and permits, investor relations, public relations and securities law compliance and stock listing compliance. Iridium has no authority under the Management Services Agreement to give any notice or to approve any matter under the LLC Agreement on behalf of the Company, including, but not limited to the Company's Special Rights Consent. Iridium also will advance funds to the Company, under certain conditions, to enable the Company to pay any income tax liability that cannot be satisfied by distributions to the Company on its Class 1 Interests. See "Governance of the Company and Relationship with Iridium" and "Description of Iridium LLC Limited Liability Company Agreement." Iridium will receive no fees or expense reimbursement for its services under the Management Services Agreement. The Management Services Agreement is only terminable with the consent of both Iridium and the Company, except that Iridium has the right to terminate the agreement after the occurrence of a Company Change of Control. See
"-- Participation in the Governance of Iridium."

                          DESCRIPTION OF CAPITAL STOCK

     The following discussion is based upon the advice of Conyers, Dill & Pearman, Bermuda counsel for the Company.

     The Company was incorporated as an exempted company under the Companies Act 1981 of Bermuda, as amended from time to time (the "Bermuda Act"), and the rights of its shareholders, including those persons who will become shareholders of the Company in connection with the Offerings, are governed by Bermuda law and the Company's Memorandum of Association and Bye-Laws. The following is a summary of certain provisions of Bermuda law and the Company's organizational documents. This summary is not a comprehensive description of such laws and documents and is qualified in its entirety by appropriate reference to Bermuda law and to the organizational documents of the Company. Reference is made to the Company's Memorandum of Association and Bye-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part and prospective investors are urged to read the exhibits for a complete understanding of the terms of the Memorandum of Association and Bye-Laws.


     The authorized capital of the Company consists of 50,000,000 shares of Class A Common Stock and 2,500,000 shares of Class B Common Stock. Prior to the consummation of the Offerings there will be 1,200,000 shares of Class A Common Stock outstanding, all of which are held by Iridium, and no shares of Class B Common Stock outstanding. In connection with the Offerings, the Company will repurchase and cancel the shares of Class A Common Stock held by Iridium at par value ($.01 per share). Upon consummation of the Offerings the only shares of Class A Common Stock outstanding will be the shares of Class A Common Stock issued in the Offerings. See "Shares Eligible for Future Sale."


COMMON STOCK

  Voting Rights

     Under Bermuda law, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present at the meeting and entitled to vote (or by such majority as the Bermuda Act or the Bye-Laws of the Company prescribe), each shareholder owning shares entitled to vote having one vote, irrespective of the number of shares held, unless a poll is requested. The Company's Bye-Laws provide that, subject to the provisions of the Bermuda Act, any questions proposed for the consideration of the shareholders will be decided by a simple majority of the votes cast, with each shareholder that is entitled to vote and present, in person or by proxy, entitled to one vote. If a poll is requested, each shareholder that is entitled to vote and present in person or by proxy has one vote for each share of stock entitled to vote on such question. A poll may only be requested under the Company's Bye-Laws by (i) the chairman of the meeting, (ii) at least three shareholders present in person and entitled to vote or represented by proxy,
(iii) any shareholder or shareholders, present in person or by proxy, holding between them not less that 10% of the total voting rights of all shareholders having the right to vote at such meeting or (iv) a shareholder or shareholders present in person or by proxy holding voting shares in the Company on which an aggregate sum has been paid-up equal to not less than 10% of the total sum paid-up on all such voting shares. The holders of Class A Common Stock are entitled to one vote per share. The holders of Class B Common Stock have no voting rights, except as required by Bermuda law in connection with matters involving a variation in terms of the Class B Common Stock.

  Dividend Rights

     Under Bermuda law, a company may pay such dividends as are declared from time to time by its board of directors unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. See "Dividend Policy." Each share of Class A Common Stock and Class B Common Stock is entitled to dividends if, as and when dividends are declared by the Company Board. Any dividend declared and payable in cash, capital stock or other property must be paid equally on a share-for-share basis on the Class A Common Stock and the Class B Common Stock, except as described below. Dividends and distributions payable in shares of Class A

Common Stock may only be paid on Class A Common Stock, and dividends and distributions payable in shares of Class B Common Stock may only be paid on Class B Common Stock. If a dividend or distribution payable in shares of Class A Common Stock is made on the Class A Common Stock, a simultaneous and equivalent dividend or distribution in shares of Class B Common Stock must be made on the Class B Common Stock. If a dividend or distribution payable in shares of Class B Common Stock is made on Class B Common Stock, a simultaneous and equivalent dividend or distribution in shares of Class A Common Stock must be made on the Class A Common Stock.

  Conversion Rights

     The Class A Common Stock is not convertible. Each share of Class B Common Stock is exchangeable into one share of Class A Common Stock on the terms set by the Company Board. The shares of Class B Common Stock to be issued in connection with the Company's Global Ownership Program are the only shares of Class B Common Stock authorized. The exchange rights set by the Company Board for such shares of Class B Common Stock are described under "Governance of the Company and Relationship with Iridium -- Global Ownership Program."

  Preemptive Rights

     Neither the holders of Class A Common Stock nor the holders of Class B Common Stock have preemptive rights to purchase any shares of the Company's capital stock.

  Transfer Restrictions

     Shares of Class A Common Stock are not subject to restrictions on transfer under the Company's Memorandum of Association and Bye-Laws. Shares of Class B Common Stock are subject to any transfer restrictions set by the Company Board. The shares of Class B Common Stock issued in connection with the Company's Global Ownership Program are the only shares of Class B Common Stock authorized. The transfer restrictions set by the Company Board on such shares of Class B Common Stock are described under "Governance of the Company and Relationship with Iridium -- Global Ownership Program."


  Rights in Liquidation


     Under Bermuda law, in the event of liquidation, dissolution or winding-up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred stock, the proceeds of such liquidation, dissolution or winding-up are distributed pro rata among the holders of common stock in accordance with the Company's Bye-Laws. The holders of the Class A Common Stock and the holders of the Class B Common Stock are entitled to participate equally on a share-for-share basis in all distributions to holders of common stock in any liquidation, dissolution or winding-up of the Company.

  Meetings of Shareholders

     Under Bermuda law, a company is required to convene at least one general shareholders' meeting per calendar year. Bermuda law provides that a special general meeting may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting but the accidental omission of notice to any person does not invalidate the proceedings at a meeting. The Bye-Laws of the Company provide that the president or the chairman or any two directors or any director and the secretary may convene a special general meeting of the Company whenever in their judgment such a meeting is necessary. Under the Bye-Laws of the Company, at least ten days' notice of the annual general meeting and at least five days' notice of any special general meeting must be given to each shareholder entitled to vote thereat, unless it is agreed that the meeting has been properly called by (i) in the case of an annual general meeting, all of the shareholders entitled to attend and vote at such meeting or (ii) in the case of a special general meeting, shareholders holding at least 95% of the shares given the right to attend and vote at such meeting.

     Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the Bye-laws of a company. The Company's Bye-Laws provide that the presence of at least two persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company throughout the meeting shall constitute a quorum.


  Access to Books and Records and Dissemination of Information


     Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the Company's Memorandum of Association (including its objects and powers) and any alteration to the Company's Memorandum of Association. The shareholders have the additional right to inspect the Bye-Laws of the Company, minutes of general meetings and the Company's audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and to members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Bermuda Act, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.


  Election or Removal of Directors

     Under Bermuda law and the Company's Bye-Laws, directors are elected at the annual general meeting or at any special general meeting called for the purpose and shall hold office for such term as the shareholders may determine, or in the absence of such determination, until the next annual general meeting or until their successors are elected or appointed, unless they are earlier removed or resign.

     Under Bermuda law and the Bye-Laws of the Company, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided that the director was served with at least 14 days' notice. The director has a right to be heard at the meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at such meeting by the election of another director in his or her place or, in the absence of any such election, by the Company Board.

  Amendment of Memorandum of Association and Bye-Laws

     Bermuda law provides that the Memorandum of Association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the Memorandum of Association other than an amendment which alters or reduces a company's share capital as provided in the Bermuda Act, also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his discretion. The Bye-Laws of the Company provide that no Bye-Law shall be rescinded, altered or amended and no new Bye-Law shall be made unless it has been approved by a resolution of the Company Board and by a resolution of the shareholders.

     Under Bermuda law, the holders of an aggregate or not less than 20% in par value of a company's issued share capital have the right to apply to a court of appropriate jurisdiction in Bermuda (a "Bermuda Court") for an annulment of any amendment of the Memorandum of Association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Bermuda Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for amendment of the Memorandum of Association must be made within 21 days after the date on which the resolution altering the Company's Memorandum of Association is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by persons voting in favor of the amendment.

  Appraisal Rights and Shareholder Suits

     Under Bermuda law, in the event of an amalgamation of two Bermuda companies, a shareholder who is not satisfied that fair value has been paid for his shares may apply to a Bermuda Court to appraise the fair value of his shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by the board of directors and by a meeting of the holders of shares of the amalgamating company of which they are directors and of the holders of each class of such shares. Under Bermuda law, an amalgamation also requires the consent of the Bermuda Minister of Finance, who may grant or withhold consent at his discretion.

     Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda Courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company's Memorandum of Association or Bye-Laws. Furthermore, consideration would be given by a Bermuda Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than those who actually approved it.

     When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to a Bermuda Court for an order regulating the company's conduct of affairs in the future or ordering the purchase of the shares by any shareholder, by other shareholders or by the company.


  Registrar and Transfer Agent



     A register of holders of the Class A Common Stock will be maintained by Codan Limited in Bermuda and by The Bank of New York in the United States. The Bank of New York will act as transfer agent with respect to the Class A Common Stock.


CERTAIN PROVISIONS OF BERMUDA LAW

     The Company has been designated as a non-resident under the Exchange Control Act of 1972 (the "Control Act") by the Bermuda Monetary Authority (the "Authority") whose permission for the issue of shares of Class A Common Stock of the Company has been obtained. This designation allows the Company to engage in transactions in currencies other than the Bermuda dollar. Approvals or permissions received from the Authority do not constitute a guarantee by the Authority as to the performance or creditworthiness of the Company.

     Prior to the Offering, this Offering Memorandum will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law.

     In granting such permission and in accepting this Prospectus for filing, neither the Authority nor the Registrar of Companies in Bermuda accepts any responsibility for the financial soundness of the Company or the correctness of any of the statements made or opinions expressed in this Offering Memorandum.

     The transfer of shares between persons regarded as resident outside Bermuda for exchange control purposes and the issue of shares after the completion of the Offering to or by such persons may be effected without specific consent under the Control Act and regulations thereunder. Issues and transfers of shares involving any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Control Act.

     Non-Bermuda owners of the Company's shares of Class A Common Stock are not restricted in the exercise of the rights to hold or vote their shares. Because the Company has been designated as a non-resident for Bermuda exchange control purposes, the Company is permitted to engage in transactions in all currencies other than the Bermuda dollar and there are no restrictions on its ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of the Company's Class A Common Stock.

     In accordance with Bermuda law, share certificates are only issued in the names of corporations, partnerships or individuals. In the case of an applicant acting in a special capacity (for example as a trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity the Company is not bound to investigate or incur any responsibility in respect of the proper administration of any such trust.

     The Company will take no notice of any trust applicable to any of its shares whether or not it had notice of such trust.

     As an "exempted company," the Company is exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians, but as an exempted company the Company may not participate in certain business transactions including: (i) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 21 years); (ii) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; (iii) the acquisition of securities created or issued by, or any interest in any local company or business, other than certain types of Bermuda government securities of another "exempted" company, partnership or other corporation resident in Bermuda but incorporated abroad; or
(iv) the carrying on of business of any kind in Bermuda, except in furtherance of the business of the Company carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.

         DESCRIPTION OF IRIDIUM LLC LIMITED LIABILITY COMPANY AGREEMENT


     The following is a summary of certain provisions of the Limited Liability Company Agreement of Iridium LLC, dated as of July 29, 1996, as amended (the "LLC Agreement"). This summary does not purport to be a complete description of the LLC Agreement, and is qualified in its entirety by reference to the LLC Agreement which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part and prospective investors are urged to read the exhibit for a complete understanding of the terms of the LLC Agreement. Terms used herein and not otherwise defined shall have the meanings ascribed to them in the LLC Agreement.


ESTABLISHMENT; PURPOSE


     Iridium was formed as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (the "Delaware Act") on July 29, 1996. Iridium, Inc., a Delaware corporation and the predecessor of Iridium, was formed on June 14, 1991. On July 29, 1996, Iridium, Inc. was merged with and into Iridium, with Iridium as the surviving entity. Iridium's purpose is to acquire, own and manage the IRIDIUM System.


THE IRIDIUM BOARD; COMMITTEE STRUCTURE AND MANAGEMENT

     Iridium is governed by the Iridium Board. The Members may manage Iridium only through their designated directors and have no authority, in their capacity as members, to act on behalf of Iridium. The day-to-day activities of Iridium are managed by its officers, subject to the supervision of the Iridium Board. The Officers are nominated and elected by the Iridium Board. The LLC Agreement requires that the Chairman of the Iridium Board be a Director and that the Vice Chairman and Chief Executive Officer be a Director.


     Each Member, other than the Company, is entitled to appoint one director to the Iridium Board for each 5,250,000 Class 1 Interests owned. Class 1 Members, other than the Company, may aggregate their Class 1 Interests and appoint one director for each 5,250,000 Class 1 Interests owned in the aggregate.


     The Iridium Board may act through one or more committees established by the LLC Agreement or by resolution, with each committee having the powers of the Iridium Board to the extent provided in the LLC

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

Agreement or the relevant resolution. The LLC Agreement establishes the following four committees, which are the only existing committees of the Iridium
Board:

          Banking and Financing Committee. This committee is authorized generally to supervise matters relating to the financing of Iridium. The committee must consist of not fewer than eight directors.

          Related Party Contract Committee. This committee consists of all directors of Iridium not designated by Motorola, Lockheed Martin and Raytheon. Motorola, Lockheed Martin and Raytheon are the contracting and principal subcontracting Members, respectively, under the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract. The committee has the authority to review, monitor and enforce Iridium's rights with respect to the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract. Directors appointed by Lockheed Martin and Raytheon will be appointed to the committee when they cease to be subcontractors under the contracts. Directors appointed by Motorola will be appointed to the committee when Motorola ceases to be a party to the contracts.

          Compensation Committee. This committee must consist of not fewer than three directors, appointed by the Iridium Board, who are not officers or employees of Iridium. The committee has the authority to review, and provide recommendations relating to the compensation and benefits of managerial employees and has authority to administer the Iridium Employee Share Option Plan (unless the Iridium Board appoints a substitute committee).

          Audit Committee. This committee is required to review, and make recommendations regarding, Iridium's internal accounting and financial controls, including the preparation of financial statements and the engagement of independent public accountants. The committee must consist of two or more directors, appointed by the Iridium Board, who are not officers or employees of Iridium.

     See "-- Classes of Membership Interests -- Series B and Series C Class 2 Interests" for certain special rights with respect to the Iridium Board and its committees that have been granted to Motorola in connection with its guarantee of the borrowings under the Guaranteed Bank Facility.

SPECIAL RIGHTS OF THE COMPANY IN THE GOVERNANCE OF IRIDIUM

     The LLC Agreement provides that the Company will have certain special membership rights during the Company Special Rights Period. See "The
Company -- The Company's Participation in the Governance of Iridium." During the Company Special Rights Period (i) the Company shall be entitled to designate two Independent Company Directors as Directors of Iridium, (ii) one Director of Iridium designated by the Company shall be elected Vice Chairman of the Iridium Board and (iii) one Director of Iridium designated by the Company shall be a member of each committee of the Iridium Board. Pursuant to the LLC Agreement, the Company will not be entitled to appoint more than two directors to the Iridium Board even if its ownership interest increases and it would otherwise have been entitled to additional appointment rights. In addition to any other voting rights which the Company may have under the LLC Agreement, under the Delaware Limited Liability Company Act or otherwise, during the Company Special Rights Period, Iridium may not take any of the following actions, or permit any of the following actions or events to occur, without the consent of one of the Directors of Iridium designated by the Company: (i) make any material amendments or modifications to the LLC Agreement; (ii) approve any business plan of Iridium that would result in any material change in the purpose of Iridium as set forth in the LLC Agreement or otherwise change Iridium's business so that it varies materially from the business purpose contemplated by the LLC Agreement; (iii) acquire, other than in the ordinary course of business of Iridium, (a) a controlling interest or a majority of the voting stock or equity of, any corporation or other entity that would be a Significant Subsidiary (as such term is defined in the rules under the Securities Act of 1933) or (b) any other assets if the aggregate fair market value thereof is greater than $50 million;
(iv) sell, lease (as lessor), exchange or otherwise dispose of all or substantially all of the assets of Iridium (other than to a person controlled by Iridium); (v) cause the dissolution and/or liquidation of Iridium; or (vi) take certain bankruptcy or insolvency related actions with respect to Iridium.

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

CLASSES OF MEMBERSHIP INTERESTS


     The Members' interests in Iridium are divided into two classes: "Class 1 Interests" which represent the common equity of Iridium and "Class 2 Interests" which represent the preferred equity of Iridium. The LLC Agreement authorizes Iridium to issue 225,000,000 Class 1 Interests, 50,000 Series M Class 2 Interests and 300,000 additional Class 2 Interests. At April 30, 1997 there were 121,719,150 Class 1 Interests and 36,305 Class 2 Interests issued and outstanding. There are three series of Class 2 Interests outstanding.



          Class 1 Interests. Upon consummation of the Offerings and application of the net proceeds therefrom to the purchase of Class 1 Interests, there will be 139,219,150 Class 1 Interests outstanding. Subject to the rights of holders of any series of Class 2 Interests, all voting rights of the Members are vested in the Class 1 Interests. See "Dilution."



          Series A Class 2 Interests. The Series A Class 2 Interests are convertible preferred interests that are entitled to dividends at a rate of 14 1/2% per annum from the Original Issue Date to, but not including, the relevant Series A Redemption Date. The dividends on the Series A Class 2 Interests are payable, either in-kind or in cash, at the option of Iridium, through February 28, 2001. Commencing March 1, 2001, dividends on the Series A Class 2 Interests are payable only in cash. Dividends on the Series A Class 2 Interests accrue whether or not they have been declared and whether or not there are profits or other funds of Iridium legally available for the payment of such dividends. No dividend may be declared and paid on the Class 1 Interests unless all accrued dividends on the Series A Class 2 Interests have been paid in full. The Series A Class 2 Interests are convertible to Class 1 Interests at any time, at the option of the holder, at the Series A Conversion Price then in effect, initially $54.03. The Series A Conversion Price is adjusted from time to time to reflect, among other things, distributions or reclassification of the Class 1 Interests. At April 30, 1997, each Series A Class 2 Interest was convertible into 18.51 Class 1 Interests. The Series A Class 2 Interests are redeemable, at the option of Iridium, at any time after March 1, 2001 at redemption prices that adjust downward each March 1 for four years at a proportionate rate from 107.5% of the Series A Liquidation Preference ($1,000 plus accrued and unpaid dividends) on March 1, 2001 to 100% of the Series A Liquidation Preference on March 1, 2005. After March 1, 2005 the Series A Class 2 Interests are redeemable at 100% of the Series A Liquidation Preference. At April 30, 1997 there are 36,305 Series A Class 2 Interests outstanding.



          Series B and Series C Class 2 Interests. In connection with Motorola's guarantee of the Guaranteed Bank Facility, Iridium issued to Motorola one Series B Class 2 Interest and 75 Series C Class 2 Interests. These are the only issued and outstanding Series B and Series C Class 2 Interests. The Series B Class 2 Interests and Series C Class 2 Interests do not pay any dividends. The Series B Class 2 Interest entitles Motorola to one seat on the Iridium Board in addition to Directors it may otherwise appoint as the owner of Class 1 Interests and Series M Class 2 Interests. The Series C Class 2 Interests entitle Motorola to appoint a majority of the Board of Directors (and of all committees other than the Related Party Contract Committee) in the event of certain events of default relating to the Guaranteed Bank Facility. The Series B and Series C Class 2 Interests are redeemable by Iridium at $.01 per Interest upon the later of (i) the termination or expiration of the Guarantee Agreement of Motorola and (ii) the reimbursement of any payments made by Motorola pursuant to the Guarantee Agreement.



          Series M Class 2 Interests. Motorola owns a warrant (the "Series M Warrant") to purchase Series M Class 2 Interests in an amount that would be convertible into 2.5% of the outstanding Class 1 Interests at the time of exercise of the Series M Warrant, calculated on a fully diluted basis, at a price of $1,000 per Series M Class 2 Interest, subject to antidilution adjustments. No Series M Class 2 Interests are currently outstanding. Dividends on each Series M Class 2 Interest will accrue at the rate of 8.00% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon, from and including the date of issuance of such Interest to and including the date on which the Liquidation Value of such Interests is paid or the date on which such Interest is converted into Class 1 Interests. Dividends accrue whether or not they have been declared and whether or not there are profits or other funds of Iridium legally available for the payment of dividends. Additionally, when dividends are declared or paid on the Class 1 Interests, the holders of Series M Class 2 Interests will be entitled to participate in such dividends ratably. The Series M Class 2 Interests are convertible into Class 1 Interests at any time at the option of the holder. The number of Class 1 Interests into which the Series M Class 2 Interests are convertible is computed by multiplying the number of Series M Class 2 Interests to be converted by $1,000 and dividing the result by the Series M Conversion Price then in effect. The initial Series M Conversion Price is $13.33, but is subject to antidilution adjustments from time to time, and at the current Series M Conversion Price each Series M Class 2 Interest would be convertible into 75 Class 1 Interests. Upon the occurrence of an Event of Noncompliance, defined as a failure by Iridium to pay when due the full amount of dividends due to holders of Series M Class 2 Interests or the occurrence of certain enumerated acts by Iridium related to bankruptcy or insolvency, the holders can demand the immediate redemption of all interests at Liquidation Value plus accumulated and unpaid interest and the number of seats on the Iridium Board will be increased by one at the request of the holders of a majority of the Series M Class 2 Interests then outstanding and the holders of Series M Class 2 Interests will be entitled to elect an individual to fill such newly created Director position. There are no Series M Class 2 Interests issued or outstanding.


MERGER

     The LLC Agreement provides that Iridium may merge or consolidate with one or more limited liability companies, corporations, or similar entities provided that the transaction is approved by the Iridium Board and Class 1 Members holding not less than 66 2/3% of the outstanding Class 1 Interests. In the event of a merger, Members who hold Interests and do not vote in favor of, or consent in writing to, the merger are entitled to appraisal rights subject to certain exceptions.

DIVIDEND AND LIQUIDATION RIGHTS

     Class 1 Members are entitled to receive dividends, as and when declared by the Iridium Board, in its discretion. Class 2 Members are entitled to receive dividends, if any, in accordance with the terms of the relevant series of Class 2 Interests, as and when declared by the Iridium Board. The Class 2 Interests rank senior to the Class 1 Interests as to dividends and distributions upon the liquidation, dissolution and winding-up of Iridium.

     The LLC Agreement requires the Iridium Board, to the extent of legally available funds, to declare and pay distributions sufficient to assure that each non-U.S. Class 1 Member receives an amount at least equal to the amount of such Member's U.S. federal, state and local income tax liability resulting from allocations of Iridium's income to such Member.

ISSUANCE OF ADDITIONAL INTERESTS; RESTRICTIONS ON TRANSFER; RIGHTS OF FIRST REFUSAL

     With the consent of Class 1 Members holding a majority of the Class 1 Interests, the Iridium Board may, at any time, cause Iridium to admit additional Members upon conditions determined by the Iridium Board. Subject to certain exceptions, if Iridium authorizes the issuance or sale of any Class 1 Interests, Iridium must first offer to sell to each Class 1 Member a portion of such Class 1 Interests that would prevent any dilution in such Class 1 Member's holdings of Class 1 Interests, provided that upon exercise of such purchase rights, the number of Class 1 Interests of any holder of Class 1 Interests may not exceed 45% of the Class 1 Interests deemed outstanding on such date.


     The LLC Agreement contains significant restrictions on the ability of a Member to transfer any Interests in Iridium. Prior to making any transfer of Interests in Iridium (other than certain transfers to affiliates), the person seeking to make such transfer must notify Iridium and all holders of Class 1 and Class 2 Interests of the terms and conditions of the proposed transfer. In order for the proposed transfer to be permitted, a number of conditions must be satisfied, including but not limited to the conditions that (i) a majority of the Iridium Board approve the transfer and (ii) the transfer not result in any person (other then the Company) beneficially owning, or having the right to beneficially own, more than 45% of the outstanding Class 1 Interests. In addition, Iridium may elect to purchase all (but not less than all) of the Interests to be transferred upon the terms and conditions of the proposed transfer and, if Iridium elects not to make such purchase, any of the holders of Class 1 and Class 2 Interests may purchase all (but not less than all) of the Interests to be transferred on a pro rata basis.


     The LLC Agreement provides that as long as Motorola is the principal supplier to Iridium and/or Motorola or one of its subsidiaries is the holder for the benefit of Iridium of any FCC license to construct, operate or launch the IRIDIUM System, Motorola will not transfer (other than certain exempt transfers) any of its Class 1 Interests issued in respect of common stock of Iridium, Inc. purchased under the 1993 Stock Purchase Agreement. This restriction does not apply to any Class 1 Interests purchased pursuant to the Reserve Capital Call. In addition, in the event that Motorola no longer is the principal supplier to Iridium and neither Motorola nor one of its subsidiaries is the holder for the benefit of Iridium of any FCC license to construct, operate or launch the IRIDIUM System, and Motorola desires to transfer any Class 1 Interests prior to July 19, 2003, Motorola is required to offer all other holders of Class 1 Interests the opportunity to participate ratably in such sale at the same price and on the same terms as Motorola.

CAPITAL CONTRIBUTIONS; RESERVE CAPITAL CALL

     Contributions to the capital of Iridium, with respect to each Member who purchases an Interest, are made in an amount equal to the net purchase price to Iridium for such Interest (such amount being such Member's capital contribution to Iridium). The LLC Agreement requires that the Class 1 Members cause their Class 1 Interests in the aggregate to be entitled to at least 21% of each item of the capital, income, gain, loss, deduction or credit distributions of Iridium at all times. Members generally are not required to make additional capital contributions to Iridium other than in connection with the Reserve Capital Call.


     Seventeen Members of Iridium have made varying Reserve Capital Call commitments to purchase an aggregate of 18,206,550 additional Class 1 Interests at a purchase price of $13.33 per Class 1 Interest, upon a date thirty days after the date of the receipt of a funding notice from the treasurer of Iridium. The treasurer of Iridium is required to provide such a notice on the date on which the treasurer has first determined that Iridium will not have available to it sufficient funds to meet its contractual obligations and other funding requirements on the forty-fifth day thereafter absent exercise of the Reserve Capital Call. The LLC Agreement provides Iridium several non-exclusive remedies in the event a Member fails to pay any of the amounts required by a Reserve Capital Call, including redeeming the defaulting Member's Class 1 Interests for an amount equal to $1.33 per Interest.


     The Class 1 Interests acquired by the Company will not be subject to a Reserve Capital Call.

LIMITATIONS ON LIABILITY

     In accordance with the Delaware Act, Members are generally not liable for the debts, obligations or liabilities of Iridium. Pursuant to the LLC Agreement, and in accordance with the Delaware Act, the Company has waived the limitation on liability contained in the Delaware Act, provided that the Company has no liability to any person, including Iridium, for any debt, obligation or liability of Iridium until all of the assets and capital of Iridium have first been exhausted in satisfaction thereof. No Member or Director has any liability for any debts, obligations or liabilities, whether arising in contract, tort or otherwise, of any other Member or Director.

     Members, Directors and officers of Iridium have only the duties set forth in the LLC Agreement. The LLC Agreement provides that the duties and obligations owed to Iridium and to the Members by the directors and officers of Iridium, and any duties and obligations that may be owed by any Member or by any affiliates of any Member, are the same as the respective duties and obligations owed to a corporation organized under the Delaware General Corporation Law by its directors and officers and any such duties that may be owed to a corporation by any similarly situated stockholder or affiliate thereof, respectively. The LLC Agreement also provides that, to the fullest extent permitted by the Delaware General Corporation Law, a Director shall not be liable to Iridium or the Members for monetary damages for a breach of fiduciary duty as a Director. Such limitation does not, however, limit liability of directors (i) for any breach of the Director's duty of loyalty to Iridium, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing

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

violation of law; (iii) for acts relating to certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the Director derived an improper personal benefit.

     The LLC Agreement provides that Iridium will indemnify the Directors, officers and other persons serving in similar capacities at the request of Iridium for another entity against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Iridium) by reason of the fact that such person was serving in such capacity, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Iridium, and, with respect to any criminal action or proceedings, had no reasonable cause to believe such person's conduct was unlawful. The LLC Agreement further provides that Iridium will indemnify the Directors, officers and other persons serving in similar capacities at the request of Iridium for another entity against expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit by or in the right of Iridium by reason of the fact that such person was serving in such capacity, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Iridium, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Iridium unless awarded pursuant to a court order.

ALLOCATIONS OF PROFITS AND LOSSES; TAX MATTERS PARTNER

     The profits and losses of Iridium generally are, subject to certain tax considerations, the Delaware Act and the rights of the Class 2 Members, to be allocated entirely to the Class 1 Members pro rata in proportion to their percentage of ownership of all outstanding Class 1 Interests. The LLC Agreement provides:

          Profits. Items of income and gain shall be allocated (i) first to the Class 2 Members in amounts that match the distributions made to such Members in accordance with the terms of the Class 2 Interest and (ii) second to the Class 1 Members pro rata in proportion to their percentage of ownership of all Class 1 Interests.

          Losses. All items of loss, deduction, expense or credit shall be allocated to the Class 1 Members pro rata in proportion to their percentage ownership of all Class 1 Interests.

     Motorola is the Tax Matters Partner of Iridium. The Tax Matters Partner acts as the liaison between Iridium and the Members, on the one hand, and the United States Internal Revenue Service (the "IRS"), on the other, in connection with all administrative and judicial proceedings involving tax controversies regarding Iridium.

AMENDMENTS TO THE LLC AGREEMENT; MEETINGS

     The LLC Agreement may not be changed or amended, nor may the observance of any provision of the LLC Agreement be waived, without the consent of Class 1 Members holding not less than 66 2/3% of the outstanding Class 1 Interests. This general approval requirement for amendments to the LLC Agreement is subject to certain exceptions including, among others:

          Iridium Board. The provision of the LLC Agreement granting to the Members the right to elect members of the Iridium Board may not be amended without the consent of Class 1 Members holding not less than 95% of the outstanding Class 1 Interests.


          Related Party Contract Committee. The provisions of the LLC Agreement relating to the Related Party Contract Committee (which reviews and monitors the principal contracts between Iridium and certain of its Members) may not be amended without the consent of (i) 66 2/3% of the Directors serving on the Related Party Contracts Committee and (ii) 66 2/3% of the non-interested Members.


          Capital Contributions. Certain provisions of the LLC Agreement relating to the circumstances in which a Reserve Capital Call is automatically triggered may only be amended by the affirmative vote of

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

     not less than 85% of the entire Iridium Board, and other provisions of the LLC Agreement covering Members' capital contributions may be amended only with the consent of Iridium and each Member whose rights and obligations thereunder are directly affected by such amendment.

          Appraisal Rights. The provisions relating to the Member's appraisal rights may not be amended without the unanimous consent of the Members.

     An annual meeting for the Class 1 Members shall be held each year within 120 days after the close of the immediately preceding fiscal year of Iridium. At such annual meeting each Member shall provide notice to Iridium and the other Members of the names of any Director or Directors such Member is entitled to appoint. Special meetings of Members may be called for any purpose stated in the notice of such special meeting at any time by the Iridium Board, the chairman of the Board of Directors, the vice chairman and chief executive officer, the president or the holders of not less than a majority of the Class 1 Interests outstanding. Notice of any meeting shall be given to all Members entitled to vote at such meeting and to each Director not less than 10 nor more than 60 days prior to the date of such meeting. The holders of a majority of the Interests entitled to vote on a particular item of business, present in person or by proxy, shall constitute a quorum for purposes of the transaction of such item of business. Each Member entitled to vote at a meeting of Members or to express consent or dissent to any action in writing without a meeting may authorize any person to act for it in such matters by proxy.

     Unless otherwise provided by law, any action to be taken by the Members may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall be signed by the Members having not less than the minimum Interests that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted and are delivered to Iridium.

GATEWAY RIGHTS AND SPECTRUM ACCESS OBLIGATIONS


     The exclusive right to own and operate the various gateway service territories is assigned to Members pursuant to the LLC Agreement. See "Iridium's Investors, Present Percentage Ownership and Principal Gateway Service Territories" for the present allocation of Gateway Service Territories. As a condition of the exclusive right to operate in their assigned territories (including the exclusive right to act as, or select, the service provider for such territory), each Member that has been assigned a service territory has agreed (i) to use its best efforts to obtain the necessary authorizations to provide gateway services in each of the jurisdictions included in its service territory (the "Gateway Authorizations") and to construct and operate such gateway on a timely basis consistent with the terms of such Member's Gateway Authorization Agreement, (ii) to require any service provider within its service territory to use its best efforts to obtain the necessary authorizations to act as a service provider and (iii) use its best efforts to cause the relevant authorities in their respective territories to ratify and adopt the spectrum allocation and service definitions for LEO's adopted by the WARC. See
"Business -- Marketing and Distribution -- Gateway Owners and Operators," "Principal Contracts for Development of the IRIDIUM System -- Gateway Authorization Agreements" and "Regulation of Iridium."


     The gateway and service provider rights of Class 1 Members may be terminated without compensation if such a member fails to (i) comply with its obligations regarding Gateway construction and spectrum allocation or (ii) obtain the necessary Gateway Authorizations within the time periods set forth in the LLC Agreement. In the event that such rights are terminated as a result of the Member's failure to obtain the relevant Gateway Authorizations, and the Member used its best efforts to obtain the Gateway Authorizations, such member is entitled to compensation for the loss of the gateway service territory on the terms specified in the LLC Agreement.

DISSOLUTION; WINDING-UP

     The LLC Agreement provides that Iridium shall be dissolved and its affairs wound-up upon: (i) the adoption of a resolution by not less than 66 2/3% of the entire Iridium Board that Iridium be dissolved and the

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

approval of such resolution by the affirmative vote of Class 1 Members holding not less than 66 2/3% of the Class 1 Interests present at a meeting duly called for such purpose; (ii) the death, retirement, resignation, bankruptcy or similar occurrence which terminates the continued membership of any Member unless the remaining Members exercise their right under the LLC Agreement to continue the business of Iridium (such right to be exercised by the affirmative consent of both (a) a majority of the Iridium Board and (b) a "majority in interest" (as defined in IRS Revenue Procedure 94-46) of the remaining Members); and (iii) December 31, 2095, subject to amendment by an affirmative vote of Class 1 Members holding not less than 66 2/3% of the Class 1 Interests.

                               TAX CONSIDERATIONS


     The following discussion is a summary of certain anticipated tax consequences of the operations of the Company and of an investment in the Class A Common Stock under United States federal income tax laws and Bermuda laws. The discussion does not deal with all possible tax consequences relating to the Company's operations or to an investment in the Class A Common Stock. In particular, the discussion does not address the tax consequences under state, local and other (e.g., non-United States federal and non-Bermuda) tax laws. Accordingly, each prospective investor should consult his or her tax advisor regarding the tax consequences of an investment in the Class A Common Stock. The discussion is based upon laws and relevant interpretations thereof in effect as of the date of this Prospectus, all of which are subject to change.


BERMUDA LAW

     In the opinion of Conyers, Dill & Pearman, Bermuda counsel to the Company, the following discussion correctly describes certain tax consequences to the Company with respect to the Offerings and with respect to ownership of shares of Class A Common Stock under Bermuda law.

     At the date hereof, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by the Company or its shareholders other than shareholders ordinarily resident in Bermuda. The Company is not subject to stamp or other similar duty on the issue, transfer or redemption of its shares of Class A Common Stock.

     The Company has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertaking Tax Protection Act 1966 that, in the event there is enacted in Bermuda any legislation imposing tax computed on profits or income or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable to the Company or to its operations, or to the shares, debentures or other obligations of the Company until March 28, 2016 except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such shares, debentures or other obligations of the Company or any real property or leasehold interests in Bermuda owned by the Company. No reciprocal tax treaty affecting the Company exists between Bermuda and the United States.

     As an exempted company, the Company is liable to pay in Bermuda a registration fee based upon its authorized share capital and the premium on its issued shares at a rate not exceeding $25,000 per annum.

UNITED STATES FEDERAL INCOME TAXATION

  GENERAL

     The following is a general summary of the U.S. federal income tax consequences of the ownership and disposition of shares of Class A Common Stock by a "U.S. Holder," as defined below. The summary is limited to holders who hold shares of Class A Common Stock as "capital assets" and whose "functional currency" is the U.S. dollar and does not cover holders subject to special rules, including insurance companies, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax, broker-dealers, an owner of 10% or more of the voting power or value of the shares of the Company, or holders who hold shares of Class A Common Stock in a hedging transaction or as part of a straddle or conversion transaction. The summary does not address state or local taxes.

     As used herein, the term "U.S. Holder" means any holder of shares of Class A Common Stock that is either (i) an individual who is a citizen or a resident of the United States, (ii) a partnership or corporation organized under the laws of the United States or any state thereof, or (iii) an estate or trust that is subject to United States federal income taxation without regard to the source of its income. A "Non-U.S. Holder" is any beneficial owner of shares of the Class A Common Stock that is not a U.S. Holder. All terms used and not defined herein have the meaning ascribed to them under the Internal Revenue Code of 1986, as amended (the "Code").


     This summary is for general informational purposes only, and is based upon the tax laws of the United States as in effect on the date of this Prospectus, which are subject to change. The tax treatment of a holder may vary depending upon the particular situation of the holder. Each holder should consult its own tax advisor as to the United States, Bermuda or other tax consequences of the ownership and disposition of shares of Class A Common Stock.

  TAXATION OF THE COMPANY

     Iridium is intended to be treated as a partnership for United States federal income tax purposes. As a Class 1 Member of Iridium, the Company will be subject to United States federal income tax on its distributive share of the income of Iridium that is effectively connected with the conduct of a trade or business in the United States, without regard to whether any distribution has been received from Iridium. The Company's share of Iridium's effectively connected income may also under certain circumstances be subject to "branch profits tax" at a 30% rate. The Company's ability to use its distributive share of Iridium's net operating losses may be limited under Section 382 of the Code as a result of subsequent issuances of Company stock. However, the Company believes that it would not be materially affected by such a limitation.

  OWNERSHIP AND DISPOSITION OF SHARES

     Taxation of Dividends and Stock Distributions

     U.S. Holders. Distributions by the Company with respect to its Class A Common Stock will be includible in the gross income of a U.S. Holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits of the Company, as determined for United States federal income tax purposes. Dividends will not be eligible for the dividends received deduction generally allowed to U.S. Holders who are corporations.

     Any dividends paid in foreign currency will be includible in the income of a U.S. Holder in a U.S. dollar amount calculated by reference to the prevailing market exchange rate in effect on the date the dividends become includible in the U.S. Holder's income. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date that the dividend becomes includible in the U.S. Holder's income to the date that the foreign currency is converted into U.S. dollars will be treated as ordinary income or loss.


     If less than 25% of the Company's gross income for the three years preceding the year in which a dividend is declared (or for the portion of the three-year period during which the Company has been in existence, if shorter) was effectively connected with the conduct of a U.S. trade or business, the dividend generally will constitute foreign source "passive income" (or in the case of certain holders, "financial services income") for U.S. foreign tax credit purposes. If 25% or more of the Company's gross income for such period was "effectively connected" income, the dividend will be United States source in the same proportion that the Company's "effectively connected" income for such period bears to the Company's total gross income for the period, and the remainder will constitute foreign source "passive income" (or in the case of certain holders, "financial services income") for U.S. foreign tax credit purposes.


     Distributions of additional shares of Class A Common Stock to U.S. Holders with respect to shares of Class A Common Stock that are part of a pro rata distribution to all shareholders of the Company generally will not be subject to U.S. federal income tax.


     Non-U.S. Holders. Dividends paid to a Non-U.S. Holder in respect of the Class A Common Stock will not be subject to United States federal income tax unless such dividends are effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder (and are attributable to a permanent establishment maintained in the United States by such Non-U.S. Holder, if an applicable income tax treaty so requires as a condition for such Non-U.S. Holder to be subject to United States taxation on a net income basis in respect of income from the Class A Common Stock), in which case the Non-U.S. Holder generally will be subject to tax in respect of such dividends in the same manner as a U.S. Holder. Any such effectively connected dividends received by a non-United States corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.


     If such dividends are not subject to U.S. federal income tax as described above, that portion of the dividends received by a Non-U.S. Holder that is attributable to the conduct by the Company of a trade or business within the United States will be subject to a 30% withholding tax if, for the three-year period ending with the close of the Company's taxable year preceding the declaration of such dividends, or for such part of that period as the Company was in existence, 25% or more of the company's gross income was effectively connected with the conduct of a trade or business within the United States. The Company believes that dividends paid to Non-U.S. Holders will not be subject to the withholding tax described above.


     Taxation of Capital Gains


     U.S. Holders. Except as discussed below under "Passive Foreign Investment Company Rules," gain or loss (in an amount equal to the difference between such U.S. Holder's adjusted tax basis in the shares of Class A Common Stock (determined in U.S. dollars) and the U.S. dollar amount realized) will be recognized by a U.S. Holder on the sale or other disposition of shares of Class A Common Stock and will be subject to U.S. federal income tax as capital gain or loss. Capital gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period for the shares of Class A Common Stock is more than one year. U.S. Holders who are individuals are currently taxed on long-term capital gains at a maximum rate of 28%, while ordinary income may be subject to U.S. federal income tax at a rate as high as 39.6%. Capital losses may be used to offset long-term capital gains, and up to $3,000 of any net capital loss may be used to offset ordinary income. U.S. Holders which are corporations are taxed on capital gains at the same rate as ordinary income, which can be as high as 35%, and may not offset ordinary income by any net capital losses. Capital gain recognized by a U.S. Holder on a sale or other disposition of shares of Class A Common Stock generally will be treated as U.S. source income.



     Non-U.S. Holders. A Non-U.S. Holder of shares of Class A Common Stock will not be subject to U.S. federal income tax (including taxes imposed by withholding) on gains realized on the sale or other disposition of shares of Class A Common Stock, unless (i) such gain is effectively connected with the conduct by the holder of a trade or business in the United States (and is attributable to a permanent establishment maintained in the United States by such Non-U.S. Holder, if an applicable income tax treaty so requires as a condition for such Non-U.S. Holder to be subject to U.S. taxation on a net income basis in respect of gain from the sale of the Class A Common Stock) or
(ii) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met. Effectively connected gains realized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.


     Passive Foreign Investment Company Rules


     Under the passive foreign investment company ("PFIC") rules, a foreign corporation will generally be a PFIC in any taxable year of the foreign corporation in which either at least 75 percent of its gross income is "passive income" or at least 50 percent of its assets are "passive assets." For purposes of the PFIC tests, passive income generally includes interest, dividends, rents and royalties (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person), annuities and gains from the sale or disposition of assets that produce passive income, and passive assets generally include assets producing or held for the production of such income. The following discussion assumes that the Company should, under current law, be treated for the purposes of the PFIC tests as owning its share of Iridium's gross assets and as earning directly its share of Iridium gross income. The Internal Revenue Service may, however, issue regulations that would address this issue. The Company would be a PFIC if such regulations did not permit the Company to treat itself as owning its share of Iridium's assets and earning directly its share of Iridium's gross income for the purposes of the PFIC tests.


     Because Iridium has substantial temporary investments in securities, it is likely that at least 75 percent of the Company's gross income for 1997 will be passive income for purposes of the PFIC income test. Under the PFIC rules, however, a foreign corporation will not be considered a PFIC in the first year in which it has gross income (the start-up year) if (i) no predecessor of such corporation was a PFIC, (ii) it is established to the satisfaction of the Internal Revenue Service that such corporation will not be a PFIC for either of the first two years following the start-up year and (iii) such corporation is not in fact a PFIC for either of the first two years following the start-up year. Under this exception to PFIC classification, the Company does not expect that it will be a PFIC for 1997.

     Moreover, based on the manner in which Iridium currently intends to operate its business in future years, the Company does not expect to be a PFIC for any future year. However, since the determination of whether the shares of Class A Common Stock constitute shares of a PFIC must be made annually based upon the composition of the income and assets of the Company, Iridium and any corporation in which the Company or Iridium holds a 25-percent-or-more interest, there can be no assurance that the shares of Class A Common Stock will not be considered shares of a PFIC for any taxable year. Furthermore, if the Company were determined to be a PFIC in 1998, the start-up exception outlined in the previous paragraph would be inapplicable and the Company would be considered a PFIC for 1997 as well.

     Generally, if a share of Class A Common Stock were treated as stock of a PFIC for any taxable year during which a U.S. Holder held such share, the entire gain recognized by such U.S. Holder on a sale or other disposition of the share would be allocated ratably over the U.S. Holder's holding period for the share. The amounts allocated to the taxable year of the sale or other disposition and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest applicable ordinary income rate in effect for such taxable year, and an interest charge would be imposed on the amount allocated to such taxable year. All such tax and interest would be included in the U.S. Holder's U.S. federal income tax liability for the taxable year in which the sale or other disposition took place. Further, any distribution in respect of shares of Class A Common Stock in excess of 125 percent of the average of the annual distributions on shares of Class A Common Stock received by the U.S. Holder during the preceding three years or the U.S. Holder's holding period, whichever is shorter, would be subject to taxation as described above.


     The special PFIC tax rules described above will not apply to a U.S. Holder if (i) the U.S. Holder elects to have the Company treated as a "qualified electing fund" (a "QEF election") for each taxable year during the U.S. Holder's holding period in which the Company is a PFIC and (ii) the Company provides certain information necessary to enable the U.S. Holder to make a QEF election. The Company currently intends to provide upon the request of any U.S. Holder the information necessary to make a QEF election.


     A U.S. Holder that makes a QEF election generally will be currently taxable on its pro rata share of the Company's ordinary earnings and net capital gain (at ordinary and capital gain rates, respectively) for each taxable year of the Company, regardless of whether or not distributions were received. However, a U.S. Holder that makes a QEF election covering each taxable year of the Company during the U.S. Holder's holding period in which the Company is a PFIC will not be currently taxable on its pro rata share of the Company's undistributed ordinary earnings and net capital gain in any year in which the Company is not a PFIC.

     If a U.S. Holder is taxed on its pro rata share of the Company's ordinary earnings and net capital gain, the U.S. Holder's basis in shares of Class A Common Stock will be increased to reflect taxed but undistributed income. Distributions that have been taxed previously will result in a corresponding reduction of basis in shares of Class A Common Stock and will not be taxed again as a distribution to the U.S. Holder.

     A U.S. Holder who owns shares of Class A Common Stock during any year in which the Company is a PFIC must file Internal Revenue Service Form 8621.

     Backup Withholding


     In general, information reporting requirements will apply to dividend payments (or other taxable distributions) in respect of shares of Class A Common Stock made within the United States to a non-corporate United States person, and "backup withholding" at the rate of 31% will apply to such payments if the holder or beneficial owner fails to provide an accurate taxpayer identification number in the manner required by United States law and applicable regulations, if there has been notification from the Internal Revenue Service of a failure by the holder or beneficial owner to report all interest or dividends required to be shown on its federal income tax returns or, in certain circumstances, if the holder or beneficial owner fails to comply with applicable certification requirements. Certain corporations and persons that are not United States persons may be required to establish their exemption from information reporting and backup withholding by certifying their status on Internal Revenue Service Forms W-8 or W-9.



     In general, payment of the proceeds from the sale of shares of Class A Common Stock to or through a United States office of a broker is subject to both United States backup withholding and information reporting unless the holder or beneficial owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. United States information reporting and backup withholding generally will not apply to a payment made outside the United States of the proceeds of a sale of shares of Class A Common Stock through an office outside the United States of a non-United States broker. However, United States information reporting requirements (but not backup withholding) will apply to a payment made outside the United States of the proceeds of a sale of shares of Class A Common Stock through an office outside the United States of a broker that is a United States person, that derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" as to the United States, unless the broker has documentary evidence in its files that the holder or beneficial owner is a non-United States person or the holder or beneficial owner otherwise establishes an exemption.



     Amounts withheld under the backup withholding rules may be credited against a holder's tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the United States Internal Revenue Service.


                        SHARES ELIGIBLE FOR FUTURE SALE

     Following completion of the Offerings, the only shares of Class A Common Stock of the Company that will be outstanding will be the 10,000,000 shares issued in the Offerings (11,500,000 shares if the Underwriters' over-allotment options are exercised in full). These shares may be freely transferred if held by persons who are not affiliates of the Company.


     Subject to certain limitations, the Company has agreed in the Interest Exchange Agreement that it will exchange shares of Class A Common Stock for Class 1 Interests at the rate of one share of Class A Common Stock for each Class 1 Interest. Based upon the number of Class 1 Interests expected to be outstanding at the time of completion of the Offerings, 129,219,150 shares of Class A Common Stock would be issuable upon such exchange. Including all Class 1 Interests which will be issuable in the future based upon warrants, options and convertible securities outstanding immediately following completion of the Offerings and the Reserve Capital Call, 181,113,530 shares of Class A Common Stock would be issuable upon such exchange. Pursuant to the Interest Exchange Agreement, the holders of Class 1 Interests may not exchange their Interests for shares of Class A Common Stock prior to 90 days after the first fiscal quarter in which Iridium achieves positive earnings before interest, taxes, depreciation and amortization (the "Exchange Date"). No exchanges shall take place unless approved by Iridium, pursuant to authorization of directors representing at least 66 2/3% of the Iridium Board. Thus, these Class 1 Interests are not expected to be exchangeable for Class A Common Stock until some time in 1999, at the earliest.

     Under the Interest Exchange Agreement, the Company has agreed that at any time after the Exchange Date, the Company will, at the request of Class 1 Holders and holders of Class A Common Stock acquired under the Interest Exchange Agreement, representing not less than two percent of the Fully Diluted Class A Shares, file with the United States Securities and Exchange Commission a registration statement and use its reasonable best efforts to have that registration statement remain effective for a period of up to six months, permitting such holders to sell shares of Class A Common Stock in the manner specified by those holders. If the shares of Class A Common Stock issuable upon exchange are so registered, the shares will be freely transferable.



     Following completion of the Offerings, the Company will issue shares of Class B Common Stock in the Global Ownership Program. These shares of Class B Common Stock will be exchangeable for Class A Common Stock after the satisfaction of certain conditions, but in no event earlier than one year after issuance. Following such exchanges, and if registered for resale with the Securities and Exchange Commission, the Class A Common Stock issuable on exchange will be freely transferable. See "Governance of the Company and Relationship with Iridium -- Global Ownership Program."



     The Class A Common Stock acquired upon exchange of Class 1 Interests and upon exchange of Class B Common Stock will constitute "restricted securities" within the meaning of Rule 144 and unless registered under the Securities Act may only be sold if an exemption from registration is available. Pursuant to Rule 144 under the Securities Act, a person, including an "affiliate" (as that term is defined in Rule 144) of the issuer, may sell restricted securities if a minimum of one year has elapsed between the later of the date of acquisition of the restricted securities from the issuer or from an affiliate of the issuer. Such a person will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) the average weekly trading volume of the class of stock being sold during the four calendar weeks preceding the filing of a notice of sale with the Securities and Exchange Commission or, if no such notice is required, the sale date or (ii) one percent of the then outstanding shares of the class of stock being sold. Sales pursuant to Rule 144 are also subject to certain requirements as to the manner of sale, notice filing and availability of current public information about the Company. A person who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by such person and who has beneficially owned the restricted securities for at least two years is entitled to sell those shares under Rule 144 without regard to the volume limitation, manner of sale restrictions or notice filing requirements of Rule 144. In certain circumstances, a holder may "tack" the holding period for the restricted securities converted into or exchanged for the restricted securities for purposes of computing the one year and two year holding periods. A proposed amendment to Rule 144 would, if adopted, eliminate the manner of sale requirements under Rule 144. Shares of Class A Common Stock may also be sold pursuant to any exemption from registration which might be available without compliance with the requirements of Rule 144.



     Eligible employees of the Company and Iridium and persons having business relationships with Iridium who are purchasing reserved shares of Class A Common Stock in the Offerings have agreed, with certain exceptions, not to sell, offer to sell or otherwise dispose of any shares of Class A Common Stock without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 180 days after the date of this Prospectus.



     Issuances of substantial amounts of Class A Common Stock, or the expectation of such issuances, could adversely affect the market price of the Class A Common Stock. See "Risk Factors -- Shares Eligible for Future Sale."

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a U.S. purchase agreement (the "U.S. Purchase Agreement") among the Company, Iridium and each of the Underwriters named below (the "U.S. Underwriters"), and concurrently with the sale of 2,000,000 shares of Class A Common Stock to the International Managers (as defined below), the Company has agreed to sell to each of the U.S. Underwriters, and each of the U.S. Underwriters severally has agreed to purchase from the Company, the number of shares of Class A Common Stock set forth opposite its name below.

                                                                                NUMBER OF
                                   UNDERWRITER                                   SHARES
    --------------------------------------------------------------------------  ---------
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated.................................................
    Donaldson, Lufkin & Jenrette Securities Corporation.......................
    Goldman, Sachs & Co.......................................................

                                                                                ---------
              Total...........................................................  8,000,000
                                                                                 ========

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co. are acting as representatives (the "U.S. Representatives") of the U.S. Underwriters.

     The Company and Iridium have also entered into a purchase agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") with certain underwriters outside the United States and Canada (collectively, the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"), for whom Merrill Lynch International, Donaldson, Lufkin & Jenrette Securities Corporation and Goldman Sachs International are acting as representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 8,000,000 shares of Class A Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers have severally agreed to purchase from the Company, an aggregate of 2,000,000 shares of Class A Common Stock. The initial public offering price per share of Class A Common Stock and the underwriting discount per share of Class A Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

     In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class A Common Stock being sold pursuant to each such Agreement if any of the shares of Class A Common Stock being sold pursuant to such Agreement are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters or International Managers (as the case may be) may be increased. The purchase of shares of Class A Common Stock by the U.S. Underwriters is conditioned upon the purchase of shares of Class A Common Stock by the International Managers, and vice versa.


     The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. The Underwriters are permitted to sell shares of Class A Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Class A Common Stock will not, other than in connection with the sale of certain reserved shares, as described below, offer to sell or sell shares of Class A Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

     The U.S. Representatives have advised the Company and Iridium that the U.S. Underwriters propose initially to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in
excess of $          per share of Class A Common Stock. The U.S. Underwriters
may allow, and such dealers may reallow, a discount not in excess of $ per share of Class A Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.


     At the request of the Company, the U.S. Underwriters have initially reserved up to 1,000,000 shares of Class A Common Stock for sale at the initial public offering price set forth on the cover page of this Prospectus to eligible employees of the Company and Iridium and persons having business relationships with Iridium. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby. Individuals purchasing reserved shares have agreed, with certain exceptions, not to sell, offer to sell or otherwise dispose of any shares of Class A Common Stock, without the prior written consent of Merrill Lynch, for a period of 180 days after the date of this Prospectus. If in connection with the sale of the reserved shares the Underwriters are prohibited by law from selling the reserved shares of Class A Common Stock in any jurisdiction outside the United States where the Company is permitted by law to sell Class A Common Stock, the Company may directly sell reserved shares. Such shares would be included in the 10,000,000 shares being sold pursuant to this Prospectus. If the Company makes any such sales, no underwriting discount or commission will be paid to the Underwriters with respect to such shares.



     The Company has agreed not to, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of the Class A Common Stock or any securities convertible into or exchangeable or exercisable for Class A Common Stock or file any registration statement under the Securities Act, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Class A Common Stock, whether any such swap or transaction is to be settled by delivery of Class A Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch, for a period of 180 days after the date of this Prospectus. The foregoing restriction does not apply to the shares of common stock of the Company to be sold in the Offerings or under the Company's Global Ownership Program or the Option Plan. See "Governance of the Company and Relationship with Iridium -- Exchange Rights of Iridium Members" and "Shares Eligible for Future Sale" for a discussion of certain limitations on the rights of holders of Interests in Iridium to exchange such Interests for shares of Class A Common Stock.


     The Company has granted an option to the U.S. Underwriters, exercisable within 30 days after the date of this Prospectus, to purchase up to 1,200,000 additional shares of Class A Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Class A Common Stock offered hereby. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Class A Common Stock proportionate to such Underwriter's initial amount reflected in the foregoing table. The Company also has granted an option to the International Managers, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of 300,000 additional shares of Class A Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

     Until the distribution of the Class A Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Class A Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Class A Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock.

     If the Underwriters create a short position in the Class A Common Stock in connection with the Offerings, i.e., if they sell more shares of Class A Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing Class A Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Class A Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Class A Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company, Iridium nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A Common Stock. In addition, neither the Company, Iridium nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


     Prior to the Offerings, there has been no public market for the shares of Class A Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company, Iridium and the Representatives. Among the factors that will be considered in determining the initial public offering price, in addition to prevailing market conditions, are the current market valuations of publicly traded companies that the Representatives believe to be reasonably comparable to the Company and Iridium, certain financial information of the Company and Iridium, the history of, and the prospects for, the Company and Iridium and the industry in which Iridium will compete, an assessment of the Company and Iridium management, the past and present operations of Iridium, the prospects for, and timing of, future revenues of the Company and Iridium, the present state of Iridium's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company and Iridium. There can be no assurance given as to the liquidity of the trading market for the Class A Common Stock or that an active public market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price. If an active public market for the Class A Common Stock does not develop, the market price and liquidity of the Class A Common Stock may be adversely affected.


     The Class A Common Stock has been approved for quotation on the Nasdaq National Market System under the symbol "IRIDF," subject to official notice of issuance.

     The U.S. Underwriters and the International Managers have informed the Company that they do not intend to confirm sales of the Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     The Company and Iridium have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

     Certain of the Underwriters or their affiliates have provided from time to time, and may provide in the future, commercial and investment banking services to the Company and its affiliates, including Iridium and Motorola, for which such Underwriters or their affiliates have received or will receive fees and commissions.

                      VALIDITY OF THE CLASS A COMMON STOCK


     The validity of the Class A Common Stock offered hereby and certain other matters will be passed on for the Company by Conyers Dill & Pearman, Hamilton, Bermuda, special Bermuda Counsel to the Company. The Company and Iridium are also being represented by Sullivan & Cromwell, New York, New York. Certain legal matters will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson, a partnership including professional corporations, New York, New York.


                                    EXPERTS


     The balance sheet of Iridium World Communications Ltd. as of December 31, 1996 and the consolidated financial statements of Iridium LLC as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, and for the period from June 14, 1991 (inception) through December 31, 1996 have been included herein and in the Registration Statement of which this Prospectus forms a part in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION


     The Company and Iridium have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company, Iridium and the Class A Common Stock offered hereby, reference is hereby made to such Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any contract or other documents are not necessarily complete; with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description matter involved, and each such statement shall be deemed qualified in its entirety by such reference. A copy of the Registration Statement, including the exhibits thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549; at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and its New York Regional Office, 7 World Trade Center, New York, New York, 10048. Copies of such material may be obtained from the public reference section of the Commission, Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Additionally, the Company will be subject to the public reporting requirements of the Securities Exchange Act, as amended (the "Exchange Act"), and thus will file with the Commission periodic reports pursuant to Section 13(d) and proxy statements pursuant to
Section 14 of the Exchange Act. These filings may also be inspected at or obtained from the Commission. In addition, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System.



     The Company intends to furnish its stockholders annual reports containing audited financial statements of the Company and Iridium and quarterly reports containing unaudited interim financial information for the Company and Iridium for the first three fiscal quarters of each fiscal year.

                                                                         ANNEX A

                                    GLOSSARY

Aeronautical
Mobile-Satellite Route
  Service ("AMS(R)S")......  aviation communications services for safety and non-safety purposes

"AMPS".....................  Advanced Mobile Phone Service -- a transmission protocol used by some cellular operators primarily in the Americas

"antenna beams"............  tightly focused radio beams transmitted by the
                             IRIDIUM satellites

"Big LEO"..................  LEO MSS systems operating in the bands 1610-1626.5
                             MHz/2483.5-2500 MHz

"bps"......................  bytes per second

"CDMA".....................  Code Division Multiple Access -- a transmission protocol used by some cellular networks that is derived from spread spectrum techniques of the military

"clearinghouse
functions".................  expected to be performed by Iridium, clearinghouse functions will include preparation of master billing tapes, administration of the subscriber numbering plan and settlement activities

"coordination".............  the process of negotiation and agreement between
                             ITU member nations by which cases of potential harmful interference by services duly authorized by ITU member nations are resolved

"co-rotating orbital
planes"....................  immediately adjacent orbital paths

"cross-link antennas"......  antennas used by the satellites to communicate with one another

"dB".......................  decibel -- a unit used to express relative difference in power

"earth terminals"..........  land based units which communicate with the IRIDIUM satellite constellation

"excusable delay"..........  has the meaning assigned thereto in the Space
                             System Contract

"ELVs".....................  expendable launch vehicles

"FCC"......................  the United States Federal Communications Commission


"feeder links".............  communications links between gateways and satellites used to relay message data; these links use the K-Band on the IRIDIUM System; sometimes referred to as "gateway links"



FDMA/TDMA..................  Frequency Division Multiple Access/Time Division
                             Multiple Access -- a transmission protocol used by some cellular networks


"gateways".................  terrestrial interconnection points between the
                             IRIDIUM satellite constellation and PSTNs


"gateway links"............  communications links between gateways and satellites used to relay message data; these links use the K-Band on the IRIDIUM System; sometimes referred to as "feeder links"


"GEO"......................  geostationary earth orbit

"GHz"......................  gigahertz -- one billion cycles per second

"global roaming"...........  the ability to travel worldwide, subject to certain limitations, and receive and make telephone calls from a handheld mobile phone

"GMPCS"....................  Global Mobile Personal Communication Services

"GMSS".....................  Global Mobile Satellite Services

"GSM"......................  Global System for Mobile Communications -- a
                             transmission protocol used by cellular networks including most of Europe and parts of Asia

"ICRS".....................  Iridium Cellular Roaming Service


"IIU"......................  Iridium Interoperability Unit being developed under the direction of Motorola to permit system management information, including customer authentication and location, to be relayed between systems using different protocols


"Inmarsat".................  the International Maritime Satellite Organization

"Intelsat".................  the International Telecommunications Satellite
                             Organization


"intersatellite links".....  communications links among the satellites in the
                             IRIDIUM satellite constellation


"IRIDIUM Satellite
Services"..................  the satellite-based voice, data and facsimile services to be offered by Iridium

"IRIDIUM Services".........  the voice, data, facsimile and paging services to be offered by Iridium


"IS-41"....................  International Standard-41 -- a transmission protocol used by cellular networks including most of North America and South America


"ITU"......................  International Telecommunication Union

"landline".................  terrestrially-based telephone line

"LEO" (low earth orbit)....  earth orbit at a relatively low (e.g., 780 kilometers) altitude

"link margin"..............  the amount (usually expressed in dB) by which a received signal exceeds a predetermined lower limit for desired message quality


"LLC Agreement"............  the agreement, dated as of July 29, 1996, entered into by the investors in Iridium, and pursuant to which Iridium is organized


"main mission antennas"....  the antennas used by IRIDIUM satellites to communicate with subscriber equipment (phased array antennas)

"master control
facility"..................  the primary facility from which the IRIDIUM constellation of satellites and the IRIDIUM System are managed

"MEO"......................  medium earth orbit

"MHz"......................  megahertz -- one million cycles per second

"MSS"......................  mobile satellite services


"multi-mode phone".........  a phone designed to operate both with a terrestrial wireless system and with the IRIDIUM System;
                             Motorola is designing a multi-mode phone which, through the use of interchangeable TRCs will work with various different terrestrial wireless networks


"MXU"......................  multiplex units which contain numerous channels to be used for communications between a terrestrial telephone system and the IRIDIUM satellite constellation

"near polar orbit".........  a flight path which generally follows the earth's longitudinal lines and crosses both poles during each orbit

"Operations and Maintenance
  Contract"................  the Operations and Maintenance Contract, effective
                             July 1993, between Iridium and Motorola, as amended from time to time

"orbital plane"............  generally, the flight path of a satellite

"phone"....................  a handset that can be used to provide IRIDIUM voice services


"primary"..................  in the context of spectrum allocation, an allocation to a service that is granted protection from harmful interference from stations of a secondary service


"protocol".................  technical standard used by a wireless communications system permitting communications, user authentication and billing

"PSTN".....................  public switched telephone network


"Reserve Capital Call".....  the contractual commitment by 17 of Iridium's investors to purchase up to 18,206,550 Class 1 Interests at $13.33 per Interest


"secondary"................  in the context of spectrum allocation, an allocation to a service that (i) cannot cause harmful interference to stations of primary or permitted services to which frequencies are already assigned or to which frequencies may be assigned at a later date and (ii) cannot claim protection from harmful interference from stations of a primary or permitted service to which frequencies are already assigned or may be assigned at a later date


"service provider".........  the retail link in the IRIDIUM System distribution chain -- IRIDIUM service providers are expected to market IRIDIUM Services to, provide services for, and ultimately bill the consumers of, IRIDIUM Services. Gateway operators may or may not act as service providers


"SIM Card".................  a subscriber identity module which, when inserted into a phone, will permit the phone to identify a subscriber to the IRIDIUM System

"space segment"............  the space-related portion of the IRIDIUM System which will consist of a constellation of 66 operational low earth orbit satellites and related ground infrastructure

"Space System Contract"....  the Space System Contract, effective as of July 29,
                             1993, between Iridium and Motorola, as amended from time to time

"spectrum".................  the radio frequency spectrum

"system control
facilities"................  facilities for controlling the operation of the
                             IRIDIUM System

"tail charge"..............  the cost charged by local telephone systems for connecting a telephone call

"TDMA".....................  Time Division Multiple Access -- a transmission protocol used by some terrestrial wireless networks

"telemetry"................  the science of automatic measurement and transmission of data from remote sources for recording and analysis

"Terrestrial Network
  Development Contract"....  the Terrestrial Network Development Contract,
                             entered into in June 1995, between Iridium and Motorola, as amended from time to time

"TRCs".....................  Terrestrial Radio Cassettes being designed by
                             Motorola for use with multi-mode phones to permit those phones to operate with one or more terrestrial wireless protocols

"TT&C".....................  tracking, telemetry and command

"user links"...............  communications links between subscriber equipment and the IRIDIUM satellite constellation

"WRC-92/WRC-95"............  the 1992/1995 World Administrative Radio Conference

"WRCs".....................  World Radiocommunication Conferences (formerly known as World Administrative Radio
                             Conferences -- WARCs)

"$"........................  United States Dollars

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGES
                                                                                        -----

IRIDIUM WORLD COMMUNICATIONS LTD.
Independent Auditors' Report..........................................................   F-2
Balance Sheet as of December 31, 1996.................................................   F-3
Notes to Financial Statement..........................................................   F-4
Unaudited Condensed Balance Sheet as of March 31, 1997................................   F-5
Unaudited Condensed Statement of Cash Flows for the three months ended March 31,
  1997................................................................................   F-6
Notes to Unaudited Condensed Financial Statements.....................................   F-7

IRIDIUM LLC
Independent Auditors' Report..........................................................   F-8
Consolidated Balance Sheets as of December 31, 1995 and 1996..........................   F-9
Consolidated Statements of Loss for the years ended December 31, 1994, 1995 and 1996 and for the period from June 14, 1991 (Inception) through December 31, 1996.........  F-10
Consolidated Statements of Members' Equity (Deficit) for the period from June 14, 1991
  (Inception) through December 31, 1991, the year ended December 31, 1992, the seven months ended July 29, 1993, the five months ended December 31, 1993, and the years ended December 31, 1994, 1995 and 1996..............................................  F-11
Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and
  1996, and the period from June 14, 1991 (Inception) through December 31, 1996.......  F-12
Notes to Consolidated Financial Statements............................................  F-13
Unaudited Condensed Consolidated Balance Sheet as of March 31, 1997...................  F-26
Unaudited Condensed Consolidated Statements of Loss for the three months ended March
  31, 1996 and 1997 and for the period from June 14, 1991 (Inception) through March
  31, 1997............................................................................  F-27
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended
  March 31, 1996 and 1997 and for the period from June 14, 1991 (Inception) through
  March 31, 1997......................................................................  F-28
Notes to Unaudited Condensed Consolidated Financial Statements........................  F-29

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
Iridium World Communications Ltd.:

     We have audited the accompanying balance sheet of Iridium World Communications Ltd. (a development stage company) as of December 31, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Iridium World Communications Ltd. (a development stage company) as of December 31, 1996 in conformity with generally accepted accounting principles.

                                               /s/ KPMG PEAT MARWICK LLP
                                          --------------------------------------

                                                  KPMG PEAT MARWICK LLP


Washington, D.C.
March 10, 1997

                       IRIDIUM WORLD COMMUNICATIONS LTD.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET

                        (IN THOUSANDS EXCEPT SHARE DATA)

                            AS OF DECEMBER 31, 1996


                                           ASSETS
Total assets..........................................................................  $ --
                                                                                        ====
                            LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities...........................................................................  $ --
Stockholder's equity:
  Class A Common Stock, voting, par value $0.01; 20,000,000 shares authorized;
     1,200,000 shares subscribed; none issued or outstanding..........................    12
  Class B Common Stock, non-voting, par value $0.01; 2,500,000 shares authorized; none
     issued or outstanding............................................................    --
  Subscription receivable.............................................................   (12)
  Retained earnings...................................................................    --
                                                                                        ----
          Total stockholder's equity..................................................    --
                                                                                        ----
          Total liabilities and stockholder's equity..................................  $ --
                                                                                        ====


    The accompanying notes are an integral part of this financial statement.

                       IRIDIUM WORLD COMMUNICATIONS LTD.
                         (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENT

1.  ORGANIZATION AND BUSINESS


     Iridium World Communications Ltd. (the "Company") was incorporated under the laws of Bermuda on December 12, 1996. The Company is wholly owned by Iridium LLC ("Iridium"), a limited liability company, which has subscribed to purchase 1,200,000 shares of $0.01 par value Class A Common Stock for an aggregate purchase price of $12,000. The Company plans to file a registration statement with the Securities and Exchange Commission in order to register its Class A Common Stock for sale in an initial public offering (the "Offering"). Pursuant to the 1997 Subscription Agreement between the Company and Iridium, the net proceeds from the Offering will be invested in Class 1 Membership Interests of Iridium (the "Class 1 Interests"). Upon consummation of the Offering, the outstanding shares of Class A Common Stock subscribed to by Iridium will be retired and the Company will become a member of Iridium.



     Iridium is devoting substantially all of its present efforts to constructing, developing and marketing the IRIDIUM communications system (the "IRIDIUM System"). Iridium's planned principal operations, to manage the operation of the IRIDIUM System, have not commenced and, accordingly, Iridium is considered a development stage limited liability company. As the Company's planned investment in Iridium will constitute its only asset, the Company is also considered a development stage company.


     Since its inception on December 12, 1996 through December 31, 1996, the Company has not entered into any transactions or incurred any expenses.

2.  COMMON STOCK


     Concurrent with the Offering, the Company and Iridium intend to execute an Interest Exchange Agreement that will allow holders of Class 1 Interests in Iridium to exchange those interests, subject to the restrictions on transfer in the Iridium Limited Liability Company Agreement, for shares of Class A Common Stock in the Company at a ratio of one share of Class A Common Stock for each Class 1 Interest, subject to anti-dilution adjustments. The Interest Exchange Agreement will permit exchanges of Class 1 Interests commencing 90 days after Iridium has achieved one full quarter of positive earnings before interest, taxes, depreciation and amortization. No exchange shall take place unless approved by Iridium pursuant to authorization of Directors representing at least 66 2/3% of the Iridium Board of Directors.



     The Company and Iridium intend to commence a Global Ownership Program which is designed to offer up to an aggregate of 2,500,000 shares of the Company's Class B Common Stock at a purchase price of $13.33 per share to certain governmental telecommunication administrations and related entities as part of a comprehensive program to enhance market access, improve the competitive standing of the IRIDIUM System and achieve appropriate regulatory approvals. At the time of issuance, purchasers of Class B Common Stock will be required to pay only an amount equal to the par value -- $.01 per share. The balance of the purchase price will be payable through the withholding of dividends, if any, which would otherwise be payable on the shares of Class B Common Stock. A holder of Class B Common Stock may elect to pay the purchase price in cash at any time. Class B Common Stock is convertible to Class A Common Stock on a one-for-one basis, subject to anti-dilution adjustments, once certain conditions are met, including full payment for the shares. The proceeds generated from each sale of Class B Common Stock will be used to purchase Class 1 Interests in Iridium. The payment terms with respect to such Class 1 Interests will mirror the payment terms on the Class B Common Stock.



     The Company and Iridium also intend to execute a Share Issuance Agreement which provides that all net proceeds from future primary offerings of securities by the Company will be invested in Class 1 Interests in Iridium.

                       IRIDIUM WORLD COMMUNICATIONS LTD.


                         (A DEVELOPMENT STAGE COMPANY)



                       UNAUDITED CONDENSED BALANCE SHEET


                        (IN THOUSANDS EXCEPT SHARE DATA)


                              AS OF MARCH 31, 1997



                                           ASSETS
Cash...................................................................................  $12
                                                                                         ---
          Total assets.................................................................  $12
                                                                                         ===
                            LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities............................................................................  $--
Stockholder's equity:
  Class A Common Stock, voting, par value $0.01; 20,000,000 shares authorized;
     1,200,000 shares issued and outstanding...........................................   12
  Class B Common Stock, non-voting, par value $0.01; 2,500,000 shares authorized; none
     issued or outstanding.............................................................   --
  Retained earnings....................................................................   --
                                                                                         ---
          Total stockholder's equity...................................................   12
                                                                                         ---
          Total liabilities and stockholder's equity...................................  $12
                                                                                         ===



    The accompanying notes are an integral part of these unaudited condensed financial statements.

                       IRIDIUM WORLD COMMUNICATIONS LTD.


                         (A DEVELOPMENT STAGE COMPANY)



                  UNAUDITED CONDENSED STATEMENT OF CASH FLOWS


                                 (IN THOUSANDS)


                       THREE MONTHS ENDED MARCH 31, 1997



Cash Flows from Operating Activities...................................................  $--
Cash Flows from Investing Activities...................................................   --
Cash Flows from Financing Activities:
  Proceeds from Class A Common Stock subscribed........................................   12
                                                                                         ---
Increase in cash.......................................................................   12
Cash, beginning of period..............................................................   --
                                                                                         ---
Cash, end of period....................................................................  $12
                                                                                         ===



    The accompanying notes are an integral part of these unaudited condensed financial statements.

                       IRIDIUM WORLD COMMUNICATIONS LTD.


                         (A DEVELOPMENT STAGE COMPANY)



               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS



1.  BASIS OF PRESENTATION



     In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments necessary for a fair presentation of the financial position of Iridium World Communications Ltd. (the "Company") as of March 31, 1997 and its results of operations and cash flows for the three months then ended. These condensed financial statements are unaudited and do not include all related footnote disclosures.



     Since its inception on December 12, 1996 through March 31, 1997, the Company has not entered into any operating transactions or incurred any expenses. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results of operations expected in the future.



     The Company is a wholly owned subsidiary of Iridium LLC ("Iridium"). During March 1997, the Company filed a registration statement with the Securities and Exchange Commission in order to register 11,500,000 shares of its Class A Common Stock for sale in an initial public offering (the "Offering"). Pursuant to the 1997 Subscription Agreement between the Company and Iridium, the net proceeds from the Offering will be invested in Iridium Class 1 Membership Interests (the "Class 1 Interests"), at which time the outstanding shares of Class A Common Stock held by Iridium will be retired, and the Company will become a member of Iridium.



2.  NEW ACCOUNTING PRONOUNCEMENT



     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("Statement 128"). Statement 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share" ("APB 15") and its related interpretations, and promulgates new accounting standards for the computation and manner of presentation of earnings (loss) per share data. The Company is required to adopt the provisions of Statement 128 for the year ending December 31, 1997. Earlier application is not permitted; however, upon adoption the Company will be required to restate previously reported annual and interim earnings (loss) per share data in accordance with the provisions of Statement
128. The Company does not believe that the adoption of Statement 128 will have a material impact on the computation or manner of presentation of its earnings
(loss) per share data as presented under APB 15.



3.  SUBSEQUENT EVENT



     On May 9, 1997, the Company's Board of Directors adopted a resolution to increase the authorized shares of Class A Common Stock to 50,000,000 shares.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Members

Iridium LLC:

     We have audited the accompanying consolidated balance sheets of Iridium LLC and subsidiary (a development stage limited liability company) as of December 31, 1996 and 1995, and the related consolidated statements of loss, members' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996, and for the period from June 14, 1991 (inception) through December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iridium LLC and subsidiary (a development stage limited liability company) as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, and for the period from June 14, 1991 (inception) through December 31, 1996, in conformity with generally accepted accounting principles.


                                               /s/ KPMG PEAT MARWICK LLP


                                                  KPMG PEAT MARWICK LLP


Washington, D.C.

February 28, 1997, except as to Note 12


  which is as of May 9, 1997

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS EXCEPT INTEREST DATA)

                        AS OF DECEMBER 31, 1995 AND 1996


                                                                       1995             1996
                                                                    ----------       ----------
                                            ASSETS
Current assets:
  Cash and cash equivalents.......................................  $   51,332       $    1,889
  Due from affiliates.............................................          --            3,476
  Prepaid expenses and other current assets.......................         873            7,154
                                                                    ----------       ----------
          Total current assets....................................      52,205           12,519
Property and equipment -- net (Note 4)............................       1,264            2,065
System under construction (Note 8)................................   1,448,000        2,376,884
Other assets......................................................       3,914           42,613
                                                                    ----------       ----------
          Total assets............................................  $1,505,383       $2,434,081
                                                                     =========        =========

                                LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses...........................  $    4,969       $   17,937
  Accounts payable to Member (Note 8).............................      90,186          100,563
                                                                    ----------       ----------
          Total current liabilities...............................      95,155          118,500
Guaranteed bank facility (Note 5).................................          --          505,000
Long-term debt due to Members (Note 6)............................          --          230,904
Other liabilities (Note 9)........................................       5,618            7,648
                                                                    ----------       ----------
          Total liabilities.......................................     100,773          862,052
                                                                    ----------       ----------
Commitments and Contingencies (Notes 1, 3, 5, 8, 9 and 11)
Members' equity (Notes 1, 3, 5, 6, 8, 9 and 12):
  Class 2 Interests, 50,000 interests authorized for Series M; an aggregate of 300,000 interests authorized for Series A,
     Series B and Series C
     Series M, Convertible, no interests issued or outstanding....          --               --
     Series A, Redeemable, Convertible, no and 46,977 interests issued and outstanding; liquidation value of $46,977 as of
      December 31, 1996...........................................          --           46,977
     Series B, Redeemable, no and 1 interest issued and
      outstanding.................................................          --               --
     Series C, Redeemable, no and 75 interests issued and
      outstanding.................................................          --               --
  Class 1 Interests, 225,000,000 interests authorized; 110,326,200 and 120,836,025 interests issued and outstanding; 9,132,150
     and no interests subscribed but unissued.....................   1,465,917        1,659,625
  Deficit accumulated during the development stage................     (60,242)        (133,840)
  Adjustment for minimum pension liability (Note 9)...............      (1,065)            (733)
                                                                    ----------       ----------
          Total Members' equity...................................   1,404,610        1,572,029
                                                                    ----------       ----------
          Total liabilities and Members' equity...................  $1,505,383       $2,434,081
                                                                     =========        =========


  The accompanying notes are an integral part of these consolidated financial statements.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                        CONSOLIDATED STATEMENTS OF LOSS

                      (IN THOUSANDS EXCEPT INTEREST DATA)



                                                                                        PERIOD FROM
                                                 YEAR ENDED DECEMBER 31,               JUNE 14, 1991
                                         ----------------------------------------   (INCEPTION) THROUGH
                                            1994          1995           1996        DECEMBER 31, 1996
                                         -----------   -----------   ------------   -------------------
Operating expenses
  Sales, general and administrative
     (Notes 5, 8, 9 and 11)............  $    17,561   $    27,187   $     71,404        $ 138,132
Other income
  Interest income......................        4,252         5,226          2,395           12,263
                                         -----------   -----------   ------------        ---------
Loss before provision for income
  taxes................................       13,309        21,961         69,009          125,869
Provision for income taxes (Note 7)....        1,525         1,684          4,589            7,971
                                         -----------   -----------   ------------        ---------
Net loss...............................  $    14,834   $    23,645   $     73,598        $ 133,840
                                         ===========   ===========   ============        =========
Preferred dividend requirement (Note
  3)...................................           --            --          3,652
                                         -----------   -----------   ------------
Net loss applicable to Class 1
  Interests............................  $    14,834   $    23,645   $     77,250
                                         ===========   ===========   ============
Net loss per Class 1 Interest..........  $      0.38   $      0.27   $       0.64
                                         ===========   ===========   ============
Weighted average interests used in
  computing net loss per Class 1
  Interest.............................   39,040,275    88,162,875    120,115,575
                                         ===========   ===========   ============


  The accompanying notes are an integral part of these consolidated financial statements.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

              CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY (DEFICIT)

                      (IN THOUSANDS EXCEPT INTEREST DATA)



                                       ALL SERIES, CLASS 2                                DEFICIT      ADJUSTMENT
                                            INTERESTS           CLASS 1 INTERESTS       ACCUMULATED       FOR
                                       -------------------   ------------------------    DURING THE     MINIMUM
                                       NUMBER OF              NUMBER OF                 DEVELOPMENT     PENSION
                                       INTERESTS   AMOUNT     INTERESTS      AMOUNT        STAGE       LIABILITY      TOTAL
                                       ---------   -------   -----------   ----------   ------------   ----------   ----------
Inception June 14, 1991..............        --    $    --            --   $       --    $       --     $     --    $       --
Net loss.............................        --         --            --           --          (757)          --          (757)
                                       ---------   -------   -----------   ----------   ------------   ----------   ----------
BALANCE, December 31, 1991...........        --         --            --           --          (757)          --          (757)
Net loss.............................        --         --            --           --        (8,773)          --        (8,773)
                                       ---------   -------   -----------   ----------   ------------   ----------   ----------
BALANCE, December 31, 1992...........        --         --            --           --        (9,530)          --        (9,530)
Net loss.............................        --         --            --           --        (5,309)          --        (5,309)
                                       ---------   -------   -----------   ----------   ------------   ----------   ----------
BALANCE, July 29, 1993...............        --         --            --           --       (14,839)          --       (14,839)
Class 1 Interests subscribed, July
  29, 1993...........................        --         --    60,000,000           --            --           --            --
Subscribed Class 1 Interests issued
  for cash at $13.33 per interest....        --         --            --      324,167            --           --       324,167
Costs of raising equity..............        --         --            --       (8,096)           --           --        (8,096)
Net loss.............................        --         --            --           --        (6,924)          --        (6,924)
                                       ---------   -------   -----------   ----------   ------------   ----------   ----------
BALANCE, December 31, 1993...........        --         --    60,000,000      316,071       (21,763)          --       294,308
Class 1 Interests subscribed.........        --         --    59,458,350           --            --           --            --
Subscribed Class 1 Interests issued
  for cash at $13.33 per interest....        --         --            --      518,202            --           --       518,202
Costs of raising equity..............        --         --            --       (1,863)           --           --        (1,863)
Net loss.............................        --         --            --           --       (14,834)          --       (14,834)
                                       ---------   -------   -----------   ----------   ------------   ----------   ----------
BALANCE, December 31, 1994...........        --         --   119,458,350      832,410       (36,597)          --       795,813
Subscribed Class 1 Interests issued
  for cash at $13.33 per interest....        --         --            --      633,514            --           --       633,514
Costs of raising equity..............        --         --            --           (7)           --           --            (7)
Net loss.............................        --         --            --           --       (23,645)          --       (23,645)
Adjustment for minimum pension
  liability..........................        --         --            --           --            --       (1,065)       (1,065)
                                       ---------   -------   -----------   ----------   ------------   ----------   ----------
BALANCE, December 31, 1995...........        --         --   119,458,350    1,465,917       (60,242)      (1,065)    1,404,610
Class 1 Interests subscribed.........        --         --     1,377,675           --            --           --            --
Subscribed Class 1 Interests issued
  for cash at $13.33 per interest....        --         --            --      140,131            --           --       140,131
Class 2 Interests issued for cash at
  $1,000 per interest................    43,401     43,325            --           --            --           --        43,325
Series A, Class 2 Interests issued in
  dividends..........................     3,652      3,652            --       (3,652)           --           --            --
Costs of raising equity..............        --         --            --         (251)           --           --          (251)
Warrants to purchase Class 1
  Interests issued in connection with
  14.5% Senior Subordinated Notes....        --         --            --       31,761            --           --        31,761
Warrants to purchase Class 1
  Interests issued in connection with
  debt guarantee.....................        --         --            --       25,719            --           --        25,719
Net loss.............................        --         --            --           --       (73,598)          --       (73,598)
Adjustment for minimum pension
  liability..........................        --         --            --           --            --          332           332
                                       ---------   -------   -----------   ----------   ------------   ----------   ----------
BALANCE, December 31, 1996...........    47,053    $46,977   120,836,025   $1,659,625    $ (133,840)    $   (733)   $1,572,029
                                       ==========  ========  ============  ==========   ============   ==========   ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                                      PERIOD FROM
                                                                                     JUNE 14, 1991
                                                    YEAR ENDED DECEMBER 31,           (INCEPTION)
                                               ---------------------------------        THROUGH
                                                 1994        1995        1996      DECEMBER 31, 1996
                                               ---------   ---------   ---------   -----------------
Cash Flows From Operating Activities:
  Net loss...................................  $ (14,834)  $ (23,645)  $ (73,598)     $  (133,840)
  Adjustments to reconcile net loss to net
     cash used in operating activities --
     Depreciation and amortization...........        832         751         674            2,305
     Expense recognized from warrants issued
       in connection with debt guarantee.....         --          --      25,719           25,719
     Changes in assets and liabilities:
       Increase in prepaid expenses and other
          current assets.....................       (105)       (171)     (6,281)          (7,154)
       Increase in due from affiliates.......         --          --      (3,476)          (3,476)
       Increase in other assets..............       (188)     (1,633)    (14,079)         (16,373)
       Increase in accounts payable and
          accrued expenses...................      1,549       1,586      12,968           17,937
       Increase (decrease) in accounts
          payable to member..................     (2,998)        186         377              563
       Increase in other liabilities.........      1,867       1,940       2,362            6,915
                                               ---------   ---------   ---------      -----------
          Net cash used in operating
            activities.......................    (13,877)    (20,986)    (55,334)        (107,404)
                                               ---------   ---------   ---------      -----------
Cash Flows From Investing Activities:
  Purchases of property and equipment........     (2,034)       (493)     (1,475)          (4,370)
  Additions to system under construction.....   (321,000)   (762,000)   (890,757)      (2,248,757)
                                               ---------   ---------   ---------      -----------
          Net cash used in investing
            activities.......................   (323,034)   (762,493)   (892,232)      (2,253,127)
                                               ---------   ---------   ---------      -----------
Cash Flows From Financing Activities:
  Net proceeds from issuance of Class 1 and
     Class 2 Interests.......................    516,339     633,514     183,205        1,649,128
  Gross proceeds from issuance of senior
     subordinated notes and warrants.........         --          --     238,453          238,453
  Borrowings under bank line of credit.......         --          --     505,000          505,000
  Deferred financing costs...................       (533)     (1,094)    (28,535)         (30,161)
                                               ---------   ---------   ---------      -----------
          Net cash provided by financing
            activities.......................    515,806     632,420     898,123        2,362,420
                                               ---------   ---------   ---------      -----------
Increase (decrease) in cash and cash
  equivalents................................    178,895    (151,059)    (49,443)           1,889
Cash and Cash Equivalents, beginning of
  period.....................................     23,496     202,391      51,332               --
                                               ---------   ---------   ---------      -----------
Cash and Cash Equivalents, end of period.....  $ 202,391   $  51,332   $   1,889      $     1,889
                                               =========   =========   =========      ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BUSINESS


     Iridium LLC ("Iridium") is devoting its present efforts to developing and commercializing a global wireless system -- the IRIDIUM(R) communications system (the "IRIDIUM System") -- that will enable subscribers to send and receive telephone calls virtually anywhere in the world -- all with one phone, one phone number and one customer bill.


     Iridium, Inc. was incorporated on June 14, 1991. Iridium, Inc. operated as a wholly-owned subsidiary of Motorola, Inc. ("Motorola") until July 29, 1993. On July 29, 1993, Iridium, Inc. closed on, and had its first capital draw under, a private placement of shares of Common Stock, subscribed to by U. S. and foreign investors. A second private placement of shares of Common Stock was closed in August 1994. A third private placement was closed in March 1996. Pursuant to these private placements and four supplemental placements with certain additional investors, the investors have invested approximately $1.62 billion in common equity of Iridium (and could invest up to approximately $1.86 billion in common equity if a reserve capital call is exercised in full by Iridium). All Common Stock was sold pursuant to stock purchase agreements, some of which provided, among other things, for the allocation of gateway service territories to certain investors.


     Iridium was formed as a limited liability company, under the terms and conditions of the limited liability agreement ("LLC Agreement"), pursuant to the provisions of the Delaware Limited Liability Company Act on July 29, 1996. Also on July 29, 1996, Iridium, Inc. was merged with and into Iridium, with Iridium as the surviving entity. Concurrent with the merger, all shares of Common Stock of Iridium, Inc. were exchanged for Class 1 Membership Interests (the "Class 1 Interests") in Iridium.



     Iridium has contracted with Motorola to design, develop, produce and deliver into orbit the space segment component of the IRIDIUM System. The scheduled date for delivery of the $3.45 billion space segment is in 1998. Iridium plans to begin its commercial operations in the second half of 1998.



     The IRIDIUM System is subject to regulation by the Federal Communications Commission ("FCC") and by foreign administrations and regulatory bodies. On January 31, 1995, Motorola obtained a license from the FCC to construct, launch and operate the IRIDIUM System, subject to certain conditions.



     The successful completion of the IRIDIUM System is subject, in part, to raising additional funds. Iridium currently anticipates total capital requirements of approximately $4.4 billion through September 1998, the expected date of commencement of commercial operations. Iridium has raised equity totaling $1.659 billion, and long-term and guaranteed bank facility commitments totaling $0.988 billion. Iridium has commenced negotiations for an expanded guaranteed bank facility for an additional $350 million. In addition, Iridium has the right to exercise a reserve capital call up to $243 million in additional Class 1 Interests from its members (see Note 3). The remaining funds, approximately $1.5 billion, are expected to be raised through additional financings of debt and/or equity as Iridium will have no source of revenues, other than insignificant amounts of interest income, until 1998.


2.  SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION


     The consolidated financial statements include the accounts of Iridium LLC and its wholly-owned subsidiary, Iridium World Communications Ltd. ("IWCL"). All significant intercompany transactions have been eliminated.


     Prior to July 29, 1993, Iridium was a wholly-owned subsidiary of Motorola. As a result of three private placements of equity and four supplemental private placements with certain additional equity investors, Motorola's direct and indirect Class 1 Interest in Iridium has been reduced to approximately 24% as of December 31, 1996 before considering unexercised warrants held by Motorola.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

DEVELOPMENT STAGE ENTERPRISE


     Iridium is devoting substantially all of its present efforts to constructing, developing and marketing the IRIDIUM System. Its planned principal operations, to manage the operation of the IRIDIUM System, have not commenced.


ACCOUNTING ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Iridium considers short-term, highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents include cash in banks and investments in reverse repurchase agreements maturing overnight with Citibank, N.A. and Crestar Bank. Such investments are recorded at cost, which approximates the market value.

PROPERTY AND EQUIPMENT

     Property and equipment is carried at historical cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the following estimated useful lives:

    Office equipment and furniture..............................................  5 years
    Computer equipment..........................................................  5 years
    Software....................................................................  3 years
    Company vehicles............................................................  5 years

SYSTEM UNDER CONSTRUCTION


     System under construction includes all costs incurred related to the construction of the space and ground components of the IRIDIUM System. Depreciation expense will be recognized on a satellite-by-satellite basis commencing with the date of delivery in orbit of each satellite.



     Interest costs incurred during the construction of the IRIDIUM System are capitalized. Total interest cost incurred and capitalized for the year ended December 31, 1996 was approximately $28,127,000. Interest paid for the year ended December 31, 1996 was approximately $1,485,000. No interest was incurred, paid or capitalized for the years ended December 31, 1994 and 1995.


     During 1996, Iridium adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of" ("Statement 121"). Statement 121 requires that long-lived assets to be held and used be reviewed by Iridium for impairment whenever events of changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the undiscounted net cash flows associated with the asset are less than the asset's carrying amount. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair market value. The adoption of Statement 121 did not have a material impact on Iridium's results of operations for the year ended December 31, 1996.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

MEMBER INTEREST-BASED COMPENSATION

     During 1996, Iridium adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" ("Statement 123"), which encourages, but does not require, the recognition of member interest-based employee compensation at fair value. Iridium has elected to continue to account for member interest-based employee compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, compensation cost for options to purchase Class 1 Interests granted to employees is measured as the excess, if any, of the fair value of Class 1 Interests at the date of the grant over the exercise price an employee must pay to acquire the interest.

     Warrants or options to purchase member interests granted to other than employees as consideration for goods or services rendered are recognized at fair market value.

EQUITY ISSUANCE COSTS

     Iridium classifies all costs incurred in connection with the issuance of equity as a reduction of members' equity. These costs include fees paid to investment bankers, attorneys and others in connection with the issuance of equity.

DEFERRED FINANCING COSTS

     All costs incurred in connection with securing debt financing have been deferred and are amortized over the terms of the related debt. Costs for future debt financing are also deferred and are included in other non-current assets in the accompanying consolidated balance sheets. Total deferred financing costs are approximately $1,628,000 and $30,200,000 at December 31, 1995 and 1996,
respectively.

     During October 1995, Iridium withdrew an intended public offering of certain subordinated debt financing. Accordingly, Iridium wrote off approximately $3,200,000 of deferred costs associated with the intended financing. Such costs are included in operating expenses in the accompanying consolidated statement of loss for the year ended December 31, 1995.

INCOME TAXES

     Iridium, Inc. was subject to federal, state and local income taxes directly. As a result of the merger of Iridium, Inc. with and into Iridium, Iridium became a limited liability company. As a limited liability company, Iridium is no longer subject to U. S. federal income tax directly. Rather, each Class 1 member is subject to U.S. federal income taxation based on its ratable portion of Iridium's income or loss. However, Iridium's primary operations are in the District of Columbia, which does not recognize the limited liability status for tax purposes. Accordingly, Iridium is subject to District of Columbia franchise taxes directly. Iridium recognizes its provision for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and deferred tax liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME (LOSS) PER CLASS 1 INTEREST

     Net income (loss) per Class 1 and Class 1 equivalent interest is calculated by dividing net income (loss), after considering required dividends on Class 2 Interests, by the weighted average number of Class 1 and

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Class 1 equivalent interests, to the extent dilutive, during the period. Class 1 equivalent interests are comprised of options and warrants and convertible Class 2 Interests. Due to the losses incurred during the years ended December 31, 1994, 1995 and 1996, the impact of the Class 1 equivalent interests is anti-dilutive and is not presented.

RECLASSIFICATIONS

     Certain 1994 and 1995 amounts have been reclassified to conform to the 1996 presentation.

3.  MEMBERS' EQUITY

CLASSES OF MEMBERSHIP INTERESTS


     The members' interests in Iridium are divided into two classes: Class 1 Interests, which represent the common equity, and Class 2 Interests, which represent the preferred equity. The LLC Agreement authorizes Iridium to issue 225,000,000 Class 1 Interests, 50,000 Series M Class 2 Interests, and 300,000 additional Class 2 Interests. A description of each of the classes of membership interests follows:



          Class 1 Interests. Subject to the rights of holders of any series of Class 2 Interests, all voting rights of the members are vested in the Class 1 Interests. Each member is entitled to appoint one Director for each 5,250,000 Class 1 Interests owned. Class 1 members may aggregate any or all of their Class 1 Interests with other Class 1 members and appoint one Director for each 5,250,000 Class 1 Interests owned in the aggregate. The members may manage Iridium only through their designated Directors and have no authority, in their capacity as members, to act on behalf of or bind Iridium.



          The LLC Agreement contains a reserve capital call provision under which certain members have agreed to purchase additional Class 1 Interests. If the Board elects to exercise this option, Iridium could raise up to an additional $243 million for 18,206,550 Class 1 Interests.



          Series M Class 2 Interests. Motorola owns a warrant to purchase Series M Class 2 Interests in an amount that is convertible into 2.5% of the outstanding Class 1 Interests at the time of exercise of the warrant (calculated on a fully diluted basis) at a price of $1,000 per Series M Class 2 Interest. Each Series M Class 2 Interest is currently convertible into 75 Class 1 Interests. The initial Series M Conversion Price is $13.33, but is subject to anti-dilution adjustments from time to time. Dividends on Series M Class 2 Interests are cumulative and accrue at the rate of 8% per annum. No Series M Class 2 Interests are outstanding.



          Series A Class 2 Interests. The Series A Class 2 Interests are convertible preferred interests that pay dividends at a rate of 14 1/2% per annum. Dividends on the Series A Class 2 Interests are payable, either in kind or in cash, at the option of Iridium, through February 28, 2001. Commencing March 1, 2001, dividends on the Series A Class 2 Interests are payable only in cash. Dividends on the Series A Class 2 Interests accrue whether or not they have been declared and whether or not there are profits or other funds of Iridium legally available for the payment of such dividends. No dividend may be declared and paid on the Class 1 Interests unless all accrued dividends on the Series A Class 2 Interests have been paid in full. The Series A Class 2 Interests are convertible to Class 1 Interests at any time at the option of the holder. Currently each Series A Class 2 Interest may be converted into 18.51 Class 1 Interests. The Series A Class 2 Interests are redeemable, at the option of Iridium at anytime after March 1, 2001, subject to a premium if redeemed prior to March 1, 2005.


          Series B and Series C Class 2 Interests. In connection with Motorola's guarantee of Iridium's $750 million credit facility (the "Guarantee Agreement") (See Note 5), Iridium issued to Motorola one Series B Class 2 Interest and 75 Series C Class 2 Interests. The Series B Class 2 Interest and Series C

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Class 2 Interests do not pay any dividends. The Series B Class 2 Interest entitles Motorola to one seat on the Board of Directors in addition to Directors it may appoint as the owner of Class 1 Interests and Series M Class 2 Interests. The Series C Class 2 Interests entitle Motorola to appoint a majority of the Board of Directors in the event of certain events of default by Iridium. The Series B and Series C Class 2 Interests are redeemable at the option of Iridium at $.01 per interest upon the later of
     (i) the termination or expiration of the Guarantee Agreement and (ii) the reimbursement of any payments made by Motorola pursuant to the Guarantee Agreement.

     The LLC Agreement provides that Iridium may merge or consolidate with one or more limited liability companies, corporations, or similar entities, provided that the transaction is approved by the Board of Directors and Class 1 members holding not less than 66 2/3% of the outstanding Class 1 Interests. In the event of a merger, members who hold interests and do not vote in favor of, or consent in writing to, the merger are entitled to appraisal and repurchase rights of their interests as specified in the LLC Agreement.

DIVIDEND AND LIQUIDATION RIGHTS

     Class 1 members are entitled to receive dividends, as and when declared by the Board of Directors, in its discretion. Class 2 members are entitled to receive dividends, if any, in accordance with the terms of the relevant series of Class 2 Interests, as and when declared by the Board of Directors. The Class 2 Interests rank senior to the Class 1 Interests as to dividends and distributions upon the liquidation, dissolution and winding-up of Iridium.

     The LLC Agreement requires the Iridium Board of Directors, to the extent of legally available funds, to declare and pay a dividend sufficient to assure that each non-U.S. Class 1 Member receives an amount at least equal to the amount of such member's U.S. federal, state and local income tax liability resulting from allocations of Iridium's taxable income to such member.

     The LLC Agreement contains significant restrictions on the ability of a member to transfer any interests in Iridium, including but not limited to the conditions that: (i) a majority of the Directors approve the transfer, and (ii) the transfer not result in any member beneficially owning, or having the right to beneficially own, more than 45% of the outstanding Class 1 Interests.

LIMITATIONS ON LIABILITY


     Members are generally not liable for the debts, obligations or liabilities of Iridium. IWCL, which will become a member of Iridium upon the consummation of a pending public equity offering, has waived this limitation on liability.


4.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1995 and 1996, consists of the following (in thousands):

                                                                          1995      1996
                                                                         -------   -------
    Office equipment and furniture.....................................  $ 1,977   $ 3,113
    Trade show booth...................................................      722       826
    Company vehicles...................................................       30        --
    Leasehold improvements.............................................      168       405
                                                                         -------   -------
                                                                           2,897     4,344
    Less accumulated depreciation and amortization.....................   (1,633)   (2,279)
                                                                         -------   -------
    Property and equipment, net........................................  $ 1,264   $ 2,065
                                                                         =======   =======

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  GUARANTEED BANK FACILITY

     On August 21, 1996, Iridium entered into a $750 million credit agreement with a group of banks led by Chase Manhattan Bank, NA and Barclays Bank, PLC. On the same date Iridium entered into the Guarantee Agreement whereby Motorola agreed to guarantee the entire $750 million commitment amount. The credit agreement provides that Iridium may elect to borrow amounts at the then current short-term Eurodollar rate plus 1/4% or at the then current Prime Rate of Chase Manhattan Bank. Iridium also pays a commitment fee of 1/10 of 1% on any unused portion of the $750 million credit facility. Interest rates on the guaranteed bank facility ranged from 5.75% to 5.94% during 1996. The credit agreement expires on August 20, 1998.


     Under the Guarantee Agreement, Iridium is required to issue up to 150,000 warrants to Motorola to purchase up to 11,250,000 Class 1 Interests in Iridium. As consideration for its guarantee, Motorola earns up to 82,500 warrants to purchase up to 6,187,500 Class 1 Interests for each year the $750 million guarantee is outstanding, but in no event warrants to purchase more than 11,250,000 Class 1 Interests over the term of the guarantee. Warrants earned are issued to Motorola on a quarterly basis. Each warrant entitles Motorola to purchase 75 Class 1 Interests at an exercise price of $.01 per warrant, subject to anti-dilution adjustments. The warrants may be exercised five years from date of issuance and expire ten years from date of issuance. As of December 31, 1996, Motorola has earned 29,836 warrants to purchase 2,237,700 Class 1 Interests in accordance with the Guarantee Agreement. For the year ended December 31, 1996, Iridium recognized $25,719,000 as an expense to reflect the fair market value of the warrants earned by Motorola. Motorola has also been granted a security interest in all of Iridium's assets.


     Subsequent to December 31, 1996, Iridium, Motorola and a group of banks commenced negotiations for an expansion of the guaranteed bank facility by $350 million under similar terms and conditions for borrowings and the guarantee by Motorola as the existing $750 million facility.

6.  LONG-TERM DEBT DUE TO MEMBERS


     During 1996, Iridium sold units to certain of its members and their affiliates; each unit consisting of $1,000 principal amount at maturity 14 1/2% Senior Subordinated Discount Notes due 2006 (the "Notes") and one warrant to purchase 10.40775 Class 1 Interests, for aggregate proceeds to Iridium of approximately $238,453,000. The Notes are unsecured and are subordinate to all senior debt of Iridium. The Notes fully accrete to an aggregate face value of $480,150,000 on March 1, 2001 and mature on March 1, 2006. Each Note accrues cash interest at a rate of 14 1/2% per annum, payable semi-annually commencing on September 1, 2001. The Notes will be subject to redemption, at the option of Iridium, at any time on or after March 1, 2001. The warrants entitle the holder to purchase Class 1 Interests at an exercise price of $.01 per warrant, are exercisable on March 1, 2001 and expire on March 1, 2006. Iridium recognized the estimated fair market value of these warrants of $31,761,000 as an addition to members' equity.


7.  INCOME TAXES

     From inception through July 29, 1996, Iridium, Inc. was subject to U. S. federal and state and local income taxes directly, and accordingly, recognized provisions for income taxes for U. S. federal and for all state and local jurisdictions. Subsequent to the merger of Iridium, Inc. into a limited liability company, Iridium is no longer subject to U.S. federal income tax directly; however, Iridium is subject to District of Columbia franchise taxes.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Iridium's provision for income taxes for the years ended December 31, 1994, 1995, and 1996 consists of the following (in thousands):

                                                                1994     1995       1996
                                                               ------   ------     ------
Current    -- Federal........................................  $1,142   $1,258     $3,435
           -- State and Local................................     383      426      1,154
Deferred   -- Federal........................................      --       --         --
           -- State and Local................................      --       --         --
                                                               ------   ------     ------
                                                               $1,525   $1,684     $4,589
                                                               ======   ======     ======

     The primary reconciling differences between income tax expense and the amount of tax benefit that would be expected to result by applying the Federal statutory rate of 35% to the loss before income taxes for the years ended December 31, 1994 and 1995 and the period from January 1, 1996 to July 29, 1996 (the date of the merger of Iridium, Inc. into Iridium) relate primarily to the capitalization for tax purposes of certain start-up expenditures, and state and local taxes. The capitalization of start-up expenditures resulted in Iridium's only significant deferred tax asset of $19,944,000 at December 31, 1995, for which a 100% valuation allowance was established. Subsequent to the date of the merger of Iridium, Inc. into Iridium, Iridium recognizes deferred taxes for those jurisdictions for which Iridium is taxed directly, resulting in a deferred tax asset for capitalized start-up expenditures of $4,774,000 at December 31, 1996, for which a 100% valuation allowance has been established.

     During the years ended December 31, 1994, 1995, and 1996, Iridium made income tax payments of approximately $1,430,000, $849,000 and $5,746,000, respectively.

8.  TRANSACTIONS WITH MEMBERS

SUPPORT AGREEMENT

     Under a Support Agreement, Motorola provides certain general and administrative support to Iridium. On a cost reimbursable basis, Motorola has provided payroll processing and related benefits to Iridium employees, processed payments to certain contractors providing support to Iridium, and provided other administrative support. The amounts and nature of such costs for the years ended December 31, 1994, 1995 and 1996 consist of the following (in thousands):

                                                               1994      1995     1996
                                                              ------     ----     ----
        Stock issuance costs................................  $2,612     $ --     $ --
        Fixed assets, net...................................      35       --       --
                                                              ------     ----     ----
                  Total capitalized.........................   2,647       --       --
                                                              ------     ----     ----
        Payroll and related costs...........................     428       --       --
        Travel..............................................      35       --        8
        Consulting..........................................     493      603      826
        Other...............................................     229        1       18
                                                              ------     ----     ----
                  Total expense.............................   1,185      604      852
                                                              ------     ----     ----
                  Total.....................................  $3,832     $604     $852
                                                              ======     ====     ====

     As of December 31, 1995, and 1996, Iridium's balance payable to Motorola under the Support Agreement was approximately $186,000 and $563,000, respectively.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SPACE SYSTEM CONTRACT

     Iridium has a Space System Contract with Motorola to design, develop, produce and deliver the Space Segment component of the Iridium Communications System. Under this fixed priced contract, Motorola will construct the space vehicles and place them into low-earth orbits for a contract price of $3.45 billion (subject to certain adjustments). The scheduled date of commencement of commercial operations is September 1998. For the years ended December 31, 1994, 1995, and 1996, Iridium incurred $371 million, $802 million, and $836 million, respectively, under the Space System Contract. Such costs are capitalized as system under construction in the accompanying consolidated balance sheets. As of December 31, 1995 and 1996, Iridium's balance payable to Motorola under the Space System Contract was $90 million and $100 million, respectively.

     The aggregate fixed and determinable portion of all remaining obligations under the Space System Contract is as follows (in thousands):

                            YEAR ENDING DECEMBER 31,                             AMOUNT
    -------------------------------------------------------------------------  ----------
         1997................................................................  $  652,000
         1998................................................................     514,000
                                                                               ----------
                                                                               $1,166,000
                                                                                =========

TERRESTRIAL NETWORK DEVELOPMENT CONTRACT


     During 1995, Iridium entered into a Terrestrial Network Development Contract ("TNDC") with Motorola for an original amount of $160 million. Under the TNDC, Motorola is designing and developing the terrestrial gateway hardware and software. The payments under the original contract are tied to the completion of milestones specified in the contract. During 1996, Iridium and Motorola amended the TNDC. Under the amendment, Motorola will provide additional services and support under the TNDC in exchange for an additional $18.9 million. In lieu of a cash payment for the $18.9 million, Iridium may, at its election, issue 5,545 warrants to purchase an aggregate of 415,875 Class 1 Interests to Motorola. The warrants, if issued, have an exercise price of $.01 per warrant and may be exercised beginning March 1, 2001 and expire on March 1, 2006. Certain of Iridium's members will own the individual gateways and will have no obligation to Iridium for any of the amounts due to Motorola under the TNDC. For the year ended December 31, 1996, Iridium incurred $64 million under the TNDC. Such costs are capitalized as system under construction in the accompanying consolidated balance sheets.


     The aggregate fixed and determinable portion of all remaining obligations under the TNDC, assuming that all obligations are settled in cash, is as follow (in thousands):

                             YEAR ENDING DECEMBER 31,                            AMOUNT
    --------------------------------------------------------------------------  --------
         1997.................................................................  $ 68,000
         1998.................................................................    46,900
                                                                                --------
                                                                                $114,900
                                                                                ========

OPERATIONS AND MAINTENANCE CONTRACT

     To provide for the operations and maintenance of the space segment upon completion of the Space System Contract, Iridium has entered into the Operations and Maintenance Contract ("O&M") with Motorola. This contract obligates Motorola for a period of five years after completion of the final milestone under the Space System Contract to operate the Space System, and to exert its best efforts to monitor, upgrade and replace hardware and software of the space segment (including the individual space vehicles) at specified levels, in exchange for specified quarterly payments. Such payments are expected to begin in 1998

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

and to aggregate approximately $2.9 billion. During 1996, Iridium entered into a two-year option agreement to extend the O&M contract with Motorola after the completion of the initial five-year term. If such option is exercised, Iridium will be obligated to make quarterly payments expected to aggregate an additional $1.3 billion. Assuming that commercial operations commence in September 1998, the aggregate fixed and determinable portion of all obligations under the O&M is expected to be as follows (in thousands):

                            YEAR ENDING DECEMBER 31,                             AMOUNT
    -------------------------------------------------------------------------  ----------
         1997................................................................  $       --
         1998................................................................     120,000
         1999................................................................     537,000
         2000................................................................     558,000
         2001 and thereafter.................................................   1,685,000
                                                                               ----------
                                                                               $2,900,000
                                                                                =========

GATEWAY OWNERS INCENTIVES


     Iridium has agreed to issue warrants to purchase 300,000 Class 1 Interests to each gateway owner whose specified gateway activities are completed on schedule, and warrants to purchase 7,500 Class 1 Interests for each $1 million of cumulative Iridium service revenue generated within 15 months of commercial activation, but in no event will more than an aggregate of 122,200 warrants to purchase an aggregate of 9,165,000 Class 1 Interests be issued to all gateway owners. The warrants will have terms identical to those issued to Motorola under the Guarantee Agreement (see Note 5). As of December 31, 1996, no such warrants had been issued.


9.  EMPLOYEE BENEFITS

     Iridium has adopted a comprehensive performance incentive and retirement benefit package. The performance incentive program became effective in 1993, while the various retirement plans became effective on February 1, 1994.

INCENTIVE PROGRAMS

     Iridium has established short- and long-term incentive plans primarily based on employee performance. Effective December 31, 1995, Iridium terminated the long-term incentive plan. The remaining liability of the long-term incentive plan is approximately $2,426,000 as of December 31, 1996 and is expected to be paid in 1999. Under these plans, Iridium incurred expenses of approximately $1,100,000, $1,300,000, and $1,252,000 for the years ended December 31, 1994,
1995, and 1996, respectively.

401(k) EMPLOYEE RETIREMENT SAVINGS PLAN

     Iridium adopted a 401(k) employee retirement savings plan in 1994 covering all employees. Iridium makes matching contributions to this qualified plan on behalf of participating employees up to 3% of employees' compensation. Employee contributions to the plan vest immediately. Iridium contributions vest ratably over a seven-year period, including service credit for any prior employment with Motorola. Under this plan, Iridium has incurred expenses of approximately $87,000, $161,000 and $288,000 during the years ended December 31, 1994, 1995 and 1996, respectively.

RETIREMENT PLANS

     All employees of Iridium are covered by a non-contributory defined benefit retirement plan. Vesting in plan benefits generally occurs after five years. Benefits under the plan are based on years of credited service

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(including any prior employment with Motorola), age at retirement and the average earnings over the last four years. The plan is funded annually in accordance with the Employee Retirement Income Security Act of 1974.

     In early 1995, Iridium adopted a non-qualified defined benefit plan covering employees earning in excess of the maximum amounts which may be considered under the qualified plan, excluding those executives participating in the supplemental executive plans described below, who also participate in the qualified defined benefit plan.

SUPPLEMENTAL EXECUTIVE PLANS

     Iridium maintains a non-qualified defined benefit plan for selected senior officers. During 1994 and 1995, one senior executive officer was covered by a separate plan and a second plan was added for three additional executive officers in early 1995. Vesting in these plans generally occur upon the attainment of age 55 with five years of service. Benefits under these plans are based on average annual compensation prior to retirement. Iridium has also agreed to provide for the payment of certain taxes associated with plan benefits. The supplemental executive plans are not funded. The net periodic pension cost recognized under the plans was approximately $698,000, $1,256,000 and $1,925,000 for the years ended December 31, 1994, 1995, and 1996, respectively. In addition, Iridium recorded an additional minimum pension liability adjustment of ($1,065,000) and $332,000 for the years ended December 31, 1995 and 1996, respectively, for its non-qualified plans. The additional minimum pension liability is included as a reduction to members' equity.

SUMMARY OF DEFINED BENEFIT PLANS

     Pension cost for the qualified and non-qualified defined benefit plans in total for the years ended December 31, 1994, 1995 and 1996, are as follows (in thousands):

                                                 1994                    1995                    1996
                                         ---------------------   ---------------------   ---------------------
                                                       NON-                    NON-                    NON-
                                         QUALIFIED   QUALIFIED   QUALIFIED   QUALIFIED   QUALIFIED   QUALIFIED
                                         ---------   ---------   ---------   ---------   ---------   ---------
    Service Cost.......................    $ 272       $ 294       $ 372       $ 377       $ 789      $   438
    Interest cost on projected benefit
      obligation.......................       54          24          70         246         133          339
    Actual return on assets............      (34)         --         (66)         --         (82)          51
    Amortization of transition
      obligation.......................       17          71          19         238          19          238
                                         ---------   ---------   ---------   ---------   ---------   ---------
    Net periodic cost..................    $ 309       $ 389       $ 395       $ 861       $ 859      $ 1,066
                                          ======      ======      ======      ======      ======       ======

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table describes the funded status of the plans at December 31, 1995 and 1996 (in thousands). The actuarial calculations were determined by Iridium's consulting actuaries:

                                                                1995                    1996
                                                        ---------------------   ---------------------
                                                                      NON-                    NON-
                                                        QUALIFIED   QUALIFIED   QUALIFIED   QUALIFIED
                                                        ---------   ---------   ---------   ---------
    Accumulated present value of obligations:
      Accumulated benefit obligation, including vested
         benefits.....................................   $ (1,158)   $ (2,209)   $ (1,828)   $ (2,746)
                                                         ========    ========    ========    ========
      Projected benefit obligation for service
         rendered to date.............................   $ (1,602)   $ (4,404)   $ (2,554)   $ (5,179)
      Plan assets at fair value.......................      1,186          --       1,931          --
                                                         --------    --------    --------    --------
      Projected benefit obligation in excess of plan
         assets.......................................       (416)     (4,404)       (623)     (5,179)
      Unrecognized transition obligation..............        339       2,598         320       2,360
      Unrecognized net (gain) loss....................       (122)        662        (227)        609
                                                         --------    --------    --------    --------
      Accrued pension cost............................       (199)     (1,144)       (530)     (2,210)
      Adjustment required to recognize minimum
         liability....................................         --      (1,065)         --        (733)
                                                         --------    --------    --------    --------
      Pension liability...............................   $   (199)   $ (2,209)   $   (530)   $ (2,943)
                                                         ========    ========    ========    ========
      Actuarial assumptions:
      Discount rate...................................         7%          7%        7.5%        7.5%
      Long-term rate of return........................         8%          8%          8%          8%
      Salary increases................................         5%          5%          5%          5%

OPTION PLAN


     On January 1, 1996, Iridium adopted an Option Plan. Under the terms of the Option Plan, certain key employees were granted, at the discretion of the Board of Directors, options to purchase Class 1 Interests. At the date of grant, each employee has the option to purchase in cash all granted amounts of options, subject to a five-year vesting period, or defer the exercise of such option over a ten-year period, subject to earlier termination clauses. As of December 31, 1996, 2,625,000 Class 1 Interests have been reserved for issuance under the Option Plan. As permitted by Statement 123, Iridium applies the intrinsic value method in accounting for compensation cost under this plan. Accordingly, as all options to acquire Class 1 Interests have been granted at an exercise price equal to the fair market value as of the date of grant, no compensation cost has been recognized under this plan in the accompanying consolidated financial statements. Had compensation cost been determined consistent with the fair value method of Statement 123, Iridium's net loss would have been increased to the pro forma amount indicated below (in thousands except per interest data):



                                                                               YEAR ENDED
                                                                            DECEMBER 31, 1996
                                                                            -----------------
    Net loss..........................  As reported.......................      $ (73,598)
                                        Pro forma.........................        (74,172)
    Net loss per Class 1 Interest.....  As reported.......................      $    0.64
                                        Pro forma.........................           0.65


     During 1996, the fair value of options granted are estimated on the dates of the grants using the Black-Scholes Option Pricing Model with the following weighted-average assumptions: dividend yield of 0.0%, expected volatility of 45%, risk-free interest rate of 6.7%, and expected life of five years. The effects on compensation cost as determined under Statement 123 on net loss in 1996 may not be representative of the effects on pro forma net income (loss) for future periods.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes Iridium's Option Plan:


                                                                                     WEIGHTED
                                                                       INTERESTS     AVERAGE
                                                                         UNDER       EXERCISE
                                                                        OPTION        PRICE
                                                                       ---------     --------
    Outstanding at December 31, 1995.................................         --          --
         Granted.....................................................    729,750      $13.33
         Exercised...................................................         --          --
         Forfeited...................................................         --          --
                                                                       ---------     --------
    Outstanding at December 31, 1996.................................    729,750      $13.33
                                                                       ---------     --------
    Options exercisable at December 31, 1996.........................         --
                                                                       ---------
    Weighted-average fair value at date of grant of options granted
      during the year ended December 31, 1996........................   $   6.50
                                                                       ---------
    Weighted-average remaining contractual life (in years)...........       9.39
                                                                       ---------


10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of Iridium's financial instruments as of December 31, 1996 (in thousands):

                                                                     CARRYING       FAIR
                                                                      AMOUNT       VALUE
                                                                     --------     --------
    Guaranteed bank facility.......................................  $505,000     $505,000
    Long-term debt due to Members..................................   230,904      230,904

     The fair value of Iridium's long-term debt is estimated based on the current rates offered to Iridium for similar debt. The carrying amounts of cash and cash equivalents, short-term investments, due from affiliates and accounts payable and accrued expenses approximate their fair market value as of December 31, 1996 and 1995 because of the relatively short duration of these accounts.

11.  OPERATING LEASE COMMITMENTS

     Iridium leases its corporate headquarters office space and certain office equipment under non-cancelable operating lease agreements expiring through 1999. The corporate headquarters office lease is for a term of five years, which may be extended at Iridium's election for an additional five years. Future minimum payments under all operating lease arrangements are as follows (in thousands):

    YEAR ENDING DECEMBER 31,                                                      AMOUNT
    --------------------------------------------------------------------------    ------
           1997...............................................................    $1,858
           1998...............................................................     1,880
           1999...............................................................       156
                                                                                  ------
                                                                                  $3,894
                                                                                  ======

     The office lease agreement also requires Iridium to pay operating expenses, which are estimated at $400,000 annually. Rent expense for the years ended December 31, 1994, 1995, and 1996 was approximately $793,000, $1,025,000, and
$1,194,000, respectively.

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


12.  SUBSEQUENT EVENTS



     On April 16, 1997, the Limited Liability Company Agreement was amended to increase the authorized number of Class 1 Interests from 3,000,000 to 225,000,000. On May 9, 1997, Iridium effected a 75 for 1 subdivision of its Class 1 Interests whereby each existing Class 1 Interest was subdivided into 75 Class 1 Interests. All interest and per interest data appearing in the consolidated financial statements and notes thereto have been retroactively adjusted for the subdivision.

                                  IRIDIUM LLC


                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)



                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET


                      (IN THOUSANDS EXCEPT INTEREST DATA)


                              AS OF MARCH 31, 1997



                                           ASSETS
Current assets:
  Cash and cash equivalents......................................................  $   15,659
  Due from affiliates............................................................       4,347
  Prepaid expenses and other current assets......................................       8,029
                                                                                   ----------
          Total current assets...................................................      28,035
Property and equipment -- net....................................................       3,057
System under construction........................................................   2,395,597
Other assets.....................................................................      56,816
                                                                                   ----------
          Total assets...........................................................  $2,483,505
                                                                                    =========

                               LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses..........................................  $   18,756
  Accounts payable to member.....................................................          75
                                                                                   ----------
          Total current liabilities..............................................      18,831
Guaranteed bank facility.........................................................     665,000
Long-term debt due to Members....................................................     240,178
Other liabilities................................................................       5,860
                                                                                   ----------
          Total liabilities......................................................     929,869
                                                                                   ----------
Commitments and Contingencies
Members' equity:
  Class 2 Interests, 50,000 interests authorized for Series M; an aggregate of
     300,000 interests authorized for Series A, Series B and Series C:
     Series M, convertible, no interest issued and outstanding...................          --
     Series A, redeemable, convertible, 49,268 interests issued and outstanding;
      liquidation value of $49,268...............................................      49,268
     Series B, redeemable, 1 interest issued and outstanding.....................          --
     Series C, redeemable, 75 interests issued and outstanding...................          --
  Class 1 Interests, 225,000,000 interests authorized; 120,836,025 interests
     issued and outstanding......................................................   1,674,869
  Deficit accumulated during the development stage...............................    (169,768)
  Adjustment for minimum pension liability.......................................        (733)
                                                                                   ----------
          Total Members' equity..................................................   1,553,636
                                                                                   ----------
          Total liabilities and Members' equity..................................  $2,483,505
                                                                                    =========



    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                                  IRIDIUM LLC


                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)



              UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS


                      (IN THOUSANDS EXCEPT INTEREST DATA)



                                                      THREE MONTHS ENDED MARCH        PERIOD FROM
                                                                 31,                 JUNE 14, 1991
                                                      -------------------------   (INCEPTION) THROUGH
                                                         1996          1997         MARCH 31, 1997
                                                      -----------   -----------   -------------------
Operating expenses
  Sales, general and administrative.................  $     8,410   $    36,054        $ 174,186
Other income
  Interest income...................................        1,234           126           12,389
                                                      -----------   -----------        ---------
Loss before provision for income taxes..............        7,176        35,928          161,797
Provision for income taxes..........................          487            --            7,971
                                                      -----------   -----------        ---------
Net loss............................................  $     7,663   $    35,928        $ 169,768
                                                      ===========   ===========        =========
Preferred dividend requirement......................           --         2,291
                                                      -----------   -----------
Net loss applicable to Class 1 Interests............  $     7,663   $    38,219
                                                      ===========   ===========
Net loss per Class 1 Interest.......................  $      0.07   $      0.32
                                                      ===========   ===========
Weighted average interests used in computing net
  loss per Class 1 Interest.........................  117,505,200   120,115,575
                                                      ===========   ===========



    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                                  IRIDIUM LLC


                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)



           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                 (IN THOUSANDS)



                                                                                                           PERIOD FROM
                                                                                   THREE MONTHS ENDED     JUNE 14, 1991
                                                                                        MARCH 31,          (INCEPTION)
                                                                                  ---------------------      THROUGH
                                                                                    1996        1997      MARCH 31, 1997
                                                                                  ---------   ---------   --------------
Cash Flows From Operating Activities:
  Net loss......................................................................  $  (7,663)  $ (35,928)   $   (169,768)
  Adjustments to reconcile net loss to net cash used in operating activities --
    Depreciation and amortization...............................................        134         231           2,536
    Expense recognized from warrants issued in connection with debt guarantee...         --      17,536          43,255
    Changes in assets and liabilities:
      Decrease (increase) in prepaids and other current assets..................        163        (875)         (8,029)
      Increase in due from affiliates...........................................         --        (871)         (4,347)
      Increase in other assets..................................................     (1,200)    (13,465)        (29,838)
      Increase in accounts payable and accrued expenses.........................        414         819          18,756
      Increase (decrease) in accounts payable to member.........................        (58)       (488)             75
      Increase (decrease) in other liabilities..................................      1,490      (1,788)          5,127
                                                                                  ---------   ---------   --------------
        Net cash used in operating activities...................................     (6,720)    (34,829)       (142,233)
                                                                                  ---------   ---------   --------------
Cash Flows From Investing Activities:
  Purchases of property and equipment...........................................       (268)     (1,224)         (5,594)
  Additions to system under construction........................................   (270,755)   (109,439)     (2,358,196)
                                                                                  ---------   ---------   --------------
        Net cash used in investing activities...................................   (271,023)   (110,663)     (2,363,790)
                                                                                  ---------   ---------   --------------
Cash Flows From Financing Activities:
  Net proceeds from issuance of Class 1 and Class 2 Interests...................    139,298          --       1,649,128
  Gross proceeds from issuance of senior subordinated notes and warrants........    110,195          --         238,453
  Borrowings under bank line of credit..........................................         --     160,000         665,000
  Deferred financing costs......................................................       (302)       (738)        (30,899)
                                                                                  ---------   ---------   --------------
        Net cash provided by financing activities...............................    249,191     159,262       2,521,682
                                                                                  ---------   ---------   --------------
Increase (decrease) in cash and cash equivalents................................    (28,552)     13,770          15,659
Cash and Cash Equivalents, beginning of period..................................     51,332       1,889              --
                                                                                  ---------   ---------   --------------
Cash and Cash Equivalents, end of period........................................  $  22,780   $  15,659    $     15,659
                                                                                  =========   =========    ============



    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                                  IRIDIUM LLC


                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)



         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



1.  BASIS OF PRESENTATION



     In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position of Iridium LLC ("Iridium") as of March 31, 1997, and the results of their operations and cash flows for the three month periods ended March 31, 1997 and 1996, and the period from June 14, 1991 (inception) through March 31, 1997. These condensed consolidated financial statements are unaudited, and do not include all related footnote disclosures. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results of operations expected in the future, although the Company will continue to be a development stage limited liability company and anticipates a net loss for the year.



2.  WARRANTS ISSUED TO MEMBER



     In accordance with the Guarantee Agreement between Iridium and Motorola, an additional 20,343 warrants to purchase 1,525,725 Class 1 Interests were earned by Motorola during the three months ended March 31, 1997. Iridium recognized $17,536,000 as expense during the three months ended March 31, 1997 to reflect the fair market value of the warrants earned by Motorola.



3.  SERIES A, CLASS 2 INTERESTS



     Iridium paid 2,291,000 in-kind dividends to holders of Series A, Class 2 interests during the three month period ended March 31, 1997.



4.  SUPPLEMENTAL CASH FLOW INFORMATION



     During the three months ended March 31, 1997 and 1996, $18,712,000 and $799,000, respectively, of interest expense was incurred and capitalized to the system under construction. Interest paid was $2,453,000 during the three months ended March 31, 1997, and no amounts were paid for interest during the three months ended March 31, 1996.



     There were no income taxes paid during the three months ended March 31, 1997, and the amount paid for income taxes was $499,000 during the three months ended March 31, 1996.



5.  TRANSACTION WITH MEMBER



    TERRESTRIAL NETWORK DEVELOPMENT CONTRACT



     As a result of technological developments, changes in the desired product mix and features of the IRIDIUM services, the addition of enhanced system capabilities, and scheduling adjustments, Iridium is negotiating a variety of pending and anticipated amendments and interpretations to the Terrestrial Network Development Contract ("TNDC") with Motorola which are estimated to approximate an aggregate of an additional $110 million under the TNDC. Iridium expects that such amendments to the TNDC will be completed during the remainder of 1997.

                                  IRIDIUM LLC


                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)



 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



6.  NEW ACCOUNTING PRONOUNCEMENT



     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("Statement 128"). Statement 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share" ("APB 15") and its related interpretations, and promulgates new accounting standards for the computation and manner of presentation of Iridium's loss per Class 1 Interest data. Iridium is required to adopt the provisions of Statement 128 for the year ending December 31, 1997. Earlier application is not permitted; however, upon adoption Iridium will be required to restate previously reported annual and interim loss per Class 1 Interest data in accordance with the provisions of Statement 128. Iridium does not believe that the adoption of Statement 128 will have a material impact on the computation or manner of presentation of its loss per Class 1 Interest data as currently or previously presented under APB 15.



7.  SUBSEQUENT EVENTS



     On April 16, 1997, the Limited Liability Company Agreement of Iridium was amended to increase the authorized number of Class 1 Interests from 3,000,000 to 225,000,000. On May 9, 1997, Iridium effected a 75 for 1 subdivision of its Class 1 Membership Interests whereby each existing Class 1 Interest was subdivided into 75 Class 1 Interests. All interest and per interest data appearing in the unaudited condensed consolidated financial statements and notes thereto have been retroactively adjusted for the subdivision.



     On May 9, 1997, Iridium entered into a definitive agreement with P.T. Bakrie Communications Corporation ("Bakrie") pursuant to which Bakrie has agreed to acquire from Iridium 7,500,000 Class 1 Interests at $13.33 per interest. The transaction is scheduled to close on May 30, 1997 with 40% of the total purchase price payable on that date, 10% on November 15, 1997 and 50% on May 15, 1998. In connection with its investment in Iridium, Bakrie will be allocated the South Pacific gateway service territory.

                             [BACK INSIDE COVER]




Pictured is the inside of the master control facility. The pictured is bordered by a list of the current investors in Iridium and is surrounded on the top and bottom by the following text:

        "The Power of Cellular and Satellite Communications"

        ". . . In the Palm of Your Hand.

                                   IRIDIUM


        Iridium LLC is developing and commercializing a mobile wireless communications system that will combine the convenience of terrestrial wireless systems with the global reach of the IRIDIUM Satellite System. The IRIDIUM system is expected to enable subscribers to send and receive telephone calls virtually anywhere in the world -- all with one phone, one phone number and one customer bill".

======================================================


     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, IRIDIUM OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OF CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY OR IRIDIUM SINCE THE DATE HEREOF.

                            ------------------------
                               TABLE OF CONTENTS


                                                PAGE
                                                ----
Prospectus Summary...........................     3
Risk Factors.................................    14
The Company and Iridium's Strategic
  Investors..................................    39
Use of Proceeds..............................    41
Dividend Policy..............................    41
Dilution.....................................    42
Capitalization...............................    45
Selected Financial Data......................    46
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.................................    48
Business.....................................    51
Regulation of Iridium........................    70
Principal Contracts for the Development of
  the IRIDIUM System.........................    78
Management...................................    85
Interest Ownership of Certain Beneficial
  Owners and Management......................    99
Certain Relationships and Related
  Transactions of Iridium....................   100
Iridium's Investors, Number of Class 1
  Interests Owned, Percentage Ownership and
  Principal Gateway Service Territories......   101
Governance of the Company and Relationship
  with Iridium...............................   106
Description of Capital Stock.................   110
Description of Iridium LLC Limited Liability
  Company Agreement..........................   114
Tax Considerations...........................   121
Shares Eligible for Future Sale..............   126
Underwriting.................................   127
Validity of the Class A Common Stock.........   130
Experts......................................   130
Available Information........................   131
Glossary.....................................   A-1
Index to Financial Statements................   F-1


                            ------------------------
     UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================

======================================================

                               10,000,000 SHARES

                                 IRIDIUM WORLD
                              COMMUNICATIONS LTD.

                              CLASS A COMMON STOCK
                          ---------------------------

                                   PROSPECTUS

                          ---------------------------

                              MERRILL LYNCH & CO.

                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES  CORPORATION

                              GOLDMAN, SACHS & CO.
                                           , 1997

======================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                    PRELIMINARY PROSPECTUS DATED MAY 9, 1997

PROSPECTUS

                               10,000,000 SHARES

                       IRIDIUM WORLD COMMUNICATIONS LTD.
                              CLASS A COMMON STOCK


     Of the 10,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Iridium World Communications Ltd., a Bermuda company (the "Company"), being offered hereby, 2,000,000 shares are being offered outside of the United States and Canada by the International Managers (the "International Offering") and 8,000,000 shares are being offered in a concurrent offering in the United States and Canada by the U.S. Underwriters (the "U.S. Offering" and, together with the International Offering, the "Offerings"). The public offering price and the underwriting discount per share are identical for both Offerings. Of the 10,000,000 shares being offered in the Offerings, up to 1,000,000 shares are being reserved for sale to eligible employees of the Company and Iridium and persons having business relationships with Iridium. See "Underwriting." Upon consummation of the Offerings and application of the net proceeds therefrom to purchase interests in Iridium LLC, a Delaware (U.S.A.) limited liability company ("Iridium"), the Company will be admitted as a member of Iridium. Pursuant to the rules promulgated under the Securities Act of 1933, as amended (the "Securities Act"), Iridium is a co-registrant on the registration statement of which this Prospectus forms a part.



     Prior to the Offerings, there has been no public market for the Class A Common Stock. It is currently anticipated that the initial public offering price will be between $19 and $21 per share. See "Underwriting" for a discussion of factors considered in determining the initial public offering price. The Class A Common Stock has been approved for quotation on the Nasdaq National Market System ("NNMS") under the symbol "IRIDF," subject to official notice of issuance.



     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

                             ---------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

======================================================================================================
                                         PRICE TO             UNDERWRITING            PROCEEDS TO
                                          PUBLIC               DISCOUNT(1)            COMPANY(2)
======================================================================================================
Per Share........................            $                      $                      $
------------------------------------------------------------------------------------------------------
Total(3).........................            $                      $                      $
======================================================================================================


(1) The Company and Iridium have agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting."



(2) Expenses of the Offerings are estimated to be $2,000,000 and are payable by Iridium. See "Underwriting."


(3) The Company has granted the International Managers and the U.S. Underwriters options, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 300,000 and 1,200,000 shares of Class A Common Stock, respectively, on the same terms as set forth above, solely to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discount and
     Proceeds to Company will be $          , $          and $          ,
     respectively. See "Underwriting."

     The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them and subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of certificates for the shares will be made in New York,
New York on or about             , 1997.
                             ---------------------
MERRILL LYNCH INTERNATIONAL
                        DONALDSON, LUFKIN & JENRETTE
                              SECURITIES CORPORATION
                                            GOLDMAN SACHS INTERNATIONAL

                                ---------------

               The date of this Prospectus is             , 1997.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an international purchase agreement (the "International Purchase Agreement") among the Company, Iridium and each of the Underwriters named below (the "International Managers"), and concurrently with the sale of 8,000,000 shares of Class A Common Stock to the U.S. Underwriters (as defined below), the Company has agreed to sell to each of the International Managers, and each of the International Managers severally has agreed to purchase from the Company, the number of shares of Class A Common Stock set forth opposite its name below.

                                                                                NUMBER OF
                                   UNDERWRITER                                   SHARES
    --------------------------------------------------------------------------  ---------
    Merrill Lynch International...............................................
    Donaldson, Lufkin & Jenrette Securities Corporation.......................
    Goldman Sachs International...............................................

                                                                                ---------
              Total...........................................................  2,000,000
                                                                                 ========

     Merrill Lynch International, Donaldson, Lufkin & Jenrette Securities Corporation and Goldman Sachs International are acting as representatives (the "International Representatives") of the International Managers.

     The Company and Iridium have also entered into a purchase agreement (the "U.S. Purchase Agreement," and, together with the International Purchase Agreement, the "Purchase Agreements") with certain underwriters in the United States and Canada (collectively, the "U.S. Underwriters" and, together with the International Managers, the "Underwriters"), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co. are acting as representatives (the "U.S. Representatives" and, together with the International Representatives, the "Representatives"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 2,000,000 shares of Class A Common Stock to the International Managers pursuant to the International Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters have severally agreed to purchase from the Company, an aggregate of 8,000,000 shares of Class A Common Stock. The initial public offering price per share of Class A Common Stock and the underwriting discount per share of Class A Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

     In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class A Common Stock being sold pursuant to each such Agreement if any of the shares of Class A Common Stock being sold pursuant to such Agreement are purchased. Under certain circumstances, the commitments of non-defaulting International Managers or U.S. Underwriters (as the case may be) may be increased. The purchase of shares of Class A Common Stock by the International Managers is conditioned upon the purchase of shares of Class A Common Stock by the U.S. Underwriters, and vice versa.


     The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. The Underwriters are permitted to sell shares of Class A Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the International Managers and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to persons who are U.S. or Canadian persons or to persons they believe intend to resell to persons who are U.S. or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell shares of Class A Common Stock, other than in connection with the sale of certain reserved shares, as described below, will not, other than in connection with the sale of certain reserved shares, as described below, offer to sell or sell shares of Class A Common Stock to non-U.S. persons or to non-Canadian persons or to persons they believe intend to resell to non-U.S. persons or non-Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

     The International Representatives have advised the Company and Iridium that the International Managers propose initially to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a
concession not in excess of $          per share of Class A Common Stock. The
International Managers may allow, and such dealers may reallow, a discount not
in excess of $          per share of Class A Common Stock on sales to certain
other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     Each International Manager has agreed that (i) it has not offered or sold, and, for a period of six months following consummation of the Offerings, will not offer or sell, to persons in the United Kingdom, other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of shares of Class A Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, or is a person to whom such document may otherwise lawfully be issued or passed on.


     At the request of the Company, the U.S. Underwriters have initially reserved up to 1,000,000 shares of Class A Common Stock for sale at the initial public offering price set forth on the cover page of this Prospectus to eligible employees of the Company and Iridium and persons having business relationships with Iridium. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby. Individuals purchasing reserved shares have agreed, with certain exceptions, not to sell, offer to sell or otherwise dispose of any shares of Class A Common Stock, without the prior written consent of Merrill Lynch, for a period of 180 days after the date of this Prospectus. If in connection with the sale of the reserved shares the Underwriters are prohibited by law from selling the reserved shares of Class A Common Stock in any jurisdiction outside the United States where the Company is permitted by law to sell Class A Common Stock, the Company may directly sell reserved shares. Such shares would be included in the 10,000,000 shares being sold pursuant to this Prospectus. If the Company makes any such sales, no underwriting discount or commission will be paid to the Underwriters with respect to such shares.



     The Company has agreed not to, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of the Class A Common Stock or any securities convertible into or exchangeable or exercisable for Class A Common Stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Class A Common Stock, whether any such swap or transaction is to be settled by delivery of Class A Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch, for a period of 180 days after the date of this Prospectus. The foregoing restriction does not apply to the shares of common stock to be sold in the Offerings or under the Company's Global Ownership Program or the Option Plan. See "Governance of the Company and Relationship with Iridium -- Exchange Rights of Iridium Members" and "Shares Eligible for Future Sale" for a discussion of certain limitations on the rights of holders of Interests in Iridium to exchange such Interests for shares of Class A Common Stock.


     The Company has granted an option to the International Managers, exercisable within 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Class A Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The International Mangers may exercise this option only to cover over-allotments, if any, made on the sale of the Class A Common Stock offered hereby. To the extent that the International Managers exercise this option, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional shares of Class A Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Company also has granted an option to the U.S. Underwriters, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of 1,200,000 additional shares of Class A Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers.

     Until the distribution of the Class A Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Class A Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Class A Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock.

     If the Underwriters create a short position in the Class A Common Stock in connection with the Offerings, i.e., if they sell more shares of Class A Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing Class A Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Class A Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Class A Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company, Iridium nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A Common Stock. In addition, neither the Company, Iridium nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


     Prior to the Offerings, there has been no public market for the shares of Class A Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company, Iridium and the Representatives. Among the factors that will be considered in determining the initial public offering price, in addition to prevailing market conditions, are the current market valuations of publicly traded companies that the Representatives believe to be reasonably comparable to the Company and Iridium, certain financial information of the Company and Iridium, the history of, and the prospects for, the Company and Iridium and the industry in which Iridium will compete, an assessment of the Company and Iridium management, the past and present operations of Iridium, the prospects for, and timing of, future revenues of the Company and Iridium, the present state of Iridium's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company and Iridium. There can be no assurance given as to the liquidity of the trading market for the Class A Common Stock or that an active public market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price. If an active public market for the Class A Common Stock does not develop, the market price and liquidity of the Class A Common Stock may be adversely affected.


     The Class A Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "IRIDF," subject to official notice of issuance.

     The International Managers and the U.S. Underwriters have informed the Company that they do not intend to confirm sales of the Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     The Company and Iridium have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

     Certain of the Underwriters or their affiliates have provided from time to time, and may provide in the future, commercial and investment banking services to the Company and its affiliates, including Iridium and Motorola, for which such Underwriters or their affiliates have received or will receive fees and commissions.

======================================================


     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, IRIDIUM OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OF CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY OR IRIDIUM SINCE THE DATE HEREOF.

                            ------------------------
                               TABLE OF CONTENTS


                                                PAGE
                                                ----
Prospectus Summary...........................     3
Risk Factors.................................    14
The Company and Iridium's Strategic
  Investors..................................    39
Use of Proceeds..............................    41
Dividend Policy..............................    41
Dilution.....................................    42
Capitalization...............................    45
Selected Financial Data......................    46
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.................................    48
Business.....................................    51
Regulation of Iridium........................    70
Principal Contracts for the Development of
  the IRIDIUM System.........................    78
Management...................................    85
Interest Ownership of Certain Beneficial
  Owners and Management......................    99
Certain Relationships and Related
  Transactions of Iridium....................   100
Iridium's Investors, Number of Class 1
  Interests Owned, Percentage Ownership and
  Principal Gateway Service Territories......   101
Governance of the Company and Relationship
  with Iridium...............................   106
Description of Capital Stock.................   110
Description of Iridium LLC Limited Liability
  Company Agreement..........................   114
Tax Considerations...........................   121
Shares Eligible for Future Sale..............   126
Underwriting.................................   127
Validity of the Class A Common Stock.........   130
Experts......................................   130
Available Information........................   131
Glossary.....................................   A-1
Index to Financial Statements................   F-1


                            ------------------------
     UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================

======================================================

                               10,000,000 SHARES

                                 IRIDIUM WORLD
                              COMMUNICATIONS LTD.

                              CLASS A COMMON STOCK
                          ---------------------------

                                   PROSPECTUS

                          ---------------------------

                          MERRILL LYNCH INTERNATIONAL

                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES  CORPORATION

                          GOLDMAN SACHS INTERNATIONAL
                                           , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(S)

     The following are the estimated expenses in connection with the distribution of the securities being registered:


    Securities and Exchange Commission Registration Fee......................  $   73,182
    NASD Filing Fee..........................................................      24,650
    Printing and Engraving Expenses..........................................     200,000
    Accounting Fees and Expenses.............................................     100,000
    Attorneys' Fees and Expenses.............................................     900,000
    Transfer Agent's and Registrar's Fees....................................       5,000
    Blue Sky Fees and Expenses (including attorneys' fees)...................      10,000
    NASDAQ Listing Fees......................................................      50,000
    Miscellaneous............................................................     637,168
                                                                               ----------
              Total..........................................................  $2,000,000
                                                                                =========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS



     Bermuda law permits a company to indemnify its directors and officers, except for any act of fraud or dishonesty. The Company has provided in its Bye-Laws that the directors and officers of the Company will be indemnified and secured harmless to the full extent permitted by law out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses incurred by reason of any act done, concurred in or omitted in or about the execution of their duties or supposed duties, other than in the case of any fraud or dishonesty. In addition, the Company has provided in its Bye-Laws that each shareholder of the Company agrees to waive any claim or right of action, individually or in the right of the Company, against any director or officer of the Company on account of any action taken by such director or officer, or the failure of such director or officer to take any action, in the performance of his duties with or for the Company, other than with respect to any matter involving any fraud or dishonesty on behalf of such director or officer. The Bye-Laws of the Company also provide for the advancement of expenses incurred by any director or officer in defending any action, suit or proceeding prior to the final disposition of such proceeding; provided such director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnity by the Company.


     Bermuda law also permits the Company to purchase insurance for the benefit of its directors and officers against any liability incurred by them for the failure to exercise the requisite care, diligence and skill in the exercise of their powers and the discharge of their duties, or indemnifying them in respect of any loss arising or liability incurred by them by reason of negligence, default, breach of duty or breach of trust.


     In the 1997 Share Issuance Agreement, Iridium has agreed to indemnify the Company and each of its officers, directors and employees against any losses, claims, damages or liabilities to which the Company or such officers, directors or employees may become subject except to the extent that any such loss, damage or liability arises out of or is based upon an intentional act or omission of an indemnified party which was contrary to any written instruction or request of Iridium or which amounted to a willful misconduct on the part of any officer, director, employee or agent of the Company who is not also a full time employee of Iridium.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Iridium, Inc. (predecessor company to Iridium LLC) sold shares of its Common Stock, Preferred Stock and Units (as defined below) without registration under the Securities Act of 1933 as follows:

          (1) On July 19, 1993, Iridium, Inc. entered into a Stock Purchase Agreement (the "1993 Stock Purchase Agreement") with China Great Wall Industry Corporation, Iridium Africa Corporation,

     Iridium Canada, Inc., Iridium Middle East Corporation, Khrunichev Enterprise, Lockheed Corporation, Motorola, Inc., Muidiri Investments BVI, Ltd., NIPPON IRIDIUM Corporation, Raytheon Company, Sprint Corporation, STET -- Societa Finanziaria Telefonica per Azioni, and Thai Satellite Telecommunications Co., Ltd. (collectively, the "Initial Investors") providing for the purchase and sale of 60,000,000 shares of Iridium, Inc.'s Common Stock for a cash consideration of $13.33 per share and giving Iridium, Inc. the option to require the purchasers to purchase up to an additional 6,000,000 shares of Common Stock for a cash consideration of $13.33 per share. The 1993 Stock Purchase Agreement also provided certain parties, including Infrastructure Leasing & Financial Services Limited ("IL&FS"), options to acquire up to 6,000,000 shares of Common Stock from Iridium, Inc. at a purchase price of $13.33 per share. The sales contemplated by the 1993 Stock Purchase Agreement were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.



          (2) In connection with the sale of Common Stock by Iridium, Inc. described in (1) above, on July 29, 1993, Motorola was granted a Warrant to purchase Series M Convertible Preferred Stock of Iridium, Inc. in an amount equal to 2.5% of the Common Stock at the time of exercise of the Warrant at a price of $13.33 per share plus certain adjustment factors. The Warrant was issued in consideration of Motorola's efforts in creating and developing the concept of the IRIDIUM System and Iridium, Inc.'s technical and business plans. The issuance of the Warrant was exempt under Section 4(2) of the Securities Act of 1933.



          (3) On August 1, 1994, IL&FS exercised its option under a 1993 Stock Purchase Agreement to acquire 3,000,000 shares of Common Stock at a purchase price of $13.33 per share. The exercise of this option and the sale of such shares were exempt under Section 4(2) of the Securities Act of 1933.



          (4) On August 15, 1994, Iridium, Inc. entered into a Stock Purchase Agreement (the "1994 Stock Purchase Agreement") with China Great Wall Industry Corporation, Iridium Canada, Inc., Khrunichev State Research and Production Space Center, Motorola, Inc., NIPPON IRIDIUM Corporation, Pacific Electric Wire & Cable Co., Ltd., STET -- Societa Finanziaria Telefonica per Azioni, Sprint Corporation and Thai Satellite Telecommunications Co., Ltd. providing for the purchase and sale of 34,762,500 shares of Common Stock at a purchase price of $13.33 per share. The sales contemplated by the 1994 Stock Purchase Agreement were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.



          (5) On August 31, 1994, Iridium, Inc. entered into a Stock Purchase Agreement with VEBA Telecom GmbH providing for the purchase and sale of up to 6,695,850 shares of Common Stock at a purchase price of $13.33 per share plus an interest adjustment payment and gave Iridium, Inc. an option to require the purchaser to purchase up to an additional 956,550 shares of Common Stock at a purchase price of $13.33 per share. The sale of shares pursuant to this Stock Purchase Agreement was exempt under Section 4(2) of the Securities Act of 1933.



          (6) On September 15, 1994, Iridium, Inc. entered into a Stock Purchase Agreement with IL&FS providing for the purchase and sale of 2,250,000 shares of Common Stock at a purchase price of $13.33 per share. The sale contemplated by this Stock Purchase Agreement was exempt under Section 4(2) of the Securities Act of 1933.



          (7) On September 19, 1994, Iridium, Inc. entered into a Stock Purchase Agreement with Iridium SudAmerica Corporation providing for the purchase and sale of 7,500,000 shares of Common Stock at a purchase price of $13.33 per share plus an interest adjustment payment and gave Iridium, Inc. the option to require the purchaser to purchase up to an additional 750,000 shares of Common Stock at a purchase price of $13.33 per share. The sale of shares pursuant to this Stock Purchase Agreement was exempt under Section 4(2) of the Securities Act of 1933.



          (8) On September 19, 1994, Iridium, Inc. entered into a Stock Purchase Agreement with Korea Mobile Telecommunications Corporation providing for the purchase and sale of 5,250,000 shares of Common Stock at a purchase price of $13.33 per share plus an interest adjustment payment and gave Iridium, Inc. the option to require the purchaser to purchase up to an additional 750,000 shares of

     Common Stock at a purchase price of $13.33 per share. The sale of shares pursuant to this Stock Purchase Agreement was exempt under Section 4(2) of the Securities Act of 1933.



          (9) On February 16, 1996, Iridium, Inc. entered into a Securities Purchase Agreement with BCE Mobile Communications Inc., The Inamori Foundation, Iridium Andes Caribe, Ltd., Iridium Brasil Ltda., Khrunichev State Research and Production Space Center, Korea Mobile Telecommunications Corporation, Motorola, Inc., Raytheon Company, Sprint Corporation,
     STET -- Societa Finanziaria Telefonica per Azioni, Thai Satellite Telecommunications Co., Ltd. and VEBA Telecom Beteiligungs GmbH providing for the purchase and sale of: 43,325 shares of 14 1/2% Cumulative Convertible Preferred Stock at a purchase price of $1,000 per share; 1,377,675 shares of Common Stock at a purchase price of $13.33 per share; and 480,151 Units, each consisting of a $1,000 Principal Amount of Maturity 14 1/2% Senior Subordinated Discount Notes due 2006 and one warrant to purchase 10.40775 shares of Common Stock, at a purchase price of $496.62 per Unit (for an aggregate price of $300,146,856). The sale of Common Stock, Preferred Stock and Units contemplated by the Securities Purchase Agreement was exempt under Section 4(2) of the Securities Act of 1933.



     The issuance of shares of Common Stock provided for in the Stock Purchase Agreements referred to in items (1) through (8) above took place pursuant to capital draw schedules provided for in those agreements. The issuance of Common Stock, Preferred Stock and Units provided for in the Securities Purchase Agreement referred to in item (9) above took place pursuant to a capital draw schedule provided for in such agreement. As of July 29, 1996, an aggregate of 120,836,025 shares had been issued under these Stock Purchase Agreements and the Securities Purchase Agreement (for an aggregate cash consideration of $1,659,343,000) and no shares remain to be issued pursuant to the capital draw schedules.


     On July 29, 1996, Iridium, Inc. was merged with and into Iridium (the "Merger"). As a result of the Merger, all shares of Preferred Stock and Common Stock of Iridium, Inc. were surrendered and Members were issued Interests in Iridium. The issuance of Interests in the Merger was exempt under Section 4(2) of the Securities Act of 1933.


     On April 30, 1997, Iridium LLC issued 883,125 Class 1 Interests to Khrunichev State Research and Production Center upon conversion of 13,390 Series A Class 2 Interests. The issuance of Class 1 Interests in exchange for Series A Class 2 Interests was exempt under 3(a)(9) of the Securities Act of 1933.



     On May 9, 1997, Iridium LLC entered into an Iridium Class 1 Membership Interest Purchase Agreement with Bakrie Communications Corporation providing for the purchase and sale of 7,500,000 Class 1 Interests at a purchase price of $13.33 per Class 1 Interest. The issuance of Interests pursuant to this agreement is exempt under Section 4(2) of the Securities Act of 1933.


ITEM 16. EXHIBIT AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


      EXHIBIT
       NUMBER                            DESCRIPTION OF EXHIBIT                        PAGE
-------------------- --------------------------------------------------------------------------
         1.1         -- Form of U.S. Underwriting Agreement.*
         1.2         -- Form of International Underwriting Agreement.***
         3.1         -- Memorandum of Association of Iridium World Communications
                        Ltd.**
         3.2         -- Bye-Laws of Iridium World Communications Ltd.**
         4.1         -- Form of Class A Common Stock Certificate.*
         5.1         -- Opinion of Conyers Dill & Pearman, as to the validity of the
                        Class A Common Stock.*
         8.1         -- Opinion of Conyers Dill & Pearman, as to matters of Bermuda tax law.*
        10.1         -- Limited Liability Company Agreement of Iridium LLC, dated as of July 29, 1996, as amended.**
        10.2         -- Form of Interest Exchange Agreement, between the Company and
                        Iridium LLC.**
        10.3         -- Form of Management Services Agreement between the Company and Iridium LLC.**

      EXHIBIT
       NUMBER                            DESCRIPTION OF EXHIBIT                        PAGE
-------------------- --------------------------------------------------------------------------
        10.4         -- Form of 1997 Subscription Agreement between the Company and
                        Iridium LLC.**
        10.5         -- Iridium Option Plan.*
        10.6         -- Space System Contract between Iridium LLC and Motorola, Inc.
                        effective July 29, 1993, as amended and conformed on January
                        14, 1997.+**
        10.7         -- Communications System Operations & Maintenance Contract
                        between Iridium LLC and Motorola, Inc. effective July 29,
                        1993, as amended and conformed on January 14, 1997.+**
        10.8         -- Terrestrial Network Development Contract between Iridium LLC and Motorola, Inc. effective January 1, 1993, as amended and conformed on January 14, 1997.+**
        10.9         -- Support Agreement between Iridium and Motorola.**
        10.10        -- Agreement, executed as of December 16, 1996, between
                        Andersen Consulting, LLP and Iridium relating to the
                        development of business support systems.+**
        10.11        -- 14 1/2% Senior Subordinated Discount Notes Due 2006 of
                        Iridium (contained in Exhibit 10.1).**
        10.12        -- Form of Warrant issued in respect of 14 1/2% Senior
                        Subordinated Discount Notes (contained in Exhibit 10.1).**
        10.13        -- Warrant to purchase Series M Class 2 Interests dated July
                        29, 1993, as amended (contained in Exhibit 10.1).**
        10.14        -- Form of Gateway Authorization Agreement.**
        10.15        -- Guaranteed Bank Facility.**
        10.16        -- Motorola Agreement regarding Guarantee.**
        10.17        -- Form of Share Issuance Agreement between the Company and
                        Iridium LLC.**
        11.1         -- Statement re Computation of Per Share Earnings*
        23.1         -- Consent of KPMG Peat Marwick LLP.*
        23.2         -- Consent of Conyers Dill & Pearman (contained in Exhibit 5.1 and Exhibit 8.1).*
        24.1         -- Power of Attorney.**
        27.1         -- Financial Data Schedule.*
        99.1         -- Consent of Richard L. Lesher.**
        99.2         -- Consent of William A. Schreyer.**


---------------
  * Filed herewith.
 ** Previously filed.
*** To be filed by Amendment.
  + Confidential treatment requested.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifica-tion by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, N.Y., on May 9, 1997.



                                          IRIDIUM WORLD COMMUNICATIONS LTD.


                                          By:      /s/ ROBERT W. KINZIE
                                            ------------------------------------
                                                      Robert W. Kinzie
                                                          Director


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities on the dates indicated.



                    NAME                                  TITLE                     DATE
---------------------------------------------  ----------------------------  ------------------

                      *                        Chief Executive Officer and      May 9, 1997
---------------------------------------------    Director
              Edward F. Staiano

                /s/ ROY GRANT                  Chief Financial Officer and      May 9, 1997
---------------------------------------------    Chief Accounting Officer
                  Roy Grant

                      *                        Deputy Chairman and Director     May 9, 1997
---------------------------------------------
                Alberto Finol

                                               Director                         May 9, 1997
---------------------------------------------
                  Ulf Bohla

            /s/ ROBERT W. KINZIE               Director                         May 9, 1997
---------------------------------------------
              Robert W. Kinzie

                      *                        Director                         May 9, 1997
---------------------------------------------
              Yoshiharu Yasuda

                /s/ ROY GRANT                  Authorized Representative in     May 9, 1997
---------------------------------------------    the United States
                  Roy Grant

          *By: /s/ ROBERT W. KINZIE                                             May 9, 1997
---------------------------------------------
              Robert W. Kinzie
              Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, N.Y., on May 9, 1997.



                                          IRIDIUM LLC



                                          By:      /s/ ROBERT W. KINZIE

                                            ------------------------------------

                                                      Robert W. Kinzie


                                                          Chairman

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER                            DESCRIPTION OF EXHIBIT                            PAGE
---------- -----------------------------------------------------------------------------------

    1.1    -- Form of U.S. Underwriting Agreement.*
    1.2    -- Form of International Underwriting Agreement.***
    3.1    -- Memorandum of Association of Iridium World Communications Ltd.**
    3.2    -- Bye-Laws of Iridium World Communications Ltd.**
    4.1    -- Form of Class A Common Stock Certificate.*
    5.1    -- Opinion of Conyers Dill & Pearman, as to the validity of the Class A
              Common Stock.*
    8.1    -- Opinion of Conyers Dill & Pearman, as to matters of Bermuda tax law.*
   10.1    -- Limited Liability Company Agreement of Iridium LLC, dated as of July
              29, 1996, as amended.**
   10.2    -- Form of Interest Exchange Agreement, between the Company and Iridium
              LLC.**
   10.3    -- Form of Management Services Agreement between the Company and Iridium
              LLC.**
   10.4    -- Form of 1997 Subscription Agreement between the Company and Iridium
              LLC.**
   10.5    -- Iridium Option Plan.*
   10.6    -- Space System Contract between Iridium LLC and Motorola, Inc.
              effective July 29, 1993, as amended and conformed on January 14,
              1997.+**
   10.7    -- Communications System Operations & Maintenance Contract between
              Iridium LLC and Motorola, Inc. effective July 29, 1993, as amended and conformed on January 14, 1997.+**
   10.8    -- Terrestrial Network Development Contract between Iridium LLC and
              Motorola, Inc. effective January 1, 1993, as amended and conformed on
              January 14, 1997.+**
   10.9    -- Support Agreement between Iridium and Motorola.**
   10.10   -- Agreement, executed as of December 16, 1996, between Andersen
              Consulting, LLP and Iridium relating to the development of business support systems.+**
   10.11   -- 14 1/2% Senior Subordinated Discount Notes Due 2006 of Iridium
              (contained in Exhibit 10.1).**
   10.12   -- Form of Warrant issued in respect of 14 1/2% Senior Subordinated
              Discount Notes (contained in Exhibit 10.1).**
   10.13   -- Warrant to purchase Series M Class 2 Interests dated July 29, 1993, as amended (contained in Exhibit 10.1).**
   10.14   -- Form of Gateway Authorization Agreement.**
   10.15   -- Guaranteed Bank Facility.**
   10.16   -- Motorola Agreement regarding Guarantee.**
   10.17   -- Form of Share Issuance Agreement between the Company and Iridium
              LLC.**
   11.1    -- Statement re Computation of Per Share Earnings.*
   23.1    -- Consent of KPMG Peat Marwick LLP.*
   23.2    -- Consent of Conyers Dill & Pearman (contained in Exhibit 5.1 and
              Exhibit 8.1).*
   24.1    -- Power of Attorney.**
   27.1    -- Financial Data Schedule.*
   99.1    -- Consent of Richard L. Lesher.**
   99.2    -- Consent of William A. Schreyer.**


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  * Filed herewith.
 ** Previously filed.
*** To be filed by Amendment.
  + Confidential treatment requested.